     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1994
                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          SHAWMUT NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     6712                    06-1212629
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

       777 MAIN STREET                           ONE FEDERAL STREET
  HARTFORD, CONNECTICUT 06115              BOSTON, MASSACHUSETTS 02211
     TEL. (203) 728-2000                         TEL. (617) 292-2000
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                           RAYMOND A. GUENTER, ESQ.
                                777 MAIN STREET
                          HARTFORD, CONNECTICUT 06115
                              TEL. (203) 728-2000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                    COPY TO:
                         WILLIAM S. RUBENSTEIN, ESQ.
                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                   CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                      Proposed          Proposed
                                      Amount           Maximum           Maximum
   Title of Each Class of              to be        Offering Price      Aggregate            Amount of
Securities Being Registered(1)     Registered (2)    Per Share (3)   Offering Price(3)   Registration Fee(3)
- ------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share..........................   2,500,000        $ 8.57           $ 80,150,000           $ 27,638
- ------------------------------------------------------------------------------------------------------------

============================================================================================================

     (1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable. See "THE MERGER--Description of SNC Capital Stock" and "--Comparison of Rights of Holders of New Dartmouth Common Stock and SNC Common Stock."
     (2) The estimated maximum number of shares of Common Stock issuable pursuant to the Merger Agreement described herein assuming the Minimum Reference Price, less the 6,857,452 shares of Common Stock registered pursuant to the Registrant's Registration Statement on Form S-4
     (No. 33-61974).  See "THE MERGER--Exchange Ratio."
     (3) The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the aggregate book value of the shares of Common Stock of New Dartmouth Bank on September 30, 1993, adjusted to give effect to the exercise of currently exercisable warrants to purchase New Dartmouth Common Stock ($80,150,000, as adjusted). The proposed maximum offering price per share has been determined by dividing the portion of the proposed maximum aggregate offering price applicable to this Registration Statement by the number of shares being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $22,432 paid on May 3, 1993 upon the filing by the Registrant under the Securities Act of 1933 of a Registration Statement on Form S-4 (No. 33-61974) relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $5,206.

                               ----------------

  Pursuant to Rule 429 under the Securities Act, this Registration Statement also represents a post effective amendment to Registration Statement No. 33-61974.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SHAWMUT NATIONAL CORPORATION
         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.            FORM S-4 CAPTION                            HEADING IN PROSPECTUS
- --------            ----------------                            ---------------------
          A. INFORMATION ABOUT THE TRANSACTION
Item  1.  Forepart of Registration Statement
          and Outside Front Cover Page of
          Prospectus...........................      Cover Page of Registration Statement; Cross Reference Sheet;
                                                     Outside Front Cover Page of Prospectus
Item  2.  Inside Front and Outside Back Cover
          Pages of Prospectus..................      Inside Front Cover Page of Prospectus; Table of Contents;
                                                     Available Information; Incorporation of Certain Documents by Reference
Item  3.  Risk Factors, Ratio of Earnings to
          Fixed Charges and Other Information..      Summary; The Merger
Item  4.  Terms of the Transaction.............      Summary; The Merger
Item  5.  Pro Forma Financial Information......      Summary; The Merger
Item  6.  Material Contacts with the Company
          Being Acquired.......................      Summary; The Merger
Item  7.  Additional Information Required for
          Reoffering by Persons and Parties
          Deemed to be Underwriters............      *
Item  8.  Interests of Named Experts and
          Counsel..............................      *
Item  9.  Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..........................      *
          B. INFORMATION ABOUT THE REGISTRANT
Item 10.  Information with Respect to S-3
          Registrants..........................      Available Information; Incorporation of Certain
                                                     Documents by Reference; Summary; The Merger
Item 11.  Incorporation of Certain Information
          by Reference.........................      Incorporation of Certain Documents by Reference
Item 12.  Information with Respect to S-2 or
          S-3 Registrants......................      *
Item 13.  Incorporation of Certain Information
          by Reference.........................      *
Item 14.  Information with Respect to
          Registrants Other than S-2 or S-3
          Registrants..........................      *
          C. INFORMATION ABOUT THE COMPANY
           BEING ACQUIRED
Item 15.  Information with Respect to S-3
          Companies............................      *
Item 16.  Information with Respect to S-2 or
          S-3 Companies........................      *
Item 17.  Information with Respect to
          Companies Other than S-2 or S-3
          Companies............................      Summary; The Merger; Annex F; Annex G
          D. VOTING AND MANAGEMENT INFORMATION
Item 18.  Information if Proxies, Consents or
          Authorizations Are to be Solicited...      Summary; Special Meeting of Stockholders;
                                                     The Merger;
Item 19.  Information if Proxies, Consents or
          Authorizations Are Not to be
          Solicited in an Exchange Offer.......      *

- --------
* Omitted because inapplicable or answer is in the negative.

                                                    New Dartmouth Bank
                                                    P.O. Box 9524
                                                    Manchester, NH   03108-9524
(LOGO OF NEW DARTMOUTH BANK APPEARS HERE)           Telephone 603/634-1500


                                                                January __, 1994

Dear Fellow Stockholders:

     In December 1993, New Dartmouth Bank ("New Dartmouth") and Shawmut National Corporation ("SNC") amended the Merger Agreement (defined below) to provide for, among other things, an extension of time until June 30, 1994 for SNC to complete its proposed acquisition of New Dartmouth. In exchange for the extension of time, SNC agreed to increase the amount of consideration that holders of New Dartmouth common stock will receive upon consummation of the Merger. The Merger Agreement was amended because on November 15, 1993 the Board of Governors of the Federal Reserve System, in a tie vote, declined to approve SNC's application to acquire New Dartmouth. Because SNC was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the Merger, New Dartmouth had the right to abandon the Merger Agreement. In addition, the Federal Reserve Board's action meant, as a practical matter, that it was unlikely the Merger could be consummated on or before December 31, 1993 as originally contemplated.

     The changes to the Merger Agreement require the approval of New Dartmouth stockholders. You are cordially invited to attend a Special Meeting of Stockholders of New Dartmouth on February __, 1994 beginning at 2:00 p.m. local time, at which New Dartmouth stockholders will be asked to approve and adopt the Agreement and Plan of Merger, as amended (the "Merger Agreement") and the related Contract for Union, as amended. As I previously reported to you, the approval of the Merger Agreement and Contract for Union at the Special Meeting of Stockholders held on August 26, 1993 was nearly unanimous, with the 97% of New Dartmouth common stock that was represented at the meeting having been voted in favor.

     The accompanying Proxy Statement/Prospectus is very similar to the July 23, 1993 version that was distributed in connection with the 1993 Special Meeting. The basic structure of the proposed Merger remains the same. SNC will acquire New Dartmouth through the merger (the "Merger") of New Dartmouth with a wholly owned subsidiary of SNC. Upon consummation of the Merger, you will receive for each share of New Dartmouth common stock which you own at the effective time of the Merger a number of shares of SNC common stock as shall be equal to the Exchange Ratio (as such term is defined in the accompanying Proxy Statement/Prospectus). The principal change to the Merger Agreement is a modification of the manner in which the Exchange Ratio will be calculated. The modification will have the effect of increasing the price SNC will pay for each share of New Dartmouth common stock. The Merger Agreement previously was designed to provide $310 in value of SNC common stock for each share of New Dartmouth. As amended, the Merger Agreement now provides for an escalating purchase price based upon New Dartmouth's earnings from October 1, 1993.

     Under the revised Exchange Ratio formula, a base price of $310.95 will be increased by 177.0% of New Dartmouth's net earnings per share from October 1. 1993 to the closing, subject to certain adjustments. For purposes of calculating New Dartmouth's net earnings per share, all shares subject to warrants and options will be deemed to be outstanding. The increase in the base price to $310.95 over the previous price per share of $310.00 is intended to reflect the after-tax amount of the reimbursable out-of-pocket expenses that SNC would have been obligated to pay to New Dartmouth under the terms of the original Merger Agreement if the Merger had been abandoned because of SNC's failure to obtain all necessary regulatory approvals on or before November 15, 1993. For a tabular presentation of possible Exchange Ratios under the amended formula at several hypothetical levels of adjusted net earnings from October 1, 1993, please refer to the section of the Proxy Statement/Prospectus titled "THE MERGER -- Exchange Ratio."

     The other significant change in the financial terms of the Merger Agreement is that the "collar" and "cap" (which were referred to as the Minimum and Maximum Exchange Ratios in the July 23, 1993 Proxy Statement/Prospectus) have been reset to $17.11 and $23.14, respectively (from $19.975 and $27.025, respectively). If the Average Closing Price (as defined in the accompanying Proxy Statement/Prospectus) of SNC common stock exceeds $23.14, the Average Closing Price will be deemed to be $23.14 for purposes of computing the Exchange Ratio. Moreover, pursuant to the December amendment to the Merger Agreement, SNC no longer has the right to refuse to proceed with the Merger if the Average Closing Price exceeds the "cap." Conversely, if the Average Closing Price is below $17.11, the Average Closing Price will be deemed to be $17.11 for purposes of calculating the Exchange Ratio, but New Dartmouth still has the right not to proceed with the Merger if the Average Closing Price is less than $17.11, unless SNC waives the benefit of the "collar."

     The amended Merger Agreement also permits New Dartmouth to increase the amount of retention bonuses to New Dartmouth employees, allows New Dartmouth to issue up to $20.0 million of non-convertible preferred stock (provided the issuance of such preferred stock does not prevent the satisfaction of any conditions to consummation of the Merger), and permits New Dartmouth to exercise slightly greater discretion in making certain operating decisions pending the Merger. Each of these changes is described in greater detail in the accompanying Proxy Statement/Prospectus under the captions "THE MERGER -- Conduct of Business Pending the Merger" and "Waiver and Amendment; Abandonment."

     Your Board of Directors believes the Merger under the terms of the amended Merger Agreement is in the best interest of New Dartmouth and its stockholders, and recommends unanimously that you vote FOR its approval. For information concerning the factors which the Board considered in making its recommendation, please read carefully the sections in the enclosed Proxy Statement/Prospectus titled "THE MERGER-Background of the Merger," and "-Recommendation of the New Dartmouth Board; Reasons for the Merger." Approval of the Merger requires the affirmative vote of the holders of at least 66 2/3% of all of the outstanding shares of New Dartmouth common stock and preferred stock, voting together as a single class, which affirmative vote must include the approval of the holders of a majority of the outstanding shares of New Dartmouth common stock.

     For your convenience, we have also included a copy of SNC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

      We urge you to read the enclosed materials carefully. Should you have questions concerning the upcoming meeting, please call either me (at (603) 634-1400) or Dennis Beaulieu, Senior Vice President and Chief Financial Officer (at (603) 634-1490).

     Please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope so that your shares will be represented at the Special Meeting. It is important that your shares be represented at the Special Meeting, whether or not you plan to attend personally.

                                        Sincerely,




                                        Robert P. Keller
                                        President and Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FEBRUARY  ___, 1994

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of New Dartmouth Bank ("New Dartmouth") will be held at 1155 Elm Street, 8th Floor, Manchester, New Hampshire on __________, February ___, 1994, beginning at 2:00 p.m., local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 23, 1993, as amended by Amendment No. 1 dated as of July 21, 1993 and Amendment No. 2 dated as of December 20, 1993 (the "Merger Agreement"), between New Dartmouth and Shawmut National Corporation ("SNC"), a Contract for Union and the procedures and transactions contemplated thereby, including the submission of a petition for union to the Bank Commissioner of the State of New Hampshire (or, alternatively, a petition for a decree from the New Hampshire Superior Court), the merger (the "Merger") of a wholly owned subsidiary of SNC with New Dartmouth and the issuance of shares of common stock, par value $.01 per share, of SNC to the holders of shares of common stock, par value $.01 per share, of New Dartmouth ("New Dartmouth Common Stock") in connection therewith (the "Merger Proposal"). The Merger Agreement and Contract for Union are set forth in Annex A and Annex B, respectively, of the accompanying Proxy Statement /Prospectus.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The New Dartmouth Board of Directors has fixed the close of business on January __, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of New Dartmouth Common Stock and preferred stock at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of New Dartmouth stockholders entitled to vote at the Special Meeting will be available, during ordinary business hours, at New Dartmouth's executive offices, 1155 Elm Street, Manchester, New Hampshire, 03101, for 10 days prior to the Special Meeting for examination by any New Dartmouth stockholder for purposes germane to the Special Meeting.

     Holders of New Dartmouth Common Stock have a right to dissent from the Merger and, if the Merger is consummated, to obtain payment for their shares by complying with the provisions of New Hampshire Revised Statutes Annotated ("RSA") 388:13 and RSA 293-A:13.01 through RSA 293-A:13.31. Copies of the foregoing sections of the RSA are attached as Annex H to the accompanying Proxy Statement/Prospectus. SNC will not be obligated to consummate the Merger if the holders of more than 7.5% of New Dartmouth Common Stock have perfected and not abandoned their statutory dissenters' rights.

     Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she may plan to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.

                                        By Order of the Board of Directors,



                                        Dennis P. Beaulieu
                                        Secretary and Assistant Clerk
January __, 1994


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AT THE SPECIAL MEETING. PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAL RETURN ENVELOPE

                      NEW DARTMOUTH BANK PROXY STATEMENT
                      ----------------------------------

                    SHAWMUT NATIONAL CORPORATION PROSPECTUS
                    ---------------------------------------

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to holders of New Dartmouth Bank ("New Dartmouth") common stock ("New Dartmouth Stockholders") in connection with the solicitation of proxies by the Board of Directors of New Dartmouth for use at the Special Meeting of Stockholders of New Dartmouth , including any adjournments or postponements thereof (the "Special Meeting"), to be held on February ___, 1994. This Proxy Statement/Prospectus relates to the proposed acquisition of New Dartmouth by Shawmut National Corporation ("SNC") through the merger of a wholly owned subsidiary of SNC with New Dartmouth (the "Merger") pursuant to the Agreement and Plan of Merger between New Dartmouth and SNC dated as of March 23, 1993, as amended by Amendment No. 1 dated as of July 21, 1993 and Amendment No. 2 dated as of December 20, 1993 (the "Merger Agreement"), and the Contract for Union, which are included in this Proxy Statement/Prospectus as Annex A and Annex B, respectively. As used herein, the term "Merger Agreement" includes the Contract for Union.

     This Proxy Statement/Prospectus also constitutes a prospectus of SNC with respect to the shares of common stock, par value $.01 per share, of SNC ("SNC Common Stock") issuable to holders of common stock, par value $.01 per share, of New Dartmouth ("New Dartmouth Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of New Dartmouth Common Stock will, with certain exceptions, be converted into that number of shares of SNC Common Stock as shall be equal to the Exchange Ratio (as hereinafter defined).

     The Proposed Merger And The Other Matters To Be Acted Upon At The Special Meeting Are Described In Detail In This Proxy Statement/Prospectus. The Proposed Merger Is A Complex Transaction. New Dartmouth Stockholders Are Strongly Urged To Read and Consider Carefully This Proxy Statement/Prospectus In Its Entirety.

                       --------------------------------

THE SHARES OF SNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       --------------------------------

        The date of this Proxy Statement/Prospectus is January __, 1994

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to New Dartmouth Stockholders on or about January __, 1994.

     No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitations of proxies or the offering of securities made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by SNC or New Dartmouth. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of SNC or New Dartmouth since the date of this Proxy Statement/Prospectus or that the information herein is correct as of any time subsequent to such date. All information contained in this Proxy Statement/Prospectus relating to SNC and its subsidiaries has been supplied by SNC, and all information contained in this Proxy Statement/Prospectus relating to New Dartmouth and its subsidiaries has been supplied by New Dartmouth.

                               TABLE OF CONTENTS

                                                                            PAGE
AVAILABLE INFORMATION ....................................................
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE ...........................................................
SUMMARY ..................................................................
SPECIAL MEETING OF STOCKHOLDERS ..........................................
  Purposes ...............................................................
  Shares Entitled to Vote; New Dartmouth Stockholder Approval ............
  Voting; Solicitation and Revocation of Proxies .........................
THE MERGER ...............................................................
  General ................................................................
  Prior Stockholder Approval and Amendment No. 2 to Merger Agreement .....
  Exchange Ratio .........................................................
  Background of the Merger ...............................................
  Recommendation the New Dartmouth Board; Reasons for the Merger .........
  Opinion of New Dartmouth's Financial Advisor ...........................
  SNC's Reasons for the Merger ...........................................
  Interests of Certain Persons in the Merger .............................
  Effective Time .........................................................
  Surrender of Certificates; No Fractional Shares ........................
  Conditions to the Merger ...............................................
  Required Stockholder Approval; Voting Agreements .......................
  Regulatory Approvals Required for the Merger ...........................
  Conduct of Business Pending the Merger .................................
  No Solicitation ........................................................
  Waiver and Amendment; Abandonment ......................................
  Resales of SNC Common Stock Received in the Merger;
    Resales by Affiliates ................................................
  New Dartmouth Employees ................................................
  Indemnification; Insurance .............................................
  Stock Exchange Listing .................................................
  Anticipated Accounting Treatment .......................................
  Alternative Structures .................................................
  Certain Federal Income Tax Consequences ................................
  Dissenters' Rights .....................................................
  Stock Option Agreement .................................................
  Unaudited Pro Forma Condensed Financial Information ....................
  Management's Discussion and Analysis of New Dartmouth's
    Financial Condition and Results of Operations ........................
  Business of New Dartmouth ..............................................
  Business of SNC ........................................................
  Description of New Dartmouth Capital Stock .............................
  Description of SNC Capital Stock .......................................
  Comparison of Rights of Holders of New Dartmouth Common Stock
    and SNC Common Stock .................................................
  Market Prices and Dividend History .....................................
  Principal Holders of New Dartmouth Common Stock ........................
  Directors and Management of New Dartmouth ..............................
LEGAL OPINIONS ...........................................................
EXPERTS ..................................................................
ANNEXES ..................................................................
  Annex A -- Agreement and Plan  of Merger, dated March 23, 1993, Amendment
    No. 1 dated as of July 21, 1993, and Amendment No. 2 dated as of December
    20, 1993
  Annex B - Contract For Union
  Annex C - Fairness Opinion of New Dartmouth's Financial Advisor
  Annex D - Voting Agreement dated as of March 23, 1993 as amended as of
    December 20, 1993
  Annex E - Stock Option Agreement
  Annex F - New Dartmouth Bank Consolidated Financial Statements as of June 30,
    1993 and 1992 and for the Year Ended June 30, 1993 and the Period October
    10, 1991 (Commencement of Operations) to June 30, 1992
  Annex G - New Dartmouth Bank Consolidated Financial Statements as of and for
    the Three Months Ended September 30, 1993
  Annex H - New Hampshire Revised Statutes Annotated ("RSA") Sections RSA
    388:13 and RSA 293-A:13.01 through RSA 293-A:13.31


                             AVAILABLE INFORMATION

     SNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by SNC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, 14th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by SNC can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     SNC has filed with the Commission Registration Statements on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of SNC Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statements and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by SNC (File No. 1-10102) are incorporated by reference in this Proxy Statement/Prospectus:

     1. SNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "1992 Form 10-K").

     2. SNC's Annual Report on Form 11-K for the fiscal year ended December 31, 1992.

     3. SNC's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1993.

     4. SNC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1993.

     5. SNC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993.

     6. SNC's Current Report on Form 8-K, dated March 23, 1993; SNC's Current Report on Form 8-K, dated April 19, 1993; SNC's Current Report on
         Form 8-K, dated April 21, 1993; SNC's Current Report on Form 8-K, dated July 14, 1993; SNC's Current Report on Form 8-K, dated
         November 16, 1993; SNC's Current Report on Form 8-K, dated December 1, 1993; and SNC's Current Report on Form 8-K, dated December 20, 1993.

     7. The description of SNC Common Stock and SNC Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in SNC's Registration Statements on Form S-3 dated February 13, 1992 and on Form 8-A dated March 7, 1989.

     8. The portions of SNC's Proxy Statement for the Annual Meeting of Shareholders held April 22, 1993 that have been incorporated by reference in the 1992 Form 10-K.

     All documents and reports filed by SNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     New Dartmouth is not required to file any documents with the Commission under the Securities Act or the Exchange Act, and accordingly, no information or documents relating to New Dartmouth are incorporated herein by reference.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any New Dartmouth stockholder and any beneficial owner of New Dartmouth Common Stock, to whom this Proxy Statement/Prospectus is delivered, on written or oral request to SNC at 777 Main Street, MSN309, Hartford, Connecticut 06115, Attention:
Shareholder Relations, telephone number (203) 728-2028. In order to ensure timely delivery of the documents, requests should be received by February __, 1994.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

The Special Meeting

     The Special Meeting will be held at 1155 Elm Street, 8th Floor, Manchester, New Hampshire on _______, February __, 1994 beginning at 2:00 p.m. local time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and to act upon such other matters as may properly be brought before the Special Meeting and any adjournments or postponements thereof. See "SPECIAL MEETING OF STOCKHOLDERS -- Purposes." New Dartmouth Stockholders approved the Merger on terms similar to those presented in this Proxy Statement/Prospectus at a Special Meeting of Stockholders on August 26, 1993. See "-- Prior Stockholder Approval and Reasons for Subsequent Amendment."

     Only holders of record of New Dartmouth Common Stock and Preferred Stock at the close of business on January __, 1994 will be entitled to notice of and to vote at the Special Meeting. As of January __, 1994 there were 424,200 shares of New Dartmouth Common Stock outstanding and entitled to vote. There are approximately 70 holders of record of New Dartmouth Common Stock. The FDIC is the sole holder of all of the 170,073 shares of New Dartmouth Preferred Stock.

                                   THE MERGER

Parties to the Merger

     SNC. SNC is a multibank holding company, registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of SNC. SNC maintains dual headquarters in the States of Connecticut and Massachusetts. The principal executive offices of SNC are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211. Its telephone numbers in Connecticut and Massachusetts are (203) 728-2000 and (617) 292-2000, respectively.

     The principal business of SNC is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services through its network of approximately 275 branches located throughout Connecticut, Massachusetts and Rhode Island. SNC's principal banking subsidiaries are Shawmut Bank Connecticut, National Association, Hartford, Connecticut and Shawmut Bank, National Association, Boston, Massachusetts.

     SNC provides other financial services through its other subsidiaries, including Shawmut Mortgage Company ("SMC"). With its principal office in West Hartford, Connecticut, SMC originates substantially all of the residential mortgages among SNC and its subsidiaries. It also funds, sells and services residential mortgage loans through its network of 10 offices in Connecticut, Massachusetts, Rhode Island and New Hampshire.

     At September 30, 1993, SNC had assets of $27.0 billion, deposits of $15.4 billion, loans of $15.3 billion and shareholders' equity of $1.7 billion.

     New Dartmouth. New Dartmouth is a state-chartered guaranty savings bank, formed in 1991 under the laws of the State of New Hampshire to acquire certain assets and assume certain liabilities from the FDIC, as Receiver of Dartmouth Bank, New Hampshire Savings Bank and Numerica Savings Bank, FSB. New Dartmouth is the third largest bank in New Hampshire with deposits of $1.5 billion and assets of $1.7 billion as of September 30, 1993. Its principal businesses consist of attracting deposits from the public and using such deposits, with other funds, to make various types of loans and investments, including residential mortgage loans, commercial loans, small business loans and investments in securities.
New Dartmouth conducts its banking operations through 37 branch banking offices, all of which are located in New Hampshire.

     New Dartmouth's executive offices are located at 1155 Elm Street, Manchester, New Hampshire 03101 (Telephone: (603) 634-1500).

Prior Stockholder Approval and Reasons for Subsequent Amendment

     At a Special Meeting of Stockholders on August 26, 1993, New Dartmouth Stockholders approved the Merger on terms similar to those presented herein. The approval was almost unanimous with the 97% of New Dartmouth Common Stock that was represented at the meeting having been voted in favor of the Merger. On November 15, 1993, the Federal Reserve Board, in a tie vote, declined to approve SNC's application to acquire New Dartmouth. Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the United States Department of Justice and the Federal Trade Commission. The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors indicated that while SNC had taken steps to address the regulatory concerns, the measures had not been in place for a sufficient period of time for the Federal Reserve Board to evaluate their effectiveness. See "THE MERGER -- Regulatory Approvals Required for the Merger." Because SNC was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the Merger, New Dartmouth was entitled under the terms of the Merger Agreement in effect at the time to abandon the Merger and pursue other strategic alternatives.

     Effective December 20, 1993, New Dartmouth and SNC entered into Amendment No. 2 to the Merger Agreement, which provides for an extension of time until June 30, 1994 for SNC to consummate the Merger. In exchange for the extension of time, SNC agreed, among other things, to modify the manner in which the Exchange Ratio is calculated to increase the consideration that New Dartmouth Stockholders will receive upon consummation of the Merger and to lower the Maximum and Minimum Reference Prices. Due to the nature of these changes, the approval of New Dartmouth Stockholders is required.

     The terms of the amended Merger Agreement, including the changes effected by Amendment No. 2, are described below in this Proxy Statement/Prospectus. (The terms of Amendment No. 1 to the Merger Agreement, dated July 21, 1993, were also reflected in the description of the Merger Agreement contained in the Proxy Statement/Prospectus for the August 1993 Special Meeting of Stockholders.)

Required Stockholder Approval; Voting Agreements

     New Hampshire law requires the affirmative approval of the holders of 66 2/3% of all of the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, in order to obtain the permission of the Bank Commissioner of the State of New Hampshire to consummate the Merger. In addition, New Dartmouth's Articles of Agreement separately require that the Merger be approved by the holders of a majority of the outstanding shares of New Dartmouth Common Stock. As of January __, 1994, directors of New Dartmouth and their affiliates may be deemed to be beneficial owners of 202,427 shares or approximately 47.7% of the shares of New Dartmouth Common Stock outstanding. The directors have agreed to vote or direct the vote of 189,927 shares, or approximately 44.8% of the shares of New Dartmouth Common Stock FOR approval and adoption of the Merger Agreement and against the approval of any competing transaction. In addition, the FDIC has agreed to vote all of the 170,073 shares of New Dartmouth Preferred Stock in favor of the Merger Proposal in exchange for New Dartmouth's agreement to redeem such Preferred Stock prior to the Merger. See "THE MERGER -- Required Stockholder Approval; Voting Agreements."

Effect of the Merger

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), a wholly owned subsidiary of SNC will be merged with New Dartmouth, and the surviving entity (the "Surviving Bank") will be a wholly owned subsidiary of SNC. New Dartmouth Stockholders will become shareholders of SNC. See "THE MERGER -- General."

Effective Time

     The Merger will become effective on the date and at the time that the Contract for Union is accepted for filing by the Secretary of State of the State of New Hampshire in accordance with applicable law or on such later date as the Contract for Union may specify (the "Effective Time"). The Contract for Union will be submitted for filing as soon as possible after all conditions contained in the Merger Agreement have been satisfied or, if permissible, waived, including receipt of all regulatory approvals and termination of all statutory waiting or notice periods.

Exchange Ratio

     The terms of the Merger Agreement summarized below and described in greater detail elsewhere in this Proxy Statement/Prospectus are intended to provide, for each share of New Dartmouth Common Stock, SNC Common Stock having value of $310.95 plus 177.0% of New Dartmouth's net earnings per share from October 1, 1993 to the closing, subject to potential adjustments as noted below. See "THE MERGER -- Exchange Ratio." In calculating New Dartmouth's net earnings per share for purposes of the Merger Agreement, all shares subject to New Dartmouth Options and Warrants will be deemed to be outstanding.

     Under the Exchange Ratio formula set forth in Amendment No. 2 to the Merger Agreement, subject to potential adjustments as described below (see "THE MERGER--Exchange Ratio--Minimum and Maximum Reference Prices"), upon consummation of the Merger, each issued and outstanding share of New Dartmouth Common Stock (other than shares held, directly or indirectly, by New Dartmouth or SNC (other than shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares held by any stockholder properly exercising dissenters' rights) will become, and be converted into the right to receive, a number of shares of SNC Common Stock equal to the "Exchange Ratio," which is defined as the quotient, rounded to the nearest thousandth (1/1000th) of a share, obtained by DIVIDING


           (I) the sum of:

                (x) $310.95 PLUS


                (y) 177.0% of New Dartmouth's "Adjusted Earnings Per Share,"
                    which is defined as the quotient obtained by DIVIDING


                     (i) New Dartmouth's Adjusted Earnings (as defined below; see "THE MERGER -- Exchange Ratio") by

                     (ii) the sum of (a) the total number of shares of New Dartmouth Common Stock issued and outstanding immediately prior to the Effective Time (including shares of New Dartmouth Common Stock held by New Dartmouth or SNC or any of their respective subsidiaries and including shares of New Dartmouth Common Stock held by stockholders who perfect their dissenters' rights) PLUS (b) the number of shares of New Dartmouth Common Stock subject to options or warrants that are issued and outstanding immediately prior to the Effective Time,

     by    (II) the Average Closing Price (as defined below) of SNC Common
                Stock.

     If the Average Closing Price is less than $17.11, then the Average Closing Price will be deemed to be $17.11 (the "Minimum Reference Price"), unless SNC waives the applicability of the Minimum Reference Price. If the Minimum Reference Price is greater than $23.14, then the Average Closing Price will be deemed to be $23.14 (the "Maximum Reference Price"). As used in this Proxy Statement/Prospectus, "Average Closing Price" means the average of the daily closing sales price of a share of SNC Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source chosen by SNC) for the 15 consecutive full trading days in which such shares are traded on the NYSE ending on the later of (x) the date of approval of the Merger Agreement by New Dartmouth Stockholders and (y) the date of the receipt of all regulatory approvals required to consummate the Merger and the expiration of any required waiting periods (the "Pricing Period"). For a tabular presentation of possible Exchange Ratios at several hypothetical levels of Adjusted Earnings, see "THE MERGER--Exchange Ratio--Illustrative Exchange Ratios."

     The Merger Agreement provides that New Dartmouth will not be obligated to consummate the Merger if the Average Closing Price is less than $17.11, unless SNC waives the applicability of the Minimum Reference Price. See "THE MERGER -- Conditions to the Merger." Assuming the Merger is approved by New Dartmouth Stockholders, the New Dartmouth Board may elect to consummate the Merger without resoliciting New Dartmouth Stockholders if the Average Closing Price is less than $17.11, even though, as a result of the application of the Minimum Reference Price, the aggregate Average Closing Price of SNC Common Stock exchanged for each share of New Dartmouth Common Stock would be less than $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings Per Share. In such a situation, in considering whether to consummate the Merger without the resolicitation of New Dartmouth Stockholders, the New Dartmouth Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist subsequent to the Pricing Period, including, without limitation, the advice of counsel.

Recommendation of the Board of Directors of New Dartmouth; Reasons for the Merger

     The New Dartmouth Board of Directors believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interest of New Dartmouth and are fair to and in the best interests of the New Dartmouth Stockholders and unanimously recommends that New Dartmouth Stockholders vote to approve the Merger Agreement and the transactions contemplated thereby.

     Late in 1992, the New Dartmouth Board began evaluating various possible financial or strategic alternatives intended to maximize stockholder value and to provide New Dartmouth Stockholders with liquidity for their investment. In November 1992, after evaluating several different alternatives, the New Dartmouth Board unanimously directed management to pursue the sale of New Dartmouth. New Dartmouth retained the services of Goldman Sachs to assist in the sale of New Dartmouth on December 3, 1992.

     Prior to entering into Amendment No. 2 to the Merger Agreement, the New Dartmouth Board completely re-evaluated whether the proposed Merger was in the best interests of New Dartmouth Stockholders. See "THE MERGER -- Background of the Merger." In reaching its determination to approve Amendment No. 2 to the Merger Agreement, the New Dartmouth Board consulted with management, Goldman Sachs and New Dartmouth's legal advisors, and considered a number of factors, including, without limitation, the following: New Dartmouth's near term business prospects as an independent entity; the level of interest expressed by various potential acquirors; the relative merits of other strategic alternatives; other recent bank acquisitions; the opinion and presentation of Goldman Sachs, that the consideration to be received by the holders of New Dartmouth Common Stock under the Merger Agreement was fair to such holders; the conditions to the Merger and the risks to New Dartmouth if the Merger was not consummated; certain information concerning SNC's financial condition, results of operations and prospects; liquidity and recent market prices for shares of SNC Common Stock and the possible effects of changes in the market price for SNC Common Stock on the Exchange Ratio; the terms of the Stock Option Agreement; and the possible impact of the Merger on New Dartmouth's business, prospects, employees, customers and communities. See "THE MERGER -- Recommendation of the New Dartmouth Board; Reasons for the Merger."

Opinion of New Dartmouth's Financial Advisor

Goldman Sachs has delivered its written opinion to the New Dartmouth Board that as of December 16, 1993, and as of the date of this Proxy Statement/Prospectus, the consideration to be received by the holders of New Dartmouth Common Stock under the Merger Agreement was fair to such holders. The full text of the opinion of Goldman Sachs dated the date of this Proxy Statement/Prospectus (the "Fairness Opinion"), which sets forth the assumptions made and the matters considered in connection with such opinion, is attached as Annex C to this Proxy Statement/Prospectus. New Dartmouth Stockholders are urged to read the Fairness Opinion in its entirety. The Fairness Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any New Dartmouth Stockholder as to how such stockholder should vote at the Special Meeting. See "THE MERGER
- -- Opinion of New Dartmouth's Financial Advisor."

Interests of Certain Persons in the Merger

     If the Merger is consummated, the non-vested portion of the New Dartmouth Warrant held by Robert P. Keller, New Dartmouth's President and Chief Executive Officer, for 5,891 shares of New Dartmouth Common Stock, will become fully vested as of the Effective Time. In addition, Mr. Keller, Dennis Beaulieu, New Dartmouth's

Senior Vice President and Chief Financial Officer, and other senior executives of New Dartmouth may receive additional compensation under certain Employment Agreements and the New Dartmouth 1992 Stock Option Plan if, after the Merger, their employment with New Dartmouth is terminated under certain circumstances. See "THE MERGER -- Interest of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, SNC has agreed to indemnify, defend and hold harmless the present and former directors, officers and (subject to certain limitations) employees of New Dartmouth and its subsidiaries and to secure directors' and officers' liability insurance for New Dartmouth's present and former directors and officers. See "THE MERGER -- Indemnification; Insurance" for a description of SNC's indemnification and insurance obligations under the Merger Agreement.

Conditions; Regulatory Approvals

     Consummation of the Merger is subject to various conditions, including, among others, receipt of the stockholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of a letter from SNC's independent accountants that the Merger qualifies for pooling of interests accounting treatment and receipt of an opinion of New Dartmouth's independent accountants regarding certain federal income tax consequences of the Merger. In addition, if the Average Closing Price is less than $17.11, New Dartmouth will not be obligated to consummate the Merger unless SNC waives the applicability of the Minimum Reference Price. Certain of the conditions to the Merger cannot be waived. See "THE MERGER -- Conditions to the Merger" and "-- Exchange Ratio."

     The regulatory approvals and consents necessary to consummate the Merger include the approval of the Federal Reserve Board, the FDIC, the Bank Commissioner of the State of New Hampshire, the Board of Trust Company Incorporation of the State of New Hampshire and the Board of Bank Incorporation of the Commonwealth of Massachusetts. Prior to the execution of Amendment No. 2 to the Merger Agreement, SNC had received all required regulatory approvals other than the approval of the Federal Reserve Board. The Federal Reserve
Board, in a tie vote, on November 15, 1993 declined to approve SNC's application to acquire New Dartmouth. SNC has been granted permission to request reconsideration of the prior action. Alternately, SNC could submit a new application. See "THE MERGER -- Regulatory Approvals Required for the Merger." There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under "THE MERGER
- -- Conditions to the Merger." There also can be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof.

Abandonment of the Merger Agreement

     The Merger Agreement may be abandoned at any time prior to the Effective Time by the mutual consent of SNC and New Dartmouth and by either of them individually under certain specified circumstances, including if (i) on or before May 30, 1994, SNC has not received the approvals (excluding any waiting or notice periods) of the Federal Reserve Board, the FDIC and the Bank Commissioner of the State of New Hampshire to consummate the Merger or (ii) the closing does not occur on or before June 30, 1994. Under the terms of the Merger Agreement and a related Escrow Agreement (as hereinafter defined), if the Merger Agreement is abandoned, New Dartmouth will be entitled to a payment of up to $10.0 million under certain circumstances. See "THE MERGER -- Waiver and Amendment; Abandonment."

No Solicitation

     New Dartmouth has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its Board of Directors (as advised in writing by its counsel), furnish any non-public information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that New Dartmouth may communicate information about any such proposal to its stockholders if and to the extent that the fiduciary duties of its Board of Directors require it to do so (as advised in writing by its counsel); New Dartmouth also agreed in the Merger Agreement that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than SNC with respect to any of the foregoing; it would notify SNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries and will promptly inform SNC in writing of the details with respect to the foregoing; and it would instruct its officers, directors, agents, advisors and affiliates to comply with the same restrictions.

Stock Exchange Listing

     The SNC Common Stock is listed on the NYSE. SNC has agreed to use its best efforts to list on the NYSE the shares of SNC Common Stock to be issued in the Merger and the shares of SNC Common Stock reserved for issuance upon exercise of the New Dartmouth Options and the New Dartmouth Warrants. The obligation of New Dartmouth to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

Anticipated Accounting Treatment

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to SNC's obligation to consummate the Merger that SNC receives a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. If SNC intends to waive this condition, it must publicly announce such intention at least 48 hours prior to the commencement of the Pricing Period. In addition, if SNC waives this condition, New Dartmouth Stockholders will be given another opportunity to vote on approval and adoption of the Merger Agreement after pro forma financial information reflecting purchase accounting treatment of the Merger has been provided. See "THE MERGER
- -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

Alternative Structures

     The Merger Agreement provides that the Merger may be effected using one of two basic structures. Under one structure, New Dartmouth would merge with and into a direct wholly owned subsidiary of SNC, and immediately thereafter, as part of a single plan of reorganization, SNC would contribute the voting stock of the Surviving Bank resulting from such Merger to another wholly owned direct subsidiary of SNC, which would result in the Surviving Bank becoming an indirect wholly owned subsidiary of SNC (collectively, the "Forward Merger Structure"). Under the alternative structure, which may be utilized if certain income tax regulations become effective prior to consummation of the Merger, an indirect wholly owned subsidiary of SNC would merge with and into New Dartmouth (the "Reverse Merger Structure"), which would result in New Dartmouth becoming an indirect wholly owned subsidiary of SNC. Under either structure, New Dartmouth Stockholders would become shareholders of SNC. SNC and New Dartmouth have agreed to use whichever of the two transaction structures described above provides, in the opinion of New Dartmouth's advisors, the greatest level of assurance that the Merger will constitute a tax-free reorganization under the applicable law in effect as of the consummation of the Merger. See "THE MERGER -- Alternative Structures" and "-- Certain Federal Tax Consequences."

Certain Federal Income Tax Consequences

     Under the Merger Agreement, New Dartmouth's obligation to consummate the Merger is conditioned upon its receipt of an opinion of Price Waterhouse, New Dartmouth's independent accountants, which opinion may be no less favorable to New Dartmouth Stockholders than an opinion to the effect that, based upon representations contained in certificates of officers of SNC, New Dartmouth and others, under current law and assuming that the Merger and related transactions will take place as described in the Merger Agreement and certain related instruments described therein, it is more likely than not that no gain or loss will be recognized for Federal income tax purposes by any New Dartmouth Stockholder upon the receipt of SNC Common Stock exchanged for New Dartmouth Common Stock, except in respect of cash received in lieu of fractional shares.

     For the reasons described below (see "THE MERGER -- Certain Federal Tax Consequences"), Price Waterhouse has advised New Dartmouth that it is unable to issue an unqualified opinion that the Merger will qualify as a tax-free reorganization if the Merger and the related transactions take place as currently contemplated in the Merger Agreement. Price Waterhouse has delivered, however, as of the date of this Proxy Statement/Prospectus, a qualified opinion to New Dartmouth with respect to the Forward Merger Structure, which satisfies the closing condition described above.

     Based in part on the private letter ruling described below, as well as on the representations described above, Price Waterhouse has stated in its opinion to New Dartmouth that it is highly confident that the Forward Merger Structure will qualify as a tax-free reorganization for Federal income tax purposes and therefore no gain or loss will be recognized by New Dartmouth Stockholders who receive SNC Common Stock solely in exchange for shares of New Dartmouth Common Stock upon consummation of the Merger (other than with respect to cash received in lieu of fractional shares). The Internal Revenue Service (the "IRS") has issued a private letter ruling to New Dartmouth holding that, assuming that the Forward Merger Structure would otherwise qualify as a tax-free reorganization, the contribution by SNC of the stock of the Surviving Bank to another wholly owned direct subsidiary of SNC would not preclude the Forward Merger Structure from so qualifying.

     New Dartmouth will not elect to use the Reverse Merger Structure unless Price Waterhouse is able to deliver an unqualified opinion that the Reverse Merger Structure will qualify as a tax-free reorganization. Certain regulations that have been proposed by the IRS would clarify that the New Dartmouth Preferred Stock (as hereinafter defined) that was issued to the FDIC is not treated as "stock" for Federal income tax purposes and that, therefore, the redemption of the New Dartmouth Preferred Stock prior to the closing, as required by the Merger Agreement, will not preclude the Reverse Merger Structure from qualifying as a tax-free reorganization. If these regulations become effective prior to the consummation of the Merger, Price Waterhouse has advised New Dartmouth that it may be able to issue an unqualified opinion that the Reverse Merger Structure will qualify as a tax-free reorganization. If the proposed regulations become effective and Price Waterhouse is able to deliver such an unqualified opinion, New Dartmouth would likely elect to utilize the Reverse Merger Structure.

     The New Dartmouth Board's decision to consummate the Merger will be conditioned upon New Dartmouth's receipt, prior to the Effective Time, of either written confirmation of Price Waterhouse's prior opinion or, alternatively, a new opinion, in either case covering the form of the Forward or Reverse Merger Structure actually utilized.

Dissenters' Rights

     Under New Hampshire law, holders of New Dartmouth Common Stock outstanding and entitled to vote at the Special Meeting who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent from the Merger and to be paid cash for the fair value of their shares. New Hampshire law defines "fair value" to mean the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. In order for a New Dartmouth Stockholder to perfect dissenters' rights, such stockholder must file with New Dartmouth, prior to or at the Special Meeting, a written notice of intent to demand payment for his shares. Neither a delivery of a proxy directing a vote against the Merger Agreement nor a failure to vote for the Merger Agreement will constitute such written notice. Certain additional procedures must be followed in order for a New Dartmouth Stockholder to exercise dissenters' rights. Any deviation from such procedures may result in the forfeiture of dissenters' rights. Accordingly, stockholders wishing to dissent from the Merger Agreement are urged to read carefully "THE MERGER -- Dissenters' Rights" and Annex H attached to this Proxy Statement/Prospectus and should consult with their own legal advisors.

     SNC will not be obligated to consummate the Merger if New Dartmouth Stockholders holding in excess of 7.5% of the shares of New Dartmouth Common Stock outstanding immediately prior to the consummation of the Merger have perfected their statutory dissenters' rights.

Stock Option Agreement

     Execution of the Stock Option Agreement was a condition to SNC's merger proposal. Pursuant to the Stock Option Agreement, New Dartmouth granted SNC an option to purchase shares of New Dartmouth Common Stock representing approximately 14.9% of the issued and outstanding shares of such common stock. The option may only be exercised upon the occurrence of certain events (none of which has occurred). Pursuant to the Stock Option Agreement, New Dartmouth granted to SNC an option to purchase up to 74,275 shares of New Dartmouth Common Stock at an exercise price of $310 per share, subject to the terms and conditions set forth therein. See "THE

MERGER -- Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in New Dartmouth from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for New Dartmouth Common Stock than the price per share implicit in the Exchange Ratio.

Certain Differences in Shareholders' Rights

     At the Effective Time, New Dartmouth Stockholders, except stockholders who may perfect dissenters' rights in accordance with New Hampshire law, automatically will become shareholders of SNC and their rights as shareholders of SNC will be governed by the Delaware General Corporation Law and by SNC's Articles of Incorporation and By-laws. The rights of shareholders of SNC differ from rights of the stockholders of New Dartmouth with respect to certain important matters, including, among others, with respect to the calling of special meetings, nominations of directors by shareholders, preemptive rights, restrictions on certain business combinations, the applicability and effect of state antitakeover statutes, the SNC Shareholder Rights Plan, and the payment of dividends. For a summary of these differences, see "THE MERGER -- Comparison of Rights of Holders of New Dartmouth Common Stock and SNC Common Stock."

MARKET PRICES

     SNC Common Stock is listed and traded principally on the New York Stock Exchange. New Dartmouth Common Stock is not registered under the Securities Exchange Act of 1934, and is not listed on any stock exchange or quoted in the NASDAQ System. The following table sets forth the high and low sales price for SNC Common Stock as reported on the New York Stock Exchange.

                                                                SNC
                                                        ------------------
Year                                                     High         Low
- ----                                                     ----         ---

1992     ..........................................    $  19.50   $   8.88
1993     ..........................................       26.38      17.88
1994     (First Quarter through January __, 1994)..       __.__      __.__

     On March 23, 1993, the last business day preceding public announcement of the execution of the Merger Agreement, the closing sales price per share of SNC Common Stock was $22.38. On January __, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sales price per share of SNC Common Stock was $ ____.

                              NEW DARTMOUTH BANK

                            SELECTED FINANCIAL DATA

     The following table sets forth certain condensed historical financial data of New Dartmouth and is based on the audited consolidated financial statements of New Dartmouth as of and for the fiscal period from October 10, 1991 (inception) through June 30, 1992 and for the fiscal year from July 1, 1992 to June 30, 1993, including the notes thereto and as of and for the three months ended September 30, 1993, and should be read in conjunction therewith. Interim unaudited financial data for the three months ended September 30, 1993 reflect, in the opinion of New Dartmouth's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended September 30, 1993 are not necessarily indicative of the results which may be expected for any other interim period or for the year ending June 30, 1994.

- ------------------------------------------------------------------------------------------------------
                                                                      For the Period
                                                ------------------------------------------------------
                                                   July 1, 1993        July 1, 1992   October 10, 1991
SELECTED FINANCIAL DATA                                 to                  to              to
(Dollars in millions, except per share data)    September 30, 1993    June 30, 1993    June 30, 1992
- ------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Interest and dividend income                         $   28.7         $  125.9         $  104.0
Interest expense                                         13.8             58.8             54.6
                                                      -------          -------          -------

Net interest income                                      14.9             67.1             49.4
Provision for loan losses                                 4.1             16.1              3.2
                                                      -------          -------          -------

Net interest income after provision for loan
 losses                                                  10.8             51.0             46.2
Noninterest income                                        7.3             23.3             13.0
Noninterest expenses                                     10.5             43.8             32.8
                                                      -------          -------          -------
Income before income taxes                                7.6             30.5             26.4
Income taxes                                              2.9             11.1             10.9
                                                      -------          -------          -------

Net income                                           $    4.7         $   19.4         $   15.5
                                                      =======          =======          =======

Earnings per share:
Primary                                              $  10.57         $  43.63         $  36.10
Fully diluted                                            6.84            23.85            17.77

Weighted average common shares outstanding:
Primary                                               446,579          444,282          429,093
Fully diluted                                         690,149          812,496          871,655

Dividends declared                                   $   0.00         $   0.00         $   0.00

PERIOD END BALANCES:
Total assets                                         $1,735.2         $1,700.5         $1,703.3
Federal Home Loan Bank advances                          52.5             50.0              0.0
Total stockholders' equity                               94.1             94.5             86.9
Redeemable preferred stock                               15.2             18.8             31.0
Common stockholders' equity                              78.9             75.7             55.9

AVERAGE BALANCES:
Total assets                                         $1,715.1         $1,707.2         $1,691.5
Federal Home Loan Bank advances                          50.4             40.5              0.0
Total stockholders' equity                               94.5             91.9             79.0
Redeemable preferred stock                               17.4             26.2             31.0
Common stockholders' equity                              77.1             65.7             48.0
- ------------------------------------------------------------------------------------------------------

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of SNC. The table is based on and should be read in conjunction with SNC's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim unaudited data for the nine months ended September 30, 1993 and 1992 reflect, in the opinion of the management of SNC, all adjustments necessary for a fair presentation of such data. Results for the nine months ended September 30, 1993 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


- -----------------------------------------------------------------------------------------------------------------------------------
Selected Financial Data                     Nine months ended
(Dollars in millions,                         September 30                          Year ended December 31,
except per share data)                    ---------------------     -----------------------------------------------------------
                                            1993        1992         1992        1991         1990        1989        1988
- -----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Interest and dividend
 income                                  $  1,163.9   $ 1,155.6    $ 1,545.7   $ 1,813.9    $ 2,275.2   $ 2,625.4    $ 2,368.6
Interest expense                              481.8       556.1        720.4     1,076.6      1,515.7     1,736.9      1,448.8
                                           --------    --------      -------     -------     --------    --------     --------

Net interest income                           682.1       599.5        825.3       737.3        759.5       888.5        919.8
Provision for loan losses                      24.2       160.7        189.5       466.4        434.3       625.8        123.8
                                           --------    --------      -------     -------     --------    --------     --------

Net interest income after                     657.9       438.8        635.8       270.9        325.2       262.7        796.0
  provision for loan losses
Noninterest income                            274.3       305.4        392.2       451.5        439.6       355.1        423.5
Securities gains, net                           5.3        79.6         85.9        78.2         26.2        39.9          8.4
Noninterest expenses                          798.8       756.9      1,036.4       969.7        918.3       877.4        899.0
                                           --------    --------      -------     -------     --------    --------     --------

Income (loss) before
  income taxes,
  extraordinary credit and
  cumulative effect of
  accounting change                           138.7        66.9         77.5      (169.1)      (127.3)     (219.7)       328.9
Income taxes (benefit)                         27.8        17.2         20.7         1.5          5.7       (90.8)        86.4
                                           --------    --------      -------     -------     --------    --------     --------
Income (loss) before
  extraordinary credit and
  cumulative effect of
  accounting change                           110.9        49.7         56.8      (170.6)      (133.0)     (128.9)       242.5
Extraordinary credit                                       15.2         18.4
Cumulative effect of
  change in method of
  accounting for income
  taxes                                        52.8
                                           --------    --------      -------     -------     --------    --------     --------

Net income (loss)                          $  163.7    $   64.9    $    75.2    $ (170.6)    $ (133.0)   $ (128.9)      $242.5
                                           ========    ========      =======     =======     ========    ========     ========

Net income (loss)
  applicable to common
  stock                                    $  152.1    $   63.4    $    70.4    $ (172.9)    $ (135.3)   $ (131.3)      $240.1
                                           ========    ========      =======     =======     ========    ========     ========

COMMON SHARE DATA:

Income (loss) before
  cumulative effect of
  accounting change and
  extraordinary credit                     $   1.06    $    .57    $     .60    $  (2.35)    $  (1.84)   $  (1.77)   $    3.28
Net income (loss)                              1.63         .75          .81       (2.35)       (1.84)      (1.77)        3.28
Dividends declared                              .30                                               .75        1.40         1.32

PERIOD END BALANCES:
Total assets                               $ 26,957    $ 25,288    $  25,288    $ 22,816     $ 23,703    $ 27,855    $  28,414
Notes and debentures                            874         810          810         665          679         699          745
Total shareholders'
  equity                                      1,666       1,482        1,482       1,040        1,192       1,398        1,703

AVERAGE BALANCES:

Total assets                               $ 24,973    $ 21,979     $ 22,450    $ 22,391     $ 25,461    $ 27,275    $  26,475
Notes and debentures                            848         665          668         669          687         714          752
Total shareholders'
 equity                                       1,569       1,223        1,256       1,092        1,394       1,739        1,602
- -----------------------------------------------------------------------------------------------------------------------------------

                     COMPARISON OF CERTAIN PER SHARE DATA

     The following tables show unaudited comparative historical per share data for SNC and New Dartmouth, unaudited pro forma per share and per share equivalent data for SNC and New Dartmouth combined, and SNC, New Dartmouth, Peoples Bancorp of Worcester, Inc. ("Peoples") and Gateway Financial Corporation ("Gateway") combined (1). New Dartmouth commenced operations on October 10, 1991 and adopted a June 30 year-end. For the purpose of this schedule, New Dartmouth's results of operations have been adjusted to coincide with SNC's December 31 year-end. The range of values presented reflects the minimum and maximum number of shares of SNC Common Stock that may be issued pursuant to the Merger calculated as of September 30, 1993 (see "--Exchange Ratio") and the acquisition of Peoples and Gateway. The information presented should be read in conjunction with the consolidated historical financial statements and notes thereto of New Dartmouth, which appear elsewhere in this Proxy Statement/Prospectus and of SNC, Peoples and Gateway, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma financial information including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operation that would have been realized had the Merger or the acquisitions been consummated during the periods or as of the dates for which the pro forma data are presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "THE MERGER -- Unaudited Pro Forma Condensed Financial Information."

- ---------------------------------------------------------------------------------------------------------------------------------
                                            Nine months ended
                                               September 30                              Year ended December 31,
                                           --------------------        ----------------------------------------------------------
                                           1993           1992         1992           1991         1990         1989        1988
- ---------------------------------------------------------------------------------------------------------------------------------
PER SHARE OF SNC COMMON STOCK:
    Income (loss) before extraordinary
    credit and cumulative effect of
    accounting change:
        Historical                        $    1.06     $    .57    $    .60     $    (2.35)  $    (1.84)  $    (1.77)  $    3.28
        Pro forma:
            SNC and New Dartmouth              1.14          .70         .78          (2.24)       (1.84)       (1.77)       3.28
                                            to 1.12       to .69      to .77       to (2.22)
            SNC, New Dartmouth
            Peoples and Gateway                1.13          .63         .60          (2.07)       (1.92)       (1.48)       3.10
                                            to 1.09       to .61      to .58       to (2.02)   to  (1.88)    to (1.45)    to 3.02

    Cash dividends declared:
       Historical                               .30                                                  .75         1.40        1.32
    Book Value (as of end of period):
       Historical                             15.76
       Pro Forma:
           SNC and New Dartmouth              15.64
                                           to 15.33
           SNC, New Dartmouth,
           Peoples and Gateway                15.38
                                           to 14.84

PER SHARE OF NEW DARTMOUTH COMMON STOCK:
    Income (loss) before extraordinary
    credit and cumulative effect of
    accounting change:
       Historical                         $   31.62     $  35.08    $  46.45     $    12.31
       Pro forma:
           SNC and New Dartmouth              15.32         9.41       10.48         (30.10)
                                           to 20.35     to 12.54    to 13.99      to (40.35)

           SNC, New Dartmouth,
           Peoples and Gateway                15.18         8.47        8.06         (27.82)
                                           to 19.81     to 11.09    to 10.54      to (36.71)

    Cash dividends declared:
       Historical
    Book value (as of end of period):
       Historical                           185.91
       Pro forma:
           SNC and New Dartmouth            210.17
                                         to 278.61
           SNC, New Dartmouth,
           Peoples and Gateway              206.68
                                         to 269.70

 (1) On August 26, 1993, SNC entered into an agreement to acquire Peoples in a transaction to be accounted for as a pooling of interests. On November 5, 1993, SNC entered into an agreement to acquire Gateway in a transaction to be accounted for as a pooling of interests.

                              NEW DARTMOUTH BANK

                           SUMMARY OF QUARTERLY DATA

     Unaudited quarterly financial data for the periods indicated are presented below:

________________________________________________________________________________
(Dollars in millions,            Three months ended
except per share data)           September 30, 1993
- --------------------------------------------------------------------------------
Interest income                      $   28.7
Interest expense                         13.8
                                     --------
Net interest income                      14.9
                                     --------
Provision for loan losses                 4.1
Noninterest income                        7.3
Noninterest expense                      10.5
                                     --------
Income before taxes                       7.6
Income taxes                              2.9
                                     --------
Net income                           $    4.7
                                     ========
Earnings per share:
    Primary                          $  10.57
    Fully diluted                        6.84

Weighted average common
shares outstanding:
    Primary                           446,579
    Fully diluted                     690,149

- ------------------------------------------------------------------------------------------------
(Dollars in millions,                                     Three months ended
                           ---------------------------------------------------------------------
except per share data)     June 30, 1993   March 31, 1993  December 31, 1992  September 30, 1992
- ------------------------------------------------------------------------------------------------
Fiscal year ending June
 30, 1993:

Interest income            $   29.1        $   30.5        $   33.3           $   32.9
Interest expense               13.8            14.1            15.1               15.7
                           --------        --------        --------           --------
Net interest income            15.3            16.4            18.2               17.2
                           --------        --------        --------           --------
Provision for loan losses       7.8             3.0             2.8                2.5
Noninterest income             10.5             4.6             4.4                3.9
Noninterest expense            10.8            10.6            11.7               10.8
                           --------        --------        --------           --------
Income before taxes             7.2             7.4             8.1                7.8
Income taxes                    2.6             2.6             3.1                2.8
                           --------        --------        --------           --------
Net income                 $    4.6        $    4.8        $    5.0           $    5.0
                           ========        ========        ========           ========

Earnings per share:
    Primary                $  10.19         $  10.81       $  11.34           $  11.27
    Fully diluted              6.40             6.20           5.73               5.66

Weighted average common
shares outstanding:
    Primary                 447,429          446,792        444,717            439,480
    Fully diluted           712,424          778,691        879,379            874,146


- -------------------------------------------------------------------------------
                                    Three months ended        October 10, 1991
(Dollars in millions)       ------------------------------       to
except per share data)      June 30, 1992   March 31, 1992    December 31, 1991
- -------------------------------------------------------------------------------
Fiscal year ended June 30,
 1992:

Interest income             $   32.4        $   35.7          $   35.9
Interest expense                16.5            17.9              20.2
                            --------        --------          --------
Net interest income             15.9            17.8              15.7
                            --------        --------          --------
Provision for loan losses        2.5              .3                .4
Noninterest income               6.3             3.8               2.9
Noninterest expense             11.4            12.1               9.3
                            --------        --------          --------
Income before taxes              8.3             9.2               8.9
Income taxes                     3.4             3.8               3.7
                            --------        --------          --------
Net income                  $    4.9        $    5.4          $    5.2
                            ========        ========          ========
Earnings per share:
   Primary                   $  11.32        $  12.63          $  12.31
   Fully diluted                 5.63            6.24              6.08

Weighted average common
shares outstanding:
   Primary                    433,474         424,688           424,200
   Fully diluted              871,655         859,889           858,041


SPECIAL MEETING OF STOCKHOLDERS

     This Proxy Statement/Prospectus is being furnished to holders of New Dartmouth Bank ("New Dartmouth") common stock, $.01 par value per share ("New Dartmouth Common Stock"), in connection with the solicitation of proxies by the New Dartmouth Board of Directors (the "New Dartmouth Board") for use at the Special Meeting of Stockholders of New Dartmouth to be held at 1155 Elm Street, 8th Floor, Manchester, New Hampshire on _________, February __, 1994, beginning at 2:00 p.m. local time, and at any adjournments or postponements thereof (the "Special Meeting").

Purposes

     At the Special Meeting, the holders of New Dartmouth Common Stock ("New Dartmouth Stockholders") and the FDIC, as holder of all of the outstanding shares of New Dartmouth Preferred Stock (as hereinafter defined), will be asked to consider and vote upon the Agreement and Plan of Merger between New Dartmouth and Shawmut National Corporation ("SNC"), dated as of March 23, 1993, as amended by Amendment No. 1 dated as of July 21, 1993 and Amendment No. 2 dated as of December 20, 1993 (the "Merger Agreement"), and the Contract for Union attached as Annex A and Annex B hereto, respectively, and more fully described herein (the "Merger Proposal"). The Merger Agreement and the Contract for Union provide for the acquisition of New Dartmouth by SNC through the merger (the "Merger") of a wholly owned subsidiary of SNC with New Dartmouth. Except as described below, in connection with the Merger each share of New Dartmouth Common Stock will be converted into that number of shares of common stock, par value $.01 per share of SNC ("SNC Common Stock") as shall be equal to the Exchange Ratio (as hereinafter defined). The Exchange Ratio and related provisions of the Merger Agreement are intended to provide SNC Common Stock having an aggregate value of $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings Per Share (as hereinafter defined) for each share of New Dartmouth Common Stock.

     New Dartmouth Stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting.

     THE NEW DARTMOUTH BOARD UNANIMOUSLY RECOMMENDS THAT NEW DARTMOUTH STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

SHARES ENTITLED TO VOTE;
NEW DARTMOUTH STOCKHOLDER APPROVAL

     The New Dartmouth Board has fixed January __, 1994 as the record date (the "Record Date") for the determination of the holders of New Dartmouth stock
entitled to notice of and to vote at the Special Meeting.   Only holders of
record of New Dartmouth Common Stock and Preferred Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 424,200 shares of New Dartmouth Common Stock outstanding and entitled to vote. There are approximately 70 New Dartmouth Stockholders of record. Each New Dartmouth Stockholder on the Record Date will be entitled to cast one vote per share on each of the Merger Proposal and any other matter properly submitted for a vote at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of New Dartmouth Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares of New Dartmouth Common Stock which are present in person or by proxy but abstain from voting with respect to one or more proposals voted upon at the Special Meeting will be included for purposes of determining a quorum at such meeting.

     The approval and adoption of the Merger Agreement and the Contract for Union -- the Merger Proposal -- by New Dartmouth Stockholders will generally require the affirmative vote of the holders of at least 66-2/3% of all of the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, which affirmative vote must include the approval of the holders of a majority of the outstanding shares of New Dartmouth Common Stock. The FDIC, which holds all of the 170,073 shares of New Dartmouth Preferred Stock, and which will be entitled to cast one vote per share of New Dartmouth Preferred Stock on the Merger Proposal, has agreed to vote in favor of the Merger Proposal. See "THE MERGER -- Required Stockholder Approval; Voting Agreements." Under applicable New Hampshire law, in determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against the proposal. As described in "THE MERGER -- Conditions to the Merger," such approval is a condition to consummation of the

Merger. As of January __, 1994, directors of New Dartmouth and their affiliates may be deemed to be beneficial owners of 202,427 shares or approximately 47.7% of the shares of New Dartmouth Common Stock outstanding. Certain of the directors have agreed to vote or direct the vote of 189,927 shares, or approximately 44.8% of the shares of New Dartmouth Common Stock, FOR approval and adoption of the Merger Agreement. See "THE MERGER -- Required Stockholder Approval; Voting Agreements."

Voting; Solicitation and Revocation of Proxies

     All shares of New Dartmouth Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and the Contract for Union.

     If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. New Dartmouth does not have any knowledge of any matters to be presented at the Special Meeting other than the matter set forth above under "-- Purposes."

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Clerk of New Dartmouth, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Clerk of New Dartmouth before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to New Dartmouth Bank, 1155 Elm Street, Manchester, New Hampshire 03101 Attention: President, or hand delivered to the Clerk of New Dartmouth at or before the taking of the vote at the Special Meeting.

     All expenses of this solicitation, including the cost of mailing this Proxy Statement/ Prospectus, will be borne by New Dartmouth. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of New Dartmouth in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

NEW DARTMOUTH STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement and the Contract for Union, is qualified in its entirety by reference to the Merger Agreement and the Contract for Union which are incorporated herein by reference and attached hereto as Annex A and Annex B, respectively. New Dartmouth Stockholders are urged to read and consider carefully the Merger Agreement and the Contract for Union. As used in this Proxy Statement/Prospectus, the term "Merger Agreement" includes the Contract for Union.

General

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the requisite approval of the Merger Agreement by the holders of New Dartmouth Common Stock and Preferred Stock, SNC will acquire New Dartmouth through the merger (the "Merger") of a wholly owned subsidiary of SNC (the "Merger Sub") with New Dartmouth. As a result of the Merger, New Dartmouth Stockholders will become SNC shareholders and the entity resulting from the Merger of New Dartmouth and the Merger Sub (the "Surviving Bank") will continue as a wholly owned subsidiary of SNC.

Prior Stockholder Approval and Amendment No. 2 to Merger Agreement

     At a Special Meeting of Stockholders on August 26, 1993, New Dartmouth Stockholders approved the Merger on terms similar to those presented herein. The approval was almost unanimous with the 97% of New Dartmouth Common Stock that was represented at the meeting having been voted in favor of the Merger. On November 15, 1993, the Federal Reserve Board, in a tie vote, declined to approve SNC's application to acquire New Dartmouth. Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the United States Department of Justice and the Federal Trade Commission. The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors indicated that while SNC had taken steps to address the regulatory concerns, the measures had not been in place for a sufficient period of time for the Federal Reserve Board to evaluate their effectiveness. See "--Regulatory Approvals Required for the Merger" below. Because SNC was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the Merger, New Dartmouth was entitled under the terms of the Merger Agreement in effect at the time to abandon the Merger and pursue other alternatives.

     Effective December 20, 1993, New Dartmouth and SNC entered into Amendment No. 2 to the Merger Agreement, which provides for an extension of time until June 30, 1994 for SNC to consummate the Merger. In exchange for the extension of time, SNC agreed, among other things, to modify the manner in which the Exchange Ratio is calculated to increase the consideration that New Dartmouth Stockholders will receive upon consummation of the Merger and to lower the Maximum and Minimum Reference Prices (as defined below). Due to the nature of these changes, the approval of New Dartmouth Stockholders is required.

     The terms of the amended Merger Agreement, including the changes effected by Amendment No. 2, are described below in this Proxy Statement/Prospectus. (The terms of Amendment No. 1 to the Merger Agreement, dated July 21, 1993, were also reflected in the description of the Merger Agreement contained in the Proxy Statement/Prospectus for the August 1993 Special Meeting of Stockholders.)

Exchange Ratio

     General. The terms of the Merger Agreement are intended to provide a base price of $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings Per Share in value of SNC Common Stock for each share of New Dartmouth Common Stock, subject to potential adjustments as noted below. In calculating New Dartmouth's net earnings per share for purposes of the Merger Agreement, all shares subject to New Dartmouth Options and Warrants (each as defined below) will be deemed to be outstanding.

     Under the Exchange Ratio formula set forth in Amendment No. 2 to the Merger Agreement, subject to potential adjustments as described below (see "--Minimum and Maximum Reference Prices"), upon consummation of the Merger, the Merger Sub will merge with New Dartmouth and each issued and outstanding share of New Dartmouth Common Stock

(other than shares held, directly or indirectly, by New Dartmouth or SNC, unless such shares are held in a fiduciary capacity or in respect of a debt previously contracted, and shares held by any stockholder properly exercising dissenters' rights) will become, and be converted into the right to receive, a number of shares of SNC Common Stock equal to the "Exchange Ratio," which is defined as the quotient, rounded to the nearest thousandth (1/1000th) of a share, obtained by DIVIDING


           (I) the sum of:

                (x) $310.95 PLUS


                (y) 177.0% of New Dartmouth's "Adjusted Earnings Per Share," which is defined as the quotient obtained by DIVIDING


                     (i) New Dartmouth's Adjusted Earnings (as defined below; see "THE MERGER -- Exchange Ratio") by

                     (ii) the sum of (a) the total number of shares of New Dartmouth Common Stock issued and outstanding immediately prior to the Effective Time (including shares of New Dartmouth Common Stock held by New Dartmouth or SNC or any of their respective subsidiaries and including shares of New Dartmouth Common Stock held by stockholders who perfect their dissenters' rights) PLUS (b) the number of shares of New Dartmouth Common Stock subject to options or warrants that are issued and outstanding immediately prior to the Effective Time,

by         (II) the Average Closing Price (as defined below) of SNC Common
           Stock.

     In addition, at the Effective Time (as defined below), each outstanding and unexercised option to purchase shares of New Dartmouth Common Stock (a "New Dartmouth Option") and each outstanding and unexercised warrant to purchase shares of New Dartmouth Common Stock (a "New Dartmouth Warrant") will be assumed by SNC. After the Effective Time, each New Dartmouth Option and each New Dartmouth Warrant will be deemed to constitute an option or warrant, as the case may be, to acquire, on the same terms and conditions as were applicable under such New Dartmouth Option or New Dartmouth Warrant immediately prior to the Effective Time, the same number of shares of SNC Common Stock as the holder of such New Dartmouth Option or New Dartmouth Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full (assuming the full vesting thereof) immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for the shares of New Dartmouth Common Stock otherwise purchasable pursuant to such New Dartmouth Option or New Dartmouth Warrant, as the case may be, divided by (y) the number of full shares of SNC Common Stock deemed purchasable pursuant to such New Dartmouth Option or New Dartmouth Warrant, as the case may be.

     The Merger Agreement provides that, in the event that SNC changes the number of shares of SNC Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the Exchange Ratio will be adjusted proportionately.

     Pursuant to the Merger Agreement, New Dartmouth has agreed that, subject to the receipt of all necessary regulatory approvals, it will redeem, prior to the closing of the Merger, all of the then outstanding shares of its Class A Preferred Stock, par value $.01 per share that was issued to the FDIC (the "New Dartmouth Preferred Stock"), in accordance with the terms thereof.

     Minimum and Maximum Reference Prices. The Merger Agreement provides that shares of New Dartmouth Common Stock will be converted to shares of SNC Common Stock according to the Exchange Ratio provided that if (x) the Average Closing Price is less than $17.11, then the Average Closing Price will be deemed to be $17.11 (the "Minimum Reference Price"), unless SNC waives the applicability of the Minimum Reference Price and (y) the Average Closing Price is greater than $23.14, then the Average Closing Price will be deemed to be $23.14 (the "Maximum Reference Price"). As used in this Proxy Statement/Prospectus, "Average Closing Price" means the average of the daily closing sales price of a share of SNC Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source chosen by SNC) for the 15 consecutive full trading days that such shares are traded on the NYSE ending on the later of (x) the date of approval of the Merger Agreement by New Dartmouth Stockholders and (y) the date of the receipt of all regulatory approvals required to consummate the Merger, including the expiration of any required waiting periods (the "Pricing Period").

     The Merger Agreement provides that New Dartmouth will not be obligated to consummate the Merger if the Average Closing Price is less than $17.11, unless SNC waives the applicability of the Minimum Reference Price. See " -- Conditions to the Merger" below. Assuming the Merger is approved by holders of New Dartmouth Common Stock and Preferred Stock, the New Dartmouth Board may elect to consummate the Merger without resoliciting New Dartmouth Stockholders if the Average Closing Price is less than $17.11, even though, as a result of the application of the Minimum Reference Price, the aggregate Average Closing Price of the SNC Common Stock exchanged for each share of New Dartmouth Common Stock would be less than $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings Per Share. In such a situation, in considering whether to consummate the Merger without the resolicitation of New Dartmouth Stockholders, the New Dartmouth Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist subsequent to the Pricing Period, including, without limitation, the advice of legal counsel.

     Adjusted Earnings.   The formula pursuant to which the Exchange Ratio is
calculated is intended to reflect 177.0% of New Dartmouth's net earnings per share from October 1, 1993 to closing. The concept of Adjusted Earnings is designed to eliminate the effect of extraordinary or non-recurring income or expense items. Under the Merger Agreement, the term "New Dartmouth's Adjusted Earnings" is defined to mean the sum of (I) the Adjusted Reference Period Earnings (as defined below) PLUS (II) the Adjusted Interim Earnings (as defined below).

     The term "Adjusted Reference Period Earnings" is defined to mean an amount equal to the net income reflected on the Reference Period Income Statement (as defined below), adjusted by (a) SUBTRACTING (i) the after-tax amount of any gains on the sale of securities during the Reference Period (as defined below) after deducting the after-tax amount of any losses attributable to hedging instruments relating to such securities, (ii) the after-tax amount of any gains on the sale of assets outside of the ordinary course of business during the Reference Period, (iii) the after-tax amount of any gains (or reductions in expenses) attributable to any change in accounting methods or policies adopted for all or any portion of the Reference Period, (iv) the after-tax amount of any gains attributable to any extraordinary items during the Reference Period, (v) the after-tax amount of any gain attributable to any elimination of the reserve established prior to October 1, 1993 for the retention bonuses to be awarded to New Dartmouth's employees, as contemplated by the Merger Agreement (collectively, the "Retention Bonuses"), (vi) the after-tax amount of any gain (or reduction in expenses) attributable to any elimination of any reserves of a non-operating nature which were established prior to October 1, 1993, (vii) the after-tax amount of any gains (or reductions in expenses) during the Reference Period attributable to any changes in estimates relating to certain depreciable assets, (viii) the after-tax amount of any amounts accreted into interest income during the Reference Period from certain loan purchase discounts established by New Dartmouth in connection with the loans acquired pursuant to the P&A Agreements (as defined below), and (ix) the after-tax amount of any gains (or reductions in expenses) during the Reference Period attributable to the correction of accounting errors, which errors were made prior to October 1, 1993, and (b) ADDING (i) the after-tax amount of any losses on the sale of securities during the Reference Period after adding the after-tax amount of any gains attributable to hedging instruments related to such securities, (ii) the after-tax amount of any losses (or increases in expenses) attributable to any change in accounting methods or policies adopted for all or any portion of the Reference Period, (iii), the after-tax amount of any losses attributable to any extraordinary items during the Reference Period, (iv) the after-tax amount of any losses (or increases in expenses) during the Reference Period attributable to any changes in estimates relating to certain depreciable assets, (v) the after-tax amount of any losses (or increases in expenses) during the Reference Period attributable to the correction of accounting errors, which errors were made prior to October 1, 1993, (vi) the after-tax amount of any portion of the Retention Bonuses that Seller may recognize as an expense during the Reference Period, (vii) the after-tax amount of any direct expenses incurred by New Dartmouth during the Reference Period in respect of actions taken during the Reference Period to reduce or eliminate the necessity for certain identified special reserves (including without limitation, the allocable portion of the payroll cost of personnel dedicated to such matters), to the extent that such expenses are not charged against such special reserves and (viii) the after-tax amount of any provisions to the allowance for loan losses of up to $700,000 per month (on a pre-tax basis) during the Reference Period allocated to the gross amount of loans acquired pursuant to the P&A Agreements. For purposes of calculating the Adjusted Reference Period Earnings, the amount of Seller's net income and the amount and classification of any gains or losses shall be determined in accordance with generally accepted accounting principles. The term "Reference Period" shall mean the period from October 1, 1993 through and including the last day of the month immediately preceding the month in which the Closing occurs (the "Balance Sheet Date").

     The term "Adjusted Interim Earnings" is defined to mean the product of (I) the number of days from but not including the Balance Sheet Date to but not including the Closing Date (provided, however, that in the event that there is a disagreement between New Dartmouth and SNC regarding the determination of New Dartmouth's Adjusted Reference Period Earnings, for purposes of determining Adjusted Interim Earnings, such number of days referred to in this clause shall be deemed not to exceed 30 days), multiplied by (II) the quotient obtained by dividing (a) the cumulative Adjusted Reference Period Earnings attributable to the three months ending as of the Balance Sheet Date by (b) the number of days in such three-month period.

     Illustrative Exchange Ratios. For the reasons described above, the actual Exchange Ratio will depend on three variables: (i) the timing of the closing date for the Merger, (ii) New Dartmouth's Adjusted Earnings during the Reference Period, and (iii) the Average Closing Price of SNC Common Stock. The closing date for the Merger is dependent upon the timing of receipt of the required regulatory approvals and, therefore, cannot be predicted.

     New Dartmouth believes that it had Adjusted Earnings for the three months ended December 31, 1993 of approximately $3.4 million. SNC has not had an opportunity to review New Dartmouth's determination for purposes of the Merger Agreement, and therefore the calculation of Adjusted Earnings for such period is subject to change. Moreover, because New Dartmouth's actual Adjusted Earnings for purposes of computing the Exchange Ratio are inherently subject to significant economic and competitive uncertainties and contingencies, many of which will be beyond New Dartmouth's control, New Dartmouth's estimate of Adjusted Earnings for the three months ended December 31, 1993 is not necessarily indicative of the actual Adjusted Earnings which may be expected for the entire Reference Period.

     The following table sets forth examples of possible Exchange Ratios at various hypothetical levels of Adjusted Earnings, assuming in each case that the Average Closing Price is neither less than the Minimum Reference Price of $17.11 nor greater than the Maximum Reference Price of $23.14. This table is presented for illustrative purposes only, and there can be no assurance that the actual Exchange Ratio will not be less or greater than the hypothetical Exchange Ratios set forth below.

                                       Exchange Ratio
                              --------------------------------              Aggregate Value of SNC
                              Minimum                  Maximum                   Common Stock
  Hypothetical           Reference Price           Reference Price         Per Share of New Dartmouth
Adjusted Earnings           ($17.11)                  ($23.14)                   Common Stock
- -----------------        ---------------           ----------------        --------------------------
  $ 6,100,000                 19.534                    14.444                     $ 334.22
    7,800,000                 19.913                    14.724                       340.71
    9,500,000                 20.292                    15.004                       347.20

Background of the Merger

     The execution of the Merger Agreement between New Dartmouth and SNC marked the culmination of a process that began late in 1992. At that time, the New Dartmouth Board commenced a formal review of New Dartmouth's principal strategic alternatives, which included (i) remaining independent and continuing to implement New Dartmouth's original business plan, taking advantage of selected in-market acquisition opportunities when available, (ii) making significant out-of-state acquisitions, (iii) being acquired now or remaining independent for the next one to three years with a view toward being acquired in the future,
(iv) engaging in a merger of equals transaction, and (v) undertaking an initial public offering ("IPO") of shares of New Dartmouth Common Stock. In conjunction with this review, the New Dartmouth Board also considered the desirability of forming a holding company, which would have provided more versatility in raising capital to leverage the returns on New Dartmouth Common Stock and would have enhanced New Dartmouth's ability to diversify by facilitating out-of-state acquisitions and nonbank operations.

     Four investment banking firms were asked to make presentations to the New Dartmouth Board regarding how New Dartmouth could maximize value to, and provide liquidity for, New Dartmouth Stockholders. Specifically, the New Dartmouth Board asked each firm to address whether New Dartmouth should stay its present course or provide liquidity to its stockholders through the sale of New Dartmouth or an IPO. The consensus of the investment banking firms was that the sale of New Dartmouth would likely be preferable to the other alternatives they were asked to consider. They cited, among other factors, the improvement during 1992 in the market price of the stock of potential acquirors, favorable stock market reactions to mergers that are expected to produce operational synergies, a perception that asset quality deterioration had slowed in New England, and the improved profitability of banks in the interest rate environment prevailing during 1992. In general, the investment banking firms advised that it would be difficult to sustain the increase in value that New Dartmouth Stockholders had experienced in the first year of operations following the formation of New Dartmouth through the consolidation of the operations of the Failed Banks (as hereinafter defined). They also noted that in the current economic environment New Dartmouth lacked attractive opportunities for raising new capital. Consequently, they advised that an IPO would be less likely to provide as favorable a level of returns to New Dartmouth Stockholders as might be obtained through the pursuit of the other strategic alternatives. Furthermore, they reported that an IPO might not offer sufficient liquidity to many of the New Dartmouth Stockholders who owned a relatively large percentage of New Dartmouth Common Stock.

     On November 19, l992, following these presentations, the New Dartmouth Board unanimously directed management to pursue the sale of New Dartmouth. The Board delegated to New Dartmouth's Strategic Planning Committee (the "Committee") the authority to make a final selection of the investment banking firm to represent New Dartmouth. On November 24, 1992, following further presentations by Goldman, Sachs & Co. ("Goldman Sachs") and another investment banking firm, the Committee voted to retain Goldman Sachs. New Dartmouth formally engaged Goldman Sachs as of December 3, l992. See "-- Opinion of New Dartmouth's Financial Advisor" below for a description of the qualifications of Goldman Sachs.

     Beginning in December 1992, Goldman Sachs, at the direction of New Dartmouth, solicited indications of interest to acquire New Dartmouth from organizations which Goldman Sachs believed might have such an interest. New Dartmouth placed no limits on Goldman Sachs' ability to contact potential acquirors. Several prospective acquirors, including SNC, expressed an interest.

     On February 25, 1993, Goldman Sachs apprised the New Dartmouth Board of the status of the proposed sale and the various levels of interest, expressed by prospective acquirors. Also on that date, Nutter, McClennen & Fish, New Dartmouth's legal counsel, reviewed for the Board the structure of the prospective acquisition and the material terms of the proposed merger agreement that was provided to prospective acquirors.

     After a preliminary evaluation of the expressions of interest received, New Dartmouth's management directed Goldman Sachs to pursue negotiations directly with SNC. On March 17, 1993, following such negotiations, SNC communicated an offer of $310 per share of New Dartmouth Common Stock, payable in shares of SNC Common Stock.

     The Committee met on March 18, 1993 to review SNC's offer. At that time, New Dartmouth's management and representatives of Goldman Sachs reviewed for the Committee their evaluation of SNC's offer and their assessment of the intrinsic value of New Dartmouth. After evaluating the terms of SNC's offer, as well as indications of interest expressed by other prospective acquirors, and after taking into account various other monetary and non-monetary factors, the Committee authorized management to negotiate definitive terms of a proposed acquisition by SNC for full consideration by the New Dartmouth Board. Representatives of New Dartmouth and SNC negotiated such terms between March 18 and March 23. The New Dartmouth Board met on March 23 to consider the terms so negotiated. Following presentations by New Dartmouth's management, Goldman Sachs and Nutter, McClennen & Fish, including a summary of their due diligence findings, financial and valuation analyses and the terms of the proposed acquisition and regulatory matters, the New Dartmouth Board (with two directors absent) voted unanimously to authorize the execution of the Merger Agreement and the Stock Option Agreement.

     Prior to entering into Amendment No. 2 to the Merger Agreement, the New Dartmouth Board completely re-evaluated whether the proposed Merger was in the best interests of New Dartmouth Stockholders. As the first element of this re-evaluation process, the Committee met on October 28, 1993, having been advised by New Dartmouth's counsel that there was a reasonable possibility SNC might not be able to obtain by November 15, 1993 all regulatory approvals necessary to consummate the Merger, as originally contemplated in the Merger Agreement. With the assistance of New Dartmouth's management and Goldman Sachs, the Committee considered generally whether the sale of New Dartmouth continued to be preferable to the other strategic alternatives available to it.

     On November 15, 1993, the Federal Reserve Board, in a tie vote, declined to approve SNC's application to acquire New Dartmouth. Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the United States Department of Justice and the Federal Trade Commission. The investigation was undertaken pursuant to a December 1992 referral from the Federal Reserve Board. Those Governors indicated that because of such regulatory concerns, in order for SNC to secure their votes for approval of the Merger, it would have to submit strong evidence that it has programs in place to ensure compliance with the Equal Credit Opportunity Act and has a demonstrated record that the programs are adequate and working well. Although those Governors found that SNC had recently taken steps to improve its record of lending to minorities and to address regulatory concerns that it may have engaged in discriminatory lending practices in the past, they stated that such steps were relatively new and had not been in place for a sufficient period of time to allow an adequate evaluation of either their effectiveness or sufficiency. See "--Regulatory Approvals Required for the Merger" below.

     Because SNC did not obtain by November 15, 1993 all regulatory approvals necessary to consummate the Merger, New Dartmouth was entitled under the terms of the Merger Agreement in effect at the time to abandon the Merger and pursue other strategic alternatives. New Dartmouth chose not to abandon the Merger Agreement and instead commenced negotiations with SNC on November 15, 1993 regarding the terms of an extension of the Merger Agreement. The New Dartmouth Board met on November 18, 1993, and following presentations by management regarding the status of negotiations with SNC and by Goldman Sachs regarding, among other things, its assessment of the interest that other potential acquirors might have in acquiring New Dartmouth, the Board authorized management to continue to negotiate exclusively with SNC.

     While New Dartmouth's negotiations with SNC continued, New Dartmouth's management and its advisors updated their assessment of SNC's condition and prospects. New Dartmouth also independently evaluated the likelihood that SNC could secure Federal Reserve Board approval of the Merger during the first half of 1994. This evaluation included interviews of senior SNC officers, joint meetings with SNC representatives and representatives of the Federal Reserve System, and a review by an independent consultant, with experience assessing Equal Credit Opportunity Act compliance programs, of the actions taken by SNC to address the issues cited by the Federal Reserve Board Governors who opposed SNC's application. New Dartmouth's management and its advisors also reviewed the terms of the consent decree that Shawmut Mortgage

Company entered into with the U.S. Department of Justice and the Federal Trade Commission on December 13, 1993. The consent decree ended the investigation into alleged discriminatory lending practices by Shawmut Mortgage Company that was initiated following the referral from the Federal Reserve Board. See " -- Regulatory Approvals Required for the Merger" below.

     On December 16, 1993, the New Dartmouth Board evaluated the terms of an amendment to the Merger Agreement, at which time the Board considered reports by New Dartmouth's management, Goldman Sachs, Nutter, McClennen & Fish and the independent bank consultant, which included (i) a detailed description of the manner in which the Exchange Ratio would be determined pursuant to the amended Merger Agreement, (ii) various other financial and valuation analyses, (iii) a summary of the other terms of the proposed amendment, including the provision for a payment of up to $10.0 million to New Dartmouth if, through no fault of New Dartmouth, the Merger is not consummated during the first half of 1994, (see "-- Waiver and Amendment; Abandonment" below) and (iv) a report by the independent consultant on the prospects for SNC securing Federal Reserve Board approval in a timely manner. Following such presentations, the New Dartmouth Board (with one director absent) voted unanimously to authorize the execution of Amendment No. 2 to the Merger Agreement. New Dartmouth and SNC executed Amendment No. 2 on December 20, 1993.

Recommendation of the New Dartmouth Board; Reasons for the Merger.

     The New Dartmouth Board believes that the overall terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of New Dartmouth and are fair to and in the best interests of its stockholders and unanimously recommends that New Dartmouth Stockholders vote to approve the Merger Agreement, the Contract for Union and the procedures and transactions contemplated thereby, including, without limitation, the submission of a petition for union to the New Hampshire Bank Commissioner (or, alternatively, a petition for a decree from the New Hampshire Superior Court) and the consummation of the Merger. New Dartmouth's directors have agreed to vote or direct the vote of 44.8% of the shares of New Dartmouth Common Stock
outstanding in favor of the Merger.   See " -- Required Stockholder Approval;
Voting Agreements" below.

     In reaching its determination, the New Dartmouth Board consulted with management, Goldman Sachs and New Dartmouth's legal advisors, and considered a number of factors, including, without limitation, the following:

          New Dartmouth's near-term business prospects. The New Dartmouth Board reviewed New Dartmouth's financial condition, earnings and prospects. The Board was aware of the view expressed by several investment banking firms that it would be difficult to sustain the increase in value that New Dartmouth Stockholders had experienced during the first year of operations following the formation of New Dartmouth. This view was consistent with management's projections that, assuming operations consistent with New Dartmouth's original business plan, its return on average assets was expected to decline during the next three years from 1.2% for the twelve months ended February 28, 1993 to approximately 1.0% for the twelve months ending February 28, 1995 (without regard to any accretion of the $39 million loan discount established in connection with the 1991 P&A Transaction (as hereinafter defined)). See "-- Management's Discussion and Analysis of New Dartmouth's Financial Condition and Results of Operations" below.

          Active solicitation of various potential acquirors. The New Dartmouth Board was aware of the efforts of Goldman Sachs to solicit indications of interest from likely prospective acquirors during the first quarter of 1993, and was advised by Goldman Sachs of the level of interest expressed by each party which it contacted.

          Other strategic alternatives less attractive. The New Dartmouth Board also considered the relative merits of certain other alternatives to the Merger including the alternatives of remaining independent as a private company and growing internally or through strategic acquisitions in New Hampshire and contiguous states, remaining independent for a time and then seeking to sell New Dartmouth, and creating a market for New Dartmouth Common Stock through an IPO. The New Dartmouth Board considered, based in part on the advice of Goldman Sachs, possible values to New Dartmouth Stockholders that could potentially be obtained through implementation of such alternatives and the likelihood of actually receiving such values within various time periods. In particular, the New Dartmouth Board was aware of the general view of Goldman Sachs that the market value of New Dartmouth upon completion of an IPO would likely be less than the aggregate consideration to be paid by SNC under the terms of the Merger Agreement. Moreover, the Board was advised that it would be difficult to sell a substantial portion of the shares of New Dartmouth Common Stock currently outstanding in conjunction with an IPO, and that the market for New Dartmouth Common Stock after an IPO would likely be limited. Regarding possible targeted acquisitions, the Board was aware that such a strategy could materially affect New Dartmouth's risk profile and therefore, depending on the circumstances, might be viewed by certain New Dartmouth Stockholders as a deviation from the business plan presented to New Dartmouth Stockholders in connection with New Dartmouth's organization in 1991.

          Comparison of recent acquisitions. The New Dartmouth Board also considered that in selected acquisitions of banks and thrifts in 1993 where the value of the disclosed consideration was greater than $100 million, the median earnings multiple paid by the acquiror was 16.3 times the selling company's earnings per share ("EPS") for the last 12 months and the median multiple of tangible book value paid by the acquiror was 2.1 times.
     At the hypothetical levels of Adjusted Earnings of $6.0 million and $9.5 million presented above for illustrative purposes and assuming the Average Closing Price is not less than the Minimum Reference Price of $17.11 or greater than the Maximum Reference Price of $23.14 (see "-- Exchange Ratio" above), the aggregate consideration to be paid by SNC in the Merger would range between approximately $150 million (approximately $334 per share of New Dartmouth Common Stock) and $156 million (approximately $347 per share of New Dartmouth Common Stock) or between 8.5 times and 8.9 times New Dartmouth's net earnings for the 12 months ended September 30, 1993 and between 1.9 times and 2.0 times New Dartmouth's common equity at September 30, 1993. With regard to the net earnings multiple, the New Dartmouth Board considered, in part, New Dartmouth's current balance sheet configuration, with a relatively large percentage of liquid investments, the trend of New Dartmouth's return on average assets noted above and general economic conditions.

          Presentations and Fairness Opinion of Goldman Sachs. The New Dartmouth Board took into account presentations made by Goldman Sachs on December 16, 1993 and previously and its oral opinion, which was subsequently confirmed in writing, that the consideration to be received by the holders of New Dartmouth Common Stock under the Merger Agreement was fair to such holders. See "-- Opinion of New Dartmouth's Financial Advisor" and Annex C below.

          The conditions to the Merger. The New Dartmouth Board was aware of the terms of the Merger Agreement including, without limitation, the conditions to the Merger. The Board also considered the various regulatory approvals that would be necessary to consummate the Merger, the likelihood that such approvals would be obtained, and the risks to New Dartmouth if such approvals were not obtained.

          Certain information concerning SNC's financial condition, results of operations and prospects. The New Dartmouth Board considered, based in part on due diligence conducted by management and Goldman Sachs, SNC's financial condition, historical earnings and prospects. The Board also noted that if the market value of SNC Common Stock declined, resulting in an Average Closing Price of less than $l7.11, New Dartmouth would have the right under the Merger Agreement not to proceed with the Merger unless SNC waived the applicability of the Minimum Reference Price. See "-- Exchange Ratio."

          Liquidity. The New Dartmouth Board reviewed the degree to which the Merger would provide New Dartmouth Stockholders with a liquid investment and noted, among other factors, (i) the number of shares of SNC Common Stock that would be outstanding after the Merger and the percentage of such shares that the shares of SNC Common Stock to be issued in the Merger would represent and (ii) that the shares of SNC Common Stock to be issued in connection with the Merger will be listed on the New York Stock Exchange. See "-- Resales of SNC Common Stock Received in the Merger; Resales by Affiliates."

          The number of shares of SNC Common Stock to be issued to New Dartmouth Stockholders pursuant to the acquisition will depend upon the Exchange Ratio. Based upon the number of shares of SNC Common Stock outstanding as of September 30, 1993, (which does not take into account the shares of SNC Common Stock which may be issued in connection with the Peoples and Gateway transactions) and assuming the Average Closing Price will be between the Maximum and Minimum Reference Prices, at the hypothetical levels of Adjusted Earnings of $6.1 million and $9.5 million presented above (See "-- Exchange Ratio"), on a pro forma basis, New Dartmouth Stockholders' ownership of SNC Common Stock outstanding immediately after the Merger is expected to range between 6.50% and 8.90%, after taking into account the shares of SNC Common Stock to be issued upon exercise of outstanding New Dartmouth Warrants.

          The terms of the Stock Option Agreement. The New Dartmouth Board was aware that the existence of the Stock Option Agreement would make it significantly more expensive for a third party to offer a price per share higher than the price New Dartmouth's Stockholders will receive under the Merger Agreement. The Board also was aware that the Stock Option Agreement might make it impossible for another bidder to account for an acquisition of New Dartmouth on a pooling of interests basis. The Board was thus aware that the Stock Option Agreement would significantly deter, if not completely preclude, a potential competing acquiror from making an offer. See "-- The Stock Option Agreement" below. The Board also considered that such stock option agreements are typical in transactions such as the Merger and, significantly, that SNC had stipulated that the Stock Option Agreement was a necessary condition of its offer.

          Voting Agreement. The New Dartmouth Board was also aware that the agreement of certain of New Dartmouth's directors, who exercise voting control over approximately 44.8% of the outstanding shares of New Dartmouth Common Stock, to vote in favor of the Merger further reduced the likelihood that a third party would make a competing offer to acquire New Dartmouth.

          The possible impact of the Merger on New Dartmouth's business prospects, employees, customers and communities. The New Dartmouth Board considered, generally, the impact of the Merger on New Dartmouth's business prospects, employees, customers and communities. The Board also was aware that the Merger Agreement obligated SNC to provide New Dartmouth employees with benefits generally comparable to those provided to other SNC employees, but did not otherwise limit SNC's personnel policies.

          After reviewing various factors, including those noted above, the New Dartmouth Board concluded that the overall terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of New Dartmouth Stockholders. In view of the wide variety of factors considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination.

          New Dartmouth's pro forma total assets and total shareholders' equity at September 30, 1993, assuming that the Merger had occurred at that date, would have represented approximately 6.0% and 4.4%, respectively, of the pro forma combined total assets and total shareholders' equity. New Dartmouth's pro forma earnings before taxes based on financial data for the nine months ended September 30, 1993 would have represented approximately 13.8% of the pro forma combined earnings before taxes for that period.

Opinion of New Dartmouth's Financial Advisor

     General. Goldman Sachs has delivered its opinion to the New Dartmouth Board that, subject to certain assumptions and qualifications, as of December 16, 1993 and as of the date of this Proxy Statement/Prospectus, the consider-ation to be received by the holders of New Dartmouth Common Stock under the Merger Agreement was fair to such holders. No limitations were imposed by the New Dartmouth Board upon Goldman Sachs with respect to the investigations made or procedures followed by it in rendering its opinion. Goldman Sachs, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The New Dartmouth Board selected Goldman Sachs as its financial advisor on the basis of the firm's experience and expertise in transactions similar to the transaction contemplated by the Merger Agreement and its presentations to the New Dartmouth Board. Goldman Sachs is familiar with New Dartmouth and the terms of the Merger Agreement, having acted as its financial advisor in connection with and having participated in certain of the negotiations leading to the Merger Agreement. Goldman Sachs also has provided certain investment banking services to SNC from time to time, including acting as co-manager of SNC's Subordinated Note Offerings in December 1992 and in April 1993, and acting as SNC's financial advisor in connection with the pending acquisition of Gateway Financial Corporation, and it may provide investment banking services to SNC in the future.

     The full text of the opinion of Goldman Sachs dated as of the date of this Proxy Statement/Prospectus (the "Fairness Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached hereto as Annex C to this Proxy Statement/Prospectus. The Fairness Opinion is directed only to the New Dartmouth Board of Directors and relates only to the consideration to be received by holders of New Dartmouth Common Stock and does not constitute a recommendation to any New Dartmouth Stockholder as to how such stockholder should vote at the Special Meeting. The summary of the Fairness Opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion. New Dartmouth stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken by Goldman Sachs.

     In connection with delivering the Fairness Opinion, Goldman Sachs reviewed, among other things, (a) the Merger Agreement and the Stock Option Agreement,
(b) SNC's Registration Statement on Form S-4 including a draft Proxy Statement/Prospectus, (c) the Audited Annual Reports for the period October
10, 1991 to June 30, 1992 and the year ended June 30, 1993, respectively, to New Dartmouth Stockholders, and Annual Reports to Shareholders and Annual Reports on Form 10-K for the five years ended December 31, 1992 for SNC, (d) certain unaudited interim reports to New Dartmouth Stockholders, certain interim reports to shareholders and Quarterly Reports on Form 10-Q of SNC and certain other communications from New Dartmouth and SNC to their respective stockholders, (e) certain internal financial analyses and forecasts for New Dartmouth and SNC prepared by their respective managements and (f) the Purchase and Assumption Agreements each dated October 10, 1991 between New Dartmouth and the FDIC, as Receiver of the Failed Banks. Goldman Sachs also held discussions with members of the senior managements of New Dartmouth and SNC and with independent consultants and legal advisors to New Dartmouth and SNC regarding past and current business operations, regulatory matters, financial condition and future prospects of New Dartmouth and SNC. Goldman Sachs also held discussions with the independent accountants of New Dartmouth and SNC. Goldman Sachs also reviewed with New Dartmouth's management the results of New Dartmouth's due diligence examination of SNC. In addition, Goldman Sachs reviewed the reported price and trading activity for SNC Common Stock, compared certain financial information for New Dartmouth and SNC and stock market information for SNC with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the thrift and commercial banking industries specifically and other industries generally, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the Fairness Opinion. In issuing the Fairness Opinion Goldman Sachs assumed, with the consent of the New Dartmouth Board, that the financial and operating forecasts provided to Goldman Sachs (including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and non-performing assets and net charge-offs) had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of New Dartmouth and SNC. In particular, Goldman Sachs assumed, with the consent of the New Dartmouth Board, and without independent verification, that the aggregate allowances for loan losses of each of New Dartmouth and SNC were and are in the aggregate adequate to cover all such losses. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of New Dartmouth or SNC or any of their subsidiaries, Goldman Sachs was not furnished with any such evaluation or appraisal, and Goldman Sachs did not review any individual credit files. After consulting with New Dartmouth and its counsel, Goldman Sachs assumed, with New Dartmouth's consent, that issues previously raised in connection with SNC's failure to obtain the approval of the Federal Reserve Board for the Merger would be satisfactorily addressed and that SNC would receive in a timely manner all regulatory approvals necessary for consummation of the Merger. Goldman Sachs was informed by New Dartmouth and assumed for purposes of its opinions, with the consent of New Dartmouth, that the Merger would be recorded as a pooling of interests under generally accepted accounting principles.

     The following is a brief summary of the report presented by Goldman Sachs to the New Dartmouth Board on December 16, 1993 (the "Goldman Sachs Report") in connection with its opinion that, as of December 16, 1993, the Exchange Ratio was fair to New Dartmouth Stockholders.

          Present Value Analysis. Goldman Sachs estimated the future value of New Dartmouth Common Stock under various assumptions and discounted each of those values to a present value as of the twelve months ended June 30, 1993 using three different discount rates (10%, 15% and 20%), selected to reflect different assumptions regarding the required rate of return of holders or prospective buyers of New

     Dartmouth Common Stock, and a range of five different price-to-earnings multiples (ranging from 6 times to 14 times). Those assumptions also included a range of four EPS scenarios (ranging from a 5% annual decline in EPS to a 10% annual increase in EPS). On the basis of such assumptions Goldman Sachs estimated that the present value of one share of New Dartmouth Common Stock on a stand alone basis would range from $60.00 to $567.00. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to predict the price or prices at which any securities might be valued at the present time or at any time in the future.

          Comparison with Selected Companies. Goldman Sachs compared selected historical earnings, reserves, annualized returns, non-performing assets and market capitalization data and financial ratios for New Dartmouth to the corresponding data and ratios for a selected group of five banks and thrifts based in New Hampshire (Bank of New Hampshire, Cheshire Financial Corp., Great Bay Bankshares, NFS Financial Corp. and Portsmouth Bank Shares), a selected group of six banks and thrifts in New England generally comparable to New Dartmouth (Centerbank, Chittenden Corp., Neworld Bancorp, Inc., People's Bank, Inc., Sterling Bancshares and UST Corp.) and the same factors for SNC to a selected group of five large regional bank holding companies in the Northeast (Bank of Boston Corporation, BayBanks, Inc., First Empire State Corporation, Fleet Financial Group, Inc. and KeyCorp).

          Analysis of Selected Bank and Thrift Mergers and Acquisitions.
     Goldman Sachs reviewed acquisitions of banks and thrifts valued at greater than $100 million announced since January 1, 1993. Goldman Sachs calculated the percentage premiums of the offer value over the market value of the acquired company, the price/last twelve-month ("LTM") EPS multiple, and the price/ tangible book value multiple. The calculations yielded a range of percentage of offer values to market values from 100% to 188% with a median percentage of 127%; a price/LTM EPS multiple range of 7.2 times to 54.7 times with a median of 16.3 times; and a price/tangible book value multiple range of 1.2 times to 2.7 times with a median of 2.1 times. Goldman Sachs presented an analysis of the consideration to be paid by SNC as a multiple of LTM net earnings and as a multiple of New Dartmouth common equity, in each case assuming different amounts of consideration to be paid by SNC per share of New Dartmouth Common Stock, depending on the closing date, including $330 and $360. At those levels, and assuming the Average Closing Price is not less than $17.11 or greater than $23.14 (see "-- Exchange Ratio"), the multiple of price to LTM net earnings through September 30, 1993 would be 8.8 times and 9.6 times, respectively, and the multiple of price to New Dartmouth common equity would be 1.9 times and 2.1 times, respectively. No company or transaction used in the above analyses as a comparison is identical to New Dartmouth, SNC or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining an average or median value) is not, by itself, a meaningful method of using comparable company or transaction data.

          Stock Trading History. Goldman Sachs examined the history of the trading prices and volume for SNC Common Stock, and the relation between movements of SNC Common Stock and movements of the Standard & Poor's 500 and Standard & Poor's Financial indices.

          Pro Forma Acquisition Analysis. Goldman Sachs analyzed, using different future earnings scenarios and several Exchange Ratio scenarios, certain pro forma effects on SNC resulting from the Merger. The Goldman Sachs analysis included, among other factors, estimates of EPS, the change in tangible book value per share and the change in the ratio of tangible common equity to tangible assets. This analysis, based on the factors and assumptions noted below, showed that if New Dartmouth Stockholders receive $330 in value of SNC Common Stock for each share of New Dartmouth Common Stock, at an assumed Average Closing Price equal to the Maximum Reference Price of $23.14, the Merger would be accretive to SNC's earnings per share in 1994 by approximately 0.5% . The Goldman Sachs analysis also showed that the Merger would be dilutive to SNC's 1994 earnings per share by approximately 1.4% and 0.3%, respectively, if the Average Closing Price was either the Minimum Reference Price of $17.11 or $20.13, the median between the Maximum and Minimum Reference Prices (the "Median Reference Price"). The reduction in SNC's tangible book value per share caused by the Merger, if New Dartmouth Stockholders were to receive $330 in value of SNC Common Stock, would be 0.9%, 1.7% and 2.7% at the Maximum, Median and Minimum Reference Prices, respectively, according to the Goldman Sachs analysis. The Goldman Sachs presentation also indicated that the reduction in SNC's ratio of tangible common equity to tangible assets would be approximately .06% in such a scenario.

          Goldman Sachs also provided the New Dartmouth Board with the same pro forma analysis assuming New Dartmouth Stockholders receive $360 in value of SNC common Stock for each share of New Dartmouth Common Stock. Under this scenario, the Merger would be neither accretive nor dilutive to SNC's 1994 earnings per share if the Average Closing Price equaled the Maximum Reference Price and would be dilutive to SNC's 1994 earnings per share by approximately 0.9% and 2.0% at the Median and Minimum Reference Prices, respectively. The reduction in SNC's tangible book value per share caused by the Merger, if New Dartmouth Stockholders were to receive $360 in value of SNC Common Stock, would be 1.4%, 2.2% and 3.4% at the Maximum, Median and Minimum Reference Prices, respectively, according to the Goldman Sachs analysis. The Goldman Sachs presentation also indicated that the reduction in SNC's ratio of tangible common equity to tangible assets would be approximately .06% in such a scenario.

          Goldman Sachs made its estimates based on financial data at September 30, 1993 and after taking into account certain information supplied by New Dartmouth and SNC and obtained from public sources including, among other factors, the following: (a) the estimate of SNC shares outstanding; (b) certain financial projections of the respective managements of SNC and New Dartmouth; and (c) published estimates of bank and thrift stock analysts. In addition, Goldman Sachs' estimates assumed that 15% of New Dartmouth's noninterest expense could be reduced after the Merger, which assumption was based in part on information supplied by SNC, and also assumed that 100% of the estimated cost savings would be realized in 1994.

     In connection with the Fairness Opinion, Goldman Sachs confirmed the appropriateness of its reliance on the analyses in the Goldman Sachs Report described above by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The summary set forth above does not purport to be a complete description of the presentation by Goldman Sachs to the New Dartmouth Board or of the analysis performed by Goldman Sachs. The preparation of a fairness opinion is not necessarily susceptible to a partial analysis or summary description. Goldman Sachs believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses or factors, or selecting part or all of the above summary, without considering all analyses and factors, could create an incomplete view of the processes underlying the preparation of the Fairness Opinion. None of the analyses performed by Goldman Sachs was indicated by Goldman Sachs to have a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be Goldman Sachs' view of the actual value of New Dartmouth or the combined company.

     In performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of New Dartmouth. The analyses performed by Goldman Sachs are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, the analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Goldman Sachs used in its analyses various projections of future performance prepared by the managements of New Dartmouth and SNC. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered uncertain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, the Goldman Sachs Report and Goldman Sachs' opinion were among many factors taken into account by the New Dartmouth Board in making its determination to approve the Merger Agreement. The

Fairness Opinion does not address the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for New Dartmouth or the effect of any other business combination in which New Dartmouth might engage.

     The terms of the engagement of Goldman Sachs were set forth in an engagement letter dated as of December 3, 1992. Pursuant to that letter, if the Merger is consummated, New Dartmouth will pay to Goldman Sachs a transaction fee equal to 1.0% of the aggregate consideration paid by SNC in the Merger. Whether or not the Merger is consummated, New Dartmouth has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including all fees and disbursements of counsel, up to $50,000, and to indemnify Goldman Sachs against certain liabilities relating to or arising out of its engagement.

SNC's  Reasons for the Merger

     In reaching its determination to enter into the Merger Agreement, the Board of Directors of SNC (the "SNC Board") considered a number of factors, including the following: (i) the SNC Board's familiarity with and review of SNC's business, operations, financial condition, earnings and prospects; (ii) the SNC Board's review, based in part on the advice of its financial advisor and a presentation by SNC management regarding its due diligence on New Dartmouth, of the business, operations, earnings and financial condition of New Dartmouth on a historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of SNC, including the geographical proximity and regional similarities of New Dartmouth's New Hampshire market areas to SNC's existing market areas; (iv) the current and prospective economic environment facing financial institutions, including SNC; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; and (vi) the financial and other obligations owed by the FDIC to New Dartmouth pursuant to certain purchase and assumption agreements. The SNC Board did not assign any specific or relative weight to the factors in its consideration.

Interests of Certain Persons In The Merger

     If the Merger is consummated, the non-vested portion of the New Dartmouth Warrant held by Robert P. Keller, New Dartmouth's President and Chief Executive Officer, for 5,891 shares of New Dartmouth Common Stock, will become fully vested as of the Effective Time. Absent a change in control of New Dartmouth, Mr. Keller's warrant, which is currently two-thirds vested, will be fully vested on October 10, 1994. In addition, Mr. Keller, Dennis Beaulieu, a Senior Vice President and the Chief Financial Officer of New Dartmouth, and other senior executives of New Dartmouth will receive additional compensation under certain circumstances after the Merger pursuant to the Employment Agreements and the New Dartmouth 1992 Stock Option Plan.

     Executive Employment Agreements. Messrs. Keller and Beaulieu each entered into employment agreements with New Dartmouth as of October 10, 1991 (collectively, the "Employment Agreements"). Each Employment Agreement has a term of three years, expiring in October 1994, and is extended automatically for successive one-year periods unless either New Dartmouth or the officer gives notice at least one year prior to the expiration of the initial term or any extension.

     Mr. Keller's Employment Agreement provides that if his employment is terminated by New Dartmouth without cause or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by New Dartmouth of the Employment Agreement, New Dartmouth would generally be obligated to pay Mr. Keller his base salary for the remainder of the term of the Agreement or 18 months, whichever is greater. During such period, New Dartmouth would also be obligated to continue certain employee benefits, such as life, health, accident and disability insurance coverage, which Mr. Keller was receiving immediately preceding his termination. In addition, upon the events described above, Mr. Keller's supplemental retirement benefits would become fully vested and, upon his attainment of age 65, New Dartmouth would be obligated to pay him an amount sufficient to assure that he receives the amount to which he would have been entitled under the Supplemental Retirement Arrangement had he not been terminated, and all warrants (and options if any) granted to Mr. Keller to purchase Common Stock would become fully vested and exercisable. The Employment Agreement also provides that if New Dartmouth terminates Mr. Keller's employment upon the expiration of the Employment Agreement, Mr. Keller would be entitled to a payment equal to six times his monthly base salary, and New Dartmouth would also be obligated to continue for six months the employee benefits which Mr. Keller was receiving immediately prior to such termination. Mr. Keller's annual base salary under the Agreement is $240,000.

     Payments to which Mr. Keller would be entitled upon termination will be reduced by amounts earned by Mr. Keller for services provided to another party. Under the terms of the Employment Agreement, upon termination of employment following the expiration of the Employment Agreement, Mr. Keller would be obligated to mitigate any payments he is entitled to receive from New Dartmouth by seeking employment comparable in terms of compensation, position and location to his employment by New Dartmouth. Mr. Keller would have no obligation, however, to mitigate any payments he would be entitled to receive upon termination by New Dartmouth without cause or termination by Mr. Keller for cause.

     Mr. Keller has agreed not to compete with New Dartmouth during the term of the Agreement and for a period of one year thereafter by, among other things, participating or engaging in any business within the States of New Hampshire, Maine, Massachusetts and Vermont which is comparable to New Dartmouth's business.

     Mr. Beaulieu's Employment Agreement provides that if his employment is terminated by New Dartmouth without cause, New Dartmouth will generally be obligated to pay Mr. Beaulieu his base salary for the remainder of the term of the Employment Agreement (or any extension thereof) or 6 months, whichever is greater. During such period, New Dartmouth would also be obligated to continue certain employee benefits, such as life, health, accident and disability insurance coverage, which Mr. Beaulieu was receiving immediately preceding his termination. In addition, any New Dartmouth Options granted to Mr. Beaulieu would become fully vested and exercisable. Payments to which Mr. Beaulieu would be entitled upon termination would be reduced by amounts earned by Mr. Beaulieu for services provided to another party. Mr. Beaulieu would have no obligation, however, to mitigate any payments by seeking employment or otherwise. Mr. Beaulieu's annual base salary under the Agreement is $110,000.

     Mr. Beaulieu has agreed not to compete with New Dartmouth during the term of the Employment Agreement and for a period of one year thereafter by, among other things, participating or engaging in any business comparable to the business of New Dartmouth (i) which has a principal place of business in New Hampshire, Maine or Vermont within a 100-mile radius of Manchester, New Hampshire or (ii) which has a principal place of business in Massachusetts within a 60-mile radius of Manchester, New Hampshire (excluding any business which has its principal place of business in Boston, Massachusetts and which does not have a branch or affiliate located in New Hampshire).

     In addition, Messrs. Keller and Beaulieu have each entered into a Supplemental Agreement that, under certain circumstances, would reduce the amount of payments made under the Employment Agreement if, after applying the excise tax provisions to such payments, the net economic benefit to the employee of such payments would be increased by effecting such a reduction.

     Executive Warrant and Options. Mr. Keller holds a New Dartmouth Warrant that was granted as of October 10, 1991 with respect to 17,675 shares of New Dartmouth Common Stock. The New Dartmouth Warrant Plan, as amended (the "Warrant Plan") provides that if there is a change in control of New Dartmouth, the New Dartmouth Warrants granted thereunder will become immediately exercisable in full. Pursuant to the Merger Agreement, SNC has agreed that the Merger will constitute a change in control of New Dartmouth for purposes of the Warrant Plan.

     In 1992 New Dartmouth granted each of Mr. Beaulieu and five other New Dartmouth executive officers listed in the table below a New Dartmouth Option pursuant to the Option Plan. The New Dartmouth Options vest in one-third increments on the third, fourth and fifth anniversaries of the date of grant.
As of the date of this Proxy Statement/Prospectus, none of the New Dartmouth Options is exercisable for any shares of New Dartmouth Common Stock. The Option Plan provides that a New Dartmouth Option will become fully vested and exercisable in full if (i) there is a change in control of New Dartmouth and
(ii) within two years following a change in control, the holder's employment is terminated without cause. Pursuant to the Merger Agreement, SNC has agreed that the Merger will constitute a change in control of New Dartmouth for purposes of the Option Plan.

     For purposes of the Option Plan, the New Dartmouth Board has interpreted a termination "without cause" to include circumstances in which the holder of a New Dartmouth Option is constructively terminated within two years after a change in control as a result of (i) New Dartmouth or its successor informing the holder that it intends to change the nature or scope of the holder's responsibilities, title, authority, powers, functions or duties, which, from the holder's perspective, would represent a material adverse change from the responsibilities, title, authority, power, functions or duties that the holder had prior to the change of control, or (ii) an involuntary relocation by New Dartmouth or its successor of the office of the holder to any place outside a twenty-five mile radius from Manchester, New Hampshire. Based upon SNC's interpretation of the Option terms, it is expected that SNC's post-Merger New Hampshire operations will result in constructive termination of the Option holders for purposes of the Option Plan.

     The following table sets forth certain information regarding the number and value of Options and Warrant, as the case may be, held by the New Dartmouth executive officers named below at December 31, 1993. The respective values of unexercised in-the-money Options and Warrants at December 31, 1993 shown below are presented pursuant to Commission rules, assuming the market value of New Dartmouth Common Stock is equal to $345.00 per share, which is the median between $335 and $355 per share of New Dartmouth Common Stock, which New Dartmouth's management expects will be the range of consideration received by New Dartmouth Stockholders per share of New Dartmouth Common Stock. See " -- Recommendation of New Dartmouth Board; Reasons for the Merger" above. If the Merger is consummated, the actual before-tax amount, if any, realized upon exercise of Options and Warrants will depend upon the excess, if any, of the market price of SNC Common Stock over the exercise price per share of SNC Common Stock subject to the Option or Warrant, as the case may be, at the time of exercise. Accordingly, there can be no assurance that the values of in-the-money Options and Warrants reflected in the following table will actually be realized.
                            OPTION/WARRANT VALUES
                             AT DECEMBER 31, 1993

- ----------------------------------------------------------------------------------------------------------------------------------

                         Number of Unexercised                  Exercise                     Value of Unexercised
                           Options/Warrants                      Price                  In-The-Money Options/Warrants
                          at December 31, 1993                   Per Share                   at December 31, 1993 (1)
                     --------------------------------          ------------             -----------------------------
Name                 Exercisable        Unexercisable                                   Exercisable    Unexercisable
Robert P. Keller       11,784              5,891               $  109.06                $  2,780,317   $  1,389,923
Dennis P. Beaulieu          0              3,250                  129.82                           0        699,335
Mark Collins                0              1,500                  129.82                           0        322,770
T. Ronald Pilot             0              1,500                  129.82                           0        322,770
William H. Maurhoff         0              1,500                  149.83                           0        292,755
Deborah R. Smith            0              1,500                  129.82                           0        322,770
Raymond P. Smith            0              1,500                  129.82                           0        322,770

(1)   Based on the difference between the exercise price and $345.00 per share.


     Effect of Prior Stockholder Approval of Certain Compensation Arrangements. Current Federal income tax law imposes certain penalties if the sum of payments in the nature of compensation to or for the benefit of officers, stockholders or other highly compensated individuals that are contingent on a change in control of a corporation exceeds a certain threshold. In such circumstances, the recipient will be deemed to receive a "parachute payment" and there will be adverse tax consequences to both the recipient and the corporation. In the case of a corporation such as New Dartmouth that does not have any stock which is readily tradeable on an established securities market or otherwise, any payment that has been approved by the holders of more than 75% of the corporation's voting stock will not be taken into account for purposes of determining whether the recipient has received a parachute payment.

     At the Special Meeting of Stockholders held on August 26, 1993, New Dartmouth Stockholders approved the potential payments that may be made or deemed to be made in certain circumstances after the Merger pursuant to the Employment Agreements, the Warrant Plan and the Option Plan (collectively, the "Compensation Arrangements"). Accordingly, New Dartmouth believes that its executive officers named above and SNC, New Dartmouth's successor for Federal income tax purposes, may take the position that any payments made or deemed to be made after the Merger pursuant to the Compensation Arrangements should not be taken into account for purposes of determining whether the recipient has received a parachute payment.

     Indemnification; Insurance. Pursuant to the Merger Agreement, SNC has agreed to indemnify, defend and hold harmless the present and former directors, officers and (subject to certain limitations) employees of New Dartmouth and its subsidiaries and to secure directors' and officers' liability insurance for New Dartmouth's present and former directors and officers. See "-- Indemnification; Insurance" below for a detailed description of SNC's indemnification and insurance obligations under the Merger Agreement.

Effective Time

     The Merger will become effective on the date and at the time that the Contract for Union is accepted for filing by the Secretary of State of the State of New Hampshire in accordance with applicable law or on such later date as the Contract for Union may specify (the "Effective Time"). The Merger Agreement provides that the Contract for Union will be submitted for filing as soon as possible after all conditions contained in the Merger Agreement have been satisfied or, if permissible, waived, including receipt of all regulatory approvals and termination of all statutory waiting periods.

Surrender of Certificates; No Fractional Shares

     As promptly as practicable after the Effective Time, Chemical Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of New Dartmouth Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of New Dartmouth Common Stock for certificates representing shares of SNC Common Stock.

     NEW DARTMOUTH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon surrender to the Exchange Agent of one or more certificates for New Dartmouth Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the New Dartmouth Stockholders surrendering such items a certificate or certificates representing the number of shares of SNC Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described above, without interest.

     No dividend or other distribution payable after the Effective Time with respect to SNC Common Stock will be paid to the holder of any unsurrendered New Dartmouth certificate until the holder surrenders such certificate(s), at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest. No holder of an unsurrendered New Dartmouth certificate will be entitled, until the surrender of such certificate, to vote the shares of SNC Common Stock into which his New Dartmouth Common Stock has been converted.

     After the Effective Time, there will be no transfers on New Dartmouth's stock transfer books of shares of New Dartmouth Common Stock issued and outstanding at the Effective Time. If certificates representing shares of New Dartmouth Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     Neither SNC nor New Dartmouth nor any other person will be liable to any former holder of New Dartmouth Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for New Dartmouth Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     No fractional shares of SNC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each New Dartmouth Stockholder who would otherwise have been entitled to receive a fraction of a share of SNC Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of SNC Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Shares of SNC capital stock (including SNC Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

Conditions to the Merger

     The respective obligations of SNC and New Dartmouth to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, none of which may be waived: (i) approval of the Merger Agreement, the Contract for Union and the procedures and transactions contemplated thereby by the requisite affirmative vote of the holders of the outstanding shares of New Dartmouth Common Stock and Preferred Stock entitled to vote thereon (see "-- Required Stockholder Approval; Voting Agreements" below);
(ii) approval of the Merger Agreement and the transactions contemplated thereby by (a) the Federal Reserve Board, (b) the FDIC, (c) the Bank Commissioner of the State of New Hampshire (the "Bank Commissioner") or, alternatively, the New Hampshire Superior Court, (d) the Board of Trust Company Incorporation of the State of New Hampshire (the "BTCI"), and (e) the Board of Bank Incorporation of the Commonwealth of Massachusetts, and the expiration of any statutory waiting periods (provided, however, that no such consent or approval referred to herein shall have imposed any condition or requirement which, in the reasonable opinion of SNC, would so materially and adversely affect the economic or business benefits to SNC of the transactions contemplated by the Merger Agreement, taken as a whole, so as to render inadvisable the consummation of the Merger); (iii) the Registration Statements of which this Proxy Statement/Prospectus is a part shall have become effective and no stop order suspending the effectiveness of either of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, and SNC shall have received all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of SNC Common Stock in the Merger and upon exercise of the New Dartmouth Options and the New Dartmouth Warrants; (iv) none of SNC, the Merger Sub or New Dartmouth shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and (v) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger.

     The obligations of SNC to effect the Merger are further subject to the satisfaction, or waiver by SNC, of the following conditions: (i) the representations and warranties of New Dartmouth contained in the Merger Agreement (including without limitation New Dartmouth's representation that no Material Adverse Effect (as hereinafter defined) has occurred since December 31,
1992) shall be true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time (except to the extent they relate to an earlier date or as expressly contemplated by the Merger Agreement); provided, however, that the representations and warranties of New Dartmouth (other than those relating to its organization, capitalization and corporate power, the authorization of the Merger Agreement, certain violations of its Articles of Agreement and By-laws and of law, recent operations, the absence of any Material Adverse Effect, certain regulatory matters, certain matters relating to employee benefit plans, pooling of interests treatment and the applicability of state takeover laws) will be deemed true and correct in all material respects unless the failure of such representations and warranties to be so true and correct, together with the failure of any other representations and warranties of New Dartmouth set forth in the Merger Agreement to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of New Dartmouth as represented in the Merger Agreement considered as a whole, other than an adverse change resulting from (w) a change in interest rates or governmental regulatory policies, (x) changes in generally accepted accounting principles as applied to New Dartmouth's financial statements, (y) other matters affecting the banking industry generally or (z) the transactions contemplated by the Merger Agreement, including the expenses incurred in connection therewith (collectively, the "Exempt Changes"); (ii) New Dartmouth shall have duly performed and complied with, in all material respects, each and all of the agreements and covenants of New Dartmouth to be performed and complied with pursuant to the Merger Agreement and the other agreements contemplated thereby prior to the Effective Time; (iii) SNC shall have received from New Dartmouth's independent accountants certain letters with respect to certain financial information of New Dartmouth; (iv) SNC shall have received a letter, dated as of the Effective Time, from its independent accountants to the effect that the Merger shall qualify for pooling of interests accounting treatment; (v) the aggregate number of shares of New Dartmouth Common Stock owned by New Dartmouth Stockholders who have perfected and not abandoned dissenters' rights of appraisal shall not constitute more than 7.5% of the shares of New Dartmouth Common Stock outstanding immediately prior to the Effective Time; (vi) SNC and its directors and officers who sign the Registration Statement shall have received a customary legal opinion, dated the date of closing, from counsel to New Dartmouth; (vii) SNC shall have received from each affiliate of New Dartmouth an agreement regarding sales of securities of SNC and

New Dartmouth by such affiliates (see "--Resales of SNC Common Stock
Received in the Merger" below); (viii) all of the obligations of the FDIC set forth in certain specified purchase and assumption agreements between the FDIC and New Dartmouth shall survive the Merger and continue to be binding upon and enforceable against the FDIC as if the Merger had not occurred, and SNC shall have received written assurances from the FDIC to such effect; (ix) New Dartmouth shall have redeemed all of the outstanding shares of New Dartmouth Preferred Stock (which term does not include any shares of Additional Preferred Stock (as defined below) that New Dartmouth may issue); and (x) SNC shall have received certificates from New Dartmouth's officers and such other documents to evidence fulfillment of the conditions described in this paragraph as SNC may reasonably request.

     For purposes of the condition described in clause (i) of the preceding paragraph, a "material adverse change" to New Dartmouth's "results of operations" will not be deemed to have occurred unless the adverse impact on such results exceeds, or will exceed during the next twelve months, $4,250,000 (the "Materiality Floor"); provided, however, that any individual breach of a representation or warranty in the Merger Agreement with respect to which the adverse financial impact on New Dartmouth's results of operations is, or will be during the next twelve months, less than $200,000 will not be considered for purposes of determining whether the Materiality Floor has been exceeded, provided, further that failures of certain representations and warranties of New Dartmouth pertaining to its financial statements and its loan portfolio will be aggregated for each such representation and warranty for purposes of determining whether such $200,000 threshold has been reached. In the event the adverse impact on results of operations of a breach or breaches of New Dartmouth's representations and warranties contained in the Merger Agreement exceeds or will exceed the Materiality Floor, the determination as to whether a material adverse change has occurred to New Dartmouth's results of operations under the applicable section of the Merger Agreement will be made by reference to whether such breach or breaches has or have a Material Adverse Effect on New Dartmouth without regard to the existence or level of the Materiality Floor. The Merger Agreement defines a "Material Adverse Effect" when applied to a party to the Merger Agreement, as an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the assets, financial position, results of operations or business of such party or (b) would materially impair such party's ability to perform its obligations under the Merger Agreement. For purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on a party's results of operations, the term "results of operations" will mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); provided, however, that in the event the failure of the representations of New Dartmouth regarding tax matters to be true and correct results in a restatement of New Dartmouth's statements of operations for any periods referred to by New Dartmouth's representations and warranties regarding its financial statements, the definition of results of operations will take into account New Dartmouth's after tax income as restated.

     The obligations of New Dartmouth to effect the Merger are further subject to the satisfaction, or waiver by New Dartmouth, of the following conditions:
(i) the representations and warranties of SNC contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time (except to the extent they relate to an earlier date or as expressly contemplated by the Merger Agreement); provided, however, that such representations and warranties (other than those relating to its organization, capitalization and corporate power, the shares of SNC Common Stock to be issued in the Merger, the authorization of the Merger Agreement, certain violations of its charter and By-laws and of law, recent operations, certain regulatory matters and the obtainability of necessary regulatory approvals) will be deemed true and correct in all material respects unless the failures of such representations and warranties to be so true and correct, together with the failure of any other representations and warranties of SNC set forth in the Merger Agreement to be so true and correct, in the aggregate, represents a material adverse change from the business, assets, financial condition or results of operations of SNC as represented in the Merger
Agreement considered as a whole, other than an Exempt Change; (ii) SNC shall have duly performed and complied with, in all material respects, each and all of the agreements and covenants of SNC to be performed and complied with pursuant to the Merger Agreement and the other agreements contemplated thereby prior to the Effective Time; (iii) New Dartmouth shall have received from SNC's independent accountants certain letters with respect to certain financial information of SNC; (iv) the Average Closing Price of the SNC Common Stock will not be less than $17.11 per share; provided, however, that this condition will not apply if SNC waives the Minimum Reference Price; (v) New Dartmouth shall have received an opinion from its independent accountants regarding certain federal income tax consequences of the Merger (see "-- Certain Federal Income Tax Consequences" below); (vi) New Dartmouth shall have received a legal opinion, dated the date of closing, from counsel to SNC; (vii) the shares of SNC Common Stock issuable in the Merger and reserved for issuance upon exercise of the New Dartmouth Options and the New Dartmouth Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance; (viii) New Dartmouth shall have received from SNC's independent accountants a letter, dated shortly prior to the commencement of the Pricing Period, stating the method of accounting to be applied to the Merger, and if such letter states that the Merger will be accounted for using the "purchase" method of accounting and SNC intends to waive its condition that the Merger be accounted for as a pooling of interests, SNC must have publicly announced such intention at least 48 hours prior to the commencement of the Pricing Period; and (ix) New Dartmouth shall have received certificates from SNC's officers and such other documents to evidence fulfillment of the conditions described in this paragraph as New Dartmouth may reasonably request.

     No assurance can be provided as to when, or whether, all regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will satisfy the conditions to the Merger) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "--Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before June 30, 1994 or if all necessary regulatory approvals required to consummate the Merger (excluding any waiting or notice periods) have not been received by May 30, 1994), the Merger may be abandoned by a vote of a majority of the Board of Directors of either SNC or New Dartmouth, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

Required Stockholder Approval; Voting Agreements

     New Hampshire law requires the affirmative approval of the Contract for Union by the holders of 66-2/3% of all of the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, in order to obtain the permission of the Bank Commissioner of the State of New Hampshire to consummate the Merger. In addition, New Dartmouth's Articles of Agreement separately require that the Merger be approved by the holders of a majority of the outstanding shares of New Dartmouth Common Stock.

     In connection with the execution of the Merger Agreement, holders of 189,927 shares of New Dartmouth Common Stock, representing approximately 44.8% of the outstanding New Dartmouth Common Stock, entered into an agreement with SNC (the "Voting Agreement"), pursuant to which each such stockholder agreed, among other things, (i) to vote all shares of New Dartmouth Common Stock such stockholder is entitled to vote (a) in favor of the approval of the Merger Agreement and (b) against the approval of any competing transaction, and (ii) subject to certain exceptions, not to dispose of any shares of New Dartmouth Common Stock. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference. In addition, the FDIC has agreed to vote all of the 170,073 shares of New Dartmouth Preferred Stock in favor of the Merger Proposal in exchange for New Dartmouth's agreement to redeem such Preferred Stock prior to the Merger.

Regulatory Approvals Required for the Merger

     The Merger is subject to prior approval by (i) the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and (ii) the FDIC under the Bank Merger Act, as amended (the "BMA"). Applications for such approvals under the BHCA and BMA will be filed with the Federal Reserve Board and the FDIC, respectively. The BHCA and the BMA prohibit the Federal Reserve Board and the FDIC, respectively, from approving the Merger
(i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless such regulatory authority finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the BHCA prohibits the Federal Reserve Board from approving a merger if the applicant has failed to provide the Federal Reserve Board with adequate assurances that it will make available such information on the operations or activities of the applicant and its affiliates that the Federal Reserve Board deems appropriate to determine and enforce compliance with the BHCA and other applicable federal banking laws and regulations. Under the BHCA and BMA, the Merger may not be consummated until the thirtieth day following the date of each of Federal Reserve Board and FDIC approval of the Merger, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

     In addition, the BHCA requires that the Federal Reserve Board, and the BMA requires that the FDIC, take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Each of the Federal Reserve Board and the FDIC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the requirements of the Community Reinvestment Act of 1977 (the "CRA") are not satisfied. In addition, under the BHCA the Federal Reserve Board cannot approve the acquisition by SNC of the control of New Dartmouth unless New Hampshire statutory law expressly authorizes such an acquisition. In this regard, the applicable provisions of the RSA are discussed below.

     On November 15, 1993, the Federal Reserve Board issued an order not approving SNC's application to acquire New Dartmouth. Three Governors of the Federal Reserve Board voted to approve the acquisition, three Governors voted not to approve, and one Governor abstained. In their statement, those Governors who voted not to approve the aplication cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). The investigation was undertaken pursuant to a December 1992 referral from the Federal Reserve Board. Those Governors stated that in order for SNC to obtain their votes for approval of the Merger, SNC would have to submit "strong evidence that [it] has programs in place to ensure compliance with the Equal Credit Opportunity Act and has a demonstrated record that the programs are adequate and working well." Those Governors also expressed concern over inaccuracies in data reported by the mortgage company under the Home Mortgage Disclosure Act (the "HMDA") and the structure of its mortgage lending operation. The three Governors of the Federal Reserve Board who voted to approve SNC's acquisition of New Dartmouth said that the record showed that SNC had "identified and implemented a number of steps that already have resulted in tangible improvements" to Shawmut Mortgage Company's lending practices.

     On December 13, 1993, without admitting any wrongdoing, Shawmut Mortgage Company entered into a consent decree with the DOJ and the FTC regarding past lending practices. In connection with the consent decree, the subsidiary agreed, among other things, to establish a $960,000 pool to compensate minority loan applicants who were denied mortgages between 1990 and October 1992 but whose applications would be approved under SNC's more recent flexible
underwriting criteria.   According to a press release issued by the DOJ, the DOJ
agreed to settle the case because SNC had initiated efforts to ensure that minority and white applicants are treated equally. The DOJ noted that those efforts, which included changes to SNC's underwriting process, were initiated prior to the joint investigation into the mortgage company's lending practices by the DOJ and the FTC. In recognition of the self-corrective steps undertaken by the mortgage company, and stating that "[t]he United States believes that this fair lending compliance program . . . is now working well and is adequate to ensure the lender's compliance with the fair lending [laws]," the consent decree did not impose any punitive sanctions on the mortgage company, SNC, or any of SNC's other subsidiaries.

     By letter dated December 17, 1993, the Secretary of the Federal Reserve Board, acting under authority delegated by the Federal Reserve Board, granted to SNC an extension of the time period within which to request reconsideration of the Federal Reserve Board's November 15, 1993 decision not to approve SNC's application to acquire New Dartmouth. The granting of the extension for the filing period for a request for reconsideration does not in any way obligate the Federal Reserve Board to reconsider its action on SNC's application to acquire New Dartmouth. As an alternative to seeking reconsideration, SNC could file a new application to acquire New Dartmouth.

     In light of the initiatives undertaken by SNC, SNC believes that it will be able to demonstrate to the Federal Reserve Board SNC's compliance with the Equal Credit Opportunity Act, and that it will be able to satisfy the other concerns expressed, including those with respect to data reported under the HMDA. Accordingly, although there can be no assurances in this regard, SNC believes that Federal Reserve Board approval of its acquisition of New Dartmouth, as well as the approval of the other bank regulatory authorities referred to herein, will be obtained in due course and in any event prior to the Abandonment Date (as hereinafter defined) See "--Waiver and Amendment; Abandonment" below.

     SNC's acquisition of control of New Dartmouth is also subject to approval by the BTCI and, due to SNC's control of a banking institution located in Massachusetts, by the Board of Bank Incorporation of the Commonwealth of Massachusetts (the "MABBI"). RSA 384:47 authorizes an acquisition of a New Hampshire bank by an out-of-state bank holding company following the issuance by the BTCI of an affiliation certificate. Under Sections 2 and

4 of Chapter 167A of the Massachusetts General Laws, approval by the MABBI is dependent upon the MABBI making a finding that competition among banking institutions would not be unreasonably affected and that the public convenience and advantage would be promoted. The Merger is also subject to approval by the Bank Commissioner, except as noted below. Pursuant to RSA 388:9, the Bank Commissioner may only approve the Merger if he finds that it will promote the public convenience and advantage and the interest of the merging institutions and their stockholders and depositors.

     Prior to the execution of Amendment No. 2 to the Merger Agreement, SNC had received all required regulatory approvals other than the approval of the Federal Reserve Board. The BTCI issued an affiliation certificate on September 8, 1993, and SNC will apply to the Bank Commissioner, pursuant to RSA 384:48, for an extension of time within which to commence the affiliation beyond March 8, 1994, on which date the certificate would otherwise expire. A request for amended approval or, if necessary, a petition for approval of the Merger and Contract for Union will be filed with the Bank Commissioner, who approved the Merger on October 28, 1993. (Alternatively, if the holders of a majority (even though less than 66-2/3%) of the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, vote in favor of the Merger, and if such majority includes a majority of the outstanding shares of New Dartmouth Common Stock, then New Dartmouth and SNC would be permitted under New Hampshire law and the terms of New Dartmouth's Articles of Agreement to petition the New Hampshire Superior Court pursuant to RSA 388:1 for a decree authorizing the Merger.)

     The Merger will not be consummated unless all of the requisite regulatory approvals for such transactions are obtained without the imposition of any condition or requirement that, in the reasonable opinion of SNC, would so materially adversely affect the economic or business benefits to SNC of the Merger as to render consummation of the Merger inadvisable. See "-- Conditions to the Merger" above.

     There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Merger Agreement. There can also be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof.

     New Dartmouth received a rating of "needs to improve" in a CRA examination that the FDIC completed in early 1993. New Dartmouth has taken a number of actions to address the areas of weakness noted by the FDIC, and no additional regulatory action has resulted from the examination. Although there can be no assurance in this regard, neither SNC nor New Dartmouth believes that New Dartmouth's current CRA rating will delay the receipt of the regulatory approvals necessary to consummate the Merger.

Conduct of Business Pending the Merger

     Pursuant to the Merger Agreement, New Dartmouth has agreed that until the Effective Time it and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course consistent with prudent banking practices. New Dartmouth has agreed to use reasonable efforts to (x) preserve its business organization and that of its subsidiaries intact, (y) keep available to itself and SNC the present services of its and its subsidiaries' employees and (z) preserve for itself and SNC the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of New Dartmouth's business pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of SNC, New Dartmouth may not, among other things, (i) make, declare or pay any dividend on any of its capital stock, (ii) issue or sell shares of its capital stock, except that New Dartmouth may issue shares of New Dartmouth Common Stock in accordance with the terms of the New Dartmouth Options, the New Dartmouth Warrants and the Stock Option Agreement and except that New Dartmouth may issue up to $20.0 million of a new series of non-convertible Additional Preferred Stock as described below, (iii) subject to certain exceptions, enter into or amend any employment contracts or consulting agreements with, increase the rate of compensation of, or pay or agree to pay any bonus to any person except that New Dartmouth may implement a Retention Bonus plan within the parameters set forth in the Merger Agreement, (see "-- New Dartmouth Employees" below) (iv) enter into or modify (except as may be required by law) any employee benefit plan for its directors, officers and employees, (v) dispose of, or discontinue any portion of its assets, business or properties, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity except that New Dartmouth may close branches with SNC's consent, which consent may not be unreasonably withheld, conditioned or delayed, (vi) subject to certain exceptions amend its Articles of Agreement or By-laws, (vii) take certain actions with respect to material agreements or (viii) agree to do any of the foregoing. In addition, the Merger Agreement prohibits New Dartmouth from, among other things, taking any action (i) that would cause the transactions contemplated by the Merger Agreement to be subject to any applicable state takeover laws, (ii) that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that nothing contained in the Merger Agreement will limit the ability of SNC to exercise its rights under the Stock Option Agreement, (iii) that might cause the revocation of New Dartmouth's authority to act as a guaranty savings bank in the State of New Hampshire, or (iv) that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement.

     Under the terms of Amendment No. 2 to the Merger Agreement, New Dartmouth may issue up to $20.0 million of a new series of New Dartmouth Preferred Stock ("Additional Preferred Stock"), provided that prior to issuing such new series of Additional Preferred Stock, New Dartmouth consults with SNC and that the issuance of such shares will not prevent the satisfaction of any of the conditions to the Merger. SNC has a right of first refusal with respect to all, and only all, of the shares of Additional Preferred Stock that New Dartmouth proposes to sell.

     The Merger Agreement also provides, among other things, that SNC will not
(i) enter into any transaction or make any agreement or commitment, and will use its best efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a material delay of receipt, or denial, of any necessary regulatory approvals or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to SNC of the transactions contemplated by the Merger Agreement or (ii) adopt any plan or arrangement, or take or cause to be taken any action, that would adversely affect New Dartmouth Stockholders in a disproportionate manner after the Effective Time, including any action, either before or after the Effective Time, that would cause the Merger to fail to qualify (x) as a tax-free reorganization under Section 368 of the Code or (y) for pooling of interests accounting treatment.

No Solicitation

     New Dartmouth has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its Board of Directors (as advised in writing by its counsel), furnish any non-public information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that New Dartmouth may communicate information about any such proposal to its stockholders if and to the extent that the fiduciary duties of its Board of Directors require it to do so (as advised in writing by its counsel). New Dartmouth also agreed to cease and cause to be terminated immediately any existing activities, discussions or negotiations previously conducted with any parties other than SNC with respect to any of the foregoing and agreed to notify SNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries and to promptly inform SNC in writing of the details with respect to the foregoing; and it will instruct its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

Waiver and Amendment; Abandonment

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefited by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of SNC and New Dartmouth, provided that after the vote of the New Dartmouth Stockholders the Merger Agreement may not be amended to reduce the amount of the consideration to be received by New Dartmouth Stockholders.

     The Merger may be abandoned at any time prior to the Effective Time, either before or after its approval by the New Dartmouth Stockholders, as follows: (i) by the mutual consent of SNC and New Dartmouth if the Boards of Directors of each so determines; (ii) by either SNC or New Dartmouth in the event of (a) a breach by the other of any of its representations or warranties contained in the Merger Agreement, which is not cured or curable within 30 days after written notice of such breach is given to the breaching party, and which breach, individually or in the aggregate with other such breaches, materially adversely affects the Merger and the other transactions contemplated by the Merger Agreement, or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured or curable within 30 days after written notice of such breach is given to the breaching party; (iii) by either SNC or New Dartmouth if its Board of Directors so determines, in the event that (a) on or before May 30, 1994, SNC has not received the approvals (excluding any waiting or notice periods) of the Federal Reserve Board, the FDIC and the Bank Commissioner to consummate the Merger or (b) the closing does not occur on or before June 30, 1994, which date may be extended under certain circumstances as described below, (the "Abandonment Date"), unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to abandon the Merger, (iv) by either SNC or New Dartmouth, if the New Dartmouth Stockholders fail to approve the Merger Agreement (provided that if New Dartmouth is the abandoning party, it is not in breach of its obligations in the Merger Agreement with respect to the Special Meeting ); (v) by either SNC or New Dartmouth, upon written notice to the other, if it has become reasonably, objectively certain that any condition to the Merger (other than approval of the Merger Agreement by the requisite vote of New Dartmouth Stockholders) will not be satisfied on or before the Abandonment Date and such condition has not been waived by the appropriate party and (vi) by New Dartmouth if SNC breaches the provisions of the Merger Agreement regarding the funding of an escrow account (described below), which breach is not cured within three business days after New Dartmouth or the escrow agent provides written notice thereof. The Abandonment Date will be extended (i) by one day for each calendar day beyond eight business days after the Balance Sheet Date that New Dartmouth does not deliver its preliminary income statement and adjustment schedule for the Reference Period as required by the Merger Agreement or (ii) in the event there is a disagreement between New Dartmouth and SNC with respect to the calculation of New Dartmouth's Adjusted Earnings, to the date which is five business days after the final resolution of such disagreement. See "-- Exchange Ratio -- Adjusted Net Earnings" above.

     In the event of the abandonment of the Merger by either SNC or New Dartmouth, neither SNC nor New Dartmouth will have any further obligations under the Merger Agreement except as set forth below. If the Merger Agreement is abandoned pursuant to the provisions described in clauses (i), (iii), (iv) or
(v) of the immediately preceding paragraph, such abandonment will be without costs, expense or liability to either party, except as provided in the Escrow Agreement (defined below). In the case of an abandonment by SNC pursuant to the provision described in clause (ii) above, if New Dartmouth's breach of a representation or warranty, breach of a covenant or failure to satisfy a condition is caused by New Dartmouth's willful conduct or gross negligence New Dartmouth will be liable to SNC for all its out-of-pocket costs and expenses incurred in connection with the Merger Agreement. The Merger Agreement provides that the payment of expenses described above is not an exclusive remedy, and that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

     Pursuant to the terms of the Merger Agreement, as amended, and a related Escrow Agreement, dated as of January __, 1994 (the "Escrow Agreement"), SNC has deposited $6.0 million into an escrow account and is obligated to deposit an additional $1.0 million on the first business day of each succeeding month through May 1994 up to a total of $10.0 million, so long as New Dartmouth has not committed a Material Breach (as defined below). Under the terms of the Escrow Agreement, if the Merger Agreement is abandoned, New Dartmouth will be entitled to receive the entire amount of the escrow fund plus the earnings thereon, provided (a) New Dartmouth Stockholders have not failed to approve the Merger Agreement and (b) New Dartmouth has not committed a Material Breach. If the Merger Agreement is abandoned because New Dartmouth Stockholders do not approve the Merger Agreement and New Dartmouth has not committed a Material Breach, New Dartmouth will be entitled to receive from the escrow fund only the amount of its Merger-related expenses plus a proportionate share of any earnings on the escrow fund. For purposes of the escrow arrangement, the term "Material Breach" means a willful, material breach by New Dartmouth of any of its covenants or agreements contained in the Merger Agreement, which breach (a) materially adversely affects the economic or business benefits to SNC of the transactions contemplated by the Merger Agreement, taken as a whole, and (b) is not reasonably capable of being cured by New Dartmouth or, where such breach is reasonably capable of being cured, has not been cured after reasonable notice of such breach.

Resales of SNC Common Stock Received in the Merger; Resales by Affiliates

     Generally. The shares of SNC Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any New Dartmouth

Stockholder who may be deemed to be an "affiliate" of New Dartmouth for purposes of Rule 145 under the Securities Act.

     Resales by New Dartmouth Affiliates. Affiliates may not sell their shares of SNC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of SNC Common Stock received by persons who may be deemed to be affiliates of New Dartmouth. Persons who may be deemed to be affiliates of New Dartmouth generally include individuals or entities that control, are controlled by or under common control with New Dartmouth, and may include certain officers and directors of New Dartmouth as well as holders of more than 10.0% of New Dartmouth Common Stock. Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     New Dartmouth has agreed in the Merger Agreement to use all reasonable efforts to cause each person who is an affiliate (for purposes of Rule 145) of New Dartmouth to deliver to SNC a written agreement intended to ensure compliance with the Securities Act and to preserve the ability to account for the Merger as a pooling of interests. SNC's receipt of such agreements from New Dartmouth's affiliates is a condition to SNC's obligation to consummate the Merger. The stock certificates representing SNC Common Stock issued to affiliates in the Merger will bear a legend summarizing the foregoing restrictions. See "--Conditions to the Merger" above.

     SNC has agreed in the Merger Agreement that it will use its best efforts to publish financial results covering at least 30 days of post-Merger operations no later than 30 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs).

New Dartmouth Employees

     All employees of New Dartmouth and its subsidiaries immediately prior to the Effective Time ("New Dartmouth Employees") shall continue to be employees of the Surviving Bank immediately after the Merger. Pursuant to the Merger Agreement, SNC has agreed to (i) provide to New Dartmouth Employees group hospitalization, medical, life and disability insurance comparable to that provided to SNC's employees, (ii) provide severance benefits to New Dartmouth Employees for a period of at least one year after the Merger that are no less favorable than those benefits set forth in New Dartmouth's severance benefits policy as of March 23, 1993, (iii) permit New Dartmouth Employees to participate in SNC's employee stock ownership plan and stock purchase plan and other qualified retirement plans in which similarly situated employees of SNC participate, to the same extent as comparable employees of SNC, (iv) permit, as soon as administratively practicable after the Effective Time, New Dartmouth Employees to participate in SNC's defined benefit pension plan, thrift plan, severance, and similar plans on the same terms and conditions as employees of SNC and its subsidiaries, giving effect to years of service with New Dartmouth and its subsidiaries (and service with the Failed Banks to the extent New Dartmouth gave effect, as of the date of the Merger Agreement, to such service, provided that with respect to SNC's defined benefit pension plan, New Dartmouth Employees' prior service will be credited for purposes of participation and vesting, but not benefit accrual, and with respect to SNC's defined contribution savings plan, New Dartmouth Employees' prior service will be credited for all purposes, except determination of the level of SNC's matching contributions),
(v) merge New Dartmouth's defined contribution profit-sharing and 401(k) into a similar-type defined contribution plan of SNC with respect to which the accrued benefit immediately following the plan merger of each participant in the SNC plan who was a New Dartmouth Employee shall be no less than the accrued benefit of such New Dartmouth Employee in New Dartmouth's plans immediately prior to the plan merger, and (vi) honor, and cause its subsidiaries to honor, at all times after the Effective Time, in accordance with their terms as in effect on the date of the Merger Agreement, or as amended thereafter with SNC's prior written consent, and not cause or permit any of its subsidiaries to challenge the validity of any obligation of New Dartmouth under, any employment, severance, consulting, supplemental retirement or other compensation contract or arrangement with any current or former director, officer or employee of New Dartmouth in effect as of the date of the Merger Agreement. In addition, Amendment No. 2

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

to the Merger Agreement increased to $1.0 million from $620,000 the amount of Retention Bonuses that may be granted by New Dartmouth to provide an incentive to approximately 80 employees to remain with New Dartmouth through the Merger. SNC is obligated to pay such Retention Bonuses, if any, after the Effective Time.

     All rights with respect to New Dartmouth Common Stock pursuant to New Dartmouth Options and New Dartmouth Warrants will be converted into corresponding rights to purchase shares of SNC Common Stock. See "--Exchange Ratio" above for a more detailed description of the effect of the Merger on the New Dartmouth Options and New Dartmouth Warrants.

Indemnification; Insurance

     Pursuant to the Merger Agreement SNC has agreed to indemnify, defend and hold harmless each person who is now, has been or becomes prior to the Effective Time a director, officer or (subject to the limitation described below) employee of New Dartmouth or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of SNC, in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of New Dartmouth or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the effective date of the Merger and whether asserted or claimed prior to, or at or after such effective date ("Indemnified Liabilities"), in each case to the fullest extent New Dartmouth would have been permitted under the law of the State of New Hampshire to indemnify such person. SNC has also agreed pursuant to the Merger Agreement to pay expenses incurred by the Indemnified Parties in advance of the final disposition of any such action or proceeding unless such advancement of expenses is expressly prohibited by law. SNC has agreed, pursuant to the Merger Agreement, to indemnify any New Dartmouth employee who is not a director or officer of New Dartmouth or any of its subsidiaries to the extent indemnification of such employee is mandatory under New Dartmouth's By-laws as in effect as of March 23, 1993.

     All limitations of liability existing in favor of the Indemnified Parties as provided in New Dartmouth's Articles of Agreement and By-laws, or similar governing documents of any of its subsidiaries, as in effect immediately prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time.

     Pursuant to the Merger Agreement, SNC has agreed to maintain in effect for a period of six years after the Effective Time the policies of directors' and officers' liability insurance maintained by New Dartmouth in effect as of March 23, 1993 with respect to claims arising from facts or events which occurred before the Effective Time (provided that SNC may substitute therefor policies of at least the same coverage and amounts, with insurers of no lesser financial standing, containing terms and conditions which are no less advantageous to the directors and officers).

     If SNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, SNC has agreed pursuant to the Merger Agreement that, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SNC will assume SNC's indemnification and insurance obligations summarized above.

Stock Exchange Listing

     The SNC Common Stock is listed on the NYSE. SNC has agreed to use its best efforts to list on the NYSE the shares of SNC Common Stock to be issued in the Merger and the shares of SNC Common Stock reserved for issuance upon exercise of the New Dartmouth Options and the New Dartmouth Warrants. The obligation of New Dartmouth to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "--Conditions to the Merger" above.

Anticipated Accounting Treatment

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of SNC and New Dartmouth will be combined at the effective date of the Merger and carried forward at their previously recorded amounts and the stockholders' equity accounts of SNC and New Dartmouth will be combined on SNC's consolidated balance sheet. Income and other financial statements of SNC issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of SNC and New Dartmouth as if the Merger had taken place prior to the periods covered by such financial statements.

     The unaudited pro forma condensed financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "-- Unaudited Pro Forma Condensed Financial Statements" below.

     The Merger Agreement provides that a condition to SNC's obligation to consummate the Merger is the receipt of a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. If SNC intends to waive this condition, it must publicly announce such intention at least 48 hours prior to the commencement of the Pricing Period. If SNC waives this condition, New Dartmouth Stockholders will be given another opportunity to vote on approval and adoption of the Merger Agreement after pro forma financial information reflecting purchase accounting treatment of the Merger has been provided. See "--Conditions to the Merger" above.

Alternative Structures

     The Merger Agreement provides that the Merger may be effected using one of two basic structures. Under one structure, New Dartmouth would merge with and into a direct wholly owned subsidiary of SNC, and immediately thereafter, as part of a single plan of reorganization, SNC would contribute the voting stock of the Surviving Bank resulting from such Merger to another wholly owned direct subsidiary of SNC, which would result in the Surviving Bank becoming an indirect wholly owned subsidiary of SNC (collectively, the "Forward Merger Structure"). Under the alternative structure, which may be utilized if certain income tax regulations become effective prior to the consummation of the Merger, an indirect wholly owned subsidiary of SNC would merge with and into New Dartmouth (the "Reverse Merger Structure"), which would result in New Dartmouth becoming an indirect wholly owned subsidiary of SNC. Under either structure, New Dartmouth Stockholders would become shareholders of SNC. SNC and New Dartmouth have agreed to use whichever of the two transaction structures described above provides, in the opinion of New Dartmouth's advisors, the greatest level of assurance that the Merger will constitute a tax-free reorganization under the applicable law in effect as of the consummation of the Merger.

Certain Federal Income Tax Consequences

     Under the Merger Agreement, New Dartmouth's obligation to consummate the Merger is conditioned on its receipt prior to the Effective Time of the opinion of Price Waterhouse, independent accountants of New Dartmouth, which opinion may be no less favorable to New Dartmouth Stockholders than an opinion to the effect that for Federal income tax purposes, under current law and assuming that the Merger and related transactions will take place as described in the Merger Agreement and certain related instruments described therein (including the Contract for Union), it is more likely than not that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that SNC and New Dartmouth each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     If the Merger qualifies as such a reorganization, the following would be the material Federal income tax consequences of the Merger to New Dartmouth
Stockholders: (a) no gain or loss will be recognized by New Dartmouth Stockholders upon their receipt of SNC Common Stock in exchange for New Dartmouth Common Stock, except that a New Dartmouth Stockholder who receives cash proceeds for fractional share interests in New Dartmouth Common Stock, or who receives cash upon exercise of dissenters' rights, will generally recognize a gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interests or shares redeemed, and such gain or loss will generally constitute capital gain or loss if such stockholder's New Dartmouth Common Stock is held as a capital asset at the Effective Time; (b) the tax basis of the shares of SNC Common Stock received by a New Dartmouth Stockholder will be the same as the tax basis of the New Dartmouth Common Stock exchanged therefor, decreased by the tax basis allocated to any such fractional share interests; and (c) the holding period for Federal income tax purposes of the SNC Common Stock in the hands of a New Dartmouth Stockholder will include the holding period of the New Dartmouth Common Stock exchanged therefor, provided such New Dartmouth Common Stock is held as a capital asset at the Effective Time.

     For the reasons described below, Price Waterhouse has advised New Dartmouth that it is unable to issue an unqualified opinion that the Merger will qualify as a tax-free reorganization if the Merger and the related transactions take place as currently contemplated in the Merger Agreement. Price Waterhouse has delivered, however, as of the date of this Proxy Statement/Prospectus, a qualified opinion to New Dartmouth with respect to the Forward Merger Structure, which satisfies the closing condition described above.

     Based in part on the private letter ruling, described below, as well as on the representations described above, Price Waterhouse has stated its opinion to New Dartmouth that it is highly confident the Forward Merger Structure will qualify as a tax-free reorganization under Section 368(a) of the Code. The Internal Revenue Service (the "IRS") has issued a private letter ruling to New Dartmouth holding that, assuming that the Forward Merger Structure would otherwise qualify as a tax-free reorganization, the contribution by SNC of the stock of the Surviving Bank to another wholly owned direct subsidiary of SNC would not preclude the Forward Merger Structure from so qualifying.

     In order for the Forward Merger Structure to qualify as a tax-free reorganization, it must satisfy, among other conditions, a requirement that the Surviving Bank acquire "substantially all" of the properties of New Dartmouth. For this purpose, the IRS will likely take the position that amounts paid by New Dartmouth for expenses relating to the reorganization, including accounting, investment banking and legal fees, and to any dissenting stockholders, as well as all amounts paid by New Dartmouth in any redemption of New Dartmouth Preferred Stock made by New Dartmouth subsequent to the date of the Merger Agreement, must be considered as assets held by New Dartmouth immediately prior to the Merger. Even though the Forward Merger Structure would not satisfy the IRS requirement for the "substantially all" criterion for IRS advance ruling purposes because the redemption of the New Dartmouth Preferred Stock and the other payments referred to above would be deemed to reduce the assets acquired by the Surviving Bank, Price Waterhouse is highly confident that the "substantially all" requirement should be satisfied because, by operation of the Merger, all of New Dartmouth's business assets will be transferred to the Surviving Bank and New Dartmouth has represented, among other things, that after taking into account the redemption of the New Dartmouth Preferred Stock and any other payments of the type referred to above, the Surviving Bank will have capital ratios as of the Effective Time in excess of all minimum regulatory requirements applicable to New Dartmouth without any contribution of cash or other property by SNC or any affiliate to the capital of New Dartmouth or the Surviving Bank.

     New Dartmouth will not elect to use the Reverse Merger Structure unless Price Waterhouse is able to deliver an unqualified opinion that the Reverse Merger Structure will qualify as a tax-free reorganization. Certain regulations that have been proposed by the IRS would clarify that the New Dartmouth Preferred Stock that was issued to the FDIC is not treated as "stock" for Federal income tax purposes and that, therefore, the redemption of the New Dartmouth Preferred Stock prior to closing, as required by the Merger Agreement, will not preclude the Reverse Merger Structure from qualifying as a tax-free reorganization. If these regulations become effective prior to the consummation of the Merger, Price Waterhouse has advised New Dartmouth that it may be able to issue an unqualified opinion that the Reverse Merger Structure will qualify as a tax-free reorganization. If the proposed regulations become effective and Price Waterhouse is able to deliver such an unqualified opinion, New Dartmouth would likely elect to utilize the Reverse Merger Structure.

     The New Dartmouth Board's decision to consummate the Merger will be conditioned upon New Dartmouth's receipt, prior to the Effective Time, of written confirmation of Price Waterhouse's prior opinion or, alternatively, a new opinion, in either case covering the actual form of the Forward or Reverse Merger Structure actually utilized.

     In rendering its opinions, Price Waterhouse has required and is relying upon appropriate and customary representations contained in certificates of officers of SNC, New Dartmouth and others. Such representations have been made to the best of the knowledge of the management of said corporations based upon the information that has been made available to management. The representations include, among others, that (i) SNC has no plan or intention to cause the Surviving Bank to issue additional shares of stock that would result in SNC losing control of the Surviving Bank within the meaning of Section 368(c) of the Code (the "control" requirement), (ii) the Surviving Bank will continue New Dartmouth's historic business or use a significant portion of its assets in a business (the "continuity of business" requirement), and (iii) New Dartmouth Stockholders will hold an amount of SNC Common Stock following the Merger that represents a substantial part of the value of New Dartmouth capital stock outstanding at the Effective Time (the "continuity of shareholder interest" requirement).

     The IRS has maintained for advance ruling purposes that in order for the continuity of shareholder interest requirement to be satisfied, the stock received by shareholders of an acquired corporation must have a value at the time it is first received equal to at least 50% of the value of the acquired corporation's capital stock outstanding as of the acquisition. Courts have held under certain circumstances, however, that a continuing stock interest as low as 38% of the value of the acquired corporation's outstanding stock may satisfy this requirement. In the case of the Merger, the IRS will likely take the position that the New Dartmouth Preferred Stock outstanding as of the date of the Merger Agreement will be deemed to be outstanding capital stock of New Dartmouth as of the Merger for purposes of determining whether the continuity of shareholder interest requirement has been satisfied, regardless of whether such stock has been previously redeemed (although the IRS may not take this position if the income tax regulations referred to above have become effective prior to the effective date of the Merger). In addition, New Dartmouth Common Stock held by any dissenting New Dartmouth Stockholder would be deemed outstanding as of the Merger for purposes of the continuity of shareholder interest requirement.

     The receipt of SNC Common Stock by New Dartmouth Stockholders in exchange for New Dartmouth Common Stock pursuant to the Merger will satisfy the IRS's 50% advance ruling requirement, even if all of the shares of New Dartmouth Preferred Stock outstanding as of the date of the Merger Agreement, as well as all of the shares of New Dartmouth Common Stock held by dissenting New Dartmouth Stockholders (assuming such stockholders do not hold more than 7.5% of the New Dartmouth Common Stock as of the Effective Time), are treated as outstanding capital stock of New Dartmouth immediately prior to the Merger. Nonetheless, the continuity of shareholder interest requirement will not be satisfied if various New Dartmouth Stockholders are found to have had a plan or intent at the Effective Time to dispose of SNC Common Stock received pursuant to the Merger and such dispositions reduce the remaining shares of SNC Common Stock held by all New Dartmouth Stockholders to an amount that does not represent a substantial part of the value of the New Dartmouth capital stock outstanding at the Effective Time. The management of New Dartmouth has represented to Price Waterhouse as a condition of the latter's tax opinion that, to the best of management's knowledge, no plan or intent to make such dispositions will exist on the part of New Dartmouth Stockholders as of the Effective Time. If, however, such dispositions of SNC Common Stock actually occur subsequent to the Merger, the IRS could take the position on the basis of all the facts and circumstances that there was a plan or intent on the part of certain New Dartmouth Stockholders at the time of the Merger to dispose of an amount of SNC Common Stock and that therefore the continuity of shareholder interest requirement was not satisfied.

     The longer that SNC Common Stock is held by a New Dartmouth Stockholder prior to its disposition, and the greater the number of facts in existence to indicate a change in circumstances after the Merger which could have caused the Stockholder to decide to dispose of the SNC Common Stock, generally the less likely it is that the Stockholder would be deemed to have had a plan or intent to dispose of such stock at the Effective Time. Such determinations are, however, highly fact specific. Therefore, even if Price Waterhouse delivers the requisite opinion, there can be no assurance that the Merger will ultimately satisfy the continuity of shareholder interest requirement. Violation of the continuity of shareholder interest requirement would result in the Merger being taxable in the manner described below to all New Dartmouth Stockholders who receive SNC Common Stock pursuant to the Merger.

     If the Merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then the following would be the material Federal income tax consequences of the Merger to New Dartmouth Stockholders: (a) taxable gain or loss will be recognized by New Dartmouth Stockholders upon their receipt of SNC Common Stock in exchange for New Dartmouth Common Stock in the year in which the Merger occurs equal to the difference between the fair market value of the SNC Common Stock received and such stockholder's tax basis in the shares of New Dartmouth Common Stock surrendered in the Merger, and such gain or loss will generally constitute capital gain or loss if such stockholder's New Dartmouth Common Stock is held as a capital asset at the Effective Time; (b) the tax basis of the shares of SNC Common Stock received by a New Dartmouth Stockholder will be equal to the fair market value of the SNC Common Stock; and
(c) the holding period for Federal income tax purposes of the SNC Common Stock in the hands of a New Dartmouth Stockholder will not include the holding period of the New Dartmouth Common Stock exchanged therefor.

     The discussion set forth above is a summary of the material Federal income tax consequences of the Merger to New Dartmouth Stockholders. It may not address, however, Federal income tax considerations that may affect the treatment of particular stockholders, such as, for example, a stockholder who acquired New Dartmouth Common Stock pursuant to a New Dartmouth Warrant or Option, and it does not address the state, local or foreign tax aspects of the Merger. The discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. New Dartmouth Stockholders should consult their own tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of state, local and foreign tax laws, and the treatment of the receipt of cash by the dissenters in lieu of SNC Common Stock.

Dissenters' Rights

     Any New Dartmouth Stockholder has the right to assert dissenters' rights with respect to the Merger and to receive payment of the fair value of his shares of New Dartmouth Common Stock upon compliance with the applicable provisions of New Hampshire Revised Statues Annotated ("RSA") 293-A:13.01 through RSA 293-A:13.31 (a copy of which is set forth as Annex H to this Proxy Statement/Prospectus). A stockholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. Such nominee or fiduciary must notify New Dartmouth in writing of the name and address of each person on whose behalf he asserts dissenters' rights. A beneficial owner asserting dissenters' right to shares held on his behalf must submit to New Dartmouth the record owner's written consent to the dissent not later than the time such beneficial owner asserts dissenters' rights. Any New Dartmouth Stockholder intending to enforce this right may not vote in favor of the Merger Agreement and must file a written notice of intent to demand payment for his shares (an "Objection Notice") with New Dartmouth either before the Special Meeting or before the vote on the Merger is taken at the Special Meeting. An Objection Notice must state that the New Dartmouth Stockholder intends to demand payment for his shares of New Dartmouth Common Stock if the Merger is effected. By properly executing a proxy card with no voting instructions indicated thereon, a New Dartmouth Stockholder will vote in favor of the approval and adoption of the Merger Agreement and, accordingly, will not be entitled to exercise dissenters' rights in connection with the Merger. A vote against approval of the Merger Agreement will not, by itself, constitute an Objection Notice satisfying the requirements of RSA 293-A:13.21.

     If the Merger Agreement is approved by New Dartmouth Stockholders at the Special Meeting, within 10 days after the Special Meeting New Dartmouth will send to each New Dartmouth Stockholder who has satisfied the requirements of RSA 293-A:13.21 a notice of such approval (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting stockholder must (a) send the Payment Demand (as defined below) and (b) deposit their New Dartmouth Common Stock Certificates (the "Certificates"), (ii) inform holders of uncertificated shares of New Dartmouth Common Stock, if any, of the extent of any restrictions on the transferability of such shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to stockholders of the terms of the proposed Merger (March 24, 1993),
(iv) set a date by which New Dartmouth must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered, and (v) be accompanied by a copy of RSA 388:13 and RSA 293-A:13.01 through RSA 293-A:13.31. Within the time prescribed in the Dissenters' Notice, a stockholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial stockholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of New Dartmouth Common Stock before March 24, 1993, and deposit his Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the New Dartmouth Stockholder will retain all other rights of a New Dartmouth Stockholder until these rights are cancelled or modified by consummation of the Merger. Failure to comply with these procedures will cause the New Dartmouth Stockholder to lose his dissenters' rights to payment for the shares. Consequently, any New Dartmouth Stockholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

     The Merger Agreement provides that a condition to SNC's obligation to effect the Merger is that the aggregate number of shares of New Dartmouth Common Stock owned by New Dartmouth Stockholders who have perfected and not abandoned their dissenters' rights of appraisal under RSA 293-A:13.01 through RSA 293-A:13.31 shall not constitute more than 7.5% of the shares of New Dartmouth Common Stock outstanding immediately prior to the Effective Time.

     As soon as the Merger is consummated, or upon receipt of a Payment Demand, New Dartmouth shall, pursuant to RSA 293-A:13.25, pay to each dissenting stockholder who has complied with the requirements of RSA 293-A:13.23, the amount that New Dartmouth estimates to be the fair value of the shares of New Dartmouth

Common Stock, plus accrued interest. RSA 293-A:13.25 requires the payment to be accompanied by (i) certain of New Dartmouth's financial statements, (ii) a statement of New Dartmouth's estimate of the fair value of the shares and an explanation of how the interest was calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of RSA 388:13 and RSA 293-A:13.01 through RSA 293-A:13.31. As authorized by RSA 293-A:13.27, New Dartmouth intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting stockholder which were not held by such stockholder on March 24, 1993, the date of the first public announcement of the terms of the Merger Agreement, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner as of such date. Where payments are so withheld, RSA 293-A:13.27(b) will require New Dartmouth, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to New Dartmouth's estimate of the fair value of such shares, plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under RSA 293-A:13.28. Pursuant to RSA 293-A:13.27, New Dartmouth will pay the amount of such offer to each holder of after-acquired shares who agrees to accept such payment in full satisfaction of his demand.

     If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, New Dartmouth shall return the deposited Certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, New Dartmouth must send a new Dissenters' Notice and repeat the payment demand procedure.

     If a dissenting stockholder believes that the amount paid by New Dartmouth pursuant to RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if New Dartmouth fails to make payment (or, if the Merger has not been consummated, New Dartmouth does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares) within 60 days after the date set forth in the Dissenters' Notice, then the dissenting stockholder may, within 30 days after New Dartmouth made or offered payment for the shares, notify New Dartmouth in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received), or reject New Dartmouth's offer with respect to after-acquired shares and demand payment of the fair value of such shares and interest due. Failure to notify New Dartmouth in writing of any demand for additional payment within 30 days after New Dartmouth made or offered payment for such shares will constitute a waiver of the right to demand additional payment.

     If New Dartmouth and the dissenting stockholder cannot agree on a fair price within 60 days after New Dartmouth receives such a demand for additional payment, RSA 293-A.13.30 provides that New Dartmouth will institute judicial proceedings in the New Hampshire Superior Court in the County of Hillsborough (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable, and (ii) the accrued interest. The "fair value" of the New Dartmouth Common Stock could be more than, the same as, or less than the consideration to be received in the Merger. New Dartmouth must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by New Dartmouth or, in the case of after-acquired shares for which New Dartmouth elects to withhold payment under RSA 293-A:13.27, the fair value of such shares, plus accrued interest. If New Dartmouth does not institute such proceedings within such 60 day period, New Dartmouth shall pay each dissenting stockholder whose demand remains unsettled the respective amount demanded by such stockholder.

     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser) against New Dartmouth, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting stockholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against New Dartmouth if the Court finds that New Dartmouth did not comply substantially with the relevant requirements of the RSA or (ii) against either New Dartmouth or any dissenting stockholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against New Dartmouth, the Court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting stockholders who were benefited.

     The foregoing summary of the applicable provisions of RSA 388:13 and RSA 293-A:13.01 through RSA 293-A:13.31 is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached hereto as Annex H.

     For a discussion of certain tax consequences in connection with dissenting, see "--Certain Federal Income Tax Consequences" above.

Stock Option Agreement

     The following is a brief summary of certain provisions of the Stock Option Agreement, dated as of March 23, 1993 (the "Stock Option Agreement"), by and between New Dartmouth and SNC, which is attached hereto as Annex E. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Execution of the Stock Option Agreement was a condition to SNC's merger proposal. Pursuant to the Stock Option Agreement, New Dartmouth granted to SNC an option to purchase up to 74,275 shares of New Dartmouth Common Stock (representing approximately 14.9% of the issued and outstanding shares of such New Dartmouth Common Stock after taking into account the shares issued upon exercise of such option) at an exercise price of $310 per share, subject to the terms and conditions set forth therein . The option may only be exercised upon the occurrence of certain "Purchase Events" which are described below (none of which has occurred).

     The option is exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

     (a) a material breach by New Dartmouth of any of its covenants and agreements contained in the Merger Agreement which remains uncured for more than 20 business days after notice thereof;

     (b) New Dartmouth fails to publicly oppose a tender offer or an exchange offer to purchase shares of New Dartmouth Common Stock or authorizes, recommends, publicly proposes or publicly announces an intention to authorize, recommend or propose, or enters into an agreement with any person (other than SNC or any of its subsidiaries) to (i) effect a merger, consolidation or similar transaction involving New Dartmouth or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) sell, lease, exchange or otherwise dispose of 10% or more of the consolidated assets of New Dartmouth and its subsidiaries other than in the ordinary course of business, or (iii) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 10% or more of the voting power of New Dartmouth or any of its subsidiaries, except pursuant to any presently outstanding options, warrants or other securities (any of the foregoing an "Acquisition Transaction");

     (c) any person (other than SNC or its subsidiaries) shall have acquired beneficial ownership (as defined under the Exchange Act) of, or the right to acquire beneficial ownership of, or any group (as defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding New Dartmouth Common Stock (other than by automatic conversion of the New Dartmouth Preferred Stock);

     (d) any person who, as of March 23, 1993, owns or controls 10% or more of the outstanding shares of New Dartmouth Common Stock shall have acquired since such date beneficial ownership of, or the right to acquire beneficial ownership of, an additional 2% or more of the then outstanding shares of New Dartmouth Common Stock;

     (e) New Dartmouth Stockholders shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been canceled prior to the abandonment of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than SNC or any subsidiary of SNC) shall have (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or (ii) filed an application (or given a notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

     (f) New Dartmouth's Board of Directors shall not have recommended to New Dartmouth Stockholders that such stockholders vote in favor of approval of the Merger Agreement, or shall have withdrawn or modified such recommendation in a manner adverse to SNC.

     The option expires upon the earliest to occur of (i) the Effective Time,
(ii) twelve months after the first occurrence of a Purchase Event, (iii) abandonment of the Merger in accordance with the terms of the Merger Agreement prior to the occurrence of a Purchase Event (other than an abandonment resulting from a material breach of New Dartmouth's covenants under the Merger Agreement), or (iv) twelve months after the termination of the Merger Agreement if such termination results from a breach of the Merger Agreement by New Dartmouth (provided, however, that if within twelve months after such termination of the Merger Agreement a Purchase Event occurs, then the option will terminate twelve months after the first occurrence of such event). The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals, including approval of the FDIC as required by the New Dartmouth Preferred Stock Purchase Agreement if the then outstanding shares of New Dartmouth Preferred Stock represent 10% or more of the New Dartmouth Common Stock, after giving effect to the conversion of such New Dartmouth Preferred Stock at the then applicable conversion rate.

     The number and type of securities subject to the options and the purchase price of shares will be adjusted for any change in the New Dartmouth Common Stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction, such that SNC will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of New Dartmouth Common Stock subject to the option will also be adjusted in the event New Dartmouth issues additional shares of New Dartmouth Common Stock such that the number of shares of New Dartmouth Common Stock subject to the option, together with shares previously purchased pursuant thereto, represents 14.9% of the New Dartmouth Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the option.

     In the event New Dartmouth enters into any agreement (i) to merge or consolidate with any person other than SNC or one of its subsidiaries such that New Dartmouth is not the surviving corporation, (ii) to permit any person, other than SNC or one of its subsidiaries, to merge into New Dartmouth and New Dartmouth is the surviving corporation, but, in connection with such merger, the outstanding shares of New Dartmouth Common Stock are changed into or exchanged for stock or other securities of New Dartmouth or any other person or cash or any other property or the outstanding shares of New Dartmouth Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than SNC or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the option will be converted into or exchanged for an option to purchase securities of either the acquiring person, a person that controls the acquiring person or New Dartmouth (if New Dartmouth is the surviving entity), in all cases at the option of SNC.

     SNC has the right to require New Dartmouth to repurchase the option and any shares acquired pursuant to exercise of the option of which SNC has beneficial ownership in the following circumstances (each a "Repurchase Event"):

     (a) any person (other than New Dartmouth or any of its subsidiaries) shall have acquired beneficial ownership (as defined under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of New Dartmouth Common Stock; or

     (b)  the consummation of any of the transactions described in clauses (i) -
(iii) of the preceding paragraph.

     Such repurchase will be at an aggregate price equal to the sum of (i) the aggregate exercise price paid by SNC for any shares of New Dartmouth Common Stock acquired pursuant to the option with respect to which SNC then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of New Dartmouth Common Stock over (y) the exercise price of the option, multiplied by the number of shares of New Dartmouth Common Stock with respect to which the option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price of the option paid by SNC for each share of New Dartmouth Common Stock with respect to which the option has been exercised and with respect to which SNC then has beneficial ownership, multiplied by the number of such shares. SNC's right to require such repurchase expires 12 months after the first occurrence of a Repurchase Event.

     For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (i) the highest price per share of New Dartmouth Common Stock paid for any such share by any person or group described in subsection (a) of the second preceding paragraph, (ii) the price per share of New Dartmouth Common Stock received by New Dartmouth Stockholders in connection with any merger or other business combination described in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share quoted on the National Association of Securities Dealers Automated Quotation/National Market System (the "NASDAQ/NMS") (or, if the New Dartmouth Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 days prior to SNC's exercise of its right to require New Dartmouth to repurchase the option or the shares acquired by exercise thereof; provided, however, that in the event of a sale of less than all of New Dartmouth's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of New Dartmouth as determined by a nationally recognized investment banking firm selected by SNC, divided by the number of shares of New Dartmouth Common Stock outstanding at the time of such sale.

     New Dartmouth has granted SNC certain registration rights with respect to shares of New Dartmouth Common Stock acquired by SNC upon exercise of the option. These rights include that New Dartmouth will file up to two registration statements under the Securities Act if requested by SNC within three years of the date the option first becomes exercisable provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by SNC. Any such registration statement, and any sale covered thereby, will be at New Dartmouth's expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of SNC's counsel related thereto. In addition, in the event New Dartmouth effects a registration under the Securities Act of its common stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan), New Dartmouth will allow SNC to participate in such registration. In connection with any registration described above, New Dartmouth and SNC will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in New Dartmouth from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for New Dartmouth Common Stock than the price per share to be paid in the Merger. The acquisition of New Dartmouth or an interest in New Dartmouth, or an agreement to do either, could cause the option to become exercisable. The existence of such option could significantly increase the cost to a potential acquiror of acquiring New Dartmouth compared to its cost had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire New Dartmouth than it might otherwise have proposed to pay. Based on the advice of Price Waterhouse, New Dartmouth's independent accountants, the management of New Dartmouth believes that the exercise of the Stock Option Agreement is likely to prohibit any acquiror of New Dartmouth from accounting for any acquisition of New Dartmouth using the pooling of interests accounting method for a period of two years. Accordingly, the existence of this Stock Option Agreement is likely to deter significantly, if not completely preclude, an acquisition of New Dartmouth by other banking organizations. The New Dartmouth Board took this factor into account before approving the Stock Option Agreement. See "-- Recommendation of New Dartmouth Board; Reasons for the Merger."

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                              September 30, 1993



     The following Unaudited Pro Forma Condensed Combining Balance Sheet presents the combined financial position of Shawmut National Corporation ("SNC") and New Dartmouth Bank ("New Dartmouth") as of September 30, 1993, assuming the Merger had occurred as of September 30, 1993. The Unaudited Pro Forma
Condensed Combining Balance Sheet also gives effect to the pending acquisitions of Peoples Bancorp of Worcester, Inc. ("Peoples") and Gateway Financial Corporation ("Gateway") (Pro Forma Pending Acquisitions). Such pro forma information is based on historical balance sheet data of SNC, New Dartmouth, Peoples and Gateway as of that date, giving effect to the proposed mergers under the pooling of interests method of accounting. This Unaudited Pro Forma Condensed Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Condensed Combined Statement of Income appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of New Dartmouth, which appear elsewhere in this Proxy Statement/Prospectus and of SNC, Peoples and Gateway, which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the proposed mergers had been consummated on September 30, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                              September 30, 1993

- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                Pro Forma
                                                                                                               -----------
                                                                                                 Pro Forma      Combined
                                                        New         Pro Forma      Pro Forma     Pending       ----------
(Dollars in thousands)                       SNC       Dartmouth    Adjustments      Combined    Acquisitions    Total
- ---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                 $  1,030,981  $    46,176    $ (17,480)   $  1,059,677   $    48,964  $  1,108,641
Interest-bearing deposits in other
   banks, federal funds sold and
   securities purchased under agreements
   to resell                                 718,141            3                      718,144        54,579       772,723
Trading account securities                    46,669                                    46,669                      46,669
Residential mortgages held for sale          289,443       17,703                      307,146        22,979       330,125
Securities:
   At lower of aggregate cost or
      market value                         3,805,020      320,401                    4,125,421       390,986     4,516,407
   At amortized cost                       5,019,929      425,844                    5,445,773       193,552     5,639,325
Loans, less reserve for loan losses       14,615,762      872,493                   15,488,255     1,364,199    16,852,454
Premises and equipment                       319,491        5,746                      325,237        20,748       345,985
Foreclosed properties                         74,989        2,428                       77,417        32,204       109,621
Customers' acceptance liability               44,205                                    44,205                      44,205
Other assets                                 991,958       44,419                    1,036,377        40,087     1,076,464
                                        ------------  -----------    ---------    ------------   -----------  ------------
   Total assets                         $ 26,956,588  $ 1,735,213    $ (17,480)   $ 28,674,321   $ 2,168,298  $ 30,842,619
                                        ============  ===========    =========    ============   ===========  ============

LIABILITIES
Deposits:
   Demand                               $  4,238,241  $    78,760                 $  4,317,001   $    79,695  $  4,396,696
   Savings, money market and
      N.O.W. accounts                      7,335,504      622,494                    7,957,998     1,032,467     8,990,465
   Domestic and foreign time               3,829,949      802,681                    4,632,630       841,943     5,474,573
                                        ------------  -----------    ---------    ------------   -----------  ------------

   Total deposits                         15,403,694    1,503,935                   16,907,629     1,954,105    18,861,734
                                        ------------  -----------    ---------   -------------   -----------  ------------


Other borrowings                           8,789,948       92,796                    8,882,744        14,061     8,896,805
Acceptances outstanding                       44,205                                    44,205                      44,205
Accrued taxes and other liabilities          179,032       44,402                      223,434        15,553       238,987
Notes and debentures                         873,657                                   873,657                     873,657
                                        ------------  -----------    ---------   -------------  ------------  ------------

   Total liabilities                      25,290,536    1,641,133                   26,931,669     1,983,719    28,915,388
                                        ------------  -----------    ---------    ------------   -----------  ------------

SHAREHOLDERS' EQUITY
Preferred stock:
   SNC                                       178,750                                   178,750                     178,750
   New Dartmouth                                           15,215    $ (15,215)              0                           0
Common Stock:
   SNC                                           944                        57 to        1,001 to        136 to      1,137 to
                                                                            77           1,021           158         1,179
   New Dartmouth                                                4           (4)              0                           0
Surplus                                    1,050,027       40,350          (53) to   1,090,324 to    121,710 to  1,212,034 to
                                                                           (73)      1,090,304       121,688     1,211,992
Retained earnings                            436,924       38,511       (2,265)        473,170        62,733       535,903
Treasury stock, common stock at cost            (593)                                     (593)                       (593)
                                        ------------  -----------    ---------    ------------   -----------  ------------

   Total shareholders' equity              1,666,052       94,080      (17,480)      1,742,652       184,579     1,927,231
                                        ------------  -----------    ---------    ------------    ----------  ------------

   Total liabilities and
      shareholders'  equity             $ 26,956,588  $ 1,735,213    $ (17,480)   $ 28,674,321    $2,168,298  $ 30,842,619
                                        ============  ===========    =========    ============    ==========  ============

 See accompanying notes to unaudited pro forma condensed financial information

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                        PRO FORMA PENDING ACQUISITIONS
                              September 30, 1993



- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Pro Forma
                                                           Pro Forma                          Pro Forma           Pending
(Dollars in thousands)                     Peoples        Adjustments          Gateway       Adjustments        Acquisitions
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                  $   17,969        $  (9,351)       $    40,346          $            $     48,964
Interest-bearing deposits in other
   banks, federal funds sold and
   securities purchased under
   agreements to resell                      14,279                              40,300                             54,579
Residential mortgages held for sale                                              22,979                             22,979
Securities:
   At lower of aggregate cost or
      market value                          262,171                             128,815                            390,986
   At amortized cost                        122,732                              70,820                            193,552
Loans, less reserve for loan losses         462,868                             901,331                          1,364,199
Premises and equipment                       10,550                              10,198                             20,748
Foreclosed properties                         2,218                              29,986                             32,204
Other assets                                 14,810                              25,277                             40,087
                                          ---------         ---------        ----------          ----------     ----------

   Total assets                          $  907,597        $  (9,351)       $ 1,270,052          $            $  2,168,298
                                          =========         =========        ==========          ==========     ==========

LIABILITIES
Deposits:
   Demand                                $   33,225        $  (9,351)       $    55,821                        $    79,695
   Savings, money market and
      N.O.W. accounts                       493,947                             538,520                          1,032,467
   Domestic and foreign time                270,616                             571,327                            841,943
                                          ---------         ---------        ----------                         ----------
   Total deposits                           797,788           (9,351)         1,165,668                          1,954,105
                                          ---------         ---------        ----------                         ----------
Other borrowings                              1,166                              12,895                             14,061
Accrued taxes and other liabilities           6,539            5,000              4,014                             15,553
                                          ---------         ---------        ----------                         ----------
Total liabilities                           805,493           (4,351)         1,182,577                          1,983,719
                                          ---------         ---------        ----------                         ----------

SHAREHOLDERS' EQUITY
Common stock:
   SNC                                                            62 to                          $       74            136 to
                                                                  84                                                   158
   Peoples                                      332             (332)                                                    0
   Gateway                                                                          138                (138)             0
Surplus                                      39,581              270 to          84,771              (2,912)       121,710 to
                                                                 248                                               121,688
Retained earnings                            62,191           (5,000)             5,542                             62,733
Treasury stock, common stock at cost                                             (2,976)              2,976              0
                                          ---------         ---------        ----------          ----------     ----------
   Total shareholders' equity               102,104           (5,000)            87,475                   0        184,579
                                          ---------         ---------        ----------          ----------     ----------
   Total liabilities and
      shareholders'  equity              $  907,597        $  (9,351)       $ 1,270,052          $        0   $  2,168,298
                                          ---------         ---------        ----------          ----------     ----------

                         See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                              September 30, 1993


     The following Unaudited Pro Forma Condensed Combined Statement of Income gives effect to SNC's proposed acquisition of New Dartmouth by combining the results of operations of SNC for the nine months ended September 30, 1993 and 1992 and the three years ended December 31, 1992 with the results of operations of New Dartmouth for the nine months ended September 30, 1993 and 1992, the year ended December 31, 1992 and the period from October 10, 1991 (the date operations commenced) through December 31, 1991 on a pooling of interests basis, assuming the Merger had occurred as of September 30, 1993. Also presented is the Unaudited Pro Forma Condensed Combined Statement of Income of SNC, New Dartmouth, Peoples and Gateway for the same periods. Income before extraordinary credit and cumulative effect of accounting change per common share and weighted average common shares outstanding are based on the exchange ratios as specified in the respective merger agreements. The Unaudited Pro Forma Condensed Combined Statements of Income should be read in conjunction with the Unaudited Pro Forma Condensed Combining Balance Sheet appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of New Dartmouth, which appear elsewhere in this Proxy Statement/Prospectus and of SNC, Peoples and Gateway, which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combined Statements of Income are presented for informational purposes only and are not necessarily indicative of the combined results of operations that would have occurred if the proposed mergers had been consummated on September 30, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

- -------------------------------------------------------------------------------------------------------------------------
                                        Nine months
                                     ended September 30,                        Year ended December 31,
(Dollars in thousands,          ----------------------------      --------------------------------------------------
 except per share data)                1993             1992             1992              1991               1990
- -------------------------------------------------------------------------------------------------------------------------
Interest and dividend
 income:
  Loans                         $   849,822      $   877,824      $ 1,167,588       $ 1,333,765        $ 1,725,248
  Securities:
    At lower of aggregate
     cost or market value           160,820          111,816          210,733            18,996             33,531
    At amortized cost               207,876          230,326          253,447           436,628            345,707
  Residential mortgages
   held for sale                     23,615           19,487           27,312            19,243             22,437
  Interest-bearing deposits
   in other banks, federal
   funds sold and
   securities purchased
   under agreement to
   resell                             9,126           15,898           19,427            38,978            145,121
  Trading account
   securities                         1,083            1,227            1,564             2,176              3,202
                                 ----------       ----------       ----------        ----------         ----------
     Total                        1,252,342        1,256,578        1,680,071         1,849,786          2,275,246
                                 ----------       ----------       ----------        ----------         ----------
Interest expense:
  Interest on deposits:
    Savings, money market and
     N.O.W. accounts                123,677          187,883          237,980           361,992            455,699
    Domestic and foreign time
     deposits                       156,802          235,723          298,912           468,247            656,308
                                 ----------       ----------       ----------        ----------         ----------
     Total                          280,479          423,606          536,892           830,239          1,112,007
  Other borrowings                  188,410          138,210          189,402           206,148            340,650
  Notes and debentures               54,775           44,390           59,321            60,436             63,105
                                 ----------       ----------       ----------        ----------         ----------
     Total                          523,664          606,206          785,615         1,096,823          1,515,762
                                 ----------       ----------       ----------        ----------         ----------
Net interest income:                728,678          650,372          894,456           752,963            759,484
  Provision for loan losses          39,078          166,174          197,700           466,791            434,293
                                 ----------       ----------       ----------        ----------         ----------
  Net interest income after
    provision for loan
    losses                          689,600          484,198          696,756           286,172            325,191
                                 ----------       ----------       ----------        ----------         ----------

Noninterest income:
  Customer service fees             134,206          134,863          174,710           172,112            151,277
  Trust and agency fees              87,305           86,109          115,103           112,030            106,520
  Securities gains, net               7,698           79,657           85,912            78,154             26,180
  Other                              72,775           98,391          120,714           170,292            181,859
                                 ----------       ----------       ----------        ----------         ----------
     Total                          301,984          399,020          496,439           532,588            465,836
                                 ----------       ----------       ----------        ----------         ----------
Noninterest Expenses:
  Compensation and benefits         353,219          333,251          447,923           429,753            450,194
  Occupancy and equipment           118,406          126,266          167,641           159,050            168,134
  Foreclosed properties
   provision and expense             87,641          113,409          167,113           110,057             27,400
  Other                             271,398          218,174          299,649           280,050            272,603
                                 ----------       ----------       ----------        ----------         ----------
     Total                          830,664          791,100        1,082,326           978,910            918,331
                                 ----------       ----------       ----------        ----------         ----------
Income (loss) before
 income taxes,
 extraordinary credit and
 cumulative effect of
 accounting change                  160,920           92,118          110,869          (160,150)          (127,304)
Income taxes                         35,917           27,179           33,774             5,273              5,679
                                 ----------       ----------       ----------        ----------         ----------
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change              $   125,003      $    64,939      $    77,095       $  (165,423)       $  (132,983)
                                 ==========       ==========       ==========        ==========         ==========
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change
 applicable to common
 shares                         $   113,401      $    63,354      $    72,312       $  (167,685)       $  (135,310)
                                 ==========       ==========       ==========        ==========         ==========
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change per
 common share                   $      1.14 to   $      0.70 to   $      0.78 to    $     (2.24) to    $     (1.84) to
                                $      1.12      $      0.69      $      0.77       $     (2.22)       $     (1.84)

Weighted average common
 shares outstanding              99,168,310 to    90,404,736 to    92,265,414 to     75,012,303 to      73,371,599 to
                                101,177,321       92,413,747       94,274,425        75,469,911         73,371,599

See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                              NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

- -----------------------------------------------------------------------------------------------------------------------
                                         Nine months
                                      ended September 30,                         Year ended December 31,
(Dollars in thousands,           --------------------------------      ------------------------------------------------
 except per share data)                  1993             1992             1992              1991               1990
- -----------------------------------------------------------------------------------------------------------------------
Interest and dividend
 income:
  Loans                          $    933,970     $    982,077      $ 1,301,564       $ 1,468,113        $ 1,878,531
  Securities:
    At lower of aggregate
     cost or market value             180,292          132,620          238,442            44,079             58,385
    At amortized cost                 214,279          240,200          265,978           452,804            361,031
  Residential mortgages
   held for sale                       23,615           19,487           27,312            19,243             22,437
  Interest-bearing deposits
   in other banks, federal
   funds sold and
   securities purchased
   under agreement to
   resell                              10,715           17,524           21,666            41,655            151,543
  Trading account
   securities                           1,083            1,227            1,564             2,176              3,202
                                   ----------       ----------       ----------        ----------         ----------
     Total                          1,363,954        1,393,135        1,856,526         2,028,070          2,475,129
                                   ----------       ----------       ----------        ----------         ----------
Interest expense:
  Interest on deposits:
    Savings, money market and
     N.O.W. accounts                  143,882          214,789          272,351           399,903            490,933
    Domestic and foreign time
     deposits                         184,215          276,056          349,771           533,146            733,299
                                   ----------       ----------       ----------        ----------         ----------
     Total                            328,097          490,845          622,122           933,049          1,224,232
  Other borrowings                    189,196          140,911          192,554           218,355            370,027
  Notes and debentures                 54,775           44,390           59,321            60,436             63,105
                                   ----------       ----------       ----------        ----------         ----------
     Total                            572,068          676,146          873,997         1,211,840          1,657,364
                                   ----------       ----------       ----------        ----------         ----------
Net interest income:                  791,886          716,989          982,529           816,230            817,765
  Provision for loan losses            41,128          185,869          235,566           481,511            471,773
                                   ----------       ----------       ----------        ----------         ----------
  Net interest income after
   provision for loan
   losses                             750,758          531,120          746,963           334,719            345,992
                                   ----------       ----------       ----------        ----------         ----------

Noninterest income:
  Customer service fees               137,105          137,706          178,496           175,805            154,698
  Trust and agency fees                87,305           86,109          115,103           112,030            106,520
  Securities gains, net                10,962           85,523           94,103            80,063             23,382
  Other                                80,265          109,081          133,559           175,955            188,604
                                   ----------       ----------       ----------        ----------         ----------
     Total                            315,637          418,419          521,261           543,853            473,204
                                   ----------       ----------       ----------        ----------         ----------
Noninterest Expenses:
  Compensation and benefits           375,053          353,283          474,725           455,250            475,766
  Occupancy and equipment             126,500          135,850          179,507           169,251            178,949
  Foreclosed properties
   provision and expense              100,217          128,205          184,810           125,257             32,797
  Other                               287,700          234,763          321,730           297,074            287,356
                                   ----------       ----------       ----------        ----------         ----------
     Total                            889,470          852,101        1,160,772         1,046,832            974,868
                                   ----------       ----------       ----------        ----------         ----------
Income (loss) before
 income taxes,
 extraordinary credit and
 cumulative effect of
 accounting change                    176,925           97,438          107,452          (168,260)          (155,672)
Income taxes                           40,298           32,493           40,898             4,076                564
                                   ----------       ----------       ----------        ----------         ----------
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change               $    136,627     $     64,945      $    66,554       $  (172,336)       $  (156,236)
                                   ==========       ==========       ==========        ==========         ==========
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change
 applicable to common
 shares                          $    125,025     $     63,360      $    61,771       $  (174,598)       $  (158,563)
                                   ==========       ==========       ==========        ==========         ==========
Income (loss) before
 extraordinary credit and
 cumulative effect of
 accounting change per
 common share                     $      1.13 to   $      0.63 to   $      0.60 to    $     (2.07) to    $     (1.92) to
                                  $      1.09      $      0.61      $      0.58       $     (2.02)       $     (1.88)

Weighted average common
 shares outstanding               110,358,922 to   100,072,230 to   102,126,150 to     84,301,315 to      82,613,162 to
                                  114,606,614      104,030,246      106,152,261        86,573,198         84,358,595

                       See accompanying notes to unaudited pro forma condensed financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

NOTE 1:

   Certain reclassifications have been made to the accounts of New Dartmouth, Peoples and Gateway in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to SNC presentation. Pro Forma results of operations do not reflect nonrecurring items of income and expense resulting directly from the proposed mergers. In addition, the accompanying Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the following: extraordinary credits of SNC from the utilization of federal tax loss carryforwards of $18,378,000 for the year ended December 31, 1992 and $15,229,000 for the nine months ended September 30, 1992; the cumulative effect of an accounting change due to the adoption of Statement of Financial Accounting Standards No. 109 of $52,800,000 for SNC for the nine months ended September 30, 1993 and $1,544,000 for Peoples for the year ended December 31, 1992; extraordinary charges of Gateway relating to debt prepayment penalties of $371,000 and $2,250,000 for the year ended December 31, 1992 and 1991, respectively; and the extraordinary credit of Peoples for a stock distribution of $1,287,000 for the year ended December 31, 1991. Intercompany cash and due from bank balances of $9,351,000 have been eliminated between SNC and Peoples.

NOTE 2:

NEW DARTMOUTH

   The pro forma shareholders' equity accounts of SNC and New Dartmouth have been adjusted in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect the issuance of shares of SNC Common Stock in exchange for all of the outstanding shares of New Dartmouth Common Stock. The number of shares of SNC Common Stock to be issued pursuant to the acquisition of New Dartmouth (in the range between 5,700,400 and 7,709,411 shares) is based upon the number of shares of New Dartmouth Common Stock outstanding as of September 30, 1993 and assumes an exchange ratio of 13.438 to 18.174 shares of SNC Common Stock for each share of New Dartmouth Common Stock, calculated as of September 30, 1993. The New Dartmouth exchange ratio reflected in the pro forma financial information at September 30, 1993 is based on a value of $310.95 per share. As further discussed above (see "-- Exchange Ratio"), the Merger Agreement provides for an increase in this amount based on 177.0% of New Dartmouth's Adjusted Earnings Per Share from October 1, 1993 to the closing date, subject to certain potential adjustments. For a tabular presentation of possible Exchange Ratios at several hypothetical levels of Adjusted Earnings, see "-- Exchange Ratio-- Illustrative Exchange Ratios" above. The excess of the par value of the SNC Common Stock to be issued over the par value of the New Dartmouth Common Stock outstanding ($53,000 to $73,000 at September 30, 1993) has been charged to surplus. The equity accounts of New Dartmouth reflect the expected retirement of outstanding New Dartmouth Preferred Stock prior to consummation of the Merger at the September 30, 1993 redemption price of $102.78 per share ($17,480,000). The excess ($2,265,000) of redemption price over the stated value of New Dartmouth Preferred Stock ($15,215,000) has been charged to retained earnings.

PRO FORMA PENDING ACQUISITIONS

   The pro forma shareholders' equity accounts of SNC, as adjusted for New Dartmouth, have been further adjusted to reflect the issuance of shares of SNC Common Stock in exchange for all of the outstanding shares of Peoples Common Stock and Gateway Common Stock (Pro Forma Pending Acquisitions). The number of shares of SNC Common Stock to be issued pursuant to the acquisition of Peoples (in the range between 6,221,603 and 8,419,416 shares) is based upon the number of shares of Peoples Common Stock outstanding as of September 30, 1993 and the exchange ratios specified in the Peoples merger agreement. The difference between the par value of the SNC Common Stock to be issued over the par value of the Peoples Common Stock outstanding ($270,000 to $248,000 at September 30,
1993) has been credited to surplus. The number of shares of SNC Common Stock to be issued pursuant to the acquisition of Gateway (7,406,789 shares) is based upon the number of shares of Gateway Common Stock outstanding as of September 30, 1993 and the exchange ratio specified in the Gateway merger agreement. The difference between the par value of the SNC Common Stock to be issued over the par value of the Gateway Common Stock outstanding ($64,000 at September 30, 1993) has been credited to surplus. The equity accounts of Gateway reflect the retirement of Gateway Treasury Stock ($2,976,000) upon consummation of the Gateway merger with a charge to surplus.

NOTE 3:

   Pro forma earnings per share amounts in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income are based on the weighted average number of common shares of the constituent companies outstanding during each period, as adjusted for the minimum and maximum exchange ratios as specified in the respective merger agreements.

NEW DARTMOUTH

   Shares of New Dartmouth Common Stock have been adjusted to the equivalent shares of SNC Common Stock for each period assuming an exchange ratio of 13.438 to 18.174 shares of SNC Common Stock for each share of New Dartmouth Common Stock, calculated as of September 30, 1993 (see NOTE 2).

PRO FORMA PENDING ACQUISITIONS

   Shares of Peoples Common Stock have been adjusted to the equivalent shares of SNC Common Stock for each period assuming an exchange ratio of 1.874 to 2.536 shares of SNC Common Stock for each share of Peoples Common Stock. Shares of Gateway Common Stock have been adjusted to the equivalent shares of SNC Common Stock for each period assuming an exchange ratio of 0.559 shares of SNC Common Stock for each share of Gateway Common Stock.

NOTE 4:

   The expenses associated with the proposed acquisitions are not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income. These expenses are not reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet as such expenses are not considered material.

NOTE 5:

   Retained earnings of Peoples includes approximately $11,500,000 which is classified for federal income tax purposes as a reserve for loan losses. Deferred income taxes were not provided on such amounts because Peoples Savings Bank ("Peoples Bank"), a wholly-owned subsidiary of Peoples, is a savings bank. Upon the merger of Peoples Bank with and into Shawmut Bank, National Association, an indirect wholly-owned subsidiary of SNC, Peoples Bank will lose its status as a savings bank and income taxes previously not provided will become payable. An adjustment of $5,000,000 has been reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect this, which represents taxes payable at a combined federal and state tax rate of 43 percent. This adjustment is not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF NEW DARTMOUTH'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Three Months Ended September 30, 1993 compared to the Three Months Ended September 30, 1992

   New Dartmouth reported net income for the three months ended September 30, 1993 of $4.7 million compared to $5.0 million for the three months ended September 30, 1992. The decline in net income is primarily attributable to a $2.3 million reduction in New Dartmouth's net interest income. A $1.5 million increase in New Dartmouth's provision for possible loan losses was offset by receipt of the FDIC Small Loan protection payment which is included as a component of noninterest income. The FDIC Small Loan protection payment for the three months ended September 30, 1993 exceeded the amount of such payment received during the comparable period of 1992 by $2.2 million. In addition, a gain of $1.1 million was recorded on the sale of securities held for sale.

NET INTEREST INCOME

   Net interest income for the three months ended September 30, 1993 was $14.9 million at an annualized net interest margin on earning assets of 3.61% compared to net interest income for the three months ended September 30, 1992 of $17.2 million at an annualized net interest margin on earning assets of 4.18%.

   The following table presents New Dartmouth's consolidated average balance sheets, interest income and interest expense, annualized yields on earning assets and cost of funds for the periods indicated:


- -------------------------------------------------------------------------------------------------------------------------
                                                           Three months ended                     Three months ended
                                                           September 30, 1993                     September 30, 1992
New Dartmouth Bank                                 -----------------------------------       ----------------------------
Average Balance Sheets                             Average       Interest       Yield/       Average     Interest  Yield/
(Dollars in thousands)                             Balance       Inc/Exp         Rate        Balance     Inc/Exp    Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing deposits in other banks and
 federal funds sold                               $   68,363    $   512          2.97%   $   28,136    $   226    3.19%
Securities purchased under agreements to
 resell                                                    0          0          0.00        33,913        284    3.32
Securities held for sale:
  US Government and federal agency securities        140,102      1,165          3.30             0          0    0.00
  Mortgage  backed securities and collateralized
   mortgage obligations                              142,527      1,627          4.57             0          0    0.00
Investment securities:
  US Government and federal agency securities        103,823      1,358          5.19       221,910      2,726    4.87
  Federal Home Loan Bank stock                        14,929        304          8.08        14,929        295    7.84
  Other securities                                     6,354         71          4.46         9,648        105    4.33
  Mortgage backed securities and collateralized
   mortgage obligations                              244,336      3,198          5.24       233,328      3,191    5.47
Loans:
  Real estate -- residential                         555,689     11,263          8.09       647,499     14,540    8.96
  Real estate -- commercial                          224,164      5,263          9.39       295,083      7,081    9.60
  Real estate -- construction                          5,459        127          9.23        10,062        258   10.17
  Commercial                                          37,230        631          6.72        35,383        751    8.42
  Consumer                                           138,296      3,225          9.25       143,489      3,457    9.56
  Discount on loans acquired from the FDIC           (42,086)         0          0.00       (42,723)         0    0.00
                                                   ---------     ------          -----    ---------     ------    -----
Total interest earning assets                      1,639,186     28,744          6.99     1,630,657     32,914    8.05
                                                   ---------     ------          -----    ---------     ------    -----
Noninterest earning assets                            87,277                                 72,559
Allowance for possible loan losses                   (11,336)                               (12,674)
                                                   ---------                              ---------
Total assets                                      $1,715,127                             $l,690,542
                                                   =========                              =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  N.O.W. and money market accounts                $  253,577      1,475          2.31    $  277,859      2,142    3.06%
  Savings                                            364,894      2,660          2.89       313,684      2,779    3.51
  Time deposits of $100,000 or more                    5,971         60          3.99        13,664        155    4.50
  Other time deposits                                797,268      8,552          4.26       868,795     10,382    4.74
  Short-term borrowed funds                           43,872        380          3.44        16,574        143    3.76
  Federal Home Loan Bank advances                     50,352        694          5.47        12,228        132    4.28
                                                   ---------     ------          -----    ---------     ------    -----
Total interest bearing liabilities                 1,515,934     13,821          3.62     1,502,804     15,733    4.16
                                                   ---------     ------          -----    ---------     ------    -----
Noninterest bearing liabilities:
  Demand deposits                                     69,779                                 59,684
  Other liabilities                                   34,882                                 38,657
                                                   ---------                              ---------
Total liabilities                                  1,620,595                              1,601,145
Stockholders' equity                                  94,532                                 89,397
                                                   ---------                              ---------
Total liabilities and stockholders' equity        $1,715,127                             $1,690,542
                                                   =========                              =========
Net interest income                                             $14,923                                $17,181
                                                                 ======                                 ======
Net interest spread                                                              3.38%                            3.89%
                                                                                 =====                            =====
Net interest margin on average earning assets                                    3.61%                            4.18%
                                                                                 =====                            =====

INTEREST AND LOAN FEE INCOME

   Interest and loan fee income for the three months ended September 30, 1993 totaled $28.7 million reflecting a decline of $4.2 million from the $32.9 million recorded for the same period last year. Average earning assets for the three months ended September 30, 1993 were $1.6 billion with an annualized weighted average yield of 6.99% compared to average earning assets of $1.6 billion at an annualized weighted average yield of 8.05% for the same period last year. The decline in yields and the corresponding decline in interest income is attributable to a change in mix within New Dartmouth's earning asset portfolio, as described below, and a general decline in interest rates.

   Loans, net of discount on loans acquired from the FDIC, averaged $918.8 million at an annualized weighted average yield of 8.90% for the three months ended September 30, 1993 compared to $1.1 billion at an annualized weighted average yield of 9.56% for the same period last year. Average loans, net of discount on loans acquired from the FDIC, experienced a decline of $170.0 million, $73.7 million in the commercial and commercial real estate loan portfolios and $96.3 million in the residential real estate, home equity and consumer loan portfolios. Commercial loans that became classified since September 30, 1992 totaling $65.2 million were transferred to the FDIC, as permitted under the terms of the Purchase and Assumption Agreements (collectively, the "1991 P&A Agreements") by and between New Dartmouth and the FDIC, as Receiver of Dartmouth Bank, New Hampshire Savings Bank, and Numerica Savings Bank, FSB (collectively, the "Failed Banks"). Also, transferred to the FDIC during the period was $6.6 million of blanket mortgages passed to New Dartmouth as part of the Somersworth acquisition that, according to the terms of the Somersworth Purchase and Assumption Agreement (the "Somersworth P&A Agreement"), should have been retained by the FDIC. In the current economic environment, highlighted by declining interest rates, New Dartmouth is experiencing an acceleration in loan prepayments. This acceleration in loan prepayments is especially evident in New Dartmouth's residential real estate portfolio which has experienced a significant amount of refinancing, primarily to the fixed rate product. To avoid assumption of interest rate risk, New Dartmouth is selling its real estate loan originations and refinancing into the secondary market. During the quarter ended September 30, 1993, New Dartmouth originated and refinanced $32.2 million in residential real estate loans and sold $26.0 million in residential real estate loans into the secondary market.

   Loan yields were also affected by the general decline in interest rates. Residential and commercial real estate loans, amounting to approximately $458.7 million, are generally one-year adjustable rate products that have repriced to lower rates.

   Offsetting the decline in average loans was an increase in the average securities and liquid asset portfolios of $178.6 million. New Dartmouth is investing its excess liquid funds in its securities portfolio, primarily U.S. Treasury and agency obligations, mortgage backed securities, and collateralized mortgage obligations. For the three months ended September 30, 1993, the securities portfolio averaged $652.1 million at an annualized weighted average yield of 4.73% compared to an average of $513.7 million at an annualized average yield of 5.12% for the same period last year. On September 30, 1993, the securities and liquid asset portfolios comprised approximately 43% of New Dartmouth's assets.

   Interest rates are at or near their lowest level in approximately thirty years. To avoid assuming interest rate and market risk, New Dartmouth is limiting the maturity of its securities and liquid asset portfolios. At September 30, 1993, approximately 86.0% of its securities and liquid asset portfolios mature or reprice within two years. This strategy, while limiting interest rate and market risk, adversely effects New Dartmouth's earning potential.

INTEREST EXPENSE

   Interest expense for the three months ended September 30, 1993 totaled
$13.8 million compared to $15.7 million for the period ended September 30, 1992.

   Average interest bearing liabilities for the three months ended September 30, 1993 were $1.5 billion with an annualized weighted average cost of funds of 3.62% compared to average interest bearing liabilities of $1.5 billion at an annualized weighted average cost of funds of 4.16% for the same period last year. For the three months ended September 30, 1993, core transaction accounts and regular savings accounts averaged $618.5 million at a weighted average cost of funds of 2.65% compared to $591.5 million with a weighted average cost of funds of 3.30% at September 30, 1992. For the three months ended September 30, 1993, certificates of deposits averaged $803.2 million at an annualized weighted average cost of funds of 4.26%. This compares with $882.5 million at an annualized average cost of funds of 4.74% for the same period last year. New Dartmouth is benefiting from both a general decline in interest rates and a reduced reliance on certificates of deposit to support its earning asset base. For the three months ended September 30, 1993, total deposits increased
$13.2 million reversing a trend that started with New Dartmouth's inception on October 10, 1991. The following table presents the changes in New Dartmouth's deposit base for the period:

- -------------------------------------------------------------------
Deposit                       September 30,    June 30,
Type                              1993           1993      Variance
- -------------------------------------------------------------------
Core Deposits:
  Demand deposits              $     78.7     $     70.8   $   7.9
  N.O.W. accounts                   153.0          146.4       6.6
  Money market accounts             103.8          107.3      (3.5)
  Savings accounts                  365.7          363.2       2.5
  Retail CD's                       756.3          758.8      (2.5)
Volatile Deposits:
  CD's greater than $100,000         46.4           44.2       2.2
                               ----------     ----------   -------
Total deposits                 $  1,503.9     $  1,490.7   $  13.2
                               ==========     ==========   =======

   New Dartmouth experienced an increase in its total core demand deposits, N.O.W. accounts and savings accounts of $17.0 million. Retail certificates of deposit and money market accounts declined by $6.0 million. Management attributes the decline in retail certificates of deposit and money market accounts to the general decline in interest rates, particularly short-term rates, during the reporting period. Management believes customers are seeking higher returns by reinvesting deposits in mutual funds and the stock market. Certificates of deposit over $100,000 increased by $2.2 million. Although the runoff of New Dartmouth's retail certificates of deposit and money market accounts has slowed, if rates remain at or near historically low levels, management believes the reduction in retail certificates of deposit and money market accounts may continue although at a reduced rate. For the three months ended September 30, 1993, retail certificates of deposit and money market accounts declined by $3.8 million or 0.4% compared to $60.3 million or 5.7% for the same period last year. New Dartmouth is not offering brokered deposits.

   Partially offsetting the decline in the deposit base, was an increase in New Dartmouth's repurchase agreements of $8.5 million due to New Dartmouth's aggressive marketing of its cash management program. Under New Dartmouth's repurchase agreement program, excess funds in a depositor's demand deposit account are transferred daily into a collateralized interest bearing obligation of New Dartmouth. Borrowings under this program totaled $40.3 million at September 30, 1993 compared to $31.8 million at June 30, 1993.

   During the quarter, New Dartmouth borrowed $2.5 million in five year Federal Home Loan Bank of Boston ("FHLBB") advances. Proceeds from the advance were used to match fund a loan of equal maturity.

PROVISION FOR POSSIBLE LOAN LOSSES

   For the three months ended September 30, 1993, New Dartmouth recorded a provision for possible loan losses of $4.1 million compared to a provision of $2.6 million for the same period last year. The increase in the provision for possible loan losses was more than offset by an increase in the FDIC Small Loan protection payments received during the period, which exceeded the amount of such payment received during the same period last year by $2.2 million. The FDIC Small Loan protection payments are included as a component of noninterest income and offset by a corresponding increase in the provision for possible loan losses.

NONINTEREST INCOME

   Noninterest income for the three months ended September 30, 1993 totaled $7.3 million compared to $3.9 million for the three months ended September 30, 1992. Fees for services rendered to customers amounted to $1.8 million for both periods. Other operating income, consisting primarily of residential real estate loan servicing fees and credit card fees amounted to $883,000 compared to $740,000 for the same period last year.

At September 30, 1993, New Dartmouth was servicing a portfolio of residential real estate loans of approximately $346.9 million compared to $336.0 million at September 30, 1992.

   During the period ending September 30, 1993, in addition to its normal operating income, New Dartmouth received $3.5 million in FDIC Small Loan protection payments. This compares with receipt of $1.3 million for the three months ended September 30, 1992. FDIC Small Loan protection payments are offset by a corresponding increase in the provision for possible loan losses.

   For the three months ended September 30, 1993, New Dartmouth recorded gains on the sale of securities held for sale of $1.1 million. No such security gains or losses were incurred for the same period last year.

NONINTEREST EXPENSE

   Total noninterest expense for the three months ended September 30, 1993 amounted to $10.5 million compared to $10.8 million for the three months ended September 30, 1992. Total salaries and benefits for the three months ended September 30, 1993 and 1992 amounted to $4.4 million and $4.7 million respectively. At September 30, 1993 New Dartmouth had a total staff complement of 578 full-time equivalent employees and 34 temporary employees in comparison to 575 full-time and 26 temporary employees at September 30, 1992. Employee benefits for the period totaled $749,000 and amounted to approximately 20.8% of total salaries. This expense is consistent with the same period last year.
Total occupancy and equipment expense for the three month period ended September 30, 1993 amounted to $1.8 million in comparison to $1.7 million for the three months ended September 30, 1992.

   At September 30, 1993, New Dartmouth serviced its market area through a network of thirty-seven branches and thirty-six automated teller machines. One of the branches located at 1155 Elm Street, Manchester, New Hampshire, serves as New Dartmouth's headquarters. New Dartmouth leases thirty-six branches from third-party landlords with the terms of these leases ranging from one to ten years. All leases are classified as operating leases. New Dartmouth owns one drive-up facility and one branch located in Somersworth, New Hampshire. Both facilities were purchased from the FDIC at appraised value.

   New Dartmouth's data and item processing services are provided through a five year non-cancellable facilities management contract with an unaffiliated vendor. The minimum annual commitment under this contract is approximately $3.0 million. Items processed in excess of monthly base volumes are charged on a per item basis. Expenses incurred under this contract for the three months ended September 30, 1993 and September 30, 1992 amounted to $852,000 and $858,000 respectively. Other operating expenses for the three months ended September 30, 1993 amounted to $3.5 million and include $401,000 in postage and $823,000 in FDIC insurance assessments. For the same period last year, other operating expense amounted to $3.5 million and include $401,000 in postage and $874,000 in FDIC insurance assessments.

PROVISION FOR INCOME TAXES

   New Dartmouth recognized income tax expense of $2.9 million for the three month period ended September 30, 1993, constituting 37.7% of pre-tax earnings. The effective income tax rate differed from the federal statutory rate of 35% primarily due to state income taxes.

   The Internal Revenue Service has not issued final tax accounting rules for federally assisted acquisitions such as those pursuant to the 1991 P&A Agree-ment and the Somersworth P&A Agreement. Please refer to "--Results of Operations for the Period October 10, 1991 to June 30, 1992 -- Income Taxes" below for a further description of New Dartmouth's deferred tax asset and other tax matters.

Results of Operation for the Period July 1, 1992 through June 30, 1993 compared to the Period October 10, 1991 through June 30, 1992

   New Dartmouth was formed on October 10, 1991 and has adopted a June 30 fiscal year. As a result, the period from October 10, 1991 to June 30, 1992 ("Fiscal 1992") reflects operations based on a 264-day period as compared to the period from July 1, 1992 to June 30, 1993 ("Fiscal 1993") which reflects operations based on a 365-day period. During the first six months of its existence, New Dartmouth experienced a significant restructuring of its balance sheet and downsizing of its operations. Highlights of these activities included the following: (i) the reconfiguration of New Dartmouth's branch network, which resulted in the closure of eighteen branch offices, to eliminate unnecessary market redundancy and unprofitable branch offices; (ii) the consolidation of four separate data processing systems and other functional areas of the Failed Banks; (iii) the realignment of the Failed Banks' workforce that achieved a 50% reduction in personnel; and (iv) the repricing of all above market rate liabilities of the Failed Banks which resulted in an immediate decline in the cost of funds and a deposit outflow of approximately $500 million. Consequently, a meaningful comparison between the results of operations for Fiscal 1993 and Fiscal 1992 cannot always be made.

   New Dartmouth reported net income of $19.4 million for Fiscal 1993 compared to $15.5 million for Fiscal 1992. New Dartmouth's return on average assets for Fiscal 1993 and Fiscal 1992 was 1.14% and an annualized 1.27%, respectively. New Dartmouth reported primary earnings per share of $43.63 in Fiscal 1993 compared to primary earnings per share of $36.10 in Fiscal 1992. The increase in reported net income for Fiscal 1993 compared to Fiscal 1992 is primarily attributable to an increase in the number of days in the reporting period.

   Total assets at June 30, 1993 were $1.7 billion reflecting a decline of $2.8 million since June 30, 1992. Gross loans at June 30, 1993 were $954.7 million, down $201.3 million from June 30, 1992 due primarily to the $57.8 million in loans "put" to the FDIC in Fiscal 1993, an acceleration in loan prepayments as borrowers refinance their loans to take advantage of lower interest rates, and weak loan demand. To avoid interest rate risk, New Dartmouth is selling its refinanced fixed rate real estate loans into the secondary market. Offsetting this decline in gross loans was a $199.0 million increase in New Dartmouth's portfolio of liquid securities, securities held for sale and securities held to maturity.

   During 1993, as a result of changing industry practice and management's evaluation of the investment securities portfolio, New Dartmouth segregated its investment portfolio into securities held to maturity and those held for sale. Securities held for sale are to be held for an indefinite period of time and can be used for asset/liability management and may be sold in response to changes in interest rates, prepayment risk or other factors.

   In May 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 requires that debt and equity securities be classified as trading, available for sale or held to maturity. Securities classified as trading are reported at fair value with unrealized gains and losses included in income. Securities classified as held for sale are reported at fair value with unrealized gains and losses included as a separate component of stockholders' equity. Securities classified as held to maturity are reported at amortized cost. In order to classify securities as held to maturity, management must have the positive intent and ability to hold securities to maturity.

   New Dartmouth adopted FAS 115 effective June 30, 1993 and on June 30, 1993 recorded a total unrealized gain of $2.6 million ($1.6 million, net of tax) as a separate component of stockholders' equity. At June 30, 1993, securities aggregating $363.3 million were carried in the securities held for sale portfolio and securities aggregating $331.1 million with a market value of $333.8 million were carried in the held to maturity portfolio.

   Total deposits at June 30, 1993 were $1.5 billion, down $74.2 million from June 30, 1992 due primarily to a general decline in interest rates and customers reinvesting their money in mutual funds and the stock market in search of higher returns. In Fiscal 1993, short-term borrowed funds and Federal Home Loan Bank ("FHLB") advances increased by $70.6 million offsetting the decline in New Dartmouth's deposit base.

   During the year ended June 30, 1993, New Dartmouth redeemed 137,000 shares of its preferred stock outstanding at an aggregate price of $13.4 million.

NET INTEREST INCOME

   New Dartmouth recorded net interest income in Fiscal 1993 of $67.1 million, and a net interest margin on average earning assets of 4.08%, compared to net interest income of $49.4 million, and an annualized net interest margin on average earning assets of 4.21% in Fiscal 1992. The increase in net interest income in Fiscal 1993 as compared to Fiscal 1992 is primarily attributable to a difference in the number of days within each reporting period. The decrease in New Dartmouth's net interest margin on average earning assets reflects the lower interest rate environment and the loan attrition discussed above. In Fiscal 1993, average earning assets totaled $1.6 billion with an annualized weighted average yield of 7.66% compared to average earning assets of $1.6 billion with an annualized weighted average yield of 8.87% in Fiscal 1992. In Fiscal 1993, average interest bearing liabilities totaled $1.5 billion with an annualized average cost of funds of 3.88% compared to average interest bearing liabilities of $1.5 billion with an annualized average cost of funds of 5.00% in Fiscal 1992.

   The following table presents New Dartmouth's consolidated average balance sheets, interest income and interest expense, yields on earning assets and cost of funds for the periods indicated:

- -------------------------------------------------------------------------------------------------
                                                        For the period
                             ----------------------------------------------------------------------
                               July 1, 1992 to June 30, 1993      October 10, 1991 to June 30, 1992
                             ---------------------------------    ---------------------------------
Average Balance Sheet        Average       Interest     Yield/     Average       Interest  Yield/
(Dollars in thousands)       Balance(1)    Inc/Exp      Rate       Balance(1)    Inc/Exp   Rate(2)
- -------------------------------------------------------------------------------------------------
ASSETS:
Interest earning assets:
  Interest bearing deposits
   in other banks and
   federal funds sold         $   41,087   $    1,241       3.02%   $   69,914   $  2,678   5.31%
  Securities purchased
   under agreements to resell     18,055          581       3.22        15,235        442   4.02
  Securities held for sale:
   U.S. Government and
    federal agency securities     23,549          934       3.97             0          0   0.00
   Mortgage-backed securities
    and collateralized
    mortgage obligations          44,606        2,305       5.17             0          0   0.00
  Other securities                 1,557           65       4.17             0          0   0.00
 Securities held to maturity:
  U.S. Government and federal
   agency securities             166,424        7,990       4.80       173,416      6,779   5.42
  Federal Home Loan Bank stock    14,929        1,098       7.35        14,929        863   8.01
  Other securities                 6,415          316       4.93        18,901        732   5.37
  Mortgage-backed securities
   and collateralized
   mortgage obligations          315,826       16,075       5.09        67,161      3,045   6.18
 Loans:
  Residential real estate        610,949       52,215       8.55       668,283     43,799   9.09
  Commercial real estate         265,393       25,611       9.65       366,122     26,039   9.86
  Construction                     8,288          774       9.34         8,420        579   9.53
  Commercial                      33,623        2,803       8.34        75,537      4,584   8.41
  Consumer                       135,904       13,906      10.23       186,872     14,417  10.70
  Discount on loans
   acquired from the FDIC        (42,441)           0       0.00       (39,091)         0   0.00
                              -----------     -------      -----    -----------    ------  -----
     Total interest earning
       assets                  1,644,164      125,914       7.66     1,625,699    103,957   8.87
                              -----------     -------      -----    -----------    ------  -----
Noninterest earning assets        76,109                                82,323
Allowance for possible
 loan losses                     (13,092)                              (16,495)
                              -----------                           -----------

     Total assets             $1,707,181                            $1,691,527
                              ===========                           ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY:
 Interest bearing
  liabilities:
  N.O.W. accounts             $  144,360      3,315         2.30    $  139,981      3,627   3.59
  Money market accounts          123,567      3,839         3.11       165,994      5,542   4.63
  Savings                        347,127     11,252         3.24       236,473      7,689   4.51
  Time deposits of $100,000
   and over                       44,511        1,985       4.46        28,614      1,071   5.19
  Other time deposits            785,576       35,197       4.48       935,551     36,349   5.39
  Securities sold under
   agreements to repurchase       30,469        1,048       3.44         8,603        307   4.95
  Federal Home Loan Bank
   advances                       40,479        2,178       5.38             0          0   0.00
                              -----------     -------      -----    -----------    ------  -----
     Total interest bearing
       liabilities             1,516,089       58,814       3.88     1,515,216     54,585   5.00
                              -----------     -------      -----    -----------    ------  -----

Noninterest bearing
 liabilities:
 Demand deposits                  61,600                                49,785
 Other liabilities                37,630                                47,514
                              -----------                           -----------
     Total liabilities         1,615,319                             1,612,515
Stockholders' equity              91,862                                79,012
                              -----------                           -----------

     Total liabilities and
        stockholders' equity  $1,707,181                            $1,691,527
                              ===========                           ===========
 Net interest income                       $   67,100                            $ 49,372
                                           ==========                            ========
 Net interest spread                                        3.78%                           3.87%
                                                           ======                          ======
 Net yield on average
   earning assets                                           4.08%                           4.21%
                                                           ======                          ======

(1) For purposes of this table, non-accruing loans are included in average loan balances.
(2)  Computed on an annualized basis.

   The following table reflects the changes in net interest income resulting from changes in interest rates, changes in asset and liability volume, and changes in the number of days in the reporting period. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

- --------------------------------------------------------------------------------
Year ended June 30, 1993 compared to
 Period October 10, 1991 to June                         Changes due to
   30, 1992                           Increase   -------------------------------
(In thousands)                       (Decrease)  Rate      Volume      Days
- --------------------------------------------------------------------------------
Interest earning assets:
  Interest bearing deposits in other
   banks and federal funds sold      $  (1,437)  $(1,036)   $   (747)  $    346
  Securities purchased under
   agreement to resell                     139       (96)         74        161
  Total securities held for sale         3,304         0       3,304          0
  Total securities held to maturity     14,060    (1,677)      8,697      7,040
  Total loans                            5,891    (3,680)    (16,968)    26,539
                                       -------   --------    --------   -------

   Total interest earning assets        21,957    (6,489)     (5,640)    34,086
                                       -------   --------    --------   -------

Interest bearing liabilities:
  N.O.W. accounts                         (312)   (1,346)        110        924
  Money market accounts                 (1,703)   (1,560)     (1,212)     1,069
  Savings                                3,563    (2,539)      2,966      3,136
  Time deposits of $100,000 and over       914      (122)        482        554
  Other time deposits                   (1,152)   (5,612)     (5,349)     9,809
  Securities sold under agreements to
   repurchase                              741      (115)        560        296
  Federal Home Loan Bank advances        2,178         0       2,178          0
                                       -------   --------    --------   -------

   Total interest bearing liabilities    4,229   (11,294)       (265)    15,788
                                       -------   --------    --------   -------

Change in net interest income        $  17,728  $  4,805    $ (5,375)  $ 18,298
                                       =======   ========    ========   =======


   New Dartmouth recorded net interest income in Fiscal 1993 of $67.1 million, at a weighted net yield on average earning assets of 4.08% compared to $49.4 million, at an annualized weighted net yield on average earning assets of 3.87%. The increase of $17.7 million in New Dartmouth's net interest margin is due to:
(i) an increase of $4.8 million resulting from a change in interest rates, (ii) a decrease of $5.4 million resulting from a change in the mix of earning assets, and (iii) an increase of $18.3 million resulting from the difference in the number of days in the period.

   The decline in interest rates, especially short-term rates, since June 30, 1992, have had a favorable impact on New Dartmouth's net interest income. Although New Dartmouth's yield on earning assets declined by 121 basis points to 7.66% in Fiscal 1993, the resulting $6.5 million reduction in interest income was more than offset by a reduction in New Dartmouth's cost of funds. In Fiscal 1993, New Dartmouth's cost of funds was 3.88%, 112 basis points below the 5.00% recorded in Fiscal 1992 and resulted in an $11.3 million increase in New Dartmouth's net interest margin.

INTEREST AND LOAN FEE INCOME

   The change in New Dartmouth's earning asset structure is primarily responsible for the $5.4 million decline in the net interest margin due to a change in volume. During 1993, New Dartmouth continued to experience an acceleration in loan prepayments as borrowers refinanced their loans to take advantage of lower interest rates. To avoid interest rate risk, New Dartmouth sold its refinanced fixed rate real estate loans into the secondary market. This excess liquidity has been reinvested in the securities portfolios, mainly in mortgage-backed securities and collateralized mortgage obligations. At June 30, 1993, New Dartmouth's short-term investments, securities held for sale and securities held to maturity totaled $694.8 million, or 40.9% of total assets, compared to $495.8 million, or 29.1% of total assets, at June 30, 1992. During the same period, gross loans declined from $1.2 billion, 67.9% of total assets, at June 30, 1992 to $1.0 billion, 56.1% of total assets, at June 30, 1993.

   New Dartmouth's average securities portfolio including its short-term investments, securities held for sale and securities held to maturity averaged $632.4 million, at an average yield of 4.84%, in Fiscal 1993, up $272.8 million from Fiscal 1992's average of $359.6 million, at an annualized average yield of 5.59%. At June 30, 1993, approximately 74% of New Dartmouth's securities portfolio was scheduled to mature or reprice within one year and approximately 84% of the portfolio was scheduled to mature or reprice within two years. While this strategy protects the value of New Dartmouth's securities portfolio against interest rate fluctuations, it has an adverse impact on portfolio yields.

   In Fiscal 1993, gross loans, net of the discount on loans acquired from the FDIC, averaged $1.0 billion, reflecting a decline of $254.4 million compared to Fiscal 1992's average of $1.3 billion. As permitted under the terms of the 1991 P&A Agreements, New Dartmouth transferred $57.8 million of loans to the FDIC that became classified since July 1, 1992. The Fiscal 1993 "puts" bring to $182.6 million the total pool of loans transferred to the FDIC since October 10, 1991. Also transferred in Fiscal 1993 were $6.6 million of blanket mortgages passed to New Dartmouth as part of the Somersworth acquisition that, according to the terms of the Somersworth P&A Agreement, should have been retained by the FDIC.

   As a result of the low interest rate environment prevailing during Fiscal 1993, New Dartmouth experienced an acceleration in loan prepayments as borrowers refinanced their loans to take advantage of lower interest rates. In Fiscal 1993, loan amortization and loan prepayments totaled approximately $227.1 million compared to $154.4 million in Fiscal 1992. This acceleration of loan prepayments was especially evident in New Dartmouth's residential real estate portfolio which has experienced a significant amount of refinancings, primarily to the fixed rate product. To avoid interest rate risk, New Dartmouth sold its fixed rate real estate loans (acquired and refinanced) into the secondary market. In addition, in Fiscal 1993, New Dartmouth sold $10.4 million of loans to Sallie Mae.

   Loan demand remained weak during Fiscal 1993, although management did notice some improvement over Fiscal 1992 as New Dartmouth strengthened its competitive position. In Fiscal 1993, New Dartmouth originated approximately $123.6 million in consumer and small business loans for its own portfolio and an additional $102.2 million in residential real estate loans for resale in the secondary market. In Fiscal 1992, consumer and small business loans originated for its own portfolio and residential real estate loans originated for resale in the secondary market totaled $40.9 million and $19.3 million, respectively.

   Loan yields were also affected by the general decline in interest rates. Residential and commercial real estate loans, amounting to approximately $460.8 million, are generally one-year adjustable rate products that have repriced to lower rates in Fiscal 1993.

   At June 30, 1993, New Dartmouth was servicing a portfolio of $345.3 million of residential real estate loans sold into the secondary market. Of this total, approximately $63.9 million was sold with recourse wherein New Dartmouth remains contingently liable for losses incurred in this portfolio. In addition, New Dartmouth also remains contingently liable for a portfolio of $80.2 million of residential real estate loans sold, with recourse, into the secondary market, with servicing released. Under the terms of the 1991 P&A Transaction, New Dartmouth acquired the servicing rights and the recourse obligations associated with these portfolios. Losses incurred under these recourse obligations are covered under the Small Loan loss protection provisions contained in the 1991 P&A Agreements.

   As part of its purchase accounting adjustments for the 1991 P&A Transaction, New Dartmouth allocated $39.0 million of the financial assistance it received from the FDIC, as a discount against the acquired loan portfolio under the 1991 P&A Agreements. During Fiscal 1993 and Fiscal 1992, New Dartmouth did not record any accretion of this discount.

INTEREST EXPENSE

   New Dartmouth recorded interest expense in Fiscal 1993 of $58.8 million, and a weighted average cost of funds of 3.88%, compared to $54.6 million, and an annualized weighted average cost of funds of 5.00% in Fiscal 1992. In Fiscal 1993, New Dartmouth experienced a decrease in its total average deposits of $49.7 million. Average demand deposits, N.O.W. accounts and savings accounts increased by $126.8 million. Average retail certificates of deposit, including time deposits of $100,000 and over, and money market accounts declined by $176.5 million. Management attributes the decline in retail certificates of deposit and money market accounts to the general decline in interest rates, particularly short-term rates, during the reporting period. Management believes customers are seeking higher returns by reinvesting deposits in mutual funds and the stock market. As shown in the following table, the runoff of New Dartmouth's deposit base has slowed in recent periods; however, if rates remain at historically low levels, the reduction in retail certificates of deposit and money market accounts may continue, although at a reduced rate. The following table summarizes the changes in New Dartmouth's deposit base by quarter for Fiscal 1993:

- ------------------------------------------------------------------------------------------
                                                Quarter Ended
Deposit Analysis               -----------------------------------------------
Increase (Decrease)             Sept. 30,     Dec. 31,   March 31,   June 30,   Fiscal 1993
(In millions)                     1992         1992        1993       1993        Total
- ------------------------------------------------------------------------------------------
Transaction accounts:
  Demand deposits               $    0.7      $    5.0   $   (3.8)   $   7.0     $     8.9
  N.O.W. accounts                    1.2           7.5       (7.1)       2.3           3.9
  Money market accounts             (2.8)        (12.8)      (8.7)      (6.9)        (31.2)
  Savings                           18.4          31.5       10.4         .8          61.1
  Time deposits:
    Retail certificates of
      deposit                      (53.6)        (45.0)      (3.8)      (9.2)       (111.6)
    CD's greater than $100,000      (3.9)         (3.5)       1.4        0.7          (5.3)
                                ---------     ---------  ---------   --------    ----------
   Total deposits               $  (40.0)     $  (17.3)  $  (11.6)   $  (5.3)    $   (74.2)
                                =========     =========  =========   ========    ==========

   The decline in New Dartmouth's deposit base was partially offset by an increase in New Dartmouth's securities sold under agreements to repurchase. Due to New Dartmouth's aggressive marketing of its cash management sales program implemented in Fiscal 1993, securities sold under agreements to repurchase increased to $31.8 million at June 30, 1993 compared to $10.9 million at June 30, 1992. In Fiscal 1993, securities sold under agreements to repurchase averaged $30.5 million at a cost of 3.44% compared to $8.6 million at a cost of 4.95% in Fiscal 1992. Under New Dartmouth's repurchase agreement program, excess funds in a depositor's demand deposit account are transferred daily into a collateralized interest bearing obligation of New Dartmouth.

   New Dartmouth has the ability to borrow up to 30% of its total assets ($510.1 million at June 30, 1993), from the FHLBB on a collateralized basis. In Fiscal 1993, New Dartmouth had taken advantage of declining interest rates and FHLBB special offerings on advances by borrowing $50.0 million in two and ten year advances. These advances were used to fund purchases in New Dartmouth's mortgage-backed and collateralized mortgage portfolio. FHLBB borrowings averaged $40.5 million in Fiscal 1993 at an average cost of funds of 5.38%. At June 30, 1992, there were no outstanding advances from the FHLBB. New Dartmouth has no other outstanding lines of credit with any financial institution.

PROVISION FOR POSSIBLE LOAN LOSSES

   New Dartmouth recorded a provision for possible loan losses of $16.1 million in Fiscal 1993, an increase of $12.9 million over the $3.2 million recorded in Fiscal 1992. Of the total increase, $4.2 million reflects (i) an increase in loan originations during the period, which are not subject to FDIC Small Loan or "put" protection, (ii) an increase in the proportion of commercial loan originations as a percent of total loan originations, which have, on average, larger loan balances and greater risk characteristics than New Dartmouth's loan portfolio generally, and (iii) a continuing weak economic environment. The remaining increase of $8.7 million reflects the FDIC Small Loan protection payments received during the period. These payments are included as a component of noninterest income and offset by a corresponding provision for possible loan losses. In Fiscal 1993, New Dartmouth experienced net charge-offs of Small Loans of $16.1 million and received a reimbursement from the FDIC of $10.9 million compared to net charge-offs on Small Loans of $6.6 million and a reimbursement from the FDIC of $2.2 million in Fiscal 1992.

NONINTEREST INCOME

   New Dartmouth recorded noninterest income of $23.3 million in Fiscal 1993 compared to $13.0 million in Fiscal 1992.

   Fees for services rendered to customers amounted to $7.4 million in Fiscal 1993 compared to $5.6 million for Fiscal 1992. In addition to the increase in fees for services attributable to the difference in the number of days in the period, New Dartmouth's loan servicing fees increased to $2.0 million in Fiscal 1993 compared to $1.4 million in Fiscal 1992 due primarily to an increase in residential real estate loans originated. In Fiscal 1993, New Dartmouth originated $102.2 million of residential real estate loans compared to $19.3 million in Fiscal 1992. At June 30, 1993, New Dartmouth and its subsidiary, NMC, were servicing a portfolio of $345.3 million of residential real estate loans compared to $301.5 million at June 30, 1992.

   Other operating income recorded in Fiscal 1993 amounted to $3.7 million compared to $2.2 million in Fiscal 1992. The increase is primarily attributable to the receipt of $926,000 from the FDIC as interest income relating to settlement issues under the 1991 P&A Agreements and gains on the sale of mortgages of $990,000. The interest income received from the FDIC was partially offset with interest expense incurred relating to settlement issues of $548,000.

   In Fiscal 1993, in addition to its normal operating income, New Dartmouth received $10.9 million in FDIC Small Loan protection payments as a reimbursement against net charge-offs of Small Loans of $16.1 million compared to $2.2 million received as a reimbursement against net charge-offs of Small Loans of $6.6 million in Fiscal 1992. As noted above (see "Provision for Possible Loan Losses"), the FDIC Small Loan protection payments are offset by a corresponding increase in New Dartmouth's provision for possible loan losses.

   In Fiscal 1992, New Dartmouth earned $3.0 million in fees for managing the pool of non-performing assets of the Failed Banks for the FDIC on an interim basis. Management of this pool of non-performing assets was transferred to another servicer in March 1992.

   In Fiscal 1993, New Dartmouth recorded gains on the sale of securities of $1.4 million. These gains resulted primarily from the sale of mortgage-backed securities and collateralized mortgage obligations to avoid the accelerated prepayment risk in a period of declining rates.

NONINTEREST EXPENSE

   Noninterest expenses for Fiscal 1993 totaled $43.8 million compared to $32.7 million for Fiscal 1992. New Dartmouth's net efficiency ratio (defined as total noninterest expenses divided by total interest and loan fee income plus total noninterest income, net of FDIC Small Loan protection payments and securities gains) increased to 32.0% in Fiscal 1993 compared to 28.5% in Fiscal 1992. This increase is primarily attributable to a decline in interest revenues, on an annualized basis, discussed above rather than an increase, on an annualized basis, in noninterest expenses. New Dartmouth's net overhead ratio (defined as total noninterest expense, net of expenses incurred for managing the pool assets, minus total noninterest income, net of gains on the sale of securities, Small Loan protection payments, and fees collected from the FDIC for managing pool assets, divided by average assets) remained constant at 1.92%.

   Total salaries and benefits for Fiscal 1993 amounted to $18.0 million, or 12.0% of gross revenues, compared to $11.6 million, or 9.9% of gross revenues in Fiscal 1992. At June 30, 1993, New Dartmouth had a total staff complement of 587 full-time equivalent employees and 72 temporary employees compared to 548 full-time equivalent employees and 65 temporary employees, respectively at June 30, 1992. Employee benefits in Fiscal 1993 totaled $3.3 million, or 22.4% of total salaries, compared to $2.4 million, or 26.1% of total salaries in Fiscal 1992.

   In Fiscal 1993, New Dartmouth recorded total occupancy and equipment expense of $7.0 million compared to $5.9 million in Fiscal 1992. The increase is due primarily to an increase in the number of days in the reporting period. New Dartmouth services its market area through a network of 37 branches and 36 automated teller machines. New Dartmouth leases 36 branch offices from third party landlords with the original terms of these leases ranging from one to ten years. All leases are classified as operating leases. New Dartmouth owns one drive-up facility and one branch located in Somersworth, New Hampshire. Both facilities were purchased from the FDIC at appraised value. New Dartmouth has entered into a five year non-cancelable facilities management contract with an unaffiliated vendor for its data and item processing services. The minimum annual commitment under this contract is approximately $3.0 million. Items processed in excess of monthly base volumes are charged on a per item basis. New Dartmouth's data processing expense for Fiscal 1993 and Fiscal 1992 totaled $3.4 million and $2.1 million, respectively.

   Other operating expenses for Fiscal 1993 amounted to $15.5 million compared to $13.1 million for Fiscal 1992. The increase is due primarily to an increase in the number of days in the reporting period. In Fiscal 1993, other operating expenses included $3.5 million of FDIC insurance assessments and $1.9 million in printing and mailing expense compared to $2.6 million and $1.3 million, respectively, in Fiscal 1992.

   Included in noninterest expenses for Fiscal 1993 are approximately $528,000 in expenses incurred by New Dartmouth in conjunction with the proposed Merger with SNC. Included in noninterest expenses for Fiscal 1992 are $1.5 million in non-recurring expenses incurred in managing the pool of non-performing assets of the Failed Banks for the FDIC.

ASSET QUALITY AND PROVISION FOR LOAN LOSSES

   Under the terms of the 1991 P&A Agreements, the FDIC provides New Dartmouth with several types of protection against the default of loans and extensions of credit originated by the Failed Banks prior to October 10, 1991. Initially, the FDIC retained all classified loans (other than classified "Small Loans" as described below) and other real estate owned by the Failed Banks. Classified loans are defined as those loans that (a) as of October 10, 1991 were (i) classified as "substandard", "doubtful" or "loss" by the Failed Bank's primary regulator, (ii) 90 days or more past due as to payment of principal or interest (collectively, a "classified loan"), or (iii) classified as "in substance foreclosure" or (b) subsequently becomes a classified loan. As part of the 1991 P&A Transaction, the FDIC funded New Dartmouth's initial allowance for possible loan losses of $17.5 million, 1.25% of gross loans outstanding on October 10, 1991. In addition, as part of its purchase accounting adjustments, New Dartmouth allocated approximately $39.0 million in financial assistance it received from the FDIC as a discount against the acquired loan portfolio representing New Dartmouth's estimate of potential future losses in excess of the protection provided by the FDIC.

   For a period of three years commencing October 10, 1991, New Dartmouth is entitled to make unlimited additional transfers to the FDIC of classified commercial loans and loans that do not constitute Small Loans. Loans are transferred net of the initial 1.25% allowance for possible loan losses funded by the FDIC. Commencing October 10, 1992, loans transferred are subject to a discount of 2%. After October 10, 1993, the discount increases to 4%. New Dartmouth is entitled to transfer classified commercial loans to the FDIC on the first day of each month. When the transfer of classified commercial loans occurs, New Dartmouth is reimbursed for the outstanding principal, interest due up to 90 days and expenses associated with collection efforts on these loans. From July 1, 1993 to September 30, 1993, New Dartmouth has transferred or "put" approximately $20.0 million to the FDIC. Loans subject to the "put" provisions of the Agreements totaled $255.5 million and $285.2 million at September 30, 1993 and June 30, 1993, respectively.

   The following table summarizes the loans "put" to the FDIC under the terms of the 1991 P&A Agreements for the periods indicated below:

- -------------------------------------------------------------------------------------------------
                                           July 1, 1993        July 1, 1992    October 10, 1991
                                              to                    to                to
                                        September 30, 1993    June 30, 1993      June 30, 1992
(In thousands)
- -------------------------------------------------------------------------------------------------
Loans "put" to the FDIC                   $  19,979           $  57,808            $  124,778
Less: 1.25% initial allowance and 2%
       discount for loans "put" to the FDIC
       during the period                        409               1,101                 1,578
                                           --------            --------             ---------

       FDIC reimbursement                 $  19,570           $  56,707            $  123,200
                                          =========           =========            ==========


       The following table summarizes the loans subject to the "put" protection provisions of the 1991 P&A Agreements as of the dates indicated below:


- --------------------------------------------------------------------------------
                                       September 30,   June 30,      June 30,
(In thousands)                             1993          1993          1992
- --------------------------------------------------------------------------------
Commercial real estate                   $ 197,157     $ 220,340     $ 300,449
Construction                                 4,983         5,076        10,431
Commercial                                  20,554        26,220        34,029
Residential real estate                     32,801        33,339        44,352
Consumer                                         0           231           307
                                         ---------     ---------     ---------
       Total loans subject to FDIC
         "put" protection                $ 255,495     $ 285,206     $ 389,568
                                         =========     =========     =========


   Loans that are secured by mortgages on residential properties with October 10, 1991 balances of $191,250 or less and installment loans with October 10, 1991 balances of $100,000 or less (collectively, "Small Loans") cannot be transferred to the FDIC. Under the 1991 P&A Agreements, the FDIC provides partial protection against Small Loan losses, including interest for up to 90 days, by reimbursing New Dartmouth for 90% of net losses on Small Loans in excess of a minimum threshold amount. The minimum threshold amount is calculated on a quarterly basis to be equal to 0.0875% of residential real estate loans and 0.25% of installment loans outstanding at the beginning of each quarter. The minimum threshold amount is calculated after deducting the initial 1.25% allowance for possible loan losses funded by the FDIC. Loans sold by the Failed Banks or their subsidiaries with recourse are subject to the same Small Loan protection provisions as loans held in portfolio. At September 30, 1993, loans sold with recourse amounted to approximately $125.3 million compared to $144.1 million at June 30, 1993. New Dartmouth is entitled to Small Loan protection through October 10, 1994. For the three month period ended September 30, 1993, New Dartmouth experienced total Small Loan net charge-offs of $4.3 million and received $3.5 million from the FDIC under the Small Loan protection provision. At September 30, 1993, approximately $484.3 million in Small Loans are subject to Small Loan protection provision as compared to $523.3 million at June 30, 1993.

   The following table summarizes New Dartmouth's net charge-offs and the payments received from the FDIC under the Small Loan protection provisions of the 1991 P&A Agreements for the periods indicated:

- --------------------------------------------------------------------------------
                                  July 1, 1993   July 1, 1992   October 10, 1991
                                       to             to                to
(In thousands)              September 30, 1993   June 30,1993     June 30, 1992

- --------------------------------------------------------------------------------
Small loan net charge-offs        $ 4,295          $ 16,090         $ 6,560
FDIC Small Loan protection
  payments                          3,506            10,903           2,216


   The following table summarizes the loans subject to the Small Loan protection provisions of the 1991 P&A Agreements as of the dates indicated below:

- --------------------------------------------------------------------------------
                                September 30,      June 30,         June 30,
(In thousands)                     1993              1993             1992
- --------------------------------------------------------------------------------
Residential real estate           $ 327,339          $ 466,251        $ 566,674
Consumer                            156,997             57,097          129,549
                                   --------           --------         --------
  Total loans subject to FDIC
    Small Loan protection         $ 484,336          $ 523,348        $ 696,223
                                   ========           ========         ========


   In addition to retaining all classified loans and other real estate owned by the Failed Banks and providing protection against the default of loans and extensions of credit originated by the Failed Banks prior to October 10, 1991, the FDIC paid New Dartmouth $400.8 million for the assumption of net liabilities and $55.3 million to complete the 1991 P&A Transaction. New Dartmouth allocated approximately $39.0 million in financial assistance it received from the FDIC as a discount against the acquired loan portfolio representing New Dartmouth's estimate of potential future losses in excess of the protection provided by the FDIC.

   On June 26, 1992, New Dartmouth and the FDIC, as Receiver of The Somersworth Bank, Somersworth, New Hampshire ("Somersworth"), entered into a Purchase and Assumption Agreement (the "Somersworth P&A Agreement"), whereby New Dartmouth purchased certain assets and assumed deposits and certain other liabilities (the "Somersworth Transaction"). Under the terms of the Somersworth P&A Agreement, the FDIC retained the initial pool of classified assets and paid New Dartmouth $4.5 million to complete the Somersworth Transaction and $48.7 million for the assumption of net liabilities. New Dartmouth allocated approximately $3.6 million in financial assistance it received from the FDIC as part of the Somersworth Transaction as a discount against the acquired loan portfolio. The FDIC will not reimburse New Dartmouth on any losses from the Somersworth acquired loan portfolio.

   In fiscal 1993, New Dartmouth returned to the FDIC approximately $6.6 million of the loans acquired as part of the Somersworth Transaction ($6.0 million net of discount). These loans should have been retained by the FDIC under the terms of the Somersworth P&A Agreement.
    The following table summarizes New Dartmouth's assets that were not performing under their original contractual terms as of the dates indicated below:

- --------------------------------------------------------------------------------
                                        September 30,    June 30,     June 30,
(Dollars in thousands)                      1993           1993         1992
- --------------------------------------------------------------------------------
Non-accrual loans                        $   32,471   $   32,815   $     84,133
Loans 90 days or more past due
   on accrual                                   200          886          1,231
                                         ----------   ----------   ------------
Total non-performing loans                   32,671       33,701         85,364
Other real estate owned                       2,428        1,729          1,068
                                         ----------   ----------   ------------

Total non-performing assets              $   35,099   $   35,430   $     86,432
                                         ==========   ==========   ============

Allowance for possible loan losses       $   11,766   $   12,398   $     13,151
                                         ==========   ==========   ============

Gross loans, net of discount on loans
   acquired from the FDIC                $  884,259   $  912,637   $  1,113,383
                                         ==========   ==========   ============

Allowance for possible loan losses as a
 percent of:

   Total non-accrual loans                    36.24%       37.78%         15.63%
   Total non-performing loans                 36.01%       36.79%         15.41%
   Gross loans, net of discount on loans
     acquired from the FDIC                    1.33%        1.36%          1.18%

   The following table presents an analysis of non-performing loans by type:

- --------------------------------------------------------------------------------
                                        September 30,    June 30,     June 30,
(Dollars in thousands)                      1993           1993         1992
- --------------------------------------------------------------------------------
Loans subject to Small Loan protection:
   Real estate                           $   19,292   $   19,101   $     36,348
   Consumer                                     701          733          2,953
                                         ----------   ----------   ------------

   Sub-total                                 19,993       19,834         39,301
                                         ==========   ==========   ============

Loans subject to "put" protection:

   Real estate                                9,335        8,223         41,668
   Commercial                                 1,854        2,945          4,375
                                         ----------   ----------   ------------

   Sub-total                                 11,189       11,168         46,063
                                         ----------   ----------   ------------

 Total non-performing loans              $   31,182   $   31,002   $     85,364
                                         ==========   ==========   ============

Other real estate owned                  $    2,373   $    1,673   $        816
                                         ==========   ==========   ============

   Included in non-accrual loans at September 30, 1993 are $3.4 million in loans that are performing under original contractual terms but for which management has concern as to the complete recovery of principal. Also included in non-accrual loans at September 30, 1993, are $3.0 million in loans that are past maturity and are in the process of being renegotiated. If these loans become classified, they would be transferable to the FDIC under the terms of the Agreements.

   The following table summarizes the activity in New Dartmouth's allowance for possible loan losses for the periods indicated:

- --------------------------------------------------------------------------------
                                                    September 30,  September 30,
(Dollars in thousands)                                  1993           1992
- --------------------------------------------------------------------------------
Average loans outstanding, net of discount on
 loans acquired from the FDIC                        $  918,752    $  1,088,793
                                                     ==========    ============
Allowance for possible loan losses at beginning of
 period                                              $   12,398    $     13,151
Provision for possible loan losses                        4,106           2,563
Loans charged off subject to "Small Loan"
 protection:
   Residential                                           (4,296)         (1,716)
   Consumer                                                (445)         (1,688)
Other loans charged-off:
   Consumer                                                 (43)              0
                                                     ----------    ------------

Total loans charged-off                                  (4,784)         (3,404)

Recovery of loans subject to "Small Loan"
 protection previously charged-off:
   Residential                                              312             140
   Consumer                                                 134             223
Recovery of other loans:
   Consumer                                                   9               0
                                                     ----------    ------------

Total loan recoveries                                       455             363
                                                     ----------    ------------

Net loans charged-off                                    (4,329)         (3,041)
Other adjustments:
   1.25% initial allowance for loans "put" to FDIC
     during the period                                     (409)            (20)
FDIC settlement adjustments                                   0             518
                                                     ----------    ------------

Total adjustments                                          (409)            498
                                                     ----------    ------------

Allowance for possible loan losses at end of period  $   11,766    $     13,171
                                                     ==========    ============

Ratio of net charge-offs to average loans
 outstanding, net of discount on loans acquired
 from the FDIC                                             0.47%           0.28%

   For the three month period ended September 30, 1993, New Dartmouth originated approximately $52.3 million in consumer and small business loans for its own portfolio. In addition, New Dartmouth generated approximately $32.2 million in residential real estate loans for resale into the secondary market. All such loans, with the exception of $17.9 million in indirect installment loans, were originated through New Dartmouth's branch network. To insure adherence to New Dartmouth's credit standards, loan originations are subject to a centralized credit review, underwriting and approval process. Residential loans must meet criteria for sale into the secondary market. Loans in excess of $500,000 are approved by New Dartmouth's Credit Committee, which is comprised of New Dartmouth's President, Senior Lending Officers and Senior Credit Review Officer. Loans to a borrower whose total obligation to New Dartmouth exceeds $1.0 million must be approved by the Investment/Loan Committee of New Dartmouth's Board of Directors.

LIQUIDITY

   Liquidity is New Dartmouth's ability to meet known near-term and projected long-term maturing obligations and customer funding commitments while supporting selective business expansion in accordance with New Dartmouth's strategic objectives. Liquidity is provided by New Dartmouth's ability to raise deposits and issue liabilities and by the selected, non-forced sale of assets and maturing assets.

   New Dartmouth's portfolios of liquid assets and securities held for sale are its primary sources of liquidity and its strongest hedges against unforeseen demand on liquidity. Liquid assets consist of interest bearing deposits in other banks, federal funds sold, and securities purchased under agreements to resell. Securities held for sale consist of United States Treasury and government agency securities and other marketable securities. As of September 30, 1993, New Dartmouth's unencumbered liquid assets and securities held for sale portfolios had a market value of $280.7 million.

   In addition to its portfolio of securities held for sale, at September 30, 1993 New Dartmouth's portfolio of securities held to maturity totaled $425.8 million. While these securities cannot be sold to meet liquidity needs, funds are derived from maturities within the portfolio. As of September 30, 1993, New Dartmouth's portfolio of securities held to maturity had an average maturity of
3.2 years. Approximately $91.6 million of the held to maturity portfolio is expected to mature within one year.

   New Dartmouth's deposit base accounted for approximately 86.7% of its funding sources at September 30, 1993. The effective use of New Dartmouth's branch network to generate stable deposits is a primary management goal. New Dartmouth emphasizes the generation of local retail market deposits. Brokered deposits have been eliminated, and the issuance of certificates of deposit over $100,000 is limited to New Dartmouth's retail customer base. Total deposits at September 30, 1993 were $1.5 billion, an increase of $13.2 million since June 30, 1993.

   Under New Dartmouth's repurchase agreement program, excess funds in a depositor's demand deposit account are transferred daily into a collateralized interest bearing obligation of New Dartmouth. As of September 30, 1993, borrowings under this program totaled $40.3 million, an increase of $8.5 million from the June 30, 1993 balance.

   To enhance its liquidity and reduce its borrowing needs, New Dartmouth maintains a policy of originating and selling conforming residential real estate loans into the secondary market. New Dartmouth currently retains servicing rights to all loans sold and generates fee income from the origination and servicing of these loans. From July 1, 1993 to September 30, 1993, New Dartmouth originated a total of $32.3 million in residential real estate loans and sold $26.0 million into the secondary market.

   In addition to its ability to raise deposits, New Dartmouth has the ability to borrow up to 30% of its total assets from the FHLBB on a collateralized basis. At September 30, 1993, New Dartmouth had $52.5 million of outstanding advances, collateralized by $86.8 million of marketable securities, from the FHLBB out of total availability of $520.6 million. New Dartmouth has no outstanding lines of credit with any unaffiliated financial institution.

   New Dartmouth's current liquidity position exceeds its minimum standards. If current economic conditions continue, with limited loan demand and accelerating loan prepayments due to low interest rates, New Dartmouth anticipates that its liquidity position will continue to increase as a percentage of its total assets.

Interest Rate Sensitivity

   One of management's primary goals is to limit New Dartmouth's exposure to interest rate risk by minimizing the impact of interest rate fluctuations on New Dartmouth's net interest margin. This is accomplished by the formulation of policies and guidelines that carefully monitor the repricing characteristics of all balance sheet items.

   Generally, an excess of interest rate sensitive liabilities over rate sensitive assets should result in increased net interest income in a period of declining rates and a decrease in net interest income in a period of rising interest rates. At September 30, 1993, New Dartmouth's rate sensitive liabilities exceeded rate sensitive assets in the one year time period by $271.5 million.

   The maturity structure of New Dartmouth's deposit base is a reflection of the current interest rate environment. Interest rates paid on deposits are at the lowest point in many years. As a result, a majority of depositors continue to invest funds in savings, money market accounts, and six month or less maturing time deposits in expectation of higher deposit rates in the future. To counteract depositor behavior, New Dartmouth is investing its excess liquidity in assets that mature or reprice within one year.

   The following table provides a profile of the interest rate sensitivity of New Dartmouth's earnings to change in interest rates at September 30, 1993. Adjustable rate mortgage-backed securities and collateralized mortgage obligations are reflected in the time periods in which the rates are subject to adjustment. Fixed rate mortgage-backed securities and collateralized mortgage obligations are categorized based on their expected prepayment patterns. Adjustable rate mortgages are reflected in the time periods in which the rates are subject to adjustment. The table does not reflect partial or full prepayment of loans prior to contractual maturity. Based upon experience, partial or full prepayment of fixed rate loans, principally real estate loans, prior to contractual maturity can be expected, particularly in periods of declining interest rates. N.O.W. accounts and savings accounts are categorized based on their repricing characteristics. Although these accounts have historically been immune to interest rate fluctuations, the recent decline in interest rates has made it imperative that New Dartmouth lower the interest rates paid on these accounts to sustain its net interest margin. For purposes of the presentation set forth, these accounts are assumed to reprice in less than six months.

- ----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity
September 30, 1993                             Less than      6 Months         1 to 2            2 to 3       Over 3
(Dollars in thousands)                          6 Months      to 1 Year         Years             Years        Years      Total
- ----------------------------------------------------------------------------------------------------------------------------------
Assets subject to interest rate adjustments:
    Interest bearing deposits in other banks     $      3      $        0       $        0       $        0   $        0 $        3

Securities held for sale:
    U.S. Treasury                                  99,379               0                0                0            0     99,379
    Collateralized mortgage obligations            28,003          11,769            5,099                0            0     44,871
    Mortgage-backed securities                     21,179         154,972                0                0            0    176,151

Investment Securities:
    U.S. Treasury                                  28,899          15,247           34,817            9,995       10,544      99,502
    Collateralized mortgage obligations            56,104          39,479           74,366           44,582       36,628     251,159
    Mortgage-backed securities                     19,452          24,227            2,241                0            0      45,920
    Other securities                               21,879           2,604            4,777                0            3      29,263
Mortgage loans held for sale                       17,703               0                0                0            0      17,703
Adjustable rate real estate loans                 291,286         167,428           42,378           39,304       22,944     563,340
Fixed rate real estate loans                       10,691          13,050           26,581           14,281      117,274     181,877
Commercial & consumer loans                        52,201          24,429           32,961           25,351       46,186     181,128
                                                 --------       ---------       ----------        ---------     --------  ----------
    Total                                         646,779         453,205          223,220          133,513      233,579   1,690,296

Liabilities subject to interest rate
 adjustments:
    N.O.W. accounts                               152,970               0                0                0            0     152,970
    Regular savings accounts                      365,725               0                0                0            0     365,725
    Money market accounts                         103,799               0                0                0            0     103,799
    Time deposits                                 523,556         157,360           60,527           37,893       23,345     802,681
    Borrowed funds                                 40,296          25,000                0                0       27,500      92,796
                                                 --------       ---------       ----------        ---------     --------  ----------

    Total                                       1,186,346         182,360           60,527           37,893       50,845   1,517,971
                                                 --------       ---------       ----------        ---------     --------  ----------

Excess (deficiency) of rate sensitive assets
 over rate sensitive liabilities              ($  539,567)     $  270,845       $  162,693       $   95,620     $182,734  $  172,325
                                               ==========       =========       ==========        =========     ========  ==========

Cumulative excess                             ($  539,567)      ($268,722)       ($106,029)       ($ 10,409)    $172,325
                                               ==========       =========       ==========        =========     ========

Cumulative rate sensitive assets as a percent
 of cumulative rate sensitive liabilities           54.52%          80.37%           92.58%           99.29%      111.35%
                                               ==========       =========       ==========        =========     ========

Cumulative excess as a percent of total rate
 sensitive assets                                  -31.92%         -15.90%           -6.27%           -0.62%       10.19%
                                               ==========       =========       ==========        =========     ========


   While N.O.W. accounts and savings accounts are categorized based on their expected repricing characteristics, these accounts are subject to interest rate caps and are generally considered by management to be core deposits having significantly longer effective maturities. If these products are treated as such and assumed to mature after three years, and the growth in these products after October 10, 1991 is treated as volatile and recorded in the less than six months time frame, the table would change as follows:

- ----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity
September 30, 1993                                  Less than     6 Months      1 to 2      2 to 3       Over 3
(Dollars In Thousands)                              6 Months     to 1 Year      Years       Years        Years         Total
- ----------------------------------------------------------------------------------------------------------------------------------
Assets subject to interest rate adjustments:
    Interest bearing deposits in other banks       $       3     $       0     $      0    $       0    $       0    $        3
Securities held for sale:
    U.S. Treasury                                     99,379             0            0            0            0        99,379
    Collateralized mortgage obligations               28,003        11,769        5,099            0            0        44,871
    Mortgage-backed securities                        21,179       154,972            0            0            0       176,151
Investment Securities:
    U.S. Treasury                                     28,899        15,247       34,817        9,995       10,544        99,502
    Collateralized mortgage obligations               56,104        39,479       74,366       44,582       36,628       251,159
    Mortgage-backed securities                        19,452        24,227        2,241            0            0        45,920
    Other securities                                  21,879         2,604        4,777            0            3        29,263
Mortgage loans held for sale                          17,703             0            0            0            0        17,703
Adjustable rate real estate loans                    291,286       167,428       42,378       39,304       22,944       563,340
Fixed rate real estate loans                          10,691        13,050       26,581       14,281      117,274       181,877
Commercial & consumer loans                           52,201        24,429       32,961       25,351       46,186       181,128
                                                   ---------      --------     --------     --------     --------    ----------
    Total                                            646,779       453,205      223,220      133,513      233,579     1,690,296

Liabilities subject to interest rate
 adjustments:
    N.O.W. accounts                                    5,421             0            0            0      147,549       152,970
    Regular savings accounts                         165,763             0            0            0      199,962       365,725
    Money market accounts                            103,799             0            0            0            0       103,799
    Time deposits                                    523,556       157,360       60,527       37,893       23,345       802,681
    Borrowed funds                                    40,296        25,000            0            0       27,500        92,796
                                                   ---------      --------     --------     --------     --------    ----------
     Total                                           838,835       182,360       60,527       37,893      398,356     1,517,971

Excess (deficiency) of rate sensitive assets
 over rate sensitive liabilities                  ($ 192,056)    $ 270,845     $162,693    $  95,620   ($ 164,777)   $  172,325
                                                  ==========     =========     ========    =========   ==========    ==========

Cumulative excess                                 ($ 192,056)    $  78,789     $241,482    $ 337,102    $ 172,325
                                                  ==========     =========     ========    =========    =========

Cumulative rate sensitive assets as a percent
 of cumulative rate sensitive liabilities              77.10%       107.72%      122.32%      130.11%      111.35%
                                                   =========      ========     ========     ========     ========

Cumulative excess as a percent of total rate
 sensitive assets                                      11.36%         4.66%       14.29%       19.94%       10.19%
                                                   =========      ========     ========     ========     ========

Capital Resources

   Total stockholders' equity at September 30, 1993 was $94.1 million, or 5.42% of total assets, compared to $94.5 million, or 5.56% of total assets at June 30, 1993. During the three months ended September 30, 1993, New Dartmouth redeemed 40,000 shares of New Dartmouth Preferred Stock for an aggregate price of $4.1 million. At September 30, 1993, 170,073 shares of preferred stock, 49% of the original 347,073 shares issued, remain outstanding. Common stockholders' equity at September 30, 1993 was $78.9 million, or $185.91 per common share compared to $75.7 million, or $178.49 per common share at June 30, 1993.

   In connection with its organization, New Dartmouth agreed to maintain a tangible equity to asset ratio of 4.00%. However, under the FDIC's capital guidelines as contained in the FDIC Improvement Act of 1991, in order for New Dartmouth to be characterized as a "well capitalized" institution, its respective capital ratios must not be less than the following: a tangible equity to asset ratio of 5.00%, a ratio of tier 1 capital (generally tangible equity) to risk weighted assets of 6.00% and a ratio of total capital to risk weighted assets of 10.00%.

   New Dartmouth's equity composition, leverage and risk based capital ratios at September 30, 1993 and June 30, 1993 were as follows:

- --------------------------------------------------------------------------------
                                                     September 30,    June 30,
(Dollars in thousands)                                   1993           1993
- --------------------------------------------------------------------------------
Preferred Stock                                          $15,215       $18,794
Common equity                                             78,865        75,715
Total stockholders equity                                 94,080        94,509
Tangible equity                                           94,080        94,509

Common equity to assets                                     4.54%         4.45%
Tangible equity to assets                                   5.42%         5.56%
Tier 1 capital to risk weighted assets                     17.34%        19.75%
Total capital to risk weighted assets                      18.60%        20.98%

   As part of the 1991 P&A Transaction, New Dartmouth issued 347,073 shares of New Dartmouth Preferred Stock to the FDIC at a price of $89.46 per share. The shares of New Dartmouth Preferred Stock are redeemable at New Dartmouth's option at a price that increases by approximately 7.2% per year for the first four years, by 22.1% in year five and by 12.6% per year thereafter. The redemption price increases quarterly. At September 30, 1993, the redemption price was $102.78 per share. The New Dartmouth Preferred Stock is convertible into common stock beginning on October 10, 1994 if held by, or immediately on transfer to, anyone other than the FDIC. The conversion ratio will be 1.00 share of common stock for each share of preferred stock in year four and 1.10 shares of common stock for each share of preferred stock in year five and 1.25 shares of common stock for each share of preferred stock thereafter.

   New Dartmouth redeemed 177,000 shares of preferred stock in three installments on January 25, 1993, April 8, 1993 and August 27, 1993 respectively. On January 25, 1993, New Dartmouth redeemed 112,000 shares of New Dartmouth Preferred Stock for $10.9 million at a redemption price of $96.95 per share. On April 8, 1993, 25,000 shares of New Dartmouth Preferred Stock were redeemed for $2.5 million at a redemption price of $99.28 per share. On August 27, 1993, New Dartmouth redeemed an additional 40,000 shares of New Dartmouth Preferred Stock for $4.1 million at a redemption price of $102.42.

   A holder of preferred stock is entitled to receive dividends paid on common stock. There were no dividends declared or paid for the period October 10, 1991 to September 30, 1993. It is New Dartmouth's intention not to pay dividends until all shares of preferred stock are redeemed.

Business of New Dartmouth

   New Dartmouth is a New Hampshire chartered guaranty savings bank with its headquarters in Manchester, New Hampshire. New Dartmouth was formed on October 10, 1991 to acquire certain assets and assume certain liabilities from the FDIC, as Receiver of the failed Dartmouth Bank, Numerica Savings Bank, FSB and New Hampshire Savings Bank (collectively, the "Failed Banks"). New Dartmouth was initially capitalized through the private placement of $40.4 million of New Dartmouth Common Stock to accredited investors and the issuance of $31.0 million of New Dartmouth Preferred Stock to the FDIC. New Dartmouth's primary regulators are the FDIC and the Bank Commissioner. New Dartmouth is a member of the Federal Home Loan Bank of Boston.

   New Dartmouth commenced banking operations on October 10, 1991.

   On October 10, 1991, banking regulators declared the Failed Banks insolvent and appointed the FDIC as Receiver. Simultaneous with New Dartmouth's capitalization and the FDIC's appointment as Receiver, New Dartmouth entered into three separate Purchase and Assumption Agreements (collectively the "1991 P&A Agreements") with the FDIC as Receiver of the Failed Banks. Under the terms of the 1991 P&A Agreements, New Dartmouth acquired $1.7 billion in selected assets and assumed $2.1 billion in deposits and certain other liabilities (collectively the "1991 P&A Transaction") from the FDIC.

   Under the terms of the 1991 P&A Agreements, the FDIC (i) retained the initial pool of the Failed Banks' classified assets, (ii) agreed to repurchase, subject to certain conditions, any commercial loan acquired by New Dartmouth as part of the 1991 P&A Transaction that becomes classified before October 10, 1994, (iii) agreed to reimburse New Dartmouth during the first three years for 90% of consumer and certain residential loan charge-offs in excess of specified thresholds, (iv) paid New Dartmouth $55.3 million to complete the 1991 P&A Transaction in addition to a payment of $400.8 million to New Dartmouth for the assumption of net liabilities, and (v) agreed to indemnify New Dartmouth with respect to certain matters.

   As part of the 1991 P&A Transaction, New Dartmouth acquired Consulting Systems and Management Corporation ("CSM"), National Mortgage Company ("NMC") and United Savers Acceptance Corporation ("USAC"), all non-bank subsidiaries of the Failed Banks. CSM, a data processing subsidiary, ceased active operations in March 1992. USAC and NMC are currently engaged in servicing portfolios of automobile and residential real estate loans, respectively, that were sold into the secondary market.

   In connection with the 1991 P&A Transaction, New Dartmouth agreed to maintain a minimum tangible capital to asset ratio of 4.0%. At September 30, 1993, New Dartmouth's equity to asset ratio and its tangible capital to asset ratio was 5.42%.

   On June 26, 1992, New Dartmouth and the FDIC, as Receiver of The Somersworth Bank, Somersworth, New Hampshire ("Somersworth"), entered into a Purchase and Assumption Agreement (the "Somersworth P&A Agreement"), whereby New Dartmouth assumed Somersworth's deposits and certain other liabilities totaling approximately $102.7 million and purchased certain assets totaling approximately $54.0 million from the FDIC.

   Under the terms of the Somersworth P&A Agreement, the FDIC retained the initial pool of classified assets and paid New Dartmouth $4.5 million to complete the transaction in addition to a payment of $48.7 million to New Dartmouth for the assumption of net liabilities. The FDIC will not reimburse New Dartmouth for any losses on the acquired loan portfolio. New Dartmouth accounted for the Somersworth transaction using the purchase method of accounting.

   New Dartmouth is the third largest bank in New Hampshire with deposits of $1.5 billion and assets of $1.7 billion as of September 30, 1993. Its principal business consists of attracting deposits from the public and using such deposits with other funds to make various types of loans and investments including residential mortgage loans, commercial loans, small business loans and investments in securities. New Dartmouth conducts its operations through 37 branches, all of which are located in New Hampshire. Based on deposit data as of June 30, 1992, New Dartmouth has the leading deposit share in 10 of the 27 communities it serves and is among the top three financial institutions in 22 of those communities. Since October 10, 1991, management has consolidated 18 branch outlets, renegotiated branch leases, combined back office systems of the Failed Banks into one system, and streamlined management. In addition, management has consolidated New Dartmouth's deposit base by focusing its strategy on attracting lower cost deposits and shedding higher cost brokered and out-of-state funds.

   At September 30, 1993, New Dartmouth was servicing its market area through a network of 37 branches and 37 automated teller machines. One of the branches located at 1155 Elm Street, Manchester, New Hampshire, serves as New Dartmouth's headquarters. New Dartmouth leases thirty-six branches from third-party landlords with the terms of these leases ranging from one to ten years. All leases are classified as operating leases. New Dartmouth owns one drive-up facility and one branch located in Somersworth, New Hampshire. Both facilities were purchased from the FDIC at appraised value. New Dartmouth has entered into a five year non-cancelable facilities management contract with an unaffiliated vendor for its data and item processing services. The minimum annual commitment under this contract is approximately $3.0 million. Items processed in excess of monthly base volumes are charged on a per item basis.

   Based on data as of 1992, the State of New Hampshire has approximately 1.1 million residents, with approximately 52% of the population concentrated in southern Hillsborough and Rockingham counties. The two largest cities, Manchester and Nashua, are located in this region of the State.

   In 1992, New Hampshire ranked third among the 50 states in per capita income ($20,889) and fourth in household income ($39,614). Additionally, the State ranked second in the nation for the lowest poverty rate (8.6%).

   New Hampshire serves as the home base for several major manufacturing employers - Cabletron Systems, HADCO Corporation, Nashua Corporation, Tyco Laboratories, and Markem Corporation. Key manufacturing facilities are also operated in the State by such firms as Lockheed Corporation, Digital Equipment Corporation, General Electric, James River Corporation, Siemens AG (Sylvania's parent company), The Timken Company, Sturm Ruger & Company and Teradyne.

   Firms with 2,000 or more employees as of December, 1992 include the following:


- ----------------------------------------------------------------------------
                                       Employment     Number of
Company                                  Sector       Employees
- ----------------------------------------------------------------------------
Digital Equipment Corporation          Manufacturing  6,290
Shaw's Supermarkets                    Service        4,000
Demoulas/Market Basket                 Service        3,800
Dartmouth College                      Service        3,684
Hannaford Brothers                     Service        3,300
Liberty Mutual Group                   Service        2,800
Walmart                                Service        2,577
Bank of Ireland                        Service        2,360
NYNEX Corporation                      Service        2,073
Dartmouth-Hitchcock Medical Center     Service        2,028
Cabletron                              Manufacturing  2,000



   More than three-quarters of the employment base works for firms having less than 500 employees. In addition, the State's Department of Resource & Economic Development estimates that 10% of New Hampshire's total work force commutes to high-tech jobs located in northern Massachusetts.

   Tourism and associated industries located primarily in the State's northern mountains, central lakes region, and seacoast area, represent a vital part of New Hampshire's economy. Approximately 13% of all jobs in the State are related to travel and tourism, representing 9.3% of total State payrolls. Travel and tourism expenditures in 1992 totaled $3.3 billion, 12.7% of New Hampshire's gross state product.

   The banking industry in New Hampshire is highly competitive. New Dartmouth actively competes with local, regional, national, and international providers of financial services, state-chartered banks, savings banks, savings and loan associations, credit unions, finance companies, money market funds, mortgage banks, insurance companies, investment banking firms, and other nonbank institutions that provide one or more of the services offered by New Dartmouth.

   As is broadly recognized, the economies of New England generally and New Hampshire specifically are in a recession, occasioned in part by the collapse of a speculative binge of commercial (and residential) real estate development. A number of New England banks have suffered substantial losses from real estate lending and several have failed and have been sold or liquidated by the regulators.

Business of SNC

   SNC is a multibank holding company, registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of SNC (the "Reorganization"). SNC maintains dual headquarters in the States of Connecticut and Massachusetts.

   The principal business of SNC is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services through its network of approximately 275 branches located throughout Connecticut, Massachusetts and Rhode Island. SNC's principal subsidiaries are Shawmut Bank Connecticut, National Association ("SBC"), Hartford, Connecticut and Shawmut Bank, National Association ("SBM"), Boston, Massachusetts.

   SBC is among the oldest banks in the United States, having opened for business on August 9, 1792 under a charter granted by the State of Connecticut to its first predecessor on May 29, 1792. In 1865 SBC converted into a national banking association, in 1969 it became a subsidiary of HNC, and in 1993, its present name was adopted. At September 30, 1993, SBC had assets of $13.5 billion and deposits of $8.0 billion. SBC had trust assets under management totaling $8.3 billion as of September 30, 1993.

   SBM, also among the oldest banks in the United States, was established in 1836, under a charter granted by the Commonwealth of Massachusetts to its first predecessor. In 1864 it converted to a national banking association, in 1964 it became a subsidiary of SC, and in 1986 its present name was adopted. At September 30, 1993, SBM had assets of $13.4 billion and deposits of $7.9 billion. SBM had trust assets under management totaling $3.9 billion as of September 30, 1993.

   SNC provides other financial services through its other subsidiaries, including Shawmut Mortgage Company ("SMC"). With its principal office in West Hartford, Connecticut, SMC originates substantially all of the residential mortgages among SNC and its subsidiaries. It also funds, sells and services residential mortgage loans through its network of 10 offices in Connecticut, Massachusetts, Rhode Island and New Hampshire.

   At September 30, 1993, SNC had assets of $27.0 billion, deposits of $15.4 billion, loans of $15.3 billion and shareholders' equity of $1.7 billion.

   The banking business in New England is highly competitive. All of SNC's subsidiary banks and related financial services subsidiaries compete actively with national and state banks, savings banks, savings and loan associations, credit unions, finance companies, money market funds, mortgage banks, insurance companies, investment banking firms, brokerage firms and other nonbank institutions that provide one or more of the services offered by SNC's subsidiaries.

   In addition to national and regional economic problems, the banking industry is in a period of consolidation and regulatory reform that will affect banks in all regions of the country.

   SNC does not believe that there will be any material effect on capital expenditures, results of operations, financial condition or the competitive position of itself or any of its subsidiaries with regard to compliance with federal, state or local requirements related to the general protection of the environment.

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Description of New Dartmouth Capital Stock

   General. The authorized capital stock of New Dartmouth consists of 960,000 shares of New Dartmouth Common Stock and 193,000 shares of New Dartmouth Preferred Stock. As of the date of this Proxy Statement/Prospectus, there were issued and outstanding 424,200 shares of New Dartmouth Common Stock and 170,073 shares of New Dartmouth Preferred Stock.

   As of the date of this Proxy Statement/Prospectus, 40,208 shares of New Dartmouth Common Stock were reserved for issuance upon the exercise of outstanding options and warrants and pursuant to New Dartmouth employee benefit plans, and 293,842 shares of New Dartmouth Common Stock were reserved for issuance upon conversion of all of the outstanding shares of New Dartmouth Preferred Stock.

   The following summary does not purport to be complete and is subject in all respects to the applicable provisions of New Hampshire law and is qualified in its entirety by reference to the Amended and Restated Articles of Agreement of New Dartmouth (the "New Dartmouth Articles"). New Dartmouth will provide a copy of the New Dartmouth Articles upon request to any New Dartmouth Stockholder.

   Common Stock. Subject to the rights and preferences of the holders of New Dartmouth Preferred Stock, the holders of New Dartmouth Common Stock are entitled to dividends when and as declared by the New Dartmouth Board out of funds legally available therefor. New Dartmouth is also subject to certain regulatory restrictions on the payment of dividends.

   New Dartmouth Stockholders are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The New Dartmouth Common Stock is the only security of New Dartmouth entitled to vote for directors.

   Subject to the rights and preferences of the holders of New Dartmouth Preferred Stock, upon any liquidation, dissolution or winding up of New Dartmouth, whether voluntary or involuntary, the holders of New Dartmouth Common Stock shall be entitled to share ratably in the assets of New Dartmouth available for distribution.

   The New Dartmouth Articles contain certain restrictions on beneficial ownership of shares of New Dartmouth Common Stock. The New Dartmouth Articles prohibit any individual, entity, trust or unincorporated association (a "person") who beneficially owns 15% or more of the outstanding shares of New Dartmouth Common Stock from offering to purchase all of the remaining shares of New Dartmouth Common Stock unless the payment for such shares is to be in cash or the offer provides a cash alternative. In addition, the New Dartmouth Articles prohibit any person, subject to certain exceptions, from acquiring beneficial ownership of more than 29.9% of the outstanding shares of New Dartmouth Common Stock unless such person has made a written offer to purchase all of the remaining shares of New Dartmouth Common Stock in compliance with certain "fair price" criteria. The New Dartmouth Articles also prohibit New Dartmouth from taking any action which would have the effect of increasing the percentage of beneficial ownership of New Dartmouth Common Stock of any person to more than 29.9% unless such action has been approved in advance by the holders of two-thirds of the New Dartmouth Common Stock voting on such matter (but not less than a majority of the shares entitled to vote on such matter).

   New Dartmouth Stockholders are entitled to preemptive rights with respect to any increases in the number of shares of capital stock that are authorized to be issued. New Dartmouth Stockholders are not entitled to cumulative voting rights. Outstanding shares of New Dartmouth Common Stock are fully paid and nonassessable.

Description of SNC Stock

   General. The authorized capital stock of SNC consists of 150,000,000 shares of SNC Common Stock and 10,000,000 shares of Preferred Stock, without par value (the "SNC Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the SNC Board of Directors determines. As of September 30, 1993, there were issued 94,351,913 shares of SNC Common Stock (including 31,426 shares of treasury stock), 575,000 shares of SNC Preferred Stock designated as 9.30% Cumulative Preferred Stock (the "9.30% Cumulative Preferred") and 700,000 shares of SNC Preferred Stock designated as Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred").

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   As of December 31, 1993, approximately 7,725,000 shares of SNC Common Stock were reserved for issuance upon the exercise of outstanding stock options under various employee incentive and purchase plans, 13,500,966 shares of SNC Common Stock were reserved for issuance pursuant to SNC's dividend reinvestment and stock purchase plans, and 16,080,746 shares of SNC Common Stock were reserved for issuance upon consummation of the acquisition of Peoples and Gateway. In addition, 1,500,000 shares of a series of SNC Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred") were reserved for issuance as provided in the Rights Plan described below. In connection with the settlement of certain litigation, SNC entered into a Warrant Agreement between SNC and Chemical Bank, as Warrant Agent, dated as of January 7, 1994, which provides for the issuance of up to 1,329,115 shares of SNC Common Stock pursuant to the terms and conditions contained therein.

   The following description contains a summary of all the material features of the capital stock of SNC but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law and is qualified in its entirety by reference to the Restated Certificate of Incorporation of SNC (the "SNC Articles"), including the Certificate of Designation pursuant to which the Adjustable Preferred was issued, the Certificate of Designation pursuant to which the 9.30% Cumulative Preferred was issued and the terms of the Rights Agreement (the "Rights Agreement"), dated as of February 28, 1989, described below. A copy of each of the SNC Articles, each of the Certificates of Designation and the Rights Agreement is incorporated in this Proxy Statement/Prospectus by reference.

   Common Stock. The holders of SNC Common Stock are entitled to dividends when and as declared by the SNC Board of Directors out of funds legally available therefor. Each series of SNC Preferred Stock has preference over the SNC Common Stock with respect to the payment of dividends. SNC is also subject to certain regulatory restrictions on the payment of dividends. See "--Market Prices and Dividend History" and "--Comparison of Rights of Holders of New Dartmouth
Common Stock and SNC Common Stock."

   The holders of SNC Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The SNC Common Stock is the only security of SNC entitled to vote for directors, unless and until SNC is in default on the equivalent of six quarterly dividends payable on any series of SNC Preferred Stock. See "--SNC Preferred Stock" below.

   Except as otherwise provided in the resolution providing for the issue of any series of SNC Preferred Stock, in the event of any liquidation, dissolution or winding up of SNC, whether voluntary or involuntary, after payment shall have been made to the holders of all series of SNC Preferred Stock of the full preferential amounts to which such holders are entitled, the holders of shares of SNC Common Stock shall be entitled, to the exclusion of the holders of SNC Preferred Stock, to share, ratably according to the number of shares of SNC Common Stock held by them, in all remaining assets of SNC available for distribution to its shareholders.

   Certain business combinations involving SNC and any beneficial owner of 10 percent or more of the outstanding voting stock of SNC, any affiliate of SNC or any affiliate of such owner must be approved by the holders of 80 percent of the outstanding voting stock, unless approved by a majority of continuing directors or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of SNC.

   Holders of SNC Common Stock are not entitled to cumulative voting rights, or any preemptive, preferential or subscriptive rights with respect to any securities of SNC, except as described below under "Rights Plan." Outstanding shares of SNC Common Stock are fully paid and nonassessable. Manufacturers Hanover Trust Company is the transfer agent, registrar and dividend disbursement agent for SNC Common Stock.

   Rights Plan. On February 28, 1989, the SNC Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of SNC Common Stock to shareholders of record at the close of business on March 13, 1989. Subsequent to that date and prior to the occurrence of a Distribution Date (described below), Rights shall be deemed to be delivered with each share of SNC Common Stock issued by SNC, including in connection with the issuance of the shares of SNC Common Stock to be issued in the Merger. Each Right entitles the registered holder to purchase from SNC a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred, at a Purchase Price of $100 per Unit, subject to adjustment. The description and terms of the Rights are summarized below and are set forth in the Rights Agreement between SNC and Manufacturers Hanover Trust Company, as Rights Agent.

   At the present time, the Rights are attached to all SNC Common Stock certificates representing outstanding shares, and no separate Rights Certificates will be distributed. The Rights will separate from the SNC Common Stock and a Distribution Date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (as "Acquiring Person") has acquired, or obtained the right

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to acquire, beneficial ownership of 20 percent or more of the outstanding shares of SNC Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as may be determined by the SNC Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of SNC Common Stock and (iii) 10 business days following the determination by the SNC Board of Directors, upon a determination of at least a majority of the unaffiliated "Continuing Directors" who are not officers of SNC, that, with respect to any person who has, alone or together with his affiliates or associates, become the beneficial owner of 10 percent or more of the shares of SNC Common Stock outstanding (a) such beneficial ownership by such person is intended to cause SNC to repurchase the SNC Common Stock beneficially owned by such person or to cause pressure on SNC to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such Directors determine that the best long-term interests of SNC and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of SNC's ability to maintain its competitive position or impairment of SNC's business reputation or ability to deal with governmental agencies) on the business or prospects of SNC (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

   The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999 unless earlier redeemed by SNC as described below.

   In the event that (i) a person becomes the beneficial owner of 20 percent or more of the then outstanding shares of SNC Common Stock (except pursuant to an offer for all outstanding shares of SNC Common Stock which a majority of the unaffiliated Continuing Directors who are not officers of SNC determines to be fair to and otherwise in the best interests of SNC and its shareholders), or
(ii) the Board of Directors determines, upon the determination by at least a majority of the unaffiliated Continuing Directors who are not officers of SNC, that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive upon exercise SNC Common Stock (or, in certain circumstances, cash, property or other securities of SNC) having a value (based on the lowest closing price of the SNC Common Stock during the twelve-month period preceding such event) equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by SNC as set forth below.

   In the event that, at any time following the Stock Acquisition Date or the determination that someone is an Adverse Person (i) SNC is acquired in a merger or other business combination transaction in which SNC is not the surviving company or in which it is the surviving company but the SNC Common Stock is changed or exchanged (other than a merger which follows an offer described in the preceding paragraph) or (ii) more than 50 percent of SNC's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events".

   In general, at any time until 10 business days following the Stock Acquisition Date, SNC may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, SNC Common Stock or other consideration deemed appropriate by the SNC Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. SNC may not redeem the Rights if the SNC Board of Directors has previously declared a person to be an Adverse Person. Immediately upon the action of the SNC Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

   The term "Continuing Directors" means any member of the Board of Directors of SNC who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but will not include an Acquiring Person, an Adverse Person, or an affiliate or associate of any such Person or any representative of any of the foregoing.

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   Until a  Right is exercised, the holder thereof, as such, will have no rights as a shareholder of SNC including, without limitation, the right to vote or to receive dividends.

   Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the SNC Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire SNC in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of SNC Common Stock and other voting securities at a fair price and otherwise in the best interests of SNC and its shareholders as determined by the SNC Board of Directors or affect any prospective offeror willing to negotiate with the SNC Board of Directors. The Rights should not interfere with any merger or other business combination approved the SNC Board of Directors since the SNC Board of Directors may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Rights at the $.01 redemption price.

   SNC Preferred Stock. The SNC Board of Directors is authorized in the SNC Articles to issue up to 10,000,000 shares of Preferred Stock, without par value, in series and to determine the designation of each series, dividend rate, redemption provisions, liquidation preferences, sinking fund provisions and all other rights pertaining to the SNC Preferred Stock. The following is a brief description of the Adjustable Preferred and the 9.30% Cumulative Preferred, the only series of SNC Preferred Stock of the SNC outstanding. The Adjustable Preferred and the 9.30% Cumulative Preferred have preference over the SNC Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of SNC.

   Dividends on the outstanding Adjustable Preferred and 9.30% Cumulative Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25 percent below the highest of (a) the three-month U.S. Treasury Bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (C) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6 percent per annum or greater than 12 percent per annum.

   If the equivalent of six quarterly dividends payable on one or more series of SNC Preferred Stock, including the Adjustable Preferred and the 9.30% Cumulative Preferred are in default, the number of directors of SNC will be increased by two and the holders of all outstanding series of SNC Preferred Stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of each of the Adjustable Preferred and the 9.30% Cumulative Preferred, each voting as a separate class, is required in order to amend or alter the SNC Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred or the 9.30% Cumulative Preferred, respectively, and the vote of two-thirds of the Adjustable Preferred, the 9.30% Cumulative Preferred and all of the series of SNC Preferred Stock ranking on a parity with the Adjustable Preferred and the 9.30% Cumulative Preferred, voting together as a single class, is required in order to reclassify stock of SNC into stock ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred, or authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred.

   In the event of any liquidation, dissolution or winding up of the SNC, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends and the holders of 9.30% Cumulative Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends. Shares of Adjustable Preferred may be redeemed at the option of SNC at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

   The shares of 9.30% Cumulative Preferred are represented by Depositary Shares (the "Depositary Shares"). The Depositary Shares represent a one-tenth interest in a share of 9.30% Cumulative Preferred and are

                                       86
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not subject to any mandatory redemption or sinking fund provisions.  The 9.30%
Cumulative Preferred will be redeemable on at least 30 but not more than 60 days notice, at the option of SNC, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

COMPARISON OF RIGHTS OF HOLDERS OF NEW DARTMOUTH COMMON STOCK AND SNC COMMON
STOCK

   The rights of holders of New Dartmouth Common Stock who receive SNC Common Stock in the Merger will be governed by the corporate law of Delaware, the state in which SNC is incorporated, and by the SNC Articles. The rights presently enjoyed by New Dartmouth Stockholders under the relevant provisions of New Hampshire law and the New Dartmouth Articles and By-laws of New Dartmouth differ in some respects from the rights they would have as shareholders of SNC. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the SNC Articles, the SNC By-laws, the New Dartmouth Articles, the New Dartmouth By-laws, the Delaware General Corporation Law (the "DGCL"), the applicable provisions of New Hampshire law and the Rights Agreement.

Action by Written Consent

   SNC. The DGCL provides that, unless otherwise provided in the certificate of incorporation, shareholders may act by written consent if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The SNC Articles do not provide otherwise.

   New Dartmouth. The New Dartmouth By-laws provide that stockholders may act by written consent only if consents are signed by all stockholders entitled to vote with respect to the subject matter thereof.

Special Meetings of Shareholders

   SNC. Pursuant to SNC's By-laws, special meetings of shareholders may be called by the Board of Directors or the Chairman of the Board, or upon the written request of seven or more shareholders holding not less than 30% of the outstanding shares of SNC Common Stock.

   New Dartmouth. Pursuant to New Dartmouth's By-laws, special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board, or upon the request of holders of at least 10% of the outstanding shares of New Dartmouth Common Stock.

Shareholder Nominations

   SNC. The SNC By-laws establish procedures that must be followed for shareholders to nominate directly individuals to the Board of Directors of SNC. A shareholder must provide timely notice of such nomination in writing to the secretary of SNC and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of SNC Common Stock beneficially owned by the shareholder giving such notice. To be timely, notice must be delivered to SNC not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected, or, if SNC gives less than 65 days' notice of the meeting, then notice by the shareholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made.

   New Dartmouth. The New Dartmouth Articles and the New Dartmouth By-laws contain no provisions regarding the ability of stockholders to nominate individuals for election to the Board of Directors of New Dartmouth.

FDIC Powers

   SNC. Neither the SNC Articles nor the SNC By-laws contain any provision granting any rights to the FDIC as a shareholder of SNC.

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   New Dartmouth. The New Dartmouth Articles provide that so long as the FDIC owns any combination of shares of New Dartmouth Common Stock and New Dartmouth Preferred Stock that, assuming the full conversion of such preferred stock into New Dartmouth Common Stock at the applicable conversion rate, constitutes at least 10% of the outstanding shares of New Dartmouth Common Stock, the FDIC, in its sole discretion, may (a) veto the nomination, election or appointment of any person to serve as a director of New Dartmouth, and (b) require the removal of any director of New Dartmouth.

Preemptive Rights

   SNC. Holders of shares of SNC Common Stock do not have any preemptive rights.

   New Dartmouth. The New Dartmouth Articles provide New Dartmouth Stockholders are entitled to preemptive rights with respect to any increase in the number of shares of capital stock that are authorized to be issued.

Certain Business Combinations

   SNC. The SNC Articles provide that any "Business Combination" involving SNC and a person who beneficially owns 10% or more of SNC's capital stock (an "SNC Related Person") must be approved by the holders of at least 80% of the outstanding shares of SNC voting stock (the "Voting Requirement") voting together as a single class. The Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the Continuing Directors (defined generally to include any person who is unaffiliated with, and not a representative of, the SNC Related Person and who either was a director immediately prior to the time the SNC Related Person in the Business Combination became such a person or was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors) or (ii) certain "fair price" and other criteria are met. As defined in the SNC Articles, a Business Combination includes, among other things, (i) any merger or consolidation of SNC with any SNC Related Person or affiliate or associate thereof, (ii) the sale by SNC of assets having a fair market value equal to 10% or more of the total shareholders' equity of SNC ("Substantial Assets") to an SNC Related Person or an affiliate or associate thereof, (iii) the acquisition by SNC of Substantial Assets from an SNC Related Person or an affiliate or associate thereof, (iv) the adoption of a plan or proposal or the liquidation or dissolution of SNC prepared by or on behalf of an SNC Related Person or an affiliate or associate thereof,
(v) any transaction that has the effect of increasing the proportionate share of any class of equity security of SNC that is beneficially owned by an SNC Related Person or any affiliate or associate thereof, and (vi) any agreement or arrangement providing for any of the foregoing. This provision of the SNC Articles can only be amended or repealed upon the vote of at least 80% of the voting stock entitled to vote unless such amendment or repeal is unanimously recommended by the Board of Directors of SNC and all of such directors are Continuing Directors.

   New Dartmouth. The New Dartmouth Articles contain certain restrictions on acquisitions of New Dartmouth Common Stock. See "--Description Of New Dartmouth Capital Stock" above. In addition, the New Dartmouth Articles provide that for a period of 60 days after a good faith offer is made to acquire all of the outstanding shares of New Dartmouth Common Stock, New Dartmouth may not voluntarily initiate any new material transactions that are not in the ordinary course of business. For purposes of this provision, the redemption of the New Dartmouth Preferred Stock is not deemed to be a new material transaction.

State Antitakeover Statute

   SNC. Under Delaware law, a corporation may not engage in any "business combination" (as defined in the DGCL) with an interested shareholder for three years after such shareholder becomes an interested shareholder. An interested shareholder is any person who is the beneficial owner of 15 percent or more of the outstanding voting stock of the corporation. A corporation may enter into a business combination with an interested shareholder if (i) the Board approves the transaction before the shareholder becomes an interested shareholder; (ii) upon consummation of the transaction resulting in the shareholder reaching the 15 percent threshold, he owned 85% of the outstanding voting shares not owned by directors who are also officers or employee stock plans where the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to becoming an interested stockholder, the transaction is approved by the Board and authorized by an affirmative vote at a meeting of at least two-thirds of the outstanding shares not owned by the interested shareholder. These restrictions will not apply if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by these rules. The SNC Articles do not contain a provision electing not to be covered by these provisions. Upon consummation of the Merger, existing

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stockholders of New Dartmouth, as shareholders of SNC, will be subject to the provisions of Delaware law regarding transactions with interested shareholders. These provisions may prevent consummation of certain transactions, including transactions which a shareholder may deem to be in the shareholder's best interest.

   New Dartmouth. The New Dartmouth Articles require the Board of Directors of New Dartmouth, to the extent allowed under applicable law, to take appropriate action to waive the applicability of any law, whether existing now or hereafter adopted, which is intended to restrict or dissuade corporate acquisitions or which has such effect.

Rights Plans

   SNC. On February 28, 1989, the SNC Board of Directors declared a dividend distribution of one Right for each outstanding share of SNC Common Stock to shareholders of record at the close of business on March 13, 1989. For a description of the Rights and the related Rights Agreement, see "--Description of SNC Capital Stock" above.

   New Dartmouth.  New Dartmouth has no Rights Plan.

Payment of Dividends

   SNC. Principal sources of revenues for SNC are dividends received from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. Federal law imposes limitations on the payment of dividends by the subsidiaries of SNC that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the Office of the Comptroller of the Currency ("OCC"). Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test, which is the more restrictive of the two tests, at September 30, 1993 SBM could pay dividends to SNC without prior approval of the OCC of $124.4 million. At September 30, 1993, SBC could not pay any dividends to SNC without prior approval of the OCC. SBC had a deficit with respect to its net profits of $69.1 million at September 30, 1993. SBM and SBC had undivided profits of $415.7 million and $195.0 million, respectively, at September 30, 1993.

   New Dartmouth. New Dartmouth can pay dividends out of retained earnings from net earnings, if, as and when declared by the Board of Directors. The payment of dividends is subject to limitations that are imposed by the laws and the applicable regulations of the State of New Hampshire and the FDIC. The holders of New Dartmouth Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor.

   New Hampshire law specifies that, after providing for the guaranty fund (which is considered to be any excess of capital stock up to $100,000), New Dartmouth may pay dividends from its net income, but not in excess of 3-1/2% per year unless the total value of New Dartmouth's assets (as determined by the Bank Commissioner) exceeds the amount due to its depositors by at least 5%.

   As long as the FDIC owns New Dartmouth Preferred Stock that, assuming the full conversion thereof into New Dartmouth Common Stock at the then applicable conversion rate, constitutes at least 10% of the then outstanding shares of New Dartmouth Common Stock, New Dartmouth may not declare or pay dividends on any shares of its capital stock without the FDIC's prior written consent. (As of the date of this Proxy Statement/Prospectus, assuming the full conversion of the outstanding New Dartmouth Preferred Stock into shares of New Dartmouth Common Stock at the then applicable conversion rate, the New Dartmouth Preferred Stock constituted 33.1% of the then outstanding shares of New Dartmouth Common
Stock.) A holder of the New Dartmouth Preferred Stock is entitled to receive dividends per share equal to dividends per share, if any, paid on New Dartmouth Common Stock.

Dissenters' Rights

   SNC. Under Delaware law, dissenting shareholders who follow prescribed statutory procedures are, in certain circumstances, entitled to appraisal rights in the case of a merger, except that such rights are not provided when, among other things, shares of the corporation are listed on a national securities exchange or are held by 2,000 shareholders and are to be exchanged solely for shares of stock of another corporation which are listed on a national securities exchange or are held by more than 2,000 shareholders. The prescribed statutory procedures differ in certain respects from those required under New Hampshire law.

   New Dartmouth. Under New Hampshire law, New Dartmouth Stockholders are entitled to dissenters' rights only in the event of a merger, consolidation or other union of banks under RSA 388. The procedures to be followed to perfect dissenters' rights under New Hampshire law are summarized under "-- Dissenters' Rights" above.

Market Prices and Dividend History

   SNC Common Stock is listed and traded principally on the NYSE under the symbol "SNC." New Dartmouth Common Stock is privately held and there is no established trading market for such stock.

   The following table sets forth the high and low sales prices for SNC Common Stock as reported on the NYSE, for the years ended December 31, 1993 and 1992 and the period ended January __, 1994. SNC did not pay dividends on SNC Common Stock during 1992. In the first quarter of 1993, SNC reinstated its dividend on the SNC Common Stock. A dividend of $.10 per share was declared in the first, second and third quarters of 1993. A quarterly dividend of $.20 per share was declared in the fourth quarter of 1993. No cash dividends have been declared by New Dartmouth. See "-- Comparison of Rights of Holders of New Dartmouth Common Stock and SNC Common Stock" above.


                                                                SNC
                                                       ----------------------
Year                                                   High             Low
- ----                                                   ----            ------
1992:
    First Quarter                                       $15.88          $ 8.88
    Second Quarter                                       19.25           12.13
    Third Quarter                                        18.75           13.38
    Fourth Quarter                                       19.50           14.50

1993:
    First Quarter                                       $23.88          $17.88
    Second Quarter                                       25.13           19.50
    Third Quarter                                        26.38           22.50
    Fourth Quarter                                       25.13           19.38

1994:
    First Quarter (through January __, 1994              __.__           __.__


   On March 23, 1993, the last business day preceding public announcement of the execution of the Merger Agreement, the closing sales price per share of SNC Common Stock was $22.38. On January __, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sales price per share of SNC Common Stock was $ __.

   Stockholders are advised to obtain current market quotations for SNC Common Stock. No assurance can be given as to the market price of SNC Common Stock at or after the effective time of the Merger. It is expected that the market price of SNC Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the value of the consideration to be received by New Dartmouth stockholders in the Merger is dependent upon the Average Closing Price of the SNC Common Stock during the Pricing Period, and because the market price of the SNC Common Stock is subject to fluctuation, the number of shares of SNC Common Stock that holders of New Dartmouth Common Stock would receive in the Merger may increase or decrease prior to the Merger.

   On January __, 1994, there were approximately _______ record holders of SNC Common Stock.

Principal Holders of New Dartmouth Common Stock

   Set forth in the following table are the names and addresses of all stockholders known to New Dartmouth to own beneficially more than five percent of the outstanding New Dartmouth Common Stock as of December 31, 1993. The following table includes the pro forma number of shares of SNC Common Stock that would be issued upon consummation of the Merger at the hypothetical levels of Adjusted Earnings of $6.1 million and $9.5 million presented above for illustrative purposes and assuming the Average Closing Price of SNC Common Stock is not less than $17.11 or greater than $23.14. See "-- Exchange Ratio" above.


                                          New Dartmouth Shares Owned            Pro Forma Ownership of SNC Shares
                                       ---------------------------------     ----------------------------------------------
                                          Number of        Percentage of              Number of              Percentage of
Name and Address                           Shares           Outstanding                Shares                 Outstanding
of Beneficial Owner                    Beneficially Owned     Shares               Beneficially Owned           Shares
- ------------------                     ------------------  -----------      -----------------------------   ---------------
                                                                             From               To           From     To
John J. Byrne (1)                           74,000              17.44%         1,068,782        1,501,608     1.06%  1.46%
  The Fund American Companies, Inc.
  1820 House, Main Street
  Norwich, Vermont  05055

Ernest J. Boch                              50,000              11.79%           722,150        1,014,600        *      *
  Subaru of New England, Inc.
  95 Morse Street
  Norwood, Massachusetts  02062

New Hampshire Retirement System             42,391              9.99%            612,253          860,198        *      *
  54 Regional Drive
  Concord, New Hampshire  03301

Farm Bureau Life Insurance Co.              35,000              8.25%            505,505          710,220       *      *
  5400 University Avenue
  West DesMoines, Iowa  50265

All Shareholders as a Group (2 & 3)        453,658            100.00%          6,552,182        9,205,628     6.50%  8.90%


(*)    Less than 1%
(1) Includes 73,988 shares of New Dartmouth Common Stock held of record by BYRNE & sons, l.p. of which Mr. Byrne is the sole general partner.
(2) Includes 29,458 shares purchasable upon the exercise of outstanding New Dartmouth Warrants.
(3) As described in Note 2 of the Notes to Unaudited Pro Forma Condensed Financial Information, the pro forma presentation set forth in that section assumes the shares of SNC Common Stock to be issued in the Merger will range between 5,700,400 and 7,709,411. The impact of the issuance of the greater number of shares of SNC Common Stock shown in the table above on SNC's pro forma data would be negligible. See "Unaudited Pro Forma Condensed Financial Information."

Directors and Management of New Dartmouth

   The following table sets forth information with respect to beneficial ownership of New Dartmouth Common Stock as of December 31, 1993 by each director of New Dartmouth and by all directors and executive officers of New Dartmouth as a group. The following table includes the pro forma number of shares of SNC Common Stock that would be issued upon consummation of the Merger at the hypothetical levels of Adjusted Earnings of $6.1 million and $9.5 million presented above for illustrative purposes and assuming the Average Closing Price of SNC Common Stock is not less than $17.11 or greater than $23.14. See
"-- Exchange Ratio" above.


                                           New Dartmouth Shares Owned                     Pro Forma Ownership of SNC Shares
                                    -----------------------------------------         ------------------------------------------
                                        Number of              Percentage                  Number of             Percentage
Name and Address                         Shares                   of                         Shares                  of
of Beneficial Owner                 Beneficially Owned     Outstanding Shares          Beneficially Owned     Outstanding Shares
- -------------------                 -------------------    -------------------        --------------------   -------------------
                                                                                       From         To       From         To
                                                                                       ----         --       ----         ----
Ernest J. Boch                            50,000                  11.79%              772,150   1,014,600       *           *

John J. Byrne                             74,000                  17.44%            1,068,782   1,501,608    1.06%       1.46%

Richard A. Charpentier                        12                    *                     173         244       *            *

John Constable                             4,012 (1)                *                  57,945      81,412       *            *

William F. Craig                          28,117 (2)              6.45%               406,094     570,550       *            *

Edward A. Fox                             15,000                  3.54%               216,645     304,380       *            *

Lola N. Grace                             12,512 (3)              2.95%               180,711     253,894       *            *

Charles Hoyt                               5,340                  1.26%                77,126     108,359       *            *

Charles E. Hugel                          17,500                  4.13%               252,753     355,110       *            *

Robert P. Keller                          18,711 (4)              4.23%               270,243     379,684       *            *

K. Thomas Kemp                             1,500                    *                  21,655      30,438       *            *

Jefferson W. Kirby                         5,181                  1.22%                74,829     105,133       *            *

All Directors and
Executive Officers as a Group
(13 persons)(5)                          231,897                 51.12%             3,349,288   4,705,654      3.33%      4.57%



(*)  Less than 1%

(1) Includes 4,000 shares owned or controlled by Constable Partners, of which Mr. Constable is a managing partner.

(2) Includes 11,783 shares purchasable upon the exercise of currently exercisable New Dartmouth Warrants.

(3) Includes 12,500 shares owned or controlled by Sterling Grace Capital Management L.P. of which Ms. Grace is a managing director but as to which Ms. Grace disclaims beneficial ownership.

(4) Includes 17,675 shares purchasable upon the exercise of New Dartmouth Warrants.

(5) Includes 29,458 shares purchasable upon the exercise of New Dartmouth Warrants.

                                LEGAL OPINIONS

   The legality of the shares of SNC Common Stock and associated Rights to be issued in connection with the Merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

                                    EXPERTS

   The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to SNC's Annual Report on Form 10-K for the year ended December 31, 1992, have been so incorporated in reliance upon the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of New Dartmouth as of June 30, 1993 and 1992 and for the year ended June 30, 1993 and the period October 10, 1991 (date of commencement of operations) through June 30, 1992 set forth herein have been audited by Price Waterhouse, independent accountants, and have been so included in reliance upon the report of Price Waterhouse set forth herein, given on the authority of said firm as experts in auditing and accounting.

- --------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                          dated as of March 23, 1993

                                by and between

                         SHAWMUT NATIONAL CORPORATION

                                      and

                              NEW DARTMOUTH BANK

                                 as amended by

                                Amendment No. 1

                           dated as of July 21, 1993

                                      and

                                Amendment No. 2

                         dated as of December 20, 1993

- --------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS
                               -----------------


Section                                                                  Page
- -------                                                                  ----

RECITALS                                                                  1
- --------

ARTICLE I: THE MERGER
- ---------

  1.1   Closing                                                           1
  1.2   Effective Time of Merger                                          2
  1.3   Effect of Merger; Surviving Bank                                  2
  1.4   Charter; Bylaws; Directors; Officers                              2
  1.5   Tax Consequences                                                  2


ARTICLE II: MERGER CONSIDERATION
- ----------

  2.1   Outstanding Acquiror Sub Common Stock                             2
  2.2   Outstanding Seller Common Stock                                   2
  2.3   Stockholder Rights; Stock Transfers                               3
  2.4   Fractional Shares                                                 3
  2.5   Dissenting Stockhloders                                           3
  2.6   Exchange Procedures                                               3
  2.7   Options and Warrants                                              4
  2.8   Anti-Dilution Provisions                                          4
  2.9   Shares Held by Seller or Buyer                                    5
  2.10  Unclaimed Merger Consideration                                    5
  2.11  Lost, Stolen or Destroyed Certificates                            5


ARTICLE III: REPRESENTATIONS AND WARRANTIES OF SELLER
- -----------

  3.1   Recitals                                                          5
  3.2   Outstanding Shares                                                5
  3.3   Corporate Power                                                   5
  3.4   Authorization; Consents and Approvals                             5
  3.5   No Violation                                                      6
  3.6   Financial Reports                                                 6
  3.7   Asset Classification                                              6
  3.8   Operations Since December 31, 1992                                7
  3.9   Litigation; Regulatory Issues                                     7
  3.10  Material Contracts                                                7
  3.11  Employee Benefit Plans                                            7
  3.12  Labor Agreements                                                  8
  3.13  Taxes                                                             8
  3.14  Environment                                                       8
  3.15  Subsidiaries                                                     10
  3.16  Affiliates                                                       10
  3.17  Pooling of Interests Treatment                                   10
  3.18  State Takeover Laws                                              10
  3.19  Brokers                                                          10

                                      (i)

  3.20  Corporate Records                                                10
  3.21  Loan Portfolio                                                   10
  3.22  Intellectual Property                                            10
  3.23  Undisclosed Liabilities                                          11


ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF BUYER
- ----------

  4.1   Recitals                                                         11
  4.2   Outstanding Shares                                               11
  4.3   Capital Structure                                                11
  4.4   Merger Shares                                                    12
  4.5   Corporate Power                                                  12
  4.6   Authorization; Consents and Approvals                            12
  4.7   No Violation                                                     12
  4.8   Financial Reports                                                12
  4.9   Asset Classification                                             13
  4.10  Operations Since December 31, 1992                               13
  4.11  Litigation; Regulatory Issues                                    13
  4.12  Material Contracts                                               13
  4.13  Employee Benefits Plans                                          13
  4.14  Labor Agreements                                                 14
  4.15  Taxes                                                            14
  4.16  Environmental                                                    15
  4.17  Acquisition of Regulatory Approvals                              15
  4.18  Pooling of Interests Treatment                                   15
  4.19  Post-Merger Intentions                                           15
  4.20  Brokers                                                          16


ARTICLE V: COVENANTS OF SELLER
- ---------

  5.1   Further Assurances                                               16
  5.2   Capital Stock                                                    16
  5.3   Employment Contracts; Bonuses                                    16
  5.4   Employee Benefit Plans                                           16
  5.5   Disposition of Assets                                            17
  5.6   Articles of Agreement; Bylaws                                    17
  5.7   Preparation of Proxy Statement                                   17
  5.8   Registration Statement--Seller Information                       17
  5.9   Inspection; Confidentiality                                      17
  5.10  No Solicitation                                                  17
  5.11  Affiliates Letter                                                18
  5.12  State Takeover Laws                                              18
  5.13  Pooling of Interests                                             18
  5.14  Tax-Free Reorganization                                          18
  5.15  No Revocation of Authority                                       18
  5.16  Preferred Stock Redemption                                       18
  5.17  Conduct of Business                                              18
  5.18  Notice of Adverse Changes                                        18
  5.19  FDIC Letter                                                      18
  5.20  Seller Agreements                                                18
  5.21  Buyer Review of Documents                                        18
  5.22  Breach of Representation                                         18
  5.23  No Encumbrances                                                  19
  5.24  Branches                                                         19
  5.25  Equity Investments                                               19

                                     (ii)

  5.26  Material Contracts                                               19
  5.27  Advice of Changes                                                19
  5.28  Current Information                                              19


ARTICLE VI: COVENANTS OF BUYER
- ----------

  6.1   Further Assurances                                               19
  6.2   Registration Statement                                           20
  6.3   Blue Sky Permits                                                 20
  6.4   NYSE Listing                                                     20
  6.5   Conversion of Seller Opinions and Seller Warrants                20
  6.6   Inspection; Confidentiality                                      21
  6.7   Seller Review of Documents                                       21
  6.8   No Inconsistent Actions                                          21
  6.9   Notice of Adverse Changes                                        22
  6.10  Seller Employees                                                 22
  6.11  Buyer Employee Benefit Plans                                     22
  6.12  Indemnification; Director and Officer Insurance                  22
  6.13  Restrictions on Buyer Purchases of Buyer Common Stock            23
  6.14  Publication of Combined Financial Results                        23
  6.15  Breach of Representation                                         24
  6.16  Advice of Changes                                                24
  6.17  Current Information                                              24


ARTICLE VII: CONDITIONS TO CONSUMMATION OF THE MERGER
- -----------


  7.1   Conditions to Each Party's Obligations                           24
           (A) Stockholder Approval                                      24
           (B) Regulatory Approvals                                      24
           (C) Registration Statement Effective; Blue Sky Permits        24
           (D) No Injunction or Restraint; Illegality                    24

  7.2   Conditions to the Obligations of Buyer                           24
           (A) Accuracy of Seller's Representations                      24
           (B) Buyer Comfort Letter                                      25
           (C) Average Closing Price                                     25
           (D) Pooling of Interests Opinion                              25
           (E) Dissenting Stockholders                                   25
           (F) Opinion of Seller's Counsel                               26
           (G) Receipt of Affiliate Letter                               26
           (H) P&A Agreements                                            26
           (I) Redemption of Seller Preferred Stock                      26
           (J) Certificates                                              26

  7.3   Conditions to the Obligations of Seller                          26
           (A) Accuracy of Buyer's Representation                        26
           (B) Seller Comfort Letter                                     26
           (C) Average Closing Price                                     27
           (D) Tax Opinion                                               27
           (E) Opinion of Buyer's Counsel                                27
           (F) NYSE Listing of Shares                                    27
           (G) Accounting Treatment                                      27
           (H) Certificates                                              27

                                     (iii)

ARTICLE VIII: ABANDONMENT
- ------------

  8.1   Mutual Consent                                                   27
  8.2   Breach                                                           27
  8.3   Abandonment Date                                                 27
  8.4   No Stockholder Approval                                          28
  8.5   Failure of Conditions                                            28
  8.6   Effect of Abandonment; Expenses                                  28


ARTICLE IX: OTHER MATTERS
- ----------

  9.1   Survival                                                         28
  9.2   Waiver; Amendment                                                28
  9.3   Publicity                                                        29
  9.4   Counterparts                                                     29
  9.5   Governing Law                                                    29
  9.6   Notices                                                          29
  9.7   Definitions                                                      29
  9.8   Entire Understanding; Third Party Beneficiaries                  30
  9.9   Alternative Structure                                            30
  9.10  Table of Contents; Headings                                      31
  9.11  Interpretation                                                   31
  9.12  Consents                                                         31
  9.13  Disclosures                                                      31
  9.14  Assignment                                                       31

                                     (iv)

                         AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER dated as of the 23rd day of March, 1993 (the "Agreement"), by and between SHAWMUT NATIONAL CORPORATION ("Buyer") and NEW DARTMOUTH BANK ("Seller").


                                   RECITALS:

  (A) Buyer. Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Hartford, Connecticut and Boston, Massachusetts. As of the date hereof, Buyer has 150,000,000 authorized shares of common stock, each of $0.01 par value ("Buyer Common Stock"), of which 94,186,394 shares of Buyer Common Stock are issued and outstanding.

  (B) Seller. Seller is an insured depository institution duly organized and validly existing in good standing under the laws of the State of New Hampshire, with its principal executive offices located in Manchester, New Hampshire. Seller's deposit liabilities are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Seller. As of the date hereof, Seller has 960,000 authorized shares of common stock, each of $0.01 par value ("Seller Common Stock"), and 370,000 authorized shares of Class A Preferred Stock, each of $0.01 par value ("Seller Preferred Stock") (no other class of capital stock being authorized). As of the date hereof, 424,200 shares of Seller Common Stock and 235,073 shares of Seller Preferred Stock are issued and outstanding, and 29,458 shares of Seller Common Stock are reserved for issuance upon the exercise of outstanding warrants, 12,250 shares of Seller Common Stock are reserved for issuance upon the exercise of outstanding stock options, 5,425 shares of Seller Common Stock are reserved for issuance pursuant to the Seller 1992 Stock Option Plan, and 293,842 shares of Seller Common Stock are reserved for issuance upon the conversion of all of the outstanding shares of Seller Preferred Stock.

  (C) Rights, Etc. Except as described in Paragraph (B) above, there are no shares of Seller Common Stock or Seller Preferred Stock authorized and reserved for issuance or held in Seller's treasury, and Seller has no commitment to authorize, issue or sell any such shares or any other equity security of Seller or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from such party, any such shares or other securities and no securities or obligations representing any such rights are outstanding, except 74,275 shares of Seller Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement dated March 23, 1993 between Buyer and Seller (the "Option Agreement").

  (D) Approvals. The Board of Directors of each of Seller and Buyer has approved this Agreement and has authorized the execution hereof in counterparts.

  In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree that Buyer shall acquire all of the outstanding Seller Common Stock pursuant to a merger of a de novo depository institution to be organized by Buyer or a
              -- ----
subsidiary (the "Acquiror Sub") with and into Seller (the "Merger"), subject to the terms and conditions set forth in this Agreement.


                                   ARTICLE I
                                  THE MERGER

  1.1 Closing. Provided that all the conditions set forth in Article VII hereof have been met or waived, the closing (the "Closing") of the Merger shall take place at the office of Nutter, McClennen & Fish commencing at 10:00 a.m., local time, on such date (the "Closing Date") as the parties may mutually agree. Except as the parties may otherwise mutually agree, the Closing Date shall be no more than five (5) days after the Determination Date. As used herein, the term "Determination Date" shall mean the later of:

   (A) the date of the approval of this Agreement and the Merger by the stockholders of Seller as set forth in Section 7.1 hereof; or

   (B) the date of receipt of all required regulatory approvals as set forth in
   Section 7.1 (and the expiration of any required waiting periods under statute or incorporated into such required approvals).

All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the Closing. Seller and Acquiror Sub shall execute and deliver to the necessary regulatory authorities, prior to the Closing if necessary, a certificate of merger, contract for union or other comparable document (the "Contract for Union") in such form as shall be required in order to effect the Merger on the terms and subject to the conditions set forth herein.

  1.2 Effective Time of Merger. As soon as practicable, but in any event not later than one (1) business day after the Closing Date, Buyer shall cause the Contract for Union or charter, as the case may be, of the Surviving Bank (as defined in Section 1.3 hereof) to be submitted to the Secretary of State of the State of New Hampshire (the "Secretary of State"), for filing, as provided under applicable law. The Merger shall become effective on the date (the "Merger Effective Date") and at the time (the "Effective Time") such Contract for Union or charter is accepted for filing by the Secretary of State.

  1.3 Effect of Merger; Surviving Bank. (A) At the Effective Time, Acquiror Sub shall merge with and into Seller, the separate existence of Acquiror Sub shall cease, and Seller shall continue its corporate existence as a wholly-owned subsidiary (the "Surviving Bank") of Buyer.

   (B) Upon the consummation of the Merger, the Surviving Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Surviving Bank without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the State of New Hampshire.

   (C) Upon the consummation of the Merger, the Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

  1.4 Charter; Bylaws; Directors; Officers. The charter and bylaws of the Surviving Bank shall be those of Acquiror Sub, as in effect immediately prior to the Effective Time. The directors and officers of Acquiror Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

  1.5 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                   ARTICLE II
                              MERGER CONSIDERATION

  2.1 Outstanding Acquiror Sub Common Stock. Each share of the common stock of Acquiror Sub (the "Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of Buyer, become and be converted into one (1) share of Seller Common Stock.

  2.2 Outstanding Seller Common Stock. (A) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Seller or any of its subsidiaries or by Buyer or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights as provided under Section 2.5 below) shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive that number of shares of Buyer Common Stock as shall be equal to the Exchange Ratio, together with any associated Buyer Rights (as defined in Section 4.3 hereof). As used herein, the term "Exchange Ratio" shall mean the quotient obtained by dividing
(i) Three Hundred Ten Dollars ($310.00) by (ii) the

Average Closing Price (as defined in Section 9.7 hereof), rounded to the nearest thousandth (1/1,000th) of a share, subject to adjustment as provided in this
Section 2.2.

   (B) If the Average Closing Price is less than $19.975 then the Average Closing Price shall be deemed to be $19.975; provided, however, that Buyer
                                                --------  -------
   may waive this Section 2.2(B).

   (C) If the Average Closing Price exceeds $27.025, then the Average Closing Price shall be deemed to be $27.025; provided, however, that Seller may waive
                                        --------  -------
   this Section 2.2(C).

  2.3 Stockholder Rights; Stock Transfers. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, stockholders of Seller, other than the right to receive the Merger consideration provided under Section 2.2 above and Section 2.4 below (or to elect to pursue their statutory dissenters' rights as provided under Section 2.5 below). After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time, and all such shares of Seller Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing shares of Seller Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) cash in lieu of fractional shares (as set forth in Section 2.4 hereof) into which such Seller Common Stock has been converted. Certificates previously representing shares of Seller Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.6 below, without any interest thereon. No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate (as defined below) until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificates. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Seller Common Stock shall have been converted.

  2.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Buyer shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional share by the Average Closing Price.

  2.5 Dissenting Stockholders. Any holder of shares of Seller Common Stock who perfects his dissenter's rights of appraisal in accordance with and as contemplated by New Hampshire Revised Statutes Annotated Chapter 388:13 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to
                       --------  -------
any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of said law and duly surrendered the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, after the Merger Effective Date, Buyer shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article II (without interest) upon surrender by such holder of the certificate or certificates representing shares of Seller Common Stock.

  2.6 Exchange Procedures. (A) As of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with State Street Bank and Trust Company, or such other bank or trust company designated by Buyer (and reasonably acceptable to Seller) (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock for exchange in accordance with this Article II, (i) certificates representing shares of Buyer Common Stock issuable pursuant to
Section 2.2 hereof in exchange for the outstanding shares of Seller Common Stock and (ii) cash sufficient to meet Buyer's obligation under Section 2.4 hereof (such cash and certificates being hereinafter referred to as the "Exchange Fund").

   (B) As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted into shares of Buyer

   Common Stock pursuant to Section 2.2 hereof, (i) a letter of transmittal, which shall be in such form and have such provisions as Buyer and Seller may reasonably specify (and which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of
   Section 2.2 hereof and (y) a check representing the amount of cash in lieu of any fractional share interest, if any, in accordance with Section 2.4 hereof (collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered (as a result of a transfer of the certificate after the Effective Date), it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Any fractional share checks which a holder of Seller Common Stock shall be entitled to receive in exchange for a Certificate will be delivered to such stockholder only upon delivery of the Certificate to the Exchange Agent. No interest will be paid or accrued on any such fractional share checks to which the holder of such shares of Seller Common Stock may be entitled to receive upon such delivery.

  2.7 Options and Warrants. At the Effective Time, each outstanding and unexercised option to purchase shares of Seller Common Stock (a "Seller Option") and each outstanding and unexercised warrant to purchase shares of Seller Common Stock (a "Seller Warrant") shall be assumed by Buyer. After the Effective Time, each Seller Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Seller Option immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of such Seller Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full (assuming the full vesting thereof) immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for the shares of Seller Common Stock otherwise purchasable pursuant to such Seller Option divided by (y) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller Option. Each Seller Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Seller Warrant immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of such Seller Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full (assuming the full vesting thereof) immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for the shares of Seller Common Stock otherwise purchasable pursuant to such Seller Warrant divided by (y) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller
Warrant. The maximum number of shares of Seller Common Stock which are issuable upon the exercise of all Seller Options and Seller Warrants, as of the date hereof, have been Previously Disclosed. Notwithstanding the foregoing provisions of this Section, Buyer acknowledges and agrees that the Merger shall constitute a "change of control" of Seller for purposes of Section 14 of Seller's 1992 Stock Option Plan (the "Seller Option Plan") and Section 14 of Seller's Amended and Restated 1991 Management Warrant Plan (the "Seller Warrant Plan"), respectively, such that (i) a Seller Option shall be exercisable in full, if within a specified time period, as Previously Disclosed, after the Effective Time, the employment of the holder thereof is directly or constructively terminated without cause as provided under Section 14 of the Seller Option Plan or option letter granted thereunder, and (ii) after the Effective Time each Seller Warrant shall be exercisable in full as provided in
Section 14 of the Seller Warrant Plan.

  2.8 Anti-Dilution Provisions. If Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio shall be appropriately adjusted to reflect such change.

  2.9 Shares Held by Seller or Buyer. Any shares of Seller Common Stock held by Seller or any of its subsidiaries (as defined in Section 3.3 hereof) or by Buyer or any of its subsidiaries (as defined in Section 4.5 hereof), in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  2.10 Unclaimed Merger Consideration. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Seller Common Stock for six months after the Effective Time shall be paid to Buyer. Any holders of shares of Seller Common Stock who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of the Merger Consideration as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Buyer nor any other person shall be liable to any holder of shares of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  2.11 Lost Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably require as an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as follows:

  3.1 Recitals; Capital Stock. The facts set forth in Paragraphs (B), (C), and so much of (D) that relates to Seller, of the Recitals of this Agreement are true and correct. Without limiting the scope of the immediately preceding sentence, except as Previously Disclosed pursuant to Section 2.7 hereof, and except as set forth in Paragraph (B) of the Recitals of this Agreement, Seller has not issued or granted any options, warrants, calls or commitments related to its capital stock or any securities or obligations convertible into exchangeable form, or give any person any right to subscribe for or acquire from it shares of its capital stock or any securities or obligations convertible into exchangeable form shares of its capital stock.

  3.2 Outstanding Shares. Seller's issued and outstanding shares of capital stock have been duly authorized and are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof under the New Hampshire Revised Statutes Annotated.

  3.3 Corporate Power. Seller and each of its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets. Except as Previously Disclosed, each of Seller's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire. Seller and each of its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term "subsidiary" when used with respect to Seller means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with Seller as reflected in the consolidated balance sheets of Seller and its subsidiaries as of June 30, 1992, as reported in Seller's Annual Report to Stockholders.

  3.4 Authorization; Consents and Approvals. (A) Seller has full corporate power and authority to execute and deliver this Agreement and the Contract of Union and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Contract of Union and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by Seller's Board of Directors. Seller's Board of Directors has directed that this Agreement and the Contract of Union and the transactions contemplated hereby and thereby be submitted to the holders of Seller Common Stock for approval at a meeting of such stockholders, and except for the adoption of this Agreement and the Contract of Union by its stockholders, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement has been and the Contract of Union will be duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

   (B) Except for consents and approvals of or filings or registrations with, as applicable, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Bank Commissioner of the State of New Hampshire (the "Bank Commissioner"), the Board of Trust Company Incorporation of the State of New Hampshire (the "BTCI"), the Securities and Exchange Commission (the "SEC"), certain state "Blue Sky" or securities commissioners, the stockholders of Seller and of Acquiror Sub, or as has been Previously Disclosed, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any other third party are necessary in connection with (i) the execution and delivery by Seller of this Agreement and the Contract of Union and (ii) the consummation by Seller of the Merger and the other transactions contemplated hereby and thereby.

  3.5 No Violation. Except as Previously Disclosed, neither the execution and delivery of this Agreement or the Contract of Union by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the terms or provisions hereof or thereof, will
(i) violate any provision of Seller's Articles of Agreement or Bylaws or (ii)
(x) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which its properties or assets may be bound or affected.

  3.6   Financial Reports.  Seller has previously delivered to Buyer copies of
(a) the consolidated balance sheets of Seller and its subsidiaries as of June 30, 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period October 10, 1991 to June 30, 1992, inclusive, as reported in Seller's Annual Report to Stockholders, accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Seller, and (b) the unaudited consolidated balance sheets of Seller and its subsidiaries as of December 31, 1992 and December 31, 1991 and the related unaudited consolidated statements of income and cash flows for the period from formation to December 31, 1991 and the three- and six-month periods ended December 31, 1992. The June 30, 1992 consolidated balance sheet of Seller (including the related notes, where applicable) fairly presents the consolidated financial position of Seller and its subsidiaries as of the date thereof. The other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, except as Previously Disclosed; and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or except as Previously Disclosed. Without limiting the generality of the foregoing, (x) the allowance for credit losses reflected in Seller's consolidated balance sheets as of June 30, 1992 and December 31, 1992, respectively, was determined in accordance with GAAP to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of Seller and its subsidiaries (including, without limitation, commitments to extend credit), and (y) except as Previously Disclosed, the Other Real Estate Owned (as defined in Section 9.7 hereof) reflected in Seller's consolidated balance sheets as of June 30, 1992 and December 31, 1992, respectively, was carried net of reserves at the lower of cost or market value based on reasonably current independent appraisals and net of estimated disposal costs. The books and records of Seller, and to Seller's knowledge, each of its subsidiaries, have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

  3.7 Asset Classification. Seller has previously made available to Buyer a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Seller and its subsidiaries as of December 31, 1992 that have been rated by Seller as a "4," "5," "6," or "7" according to its internal grading system (the "Asset Classification"); and except as Previously Disclosed, no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1992 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import, or that it had been recommended for classification by Seller's independent accountants, are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Seller prior to December 31, 1992, and except as Previously Disclosed, Seller did not have any unresolved disagreements with any regulatory examiners or independent accountants regarding Seller's internal classification of any Loan or other asset as of December 31, 1992.

  3.8 Operations Since December 31, 1992. Except as Previously Disclosed, since December 31, 1992, no event has occurred which has had a Material Adverse Effect on Seller.

  3.9 Litigation; Regulatory Issues. (A) Except as Previously Disclosed, no litigation, proceeding or controversy before any court, governmental agency, arbitrator or other tribunal is pending and, to the best of Seller's knowledge, no such litigation, proceeding or controversy has been threatened.

   (B) Except as Previously Disclosed, the businesses of Seller and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity. Except for routine examinations by a Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits ("Bank Regulators"), as of the date hereof, to the knowledge of Seller no investigation of any governmental entity with respect to Seller or any of its subsidiaries is pending or threatened. Except as Previously Disclosed, neither Seller nor any of its subsidiaries or properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or is the recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts or purports to restrict in any material respect the conduct of the business of Seller or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of Seller or any of its subsidiaries or to its or their compliance with applicable statutes and regulations, including, without limitation, the Community Reinvestment Act of 1977 or any comparable state law; and except as Previously Disclosed neither Seller nor any of its subsidiaries has been advised by any Bank Regulator that such Bank Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

  3.10 Material Contracts. Except as Previously Disclosed or as previously disclosed in Seller's Financial Report, as of the date hereof neither Seller nor any of its subsidiaries is bound by any material contract (as to it and its subsidiaries taken as a whole) to be performed after the date hereof or any employment, termination or consulting contract, agreement, arrangement or understanding (whether written or oral).

  3.11 Employee Benefit Plans. (A) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of Seller and its subsidiaries (the "Seller Employees") have been Previously Disclosed, and true and complete copies thereof have been made available to Buyer.

   (B) Except as Previously Disclosed, all employee benefit plans covering Seller Employees, to the extent subject to ERISA (the "Seller ERISA Plans"), are and have been in compliance with ERISA, including Section 404(a)(1) thereof; each Seller ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has either (1) received a favorable determination letter from the Internal Revenue Service (the "IRS"), or (2) is or will be the subject of an application for a favorable determination letter, and Seller is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or, to Seller's knowledge, threatened litigation or administrative action relating to the Seller ERISA Plans; and neither Seller nor any of its subsidiaries has engaged in a transaction with respect to any Seller ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Seller or any of its subsidiaries to a tax or penalty imposed by either
   Section 4975 of the Code or Section 502(i) of ERISA.

   (C) No ERISA Plan currently or formerly maintained by Seller or any of its subsidiaries or by any entity which is considered one "employer" with Seller under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate") is subject to Title IV of ERISA.

   (D) Except as Previously Disclosed, all contributions required to be made under the terms of each Seller ERISA Plan, its subsidiaries, or an ERISA Affiliate of Seller during the current plan year and the immediately preceding plan year of such Seller ERISA Plan have been timely made; and no Pension Plan of Seller, its subsidiaries, or an ERISA Affiliate of Seller has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

   (E) Except as Previously Disclosed, consummation of the transactions contemplated hereby, either individually or together with any other act or event, will not cause any amounts payable under the ERISA Plans or any other employee benefits plan (within the meaning of Section 3(3) of ERISA), program or agreement to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

   (F) Except as Previously Disclosed, there are no material current or projected liabilities for retiree health or life insurance benefits.

  3.12 Labor Agreements. Neither Seller nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act (the "NLRA")) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to Seller's knowledge, threatened, nor is it aware of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity regulated by the NLRA.

  3.13 Taxes. Except as Previously Disclosed, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to Seller or its subsidiaries, including without limitation consolidated Federal and state income tax returns of Seller and its subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1992, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, and each such Tax Return was, as of the date it was filed, true, complete and accurate in all material respects, (ii) all Federal, state, local or foreign income, gross receipts, windfall profits, severance, property, ad valorem, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on Seller or its subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, the "Taxes"), shown to be due on the Tax Returns have been paid in full, (iii) the Tax Returns have been examined by the IRS or the appropriate state or local taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) to the best of Seller's knowledge, no issues have been missed by the relevant taxing authority in connection with the examination of any of the Tax Returns, except as reserved against in Seller's financial statements, (vi) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of Seller or its subsidiaries, and (vii) in the reasonable opinion of the management of Seller, the amounts set up as reserves for Taxes on Seller's financial statements are sufficient in the aggregate for the payment of all unpaid Taxes, whether or not disputed, accrued or applicable, for the period ended December 31, 1992 or for any year or period prior thereto.

  3.14 Environmental. (A) Except as Previously Disclosed, to Seller's knowledge, Seller and each of its subsidiaries and the Participation Facilities (as defined below) are, and have been, in compliance with all Environmental Laws (as defined below).

   (B) Except as Previously Disclosed, there is no proceeding, investigation or request for information pending or, to Seller's knowledge, threatened by or before any Governmental Entity or other forum in which Seller or any of its subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site currently or formerly owned, leased or operated by Seller or any of its subsidiaries or any Participation Facility.

   (C) Except as Previously Disclosed, there is no proceeding, investigation or request for information pending or, to Seller's knowledge, threatened by or before any Governmental Entity or other forum in which Seller or any of its subsidiaries in respect of any Loan Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material at or on a Loan Property.

   (D) To Seller's knowledge, there is no reasonable basis for any proceeding, investigation or request for information of a type described in subsections
   (B) or (C) above, except as has been Previously Disclosed. Seller has Previously Disclosed all studies, reports, documents and other information in its or any of its subsidiaries' possession or control relating to (i) any potential proceeding, investigation or request for information of the type described in subsections (B) and (C) above and (ii) any remedial, response or cleanup action any of them has undertaken (except for actions that have been approved as complete by a governmental agency or court of competent jurisdiction and that do not require additional monitoring, operation or maintenance), with respect to any Loan Properties currently or formerly owned, leased or operated properties or Participation Facilities, or other assets having a carrying value as reflected on the consolidated balance sheets of Seller as of December 31, 1992.

   (E) To Seller's knowledge, except as Previously Disclosed, during the period of (i) Seller's or any of its subsidiaries' ownership, possession, control or operation of any of their respective currently or formerly owned, leased or operated properties or (ii) Seller's or any of its subsidiaries' participation in the management of any Participation Facility, there have been no releases of Hazardous Material in, on, under or affecting any such property or Participation Facility.

   (F) To Seller's knowledge, except as Previously Disclosed, prior to the period of (i) Seller's or any of its subsidiaries' ownership lease or operation of any of their respective owned properties or (ii) Seller's or any of its subsidiaries' participation in the management of any Participation Facility, there were no releases of Hazardous Material in, on, under or affecting any such property or Participation Facility.

   (G) Except as Previously Disclosed, to Seller's knowledge (without having made any inquiry or investigation), during, or prior to, the period in which Seller or any of its subsidiaries held an interest in a Loan Property, there have not been, nor were, any releases of Hazardous Material in, on, under or affecting any such Loan Property.

   (H)  The following definitions apply for purposes of this Section 3.14 and
   Section 4.16 hereof: "Loan Property" means any property in which either Seller or Buyer or any of their subsidiaries holds a security interest, provided, however, that with respect to Seller only, the term "Loan Property"
   --------  -------
   shall not include property that secures a loan which Seller is entitled to require the FDIC to repurchase in its capacity as a receiver pursuant to any of those several Purchase and Assumption Agreements dated October 10, 1991, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which Seller or Buyer or any of their subsidiaries participates or participated in the management of, while holding indicia of ownership principally to protect its security interest and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (i) any Federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto) ("RCRA"), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

  3.15 Subsidiaries. Seller has no subsidiaries other than those Previously Disclosed. Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Seller subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Seller subsidiary has, or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

  3.16 Affiliates. Except as Previously Disclosed, to the best of Seller's knowledge, there is no person who, as of the date of this Agreement, may be deemed to be an "affiliate" of Seller as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").

  3.17 Pooling of Interests Treatment. To Seller's knowledge, it has not taken any action that would cause the Merger to fail to qualify for pooling of interests accounting treatment.

  3.18 State Takeover Laws. Except as Previously Disclosed, the transactions contemplated by this Agreement are not subject to any applicable state takeover laws in effect as of the date hereof.

  3.19 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with the other parties hereto and no action has been taken by Seller or any of its subsidiaries or any of their respective officers or directors that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee to be paid by the Surviving Bank to Goldman, Sachs & Co., who have acted as financial advisors to Seller pursuant to an agreement which has been Previously Disclosed.

  3.20 Corporate Records. The minute books of Seller, and to Seller's knowledge each of its subsidiaries, contain true, complete and accurate records of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including committees of the Boards of Directors).

  3.21 Loan Portfolio. Except as Previously Disclosed, neither Seller nor any of its subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including without limitation, any lease, credit enhancement, commitment or guarantee) (collectively, "Loans"), with any director, Executive Officer (as defined in Section 9.7(A) hereof) or holder of ten percent (10%) or more of the shares of Seller Common Stock outstanding as of the date hereof, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Except as Previously Disclosed, all of the Loans originated by Seller and its subsidiaries after October 10, 1991 were solicited, originated and exist in material compliance with all applicable Seller loan policies. Except as Previously Disclosed, each Loan having an original principal amount in excess of $250,000, which was originated by Seller or any of its subsidiaries after October 10, 1991 and is reflected as an asset in Seller's financial statements, is in all material respects a binding obligation of the respective obligors named therein and no amount thereof is subject to any valid defenses which may be asserted against Seller or any of its subsidiaries.

  3.22 Intellectual Property. Seller and each of its subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks (the "Intellectual Property") used in its businesses; and except as Previously Disclosed, neither Seller nor any of its subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Seller and each of its subsidiaries have in all material respects performed all the obligations required to be performed and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

  3.23 Undisclosed Liabilities. Except as Previously Disclosed, neither Seller nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on Seller's unaudited consolidated balance sheet as of December 31, 1992, except for liabilities or obligations which in the aggregate do not exceed $750,000.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller as follows:

  4.1 Recitals. The facts set forth in Paragraphs (A), and so much of (D) that relates to Buyer, of the Recitals of this Agreement are true and correct.

  4.2 Outstanding Shares. Buyer's outstanding shares of capital stock are validly issued, fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof.

  4.3 Capital Structure. (A) The total authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock and 10,000,000 shares of Preferred Stock of Buyer, no-par value ("Buyer Preferred Stock").

   (B) As of March 2, 1993, 6,314,470 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's dividend reinvestment and stock purchase plans, 50,894 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Stock Option and Restricted Stock Plan and the 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Buyer Stock Plans"), no shares of Buyer Common Stock were reserved for issuance upon the conversion of the Buyer Preferred Stock, 1,145,087 shares of Buyer Common Stock were held by Buyer in its treasury or by its subsidiaries (other than trust account shares) and 1,500,000 shares of Buyer Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Buyer Rights") distributed to holders of Buyer Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Buyer and Manufacturers Hanover Trust Company, as Rights Agent (the "Buyer Rights Agreement").

   (C) As of March 2, 1993, 5,750,000 shares of Buyer Depository Shares (each representing a one-tenth interest in a share of 9.30% Cumulative Preferred Stock ($250 stated value) were issued and outstanding and shares of Buyer Preferred Stock (of stated value of $50.00 per share) were issued and outstanding and no shares of Buyer Preferred Stock were held by Buyer in its treasury or by its subsidiaries (other than trust account shares).

   (D)  As of the date hereof no voting debt of Buyer was issued or outstanding.

   (E) As of the date hereof, except as Previously Disclosed and except for this Agreement, the Buyer Rights Agreement and the Buyer Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Buyer or any of its subsidiaries is a party or by which it is bound obligating Buyer or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt of Buyer or of any of its subsidiaries or obligating Buyer or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, except as Previously Disclosed, there are no outstanding contractual obligations of Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any of its subsidiaries.

   (F)  Since December 31, 1992, except as Previously Disclosed, Buyer has not
   (i) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Buyer or any of its subsidiaries, other than pursuant to and as required by the terms of the [Buyer Stock Plans]; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of Buyer or any of its subsidiaries (other than the acquisition of trust account shares); or (iii) declared, set aside, made or paid to the stockholders of Buyer dividends or other distributions on the outstanding shares of capital stock of Buyer, other than regular quarterly cash dividends.

  4.4 Merger Shares. The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and subject to no preemptive rights and will be identical in all respects to the shares of Buyer Common Stock issued and outstanding as of the date hereof.

  4.5 Corporate Power. Buyer and each of its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets. Buyer and each of its subsidiaries (other than inactive subsidiaries) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term "subsidiary" when used with respect to Buyer means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with Buyer for financial reporting purposes, other than any inactive corporation, partnership or other organization.

  4.6 Authorization; Consents and Approvals. (A) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. Except for the adoption of this Agreement by the Board of Directors and stockholders of Acquiror Sub, no other corporate proceedings by Buyer or Acquiror Sub are necessary to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

   (B) Except for consents and approvals of or filings or registrations with, as applicable, the FDIC and the Office of Comptroller of Currency, the Federal Reserve Board, the Bank Commissioner, the BTCI, the SEC, certain state "Blue Sky" or securities commissioners, the stockholders of Seller and of Acquiror Sub, or as has been Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by Buyer of this Agreement and (ii) the consummation by Buyer and Acquiror Sub of the Merger and the other transactions contemplated hereby.

  4.7 No Violation. Except as Previously Disclosed, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer and Acquiror Sub of the transactions contemplated hereby, nor compliance by Buyer or Acquiror Sub with any of the terms or provisions hereof, will (i) violate any provision of Buyer's charter or bylaws or (ii) to the knowledge of Buyer, (x) assuming that the consents and approvals referred to in Section 4.6 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its subsidiaries or any of its or their properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party, or by which its or their properties or assets may be bound or affected.

  4.8 Financial Reports. Except as Previously Disclosed, Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and all other documents, as amended prior to the date of this Agreement, filed or to be filed subsequent to December 31, 1992 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, its "Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP applied to bank holding companies during the periods involved, which in the case of unaudited statements shall reflect all adjustments necessary for a fair presentation of such information. Without limiting the generality of the foregoing, (a) the allowance for credit losses reflected in the consolidated financial statements of Buyer included in its Form 10-K for the period ended December 31, 1992 was determined in accordance with GAAP to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of Buyer and its subsidiaries (including without limitation commitments to extend credit), and (b) the Other Real Estate Owned reflected in the consolidated financial statements of Buyer included in its Form 10-K for the period ended December 31, 1992 was carried net of reserves at the lower of cost or market value based on current independent appraisals and net of estimated disposal costs. The books and records of Buyer and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

  4.9 Asset Classification. Except as Previously Disclosed, none of Buyer's Loans or other assets that have been classified by any regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import, or that have been recommended for classification by Buyer's independent accountants, are excluded from the amounts of Loans and other assets of Buyer and its subsidiaries that have been classified by Buyer as of December 31, 1992, other than amounts of loans, extensions of credit or other assets that were charged off by Buyer or its subsidiaries prior to December 31, 1992, and except as Previously Disclosed, Buyer did not have any unresolved disagreements with any regulatory examiners or its independent accountants regarding Buyer's internal classifications of any Loan or other asset as of December 31, 1992.

  4.10 Operations Since December 31, 1992. Except as Previously Disclosed, since December 31, 1992, no event has occurred which is reasonably likely to have a Material Adverse Effect on Buyer.

  4.11  Litigation; Regulatory Issues.  (A)   Except as Previously Disclosed, no
litigation, proceeding or controversy before any court, governmental agency, arbitrator or other tribunal is pending and, to the best of Buyer's knowledge, no such litigation, proceeding or controversy has been threatened.

   (B) Except as Previously Disclosed, the businesses of Buyer and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity. Except for routine examinations by Bank Regulators, as of the date hereof, to Buyer's knowledge, no investigation of any Governmental Entity with respect to Buyer or any of its subsidiaries is pending or threatened. Except as Previously Disclosed neither Buyer nor any of its subsidiaries or properties is a party to or is subject to any order, decree, directive agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or is the recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts or purports to restrict in any material respect the conduct of the business of Buyer or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of Buyer or any of its subsidiaries or to its or their compliance with applicable statutes and regulations, including, without limitation, the Community Reinvestment Act of 1977 or any comparable state law; and except as Previously Disclosed neither Buyer nor any of its subsidiaries has been advised by any Bank Regulator that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

  4.12 Material Contracts. Except as Previously Disclosed or as previously disclosed in the Financial Reports and except for this Agreement and agreements, understandings or arrangements made in the ordinary course of business, neither Buyer nor any of its subsidiaries is bound by any material contract (as to Buyer and its subsidiaries taken as a whole) to be performed after the date hereof.

  4.13 Employee Benefit Plans. (A) All "employee benefit plans" within the meaning of Section 3(3) of ERISA, covering employees or former employees of Buyer and its subsidiaries ("Buyer Employees") are Previously Disclosed, true and complete copies of which have been made available to Seller.

   (B) Except as Previously Disclosed, all employee benefit plans covering Buyer Employees, to the extent subject to ERISA (a "Buyer ERISA Plan"), are and have been in compliance with ERISA, each Buyer ERISA Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code, has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or threatened litigation or administrative action relating to the Buyer ERISA Plans and neither Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Buyer or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

   (C) Except as Previously Disclosed, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its subsidiaries with respect to any ongoing frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any entity which is considered an "ERISA Affiliate"; Buyer and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; no notice of a "reportable event" within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

   (D) Except as Previously Disclosed, all contributions required to be made under the terms of such ERISA Plan of Buyer, its subsidiaries, or an ERISA Affiliate of Buyer during the current plan year and the immediately preceding three plan years of any ERISA Plan have been timely made; and no Pension Plan of Buyer, its subsidiaries, or an ERISA Affiliate of Buyer has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

   (E) Except as Previously Disclosed, under each Pension Plan which is a single-employer plan within the meaning of Section 4001(a)(15) of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year.

   (F) Except as Previously Disclosed, there are no material current or projected liabilities for retiree health or life insurance benefits.

  4.14 Labor Agreements. Except as Previously Disclosed, neither Buyer nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the NLRA) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike involving Buyer or any of its subsidiaries, pending or, to the best of Buyer's knowledge, threatened, nor is Buyer aware of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity regulated by the NLRA.

  4.15 Taxes. Except as Previously Disclosed, (i) all Tax Returns (as defined in Section 3.13 above) that are required to be filed by or with respect to Buyer or its subsidiaries, including without limitation consolidated Federal income tax returns of it and its subsidiaries, have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1992, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, and each such Tax Return was, as of the date it was filed, true, complete and accurate in all material respects, (ii) all Taxes (as defined in Section 3.13 above) shown to be due on the Tax Returns of Buyer or its subsidiaries have been paid in full,
(iii) the Tax Returns have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) to the best of Buyer's knowledge, no issues have been missed by the relevant taxing authority in connection with the examination of any of the Tax Returns except as reserved against in its Financial Reports,
(vi) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of Buyer or its subsidiaries, and (vii) in the reasonable opinion of the management of Buyer, the amounts set up as reserves for Taxes reflected in its Financial Reports are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1992 or for any year or period prior thereto, and for which Buyer may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

  4.16 Environmental. (A) Except as Previously Disclosed, to Buyer's knowledge, Buyer and each of its subsidiaries and the Participation Facilities (as defined in Section 3.14(H) above) are, and have been, in compliance with all Environmental Laws (as defined in Section 3.14(H) above).

   (B) Except as Previously Disclosed, there is no proceeding, investigation or request for information pending or, to Buyer's knowledge, threatened by or before any Governmental Entity or other forum in which Buyer or any of its subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material whether or not occurring at or on a site currently or formerly owned, leased or operated by Buyer or any of its subsidiaries (other than a Loan Property) or any Participation Facility.

   (C) Except as Previously Disclosed, there is no proceeding, investigation or request for information pending or, to Buyer's knowledge, threatened by or before any Governmental Entity or other forum in which Buyer or any of its subsidiaries in respect of any Loan Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material.

   (D) To Buyer's knowledge, there is no reasonable basis for any proceeding, investigation or request for information of a type described in subsections
   (B) or (C) above, except as Previously Disclosed.

   (E) To Buyer's knowledge, except as Previously Disclosed, during the period of (i) Buyer's or any of its subsidiaries' ownership, possession, control or operation of any of their respective current owned, leased or operated properties (other than a Loan Property), or (ii) Buyer's or any of its subsidiaries' management of any Participation Facility there have not been any releases of Hazardous Material in, on, under or affecting any such property or Participation Facility.

   (F) To Buyer's knowledge, except as Previously Disclosed, prior to the period of (i) Buyer's or any of its subsidiaries' ownership or operation of any of their respective current properties (other than a Loan Property), or
   (ii) Buyer's or any of its subsidiaries' participation in the management of any Participation Facility there were no releases of Hazardous Material in, on, under or affecting any such property or Participation Facility.

   (G) Except as Previously Disclosed, to Buyer's knowledge (without having made any inquiry or investigation), during, or prior to, the period in which Buyer or any of its subsidiaries held an interest in a Loan Property, there have not been, nor were, any releases of Hazardous Material in, on, under or affecting any such Loan Property.

  4.17 Acquisition of Regulatory Approvals. To Buyer's knowledge, there is no reasonable basis why the regulatory approvals referred to in Section 7.1(B) should not be obtained without the imposition of any condition of the type referred to in the proviso therein.

  4.18 Pooling of Interests Treatment. To Buyer's knowledge, it has not taken any action that would cause the Merger to fail to qualify for pooling of interests accounting treatment.

  4.19 Post-Merger Intentions. Buyer has no present plan or intention to (i) reacquire any Buyer Common Stock issued in the Merger; (ii) liquidate the Surviving Bank or merge the Surviving Bank with or into another corporation; (iii) sell or otherwise dispose of the stock of the Surviving Bank except for transfers of stock to corporations controlled by Buyer; or (iv) cause the Surviving Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquiror Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Bank. Following the Merger, the Surviving Bank will continue Seller's historic business or use a significant portion of Seller's historic business assets in a business. Buyer has never owned any shares of Seller Common Stock (other than shares of Seller Common Stock held in fiduciary capacity).

  4.20 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller or Seller's representatives and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee to be paid by Buyer to Morgan Stanley & Co. Incorporated, who has acted as financial advisor to Buyer.

                                   ARTICLE V
                              COVENANTS OF SELLER

  Seller hereby covenants to Buyer as follows:

  5.1 Further Assurances. Subject to the terms and conditions of this Agreement, Seller shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with Buyer and Acquiror Sub to that end, including (i) cooperating with Buyer in supplying such information as Buyer may reasonably request in connection with any public offerings of securities by Buyer prior to the Merger Effective Date, and (ii) using all reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VII, and Seller shall use, and shall cause each of its respective subsidiaries to use, all reasonable efforts to obtain all consents (governmental or other) necessary for the consummation of the transactions contemplated by this Agreement.

  5.2 Capital Stock. Without the prior written consent of Buyer, Seller will not make, declare or pay any dividend on, or declare or make any distribution on, or directly or indirectly split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than Seller Preferred Stock, the redemption of which is expressly permitted hereunder, and other than in a fiduciary capacity in the ordinary course of its business and consistent with past practice or in connection with stock received on a debt previously contracted basis) or authorize the creation or issuance of, or issue, any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock; provided, however, that
                                                      --------  -------
Seller may issue shares of Seller Common Stock in accordance with Seller Options and Seller Warrants outstanding prior to the date of this Agreement, in each case in accordance with their present terms, and pursuant to the Option Agreement.

  5.3 Employment Contracts; Bonuses. Except for normal increases and benefit changes in the ordinary course of business consistent with past practices and bonuses paid under existing policies consistent with past practice (which bonuses shall not exceed $500,000 in the aggregate between the date hereof and the Effective Time), and except as Previously Disclosed, without the prior written consent of Buyer, Seller will not enter into or amend any employment contracts or consulting agreements with, increase the rate of compensation of, or pay or agree to pay any bonus to any person.

  5.4 Employee Benefit Plans. Except as Previously Disclosed, without the prior written consent of Buyer, Seller will not enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, retention bonus, group insurance, severance plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that (i) accelerates the vesting or exercise of any benefits payable thereunder, or the right to exercise Seller Options or Seller Warrants outstanding thereunder, or (ii) results in the payment of cash or other consideration in satisfaction of any Seller Options or Seller Warrants.

  5.5 Disposition of Assets. Except in the ordinary course of business or except as Previously Disclosed, without the prior written consent of Buyer, Seller will not dispose of or discontinue any portion of its assets, business or properties, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity.

  5.6 Articles of Agreement; Bylaws. Without the prior written consent of Buyer, Seller will not amend its Articles of Agreement or Bylaws, except for such amendments that Seller has Previously Disclosed.

  5.7 Preparation of Proxy Statement. Seller shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Seller Common Stock in connection with the Merger and to be filed by Buyer in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements, and Seller shall take all steps necessary to duly call, give notice of, convene and hold a special meeting (the "Meeting") of the holders of Seller Common Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon this Agreement, the Contract for Union and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of Seller's Board of Directors (as advised in writing by its counsel), Seller shall recommend to its stockholders approval of such matters and shall use all reasonable efforts to solicit and obtain votes of the holders of Seller Common Stock in favor of the above proposals.

  5.8 Registration Statement - Seller Information. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Seller relating to Seller or its subsidiaries (including, without limitation, the information furnished by Seller in the Proxy Statement), (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however,
                                                          --------  -------
that Seller shall be liable only for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning Seller furnished by Seller specifically for use in the Registration Statement.

  5.9 Inspection; Confidentiality. Upon reasonable notice, Seller shall afford Buyer, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of Seller's properties, books, contracts, commitments and records and, during such period, Seller shall furnish promptly to Buyer (i) a copy of each material report, schedule and other document filed by Seller pursuant to the requirements of Federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request, and Buyer will hold any such information which is non-public in confidence to the extent required by, and in accordance with, that certain agreement dated January 9, 1993 between Buyer and Goldman, Sachs & Co., as agent for Seller (the "Confidentiality Agreement"); provided, however, that no investigation pursuant to this Section 5.9 by Buyer
- --------  -------
shall affect or be deemed to modify or waive any representation or warranty made by Seller or the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement.

  5.10 No Solicitation. Seller shall not, and shall cause its subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of Seller's Board of Directors (as advised in writing by its counsel), furnish any non-public information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Seller or any of its subsidiaries or any merger or other business combination with Seller or any of its subsidiaries other than as contemplated by this Agreement, provided that Seller may communicate information about such proposal to its stockholders if and to the extent that the fiduciary duties of Seller's Board of Directors require it to do so (as advised in writing by its counsel); Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing; Seller shall notify Buyer immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Seller or any of its subsidiaries and shall promptly inform Buyer in writing of all of the relevant details with respect to the foregoing; and Seller shall instruct its, and its subsidiaries', officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing.

  5.11 Affiliates Letter. Seller will use all reasonable efforts to cause each person Previously Disclosed pursuant to Section 3.16 hereof who may be deemed to be an "affiliate" of Seller for purposes of Rule 145 under the Securities Act (collectively, the "Seller Affiliates") to execute and deliver to Buyer on or before the mailing of the Proxy Statement for the Meeting an agreement, substantially in the form attached hereto as Exhibit 5.11, restricting the
                                             ------------
disposition of each such Seller Affiliate's shares of Seller Common Stock and the shares of Buyer Common Stock to be received by such Seller Affiliate in exchange for such person's shares of Seller Common Stock.

  5.12 State Takeover Laws. Seller shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute in effect as of the date of this Agreement, other than such statutes as Seller has Previously Disclosed, and Seller shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable state takeover law, as now or hereafter in effect.

  5.13 Pooling of Interests. Seller shall take no action which would cause the Merger to fail to qualify for pooling of interests accounting treatment; provided, however, that nothing contained herein shall limit the ability of
- --------  -------
Buyer to exercise its rights under the Option Agreement.

  5.14 Tax-Free Reorganization. Seller shall take no action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368 of the Code; provided, however, that nothing contained herein shall limit the
          --------  -------
ability of Buyer to exercise its rights under the Option Agreement.

  5.15 No Revocation of Authority. Seller shall not take or agree to take any action which might cause the Bank Commissioner to revoke the authority of Seller to act as a guaranty savings bank in the State of New Hampshire.

  5.16 Preferred Stock Redemption. Subject to receipt of all necessary regulatory approvals, Seller shall redeem, prior to the Closing, all of the outstanding shares of Seller Preferred Stock, in accordance with the terms thereof.

  5.17 Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Buyer, Seller and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and consistent with prudent banking practice. Seller will use all reasonable efforts to (x) preserve its business organization and that of its subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of Seller and its subsidiaries, and (z) preserve for itself and Buyer the good will of the customers of Seller and its subsidiaries and others with whom business relationships exist.

  5.18 Notice of Adverse Changes. Seller will promptly advise Buyer in writing, and keep Buyer fully informed, of (i) any inability or perceived inability by Seller to perform or comply with the terms or conditions of this Agreement or (ii) any event which may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement.

  5.19 FDIC Letter. Seller shall cooperate fully with Buyer in seeking to obtain the letter referred to in Section 7.2(H) hereof.

  5.20 Seller Agreements. Seller will not enter into any agreement, whether written or oral, to effectuate any of the transactions set forth in Section 5.2, 5.3, 5.4, 5.5, 5.6, 5.23, 5.24, 5.25 or 5.26 hereof.

  5.21 Buyer Review of Documents. Buyer shall have the right to review and approve in advance, which approval shall not be unreasonably withheld or conditioned, all characterizations of the information relating to Buyer and its subsidiaries, and Buyer shall have the right to review in advance, and to the extent practicable Seller will consult with Buyer on, in each case subject to applicable laws relating to the exchange of information, all information relating to Buyer and any of its subsidiaries, as the case may be, and any of their respective subsidiaries, which appear in any filing made with any Governmental Entity or third party in connection with the transactions contemplated by this Agreement. In exercising its rights under this Section, Buyer shall act reasonably and as promptly as practicable.

  5.22 Breach of Representations. Seller will not take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement.

  5.23 No Encumbrances. Except in the ordinary course of business, with prior notice to Buyer, or except as Previously Disclosed, Seller will not incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity.

  5.24 Branches. Seller will not file any application to relocate or terminate the operations of any banking office.

  5.25 Equity Investments. Seller will not make any equity investment or commitment to make such an investment, including in any real estate or real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices.

  5.26 Material Contracts. Except in the ordinary course of business or except as Previously Disclosed, Seller will not create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries or their respective properties is bound without Buyer's consent.

  5.27 Advice of Changes. From time to time prior to the Effective Time, Seller will disclose any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed or which is necessary to correct any information which has been rendered inaccurate thereby. No information disclosed pursuant to this Section shall affect or be deemed to modify or waive any representation or warranty made by Seller or the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement.

  5.28 Current Information. During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report (a) the general status of the ongoing operations of Seller and its subsidiaries, (b) the status of, and the action proposed to be taken with respect to, those Loans originated by Seller or any of its subsidiaries after October 10, 1991, which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $250,000 or more and are non-performing assets,
(c) any amendment to, or further advance under any Loan originated prior to October 10, 1991 which advance or amendment, would not constitute a "Permitted Advance" or "Permitted Amendment," as the case may be, each as defined in the P&A Agreements as defined in Section 7.2(H) hereof. Seller will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of Seller or any of its subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Seller or any of its subsidiaries, and will keep Buyer fully informed of such events.

                                  ARTICLE VI
                              COVENANTS OF BUYER

  Buyer hereby covenants to Seller as follows:

  6.1 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with Seller to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Buyer or any of its subsidiaries shall not violate this covenant), including using all reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VII, and Buyer shall use, and shall cause each of its subsidiaries to use, all reasonable efforts to obtain all consents

(governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the approval, as applicable, of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, the FDIC under the Bank Merger Act, the Bank Commissioner pursuant to New Hampshire Revised Statutes Annotated Chapter 388, and the BTCI pursuant to New Hampshire Revised Statutes Annotated Chapter 384:44-55; provided, however, that nothing contained in this Agreement shall be
           --------  -------
construed to require Buyer to comply with any condition or requirement imposed by any regulatory approval which, in the reasonable opinion of Buyer, would so materially adversely affect the economic or business benefits to Buyer of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger.

  6.2 Registration Statement. (A) Buyer shall, as promptly as practicable following the date of this Agreement, prepare and file the Registration Statement with the SEC in which the Proxy Statement will be included as a prospectus. Buyer shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

   (B) When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Buyer relating to Buyer or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, in no event shall Buyer be liable for any untrue statement
   --------  -------
   of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning Seller furnished by Seller specifically for use in the Registration Statement.

   (C) Buyer will advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

  6.3 Blue Sky Permits. Buyer shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required in connection with the issuance of Buyer Common Stock in the Merger and upon the exercise of Seller Options and Seller Warrants, provided that Buyer shall not be required by virtue thereof to submit to general jurisdiction in any state.

  6.4 NYSE Listing. Buyer shall use its best efforts to list, prior to the Merger Effective Date, on the New York Stock Exchange (the "NYSE"), upon official notice of issuance, (i) the shares of Buyer Common Stock to be issued pursuant to the Merger and (ii) the shares of Buyer Common Stock reserved for issuance upon the conversion of the Seller Options and Seller Warrants.

  6.5 Conversion of Seller Options and Seller Warrants. (A) As soon as practicable after the Merger Effective Date, Buyer shall deliver to the holders of Seller Options and Seller Warrants (as those terms are defined in Section 2.7 above) appropriate notices setting forth such holders' rights as provided under
Section 2.7 hereof, and the agreement evidencing the grants of such Seller Options and Seller Warrants, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.7 after giving effect to the Merger and the assumption by Buyer as set forth above and until otherwise determined). Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Seller Options and Seller Warrants assumed by it in accordance with Section 2.7 hereof and this Section 6.5.

   (B) As soon as practicable after the Merger Effective Date, Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Buyer Common Stock subject to such Seller Options and Seller Warrants and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements

   (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Seller Options and Seller Warrants remain outstanding. With respect to those holders of Seller Options or Seller Warrants, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Buyer shall comply with Rule 16b-3 promulgated under the Exchange Act as it pertains to such derivative securities.

  6.6 Inspection; Confidentiality. (A) Upon reasonable notice, Buyer shall afford Seller, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the date of the Meeting, to such information regarding Buyer and its subsidiaries as shall be reasonably necessary for Seller to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement. In addition to the foregoing, Buyer shall, within a reasonable period of time prior to the Closing, afford Seller and its officers, employees, counsel, accountants and other authorized representatives, such access as is reasonably necessary to confirm that the representations and warranties of Buyer made herein are true and correct in all material respects. Buyer shall furnish promptly to Seller a copy of each application, report, schedule, correspondence and other document filed by Buyer with or received by Buyer from any Governmental Entity in connection with the transactions contemplated hereunder, and Buyer agrees to notify Seller by telephone within 24 hours of receipt of any adverse oral communication from any Governmental Entity regarding the outcome of any regulatory applications required in connection with the Merger. Neither Buyer nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation pursuant to this Section 6.6 by Seller shall affect or be deemed to modify or waive any representation or warranty made herein by Buyer or the conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement.

   (B) All information furnished by Buyer to Seller or its representatives pursuant hereto shall be treated as the sole property of Buyer and, if the Merger shall not occur, Seller and its representatives shall return to Buyer all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Seller shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (x) was already in Seller's possession prior to the disclosure thereof by Buyer; (y) was then generally known to the public; or (z) was disclosed to Seller by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Buyer to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Seller may disclose such information to such tribunal or governmental body or agency without liability hereunder.

  6.7 Seller Review of Documents. Seller shall have the right to review and approve in advance, which approval shall not be unreasonably withheld or conditioned, all characterizations of the information relating to Seller and its subsidiaries, and Seller shall have the right to review in advance, and to the extent practicable Buyer will consult with Seller on, in each case subject to applicable laws relating to the exchange of information, all information relating to Buyer and any of its subsidiaries, as the case may be, and any of their respective subsidiaries, which appear in any filing made with any Governmental Entity or third party in connection with the transactions contemplated by this Agreement. In exercising its rights under this Section, Seller shall act reasonably and as promptly as practicable.

  6.8   No Inconsistent Actions.  Prior to the Effective Time, Buyer will not
(i) enter into any transaction or make any agreement or commitment and will use its best efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a material delay of receipt, or denial, of the regulatory approvals referred to in Section 7.1(B) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to Buyer of the transactions contemplated by this Agreement or
(ii) adopt any plan or arrangement, or take or cause to be taken any action, that would adversely affect holders of Seller Common Stock in a disproportionate manner after the Effective Time. Without limiting the scope of the immediately preceding sentence, Buyer shall not, and shall not permit any of its subsidiaries to take or cause to be taken any action, either before or after the Effective Time, that would (i) disqualify the Merger as a "reorganization" within the meaning of

Section 368(a) of the Code, or (ii) cause the Merger to fail to qualify for the pooling of interests accounting treatment.

  6.9 Notice of Adverse Changes. Buyer will promptly advise Seller in writing, and keep Seller fully informed, of (i) any inability or perceived inability by Buyer to perform or comply with the terms or conditions of this Agreement, or (ii) any event which may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Sections 7.1, 7.2 or 7.3 not being satisfied, or in a violation of any provision of this Agreement.

  6.10 Seller Employees. All employees of Seller and its subsidiaries immediately prior to the Effective Time ("Current Employees") shall be employees of the Surviving Bank immediately after the Effective Time. Buyer shall provide to Current Employees group hospitalization, medical, life and disability insurance comparable to that provided to Buyer's present employees. For a period of at least one (1) year after the Merger Effective Date, Buyer shall provide severance benefits to Current Employees no less favorable than those benefits set forth in the Seller's Severance Benefits Policy, giving effect to years of service with Seller and its subsidiaries (and service with the failed depository institutions listed in Section 7.2(H) hereof to the extent Seller gave effect, as of the date hereof, to such service as Previously Disclosed pursuant to Section 3.11 hereof.

  6.11 Buyer Employee Benefit Plans. Current Employees shall be entitled to participate in Buyer's employee stock ownership plan and stock purchase plan and other qualified retirement plans in which similarly situated employees of Buyer participate, to the same extent as comparable employees of Buyer. As soon as administratively practicable after the Effective Time, Buyer shall permit Current Employees to participate in Buyer's defined benefit pension plan, thrift plan, severance, and similar plans on the same terms and conditions as employees of Buyer and its subsidiaries, giving effect to years of service with Seller and its subsidiaries (and service with the failed depository institutions listed in Section 7.2(H) hereof to the extent Seller gave effect, as of the date hereof, to such service, as Previously Disclosed pursuant to Section 3.11 hereof) as if such service ("Prior Service") were with Buyer, subject to the qualification of the following sentence. Notwithstanding the immediately preceding sentence, with respect to Buyer's defined benefit pension plan, Current Employees' Prior Service shall be credited for purposes of participation and vesting, but not benefit accrual, and with respect to Buyer's defined contribution savings plan, Current Employees' Prior Service shall be credited for all purposes, except determination of the level of Buyer's matching contributions. Seller's defined contribution profit-sharing and 401(k) plan ("Seller Plan") will be merged into a similar-type defined contribution plan of Buyer ("Buyer Plan") and the accrued benefit immediately following the plan merger of each participant in the Buyer Plan who was a Current Employee shall be no less than the accrued benefit of such Current Employee in the Seller's Plans immediately prior to the plan merger. At all times after the Effective Time, Buyer will, and will cause its subsidiaries to, honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of Buyer, and Buyer will not, and will not cause or permit any of its subsidiaries to, challenge the validity of any obligation of Seller under, any employment, severance, consulting, supplemental retirement or other compensation contracts or arrangement with any current or former director, officer or employee of Seller, provided such contract or arrangement was Previously Disclosed to Buyer.

  6.12 Indemnification; Director and Officer Insurance. (A) From and after the Merger Effective Date, Buyer shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee (to the extent indemnification of employees is mandatory under Seller's Bylaws as in effect as of the date hereof) of Seller or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of Buyer (which approval shall not be unreasonably withheld), in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Merger Effective Date and whether asserted or claimed prior to, or at or after, the Merger Effective Date ("Indemnified Liabilities"), in each case to the fullest extent Seller would have been permitted under the law of the State of New Hampshire to indemnify such person, and Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party unless such advancement of expenses is expressly prohibited by law. If, under applicable law, the permissibility of indemnification or the advancement of expenses is contingent upon the Indemnified Party having met a requisite standard of conduct, the determination as to whether the Indemnified Party has met such standard of conduct shall be made by independent counsel selected by Buyer and reasonably satisfactory to the Indemnified Party (which approval shall not be unreasonably withheld). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Merger Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (i) Buyer shall have the right
                         --------  -------
to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal fees or expenses of other counsel or any other fees or expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld), it being agreed in advance that Nutter, McClennen & Fish and McLane, Graf, Raulerson & Middleton will be satisfactory for purposes of this Section 6.12, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) Buyer shall be obligated pursuant to clause (i) immediately above to pay for only one firm of counsel for all Indemnified Parties, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between any two or more Indemnified Parties; (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); (iv) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and (v) after the Merger Effective Date, Buyer will use all reasonable efforts to assist in the vigorous defense of any matter with respect to which an Indemnified Party is entitled to indemnification hereunder. Any Indemnified Party wishing to claim indemnification under this
Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer. Failure of the Indemnified Party to give promptly such notice shall not relieve Buyer of its obligations to indemnify under this Section 6.12, but as a result of any such failure, the Indemnified Party shall be liable to the Indemnifying Party for the amount of actual damages caused by such failure.

   (B) All limitations of liability existing in favor of the Indemnified Parties as provided in Seller's Articles of Agreement and Bylaws, or similar governing documents of any of its subsidiaries, as in effect immediately prior to the Effective Date, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall be incorporated into the charter and bylaws of the Surviving Bank and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Merger Effective Date; provided, however,
                                                           --------  -------
   that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

   (C) For a period of six (6) years after the Merger Effective Date, Buyer shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts, with insurers of no lesser financial standing, containing terms and conditions which are no less advantageous to the directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time.

   (D) If Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.12.

  6.13 Restrictions on Buyer Purchases of Buyer Common Stock. Buyer shall not, and shall cause its directors, executive officers and any other "affiliated purchasers" (as such term is defined in Rule 10b-6 promulgated by the SEC under the Exchange Act) not to, bid for, or purchase for any account in which such party has a beneficial interest, any shares of Buyer Common Stock during the fifteen (15) consecutive full trading days ending on the Determination Date, except that Buyer and its directors, executive officers and any other affiliated purchasers shall not be prohibited from purchasing Buyer Common Stock in connection with or pursuant to Buyer's Dividend Reinvestment Plan, 401(k) Plan or Stock Option Plan.

  6.14 Publication of Combined Financial Results. Buyer shall use its best efforts to publish no later than thirty (30) days after the end of the first month after the Merger Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Merger Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting

Series Release No. 135.

  6.15 Breach of Representation. Buyer will not take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement.

  6.16 Advice of Changes. From time to time prior to the Effective Time, Buyer will disclose any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed or which is necessary to correct any information which has been rendered inaccurate thereby. No information disclosed pursuant to this Section 6.16 shall affect or be deemed to modify or waive any representation or warranty made by Buyer or the conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement.

  6.17 Current Information. During the period from the date of this Agreement to the Effective Time, Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Seller and to report on the status of efforts to secure the regulatory approvals required under Section 7.1(B) hereof, as well as general status of the ongoing operations of Buyer.

                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is conditioned upon:

  7.1 Conditions to Each Party's Obligations. The respective obligations of Buyer and Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

   (A) Stockholder Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Seller Common Stock and by the holders of at least two-thirds of the outstanding shares of Acquiror Sub Common Stock, in accordance with applicable law.

   (B) Regulatory Approvals. All necessary regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or other required waiting periods in respect thereof shall have expired; provided, however, that no regulatory approval shall have imposed
            --------  -------
   any condition or requirement which, in the reasonable opinion of Buyer, would so materially adversely affect the economic or business benefits to Buyer of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger.

   (C) Registration Statement Effective; Blue Sky Permits. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority; and Buyer shall have received all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Buyer Common Stock in the Merger and upon exercise of the Seller Options and Seller Warrants.

   (D) No Injunction or Restraint; Illegality. Neither Buyer, Acquiror Sub nor Seller shall be subject to any order, decree or injunction of any Governmental Entity which enjoins or prohibits the consummation of the Merger nor shall any proceeding by any Governmental Entity seeking any such order, decree or injunction be pending. No statute, rule, regulation, order or decree shall have been enacted, entered or promulgated by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

  7.2 Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by
Buyer:

   (A) Accuracy of Seller's Representations. (i) The representations and warranties contained herein of

   Seller shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except
   (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (y) as expressly contemplated by this Agreement. The representations and warranties set forth herein of Seller (other than as set forth in Sections 3.1, 3.2, the first sentence of Section 3.3, and Sections 3.4(A), 3.5(i), 3.5(ii)(x) and 3.8, the last sentence of Section 3.9(B), and Sections 3.11(A), 3.11(D), 3.17 and 3.18) shall be deemed true and correct in all material respects unless the failures of such representations and warranties to be so true and correct, together with the failure of any other representations and warranties of Seller set forth herein to be so true and correct, in the aggregate, represents a material adverse change from the business, assets, financial condition or results of operations of Seller, as represented herein considered as a whole, other than an adverse change resulting from a change in interest rates, governmental regulatory policies, changes in generally accepted accounting principles as such would apply to the financial statements of Seller, or other matters affecting the banking industry generally or the transactions contem- plated by this Agreement, including the expenses incurred or to be incurred in connection therewith;

     (ii) For purposes of this Section 7.2(A), a "material adverse change" to
     Seller's "results of   operations" (as defined in Section 9.7(B) hereof)
     will not be deemed to have occurred unless the adverse impact on the Seller's results of operation exceeds, or will exceed during the next twelve (12) months, Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) (the "Materiality Floor"); provided, however, that any
                                             --------  -------
     individual breach of a representation or warranty in this Agreement with respect to which the adverse financial impact on Seller's results of operations is, or will be during the next twelve (12) months, less than Two Hundred Thousand Dollars ($200,000) shall not be aggregated for purposes of this sentence; it being understood and agreed that, in the event the adverse impact on results of operations of a breach or breaches of Seller's representations and warranties herein exceeds or will exceed the Materialty Floor, the determination as to whether a material adverse change has occurred to Seller's results of operations under this Section 7.2(A) shall be made by reference to whether such breach or breaches has or have a Material Adverse Effect on Seller without regard to the existence or level of the Materiality Floor; and it being further understood and agreed that
     (x) for purposes of assessing the impact of the failure of any statement contained in Section 3.6 hereof to be true and correct, all failures within any financial statement referred to therein shall be aggregated and considered one individual item for purposes of identifying an individual representation or warranty, provided, however, that failures affecting two
                                 --------  -------
     or more financial statements but arising out of the same error or misapplication of GAAP or a published rule or regulation of the SEC shall be aggregated and considered one individual item, and (y) for purposes of assessing the impact of any failure of any statement contained in Section
     3.21 hereof to be true or correct, all failures within such Section shall be aggregated and considered one individual item for purposes of identifying an individual breach of representation or warranty.

     (iii) Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

   (B) Buyer Comfort Letter. Buyer shall have received from Price Waterhouse letters, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, with respect to Seller's consolidated financial position and results of operation, which letters shall be based upon agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions, and Buyer shall have received from Price Waterhouse a letter, dated as of the Closing Date in form and substance reasonably satisfactory to Buyer, to the effect that the merger will qualify for pooling of interests accounting treatment.

   (C) Average Closing Price. The Average Closing Price shall not be more than $27.025; provided, however, that this Section 7.2(C) shall not apply if
            --------  -------
   Seller has waived the provisions of Section 2.2(C).

   (D) Pooling of Interests Opinion. Buyer and Seller shall have received a letter, dated as of the Merger Effective Date, in form and substance reasonably acceptable to Buyer, from Price Waterhouse to the effect that the Merger will qualify for pooling of interests accounting treatment.

   (E) Dissenting Stockholders. The aggregate number of shares of Seller Common Stock owned by stockholders of Seller who have perfected and not abandoned dissenters' rights of appraisal (consistent with the terms of Section 2.5 hereof) shall not constitute more than seven and one-half percent (7.5%) of the shares of Seller Common Stock outstanding immediately prior to the Closing.

   (F) Opinion of Seller's Counsel. Buyer and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Nutter, McClennen & Fish, Seller's counsel, in form and substance reasonably satisfactory to Buyer.

   (G) Receipt of Affiliate Letter. Buyer shall have received from each Seller Affiliate an executed agreement in substantially the form attached hereto as
   Exhibit 5.11.

   (H) P&A Agreements. All of the obligations of the FDIC, including without limitation, obligations to repurchase or make payments in respect of certain assets of Seller under certain circumstances and to indemnify Seller under certain circumstances, as set forth in (i) the Purchase and Assumption Agreement dated as of October 10, 1991, among the FDIC, as receiver of Dartmouth Bank, the FDIC and Seller, (ii) the Purchase and Assumption Agreement dated as of October 10, 1991, among the FDIC, as receiver of Numerica Savings Bank, F.S.B., the FDIC and Seller, (iii) the Purchase and Assumption Agreement dated as of October 10, 1991, among the FDIC, as receiver of New Hampshire Savings Bank, the FDIC and Seller, and (iv) the Purchase and Assumption Agreement dated as of June 22, 1992 between the FDIC, as the liquidating agent of The Somersworth Bank and Seller (collectively, the "P&A Agreements"), shall survive the Merger and continue to be binding upon and enforceable against the FDIC and inure to the Surviving Bank as the successor to the Seller's rights and interests under the P&A Agreements; and Buyer shall have received from the FDIC a letter in form and substance reasonably satisfactory to Buyer substantially to the foregoing effect.

   (I) Redemption of Seller Preferred Stock. Seller shall have redeemed all of the Seller Preferred Stock, in accordance with the terms thereof.

   (J) Certificates. Seller will furnish Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Buyer may reasonably request.

  7.3 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by
Seller:

   (A) Accuracy of Buyer's Representations. (i) The representations and warranties contained herein of Buyer shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (y) as expressly contemplated by this Agreement. The representations and warranties set forth herein of Buyer (except as set forth in Sections 4.1, 4.2, 4.3, 4.4, the first sentence of Section 4.5, and Sections 4.6(A), 4.7(i), 4.7(ii)(x), and 4.10, the last sentence of 4.11(B), and Sections 4.17 and 4.18) shall be deemed true and correct in all material respects unless the failure of such representations and warranties, together with the failure of any other representations and warranties of Buyer set forth herein to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Buyer, as represented herein considered as a whole, other than an adverse change resulting from a change in interest rates, governmental regulatory policies, changes in generally accepted accounting principles as such would apply to the financial statements of Buyer, or other matters affecting the banking industry generally or the transactions contemplated by this Agreement, including the expenses incurred or to be incurred in connection therewith.

     (ii) Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements
     contemplated hereby prior to the Closing Date shall   have been duly
     performed and complied with in all material respects.

   (B) Seller Comfort Letter. Seller and its directors shall have received from Price Waterhouse, Buyer's independent accountant, letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, with respect to Buyer's financial position and results of operations, which letters shall be based upon agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

   (C) Average Closing Price. The Average Closing Price shall not be less than $19.975; provided, however, that this Section 7.3(C) shall not apply if Buyer
            --------  -------
   has waived the provisions of Section 2.2(B).

   (D) Tax Opinion. Seller shall have received an opinion from Price Waterhouse, in form and substance reasonably satisfactory to Seller, which opinion shall expressly state that it may be relied upon by the holders of Seller Common Stock as of the Merger Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time,
   (i) the Merger constitutes a reorganization under Section 368(a) of the Code,
   (ii) each of Buyer and Seller will be a "party" to that reorganization within the meaning of Section 368(b) of the Code, and (iii) for Federal income tax purposes, no gain or loss will be recognized by stockholders of Seller who receive shares of Buyer Common Stock in exchange for their shares of Seller Common Stock, except that gain, loss or dividend income may be recognized as to cash received in lieu of fractional share interests. In rendering their opinion, Price Waterhouse may require and rely upon appropriate and customary representations contained in certificates of officers of Buyer, Acquiror Sub, Seller and others.

   (E) Opinion of Buyer's Counsel. Seller shall have received an opinion, dated the Merger Effective Date, of Skadden, Arps, Slate, Meagher & Flom, counsel for Buyer and Acquiror Sub, in form and substance reasonably satisfactory to Seller.

   (F) NYSE Listing of Shares. The shares of Buyer Common Stock issuable pursuant to the Merger, and the shares of Buyer Common Stock reserved for issuance upon exercise of Seller Options and Seller Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance.

   (G) Accounting Treatment. Seller shall have received from Price Waterhouse, Buyer's independent accountant, a letter, dated shortly prior to the commencement of the Pricing Period (as defined in Section 9.7(E) hereof), stating the method of accounting to be applied to the Merger (i.e., "pooling of interests" or "purchase"), which letter may state that it is subject to the absence of any actions taken subsequent to the date of the letter and prior to the Effective Time that would alter the conclusions expressed therein; and if such letter states that the Merger is to be accounted for using the purchase method of accounting and if Buyer intends to waive Section 7.2(D) hereof, Buyer shall have publicly announced the same at least forty-eight (48) hours prior to the commencement of the Pricing Period.

   (H) Certificates. Buyer will furnish Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Seller may reasonably request.

                                 ARTICLE VIII
                                  ABANDONMENT

  This Agreement may be abandoned prior to the Closing, either before or after receipt of required stockholder approvals, under the following conditions:

  8.1 Mutual Consent. By the mutual consent of Buyer and Seller, if the Board of Directors of each so determines.

  8.2 Breach. By Buyer or Seller, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Agreement, or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

  8.3 Abandonment Date. By Buyer or Seller, if its Board of Directors so determines, if the Closing does not occur on or before November 15, 1993, which date (the "Abandonment Date") shall be extended to December 31, 1993 if all necessary regulatory approvals required to consummate the Merger and the other transactions contemplated hereby (excluding any required waiting periods) have been received by November 15, 1993; provided, however, that the right to abandon
                                    --------  -------
under this Section 8.3 shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Abandonment Date.

  8.4 No Stockholder Approval. By Seller or Buyer (provided that if the abandoning party is Seller, Seller shall not be in material breach of any obligations under Section 5.7 hereof), if the approval by the holders of Seller Common Stock contemplated by Section 7.1(A) is not obtained by reason of the failure to obtain the required vote at a duly held meeting called for the purpose of obtaining such approval or at any adjournment or postponement thereof.

  8.5 Failure of Conditions. By Seller or Buyer, upon written notice to the other, if it has become reasonably, objectively certain that any condition required to be satisfied under Section 7.1 (other than subsection (A) thereof),
Section 7.2 (if by Buyer) or Section 7.3 (if by Seller) will not be satisfied on or prior to the Abandonment Date and such condition has not been waived by Buyer (for a condition in Section 7.2) or Seller (for a condition in Section 7.3).

  8.6 Effect of Abandonment; Expenses. If this Agreement is abandoned by either Seller or Buyer, as provided above, neither Buyer nor Seller shall have any further obligations under Articles V or VI hereof except as set forth in
Section 6.6 hereof. If this Agreement is abandoned, expenses of the parties hereto shall be determined as follows:

   (A) Any abandonment of this Agreement pursuant to Section 8.1 or Section 8.4 hereof shall be without costs, expense or liability on the part of any party to the other. Any abandonment of this Agreement pursuant to Section 8.2 hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty, the
                        ------
   breach of a covenant or the failure to satisfy a condition precedent to the Closing is caused by the willful conduct or gross negligence of a party in which event said party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

   (B) If this Agreement is abandoned pursuant to Section 8.3 or Section 8.5 or the transaction contemplated hereby otherwise fails to be consummated, in any such case because of the failure to receive any required regulatory approval or in the event Buyer shall elect to abandon this Agreement notwithstanding the receipt of the required regulatory approvals due to the form thereof, Buyer shall reimburse Seller for all Expenses; provided, however, that such
                                                  --------  -------
   Expenses shall only be reimbursed to a maximum of $750,000.

   (C) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

   (D) Except as expressly provided in this Section 8.6, each of Buyer and Seller will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE IX
                                 OTHER MATTERS

  9.1 Survival. If the Merger Effective Date occurs, the agreements of the parties which by their terms apply in whole or in part after the Merger Effective Date shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date.

  9.2 Waiver; Amendment. Prior to the Merger Effective Date, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time (including the structure of the transaction), by an instrument in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the vote by the stockholders of Seller, the consideration to be received by the stockholders of Seller for each share of Seller Common Stock shall not thereby be decreased.

  9.3 Publicity. At all times prior to the Effective Time, neither Seller nor Buyer shall, without the prior consent of the other, issue, or permit any of its directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the Merger or the transactions contemplated herein, except as required by law or applicable stock exchange rule.

  9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, which delivery may be made by facsimile transmission.

  9.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Massachusetts, without regard to any applicable conflicts of law.

  9.6 Notices. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by
         -------
certified mail, postage prepaid, courier service, or facsimile transmission to such party at its address set forth below or at such other address as it shall hereafter furnish in writing to the other parties. All such notices and other communications shall be deemed given on the date received by the addressee.

     If to Buyer or the  Shawmut National Corporation
     Acquiror Sub, to:   777 Main Street
                         Hartford, CT 06115
                         Fax: (203) 728-4205
                         Attn: Chief Executive Officer

     Copy to:            Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York 10022
                         Fax: (212) 735-2000
                         Attn: William S. Rubenstein, Esq.
                               Alan C. Myers, Esq.

     If to Seller, to:   New Dartmouth Bank
                         1155 Elm Street
                         Manchester, New Hampshire 03101
                         Fax: (603) 666-4585
                         Attn: Chief Executive Officer

     Copy to:            Nutter, McClennen & Fish
                         One International Place
                         Boston, MA  02110-2699
                         Fax: (617) 973-9748
                         Attn: John P. Driscoll, Jr., Esq.
                               Michael K. Krebs, Esq.


  9.7 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

   (A) the term "knowledge" when used with respect to a party shall mean the knowledge, after reasonable inquiry (except where otherwise noted), of any "Executive Officer" of such party, as such term is defined in

   Regulation O of the Federal Reserve Board;

   (B) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the assets, financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that, solely
                                                --------  -------
   for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided, further, that material adverse effect and material impairment
       --------  -------
   shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (iii) a change in interest rates, governmental policy or other matters affecting the banking industry generally, and (iv) the expenses incurred or to be incurred under this Agreement on the operating performance of the parties to this Agreement; and provided, further,
                                                     --------  -------
   notwithstanding anything herein to the contrary, in the event the failure of the representations set forth in Section 3.13 hereof to be true and correct results in a restatement of Seller's statements of income for any periods referred to in Section 3.6 hereof, the definition of results of operations in
   Section 9.7 hereof shall take into account Seller's after tax income as restated.

   (C) the terms "Other Real Estate Owned" or "OREO" shall mean real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure or which is in substance repossessed;

   (D) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement; and

   (E) the term "Average Closing Price" shall mean the average of the daily closing sales prices of Buyer Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source as chosen by Buyer) for the fifteen (15) consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date (the "Pricing Period").

  9.8 Entire Understanding; Third Party Beneficiaries. This Agreement and the Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made; provided, however, that the
                                                  --------  -------
Confidentiality Agreement (other than the seventh paragraph thereof) shall continue in full force and effect. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that holders of Seller Common Stock are intended third party beneficiaries with respect to the provisions set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.8, 2.11, 4.4 and 6.13, holders of Seller
Options and Seller Warrants are intended third party beneficiaries with respect to the provisions set forth in Sections 2.7 and 6.5, Current Employees are intended third party beneficiaries with respect to the provisions set forth in Sections 6.10, 6.11 and 6.12(B), Seller's current and former officers, directors and employees (to the extent provided in Section 6.12) are intended third party beneficiaries with respect to the provisions set forth in Section 6.12 and Seller Affiliates are intended third party beneficiaries with respect to the provisions set forth in Section 6.14 and the provisions of such Sections may be enforced after the Effective Time by such persons as intended third-party beneficiaries.

  9.9 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, subject to the final sentence of this Section 9.9, Buyer may, at its sole option, elect to merge Seller with and into Acquiror Sub such that the separate corporate existence of Seller shall cease and Acquiror Sub shall be the Surviving Bank with Buyer the sole shareholder of the common stock of the Surviving Bank, on the same terms and conditions contained herein (except for such conversion); provided, however, that Buyer may not make such an
                              --------  -------
election if it would result in failure to satisfy any of the conditions set forth in either Section 7.1 or 7.3. In the event Buyer makes an election pursuant to the prior sentence, Seller shall take all actions reasonably requested by Buyer (including without limitation obtaining any requisite corporate and stockholder approvals in connection therewith; provided, however,
                                                             --------  -------
that if Buyer exercises its rights under this Section 9.9 after Seller's stockholders have approved this Agreement, Seller shall not have any obligation to seek further stockholder approval unless Buyer first agrees to reimburse Seller for any expenses incurred in connection therewith). In the event that Buyer makes an election pursuant to the first sentence of this Section 9.9, the parties hereto agree promptly to amend this Agreement (including the Contract for Union) as Buyer may reasonably deem necessary or appropriate. If Buyer reasonably determines that the Merger cannot be effected pursuant to this Agreement (other than pursuant to this Section 9.9) and Buyer also reasonably determines that the transactions contemplated by this Agreement can be effected if one or more of the actions contemplated by this Section 9.9 are taken, then Buyer shall elect to take one or more of the actions contemplated by this
Section 9.9; provided, however, that Buyer shall not be required to take any
             --------  -------
such action if, in Buyer's reasonable judgment, it is probable that such action would result in the failure of any of the conditions set forth in Article VII.

  9.10 Table of Contents; Headings. The table of contents and section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

  9.11 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Unless the context otherwise requires, the words "hereof," "herein," "hereto," "hereby," and "hereunder" refer to this entire Agreement; words importing persons include firms, associations and corporations; all words importing the singular number include the plural number and vice versa; and all words importing the masculine gender include the feminine gender. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 23, 1993.

  9.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of Buyer or Seller, the written consent of the Chief Executive Officer of Buyer or Seller, as the case may be, shall be sufficient to constitute such consent.

  9.13 Disclosures. No fact or event shall be deemed to have been disclosed by one party to the other party for purposes of this Agreement unless such fact or event is disclosed in a writing delivered to such party.

  9.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, all as of the day and year first above written.



     CORPORATE                               SHAWMUT NATIONAL CORPORATION
      SEAL

     ATTEST:                                 By:  /s/ Joel B. Alvord
                                                --------------------
     /s/ Raymond A. Guenter                  Name:   Joel B. Alvord
     ----------------------
     Raymond A. Guenter                      Title:  Chairman and Chief
     Secretary                               Executive Officer


     CORPORATE                               NEW DARTMOUTH BANK
      SEAL

     ATTEST:                                 By:  /s/ Robert P. Keller
                                                ----------------------
     /s/ Dennis P. Beaulieu                  Name:   Robert P. Keller
     ----------------------
     Dennis P. Beaulieu                      Title:  President & Chief
     Secretary and Assistant Clerk           Executive Officer

- --------------------------------------------------------------------------------

                                AMENDMENT No. 1

                           dated as of July 21, 1993

                                      to

                         AGREEMENT AND PLAN OF MERGER

                          dated as of March 23, 1993

                                by and between

                         SHAWMUT NATIONAL CORPORATION

                                      and

                              NEW DARTMOUTH BANK

- --------------------------------------------------------------------------------

                                Amendment No. 1

        AMENDMENT, dated as of July 21, 1993, by and between Shawmut National Corporation, a Delaware corporation ("Buyer"), and New Dartmouth Bank, a New Hampshire chartered guaranty savings bank ("Seller"), to the Agreement and Plan of Merger, dated as of March 23, 1993 (the "Merger Agreement"), by and between Seller and Buyer. Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

        WHEREAS, pursuant to Section 1.5 of the Merger Agreement each of Buyer and Seller expressed its intention that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code; and

        WHEREAS, in order to achieve such desired result, the parties hereto have determined that it is advisable to provide for alternative structures for the acquisition of Seller by Buyer; and

        WHEREAS, Buyer and Seller desire to amend the Merger Agreement to provide for alternative structures to consummate the Merger; and

        WHEREAS, the Board of Directors of each of Buyer and Seller has approved this Amendment and authorized the execution hereof in counterparts.

        NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Section 1.1 of the Merger Agreement is hereby amended in its entirety to read as follows:

            1.1 Closing. Provided that all the conditions set forth in Article VII hereof have been met or waived, the closing (the "Closing") of the Merger shall take place at the office of Nutter, McClennen & Fish commencing at such time and on such date (the "Closing Date") as the parties may mutually agree. Except as the parties may otherwise mutually agree, the Closing Date shall be no more than five (5) days after the Determination Date. As used herein, the term "Determination Date" shall mean the later of:

               (A) the date of the approval of this Agreement and the Merger by the stockholders of Seller as set forth in Section 7.1 hereof; or
                                                     -----------

               (B) the date of receipt of all required regulatory approvals as set forth in Section 7.1 (and the expiration of any required waiting
                       -----------
          periods under statute or incorporated into such required approvals);
          or

               (C) the earlier of December 24, 1993 and the date of receipt of the Letter Ruling (as defined in Section 5.29 hereof) or written
                                           ------------
          notice from the Internal Revenue Service ("IRS") to the effect that the IRS does not intend to issue the Letter Ruling; provided, however,
                                                              --------  -------
          that this Clause (C) may be waived by Seller.

            All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the Closing. Seller and Acquiror Sub shall execute and deliver to the necessary regulatory authorities, prior to the Closing if necessary, a certificate of merger, contract for union or other comparable document (the "Contract for Union") in such form as shall be required in order to effect the Merger on the terms and subject to the conditions set forth herein.

    2. Section 1.2 of the Merger Agreement is hereby amended in its entirety to read as follows:

               1.2 Effective Time of Merger. As soon as practicable, but in any event not later than one (1) business day after the Closing Date, Buyer shall cause the Contract for Union or charter, as the case may be, of the Surviving Bank (as defined in Section 1.3 hereof) to be
                                                   -----------
          submitted to the Secretary of State of the State of New Hampshire (the "Secretary of State"), for filing, as provided under applicable law. The Merger shall become effective on the date (the "Merger Effective Date") and at the time (the "Effective Time") such Contract for Union or charter is accepted for filing by the Secretary of State or on such other date and at such other time as the Contract for Union shall specify.

    3. Section 1.3(A) of the Merger Agreement is hereby amended in its entirety to read as follows:

               (A) At the Effective Time, at the election of Seller either (i) Seller shall merge with and into Acquiror Sub (the "Forward Merger"), the separate existence of Seller shall cease, and Acquiror Sub shall continue its corporate existence as a wholly-owned subsidiary of Buyer (the "Forward Merger Structure") or (ii) Acquiror Sub shall merge with and into Seller (the "Reverse Merger"), the separate existence of Acquiror Sub shall cease, and Seller shall continue its corporate existence as a wholly-owned subsidiary of Buyer (the "Reverse Merger Structure"). In the event the Forward Merger Structure is utilized, then immediately following the Forward Merger, Buyer shall contribute all of the capital stock of Acquiror Sub to a direct New Hampshire business corporation subsidiary of Buyer. As used in this Agreement, the term "Surviving Bank" shall refer to Acquiror Sub in the case of the Forward Merger Structure and Seller in the case of the Reverse Merger Structure.

    4. Section 2.1 of the Merger Agreement is hereby amended in its entirety to read as follows:

            2.1 Outstanding Acquiror Sub Common Stock. Each share of the common stock of Acquiror Sub (the "Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, (A) remain issued and outstanding following the Merger if the Forward Merger Structure is utilized and (B) automatically and without any action on the part of Buyer, become and be converted into one (1) share of Seller Common Stock if the Reverse Merger Structure is utilized.

    5. Section 3.4(A) of the Merger Agreement is hereby amended in its entirety to read as follows:

               (A) Seller has full corporate power and authority to execute and deliver this Agreement and the Contract of Union and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Contract of Union and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by Seller's Board of Directors. Seller's Board of Directors has directed that this Agreement and the Contract of Union and the transactions contemplated hereby and thereby be submitted to the holders of Seller Common Stock and the holders of Seller Preferred Stock for approval at a meeting of such stockholders, and except for the adoption of this Agreement and the Contract of Union by its stockholders as required under New Hampshire law, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement has been and the Contract for Union will be duly and validly executed and delivered by Seller and this Agreement constitutes, and the Contract for Union will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

    6. Section 5.7 of the Merger Agreement is hereby amended in its entirety to read as follows:

               5.7 Preparation of Proxy Statement. Seller shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Seller Common Stock and the holders of Seller Preferred Stock in connection with the Merger and to be filed by Buyer in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements, and Seller shall take all steps necessary to duly call, give notice of, convene and hold a special meeting (the "Meeting") of the holders of Seller Common Stock and the holders of Seller Preferred Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon this Agreement, the Contract for Union and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of Seller's Board of Directors (as advised in writing by its counsel), Seller shall recommend to its stockholders approval of such matters and shall use all reasonable efforts to solicit and obtain votes of the holders of Seller Common Stock and the holders of Seller Preferred Stock in favor of the above proposals.

    7. The following Section 5.29 is hereby added in its entirety immediately following Section 5.28 of the Merger Agreement:

            5.29 Letter Ruling. Seller shall use its best efforts to obtain, and shall cooperate with Buyer in obtaining, a private letter ruling (the "Letter Ruling") from the Internal Revenue Service as promptly as practicable, to the effect that the contribution by Buyer immediately after the Effective Time of the Forward Merger of the capital stock of Acquiror Sub to another first-tier wholly-owned subsidiary of Buyer does not disqualify the Forward Merger as a reorganization under such section; provided, however, this Section 5.29 shall not be applicable
                   --------  -------
          if Seller has waived Clause (C) of Section 1.1 hereof.
                                             -----------

Buyer and Seller further agree that the phrase "as promptly as practicable" as used in Section 5.29 of the Merger Agreement shall mean as promptly as practicable after the date of this Amendment.

    8. The following Section 6.18 is hereby added in its entirety immediately following Section 6.17 of the Merger Agreement:

            6.18 Letter Ruling; Alternative Structures. (A) Buyer shall use its best efforts to cooperate with Seller in obtaining the Letter Ruling (as defined in Section 5.29 hereof).
                                ------------

               (B) If Seller elects to utilize the Forward Merger Structure, Buyer shall cooperate with Seller and shall use its best efforts prior to the Effective Time to effect the related transactions contemplated hereby, in a manner which, in the reasonable opinion of Seller's legal and tax advisors, will provide the greatest degree of certainty that the Forward Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that this Section
                                         --------  -------
          6.18(B) shall not be deemed to require Buyer to take any action that, in the reasonable opinion of Buyer's counsel, would require prior regulatory approval.

    9. Section 7.1(A) of the Merger Agreement is hereby amended in its entirety to read as follows:

               (A) Stockholder Approval. This Agreement, the Contract for Union, the Merger and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of each of Seller and Acquiror Sub, in accordance with applicable law and by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock in accordance with Seller's Articles of Agreement.

   10. Section 7.03(D) of the Merger Agreement is hereby amended in its entirety to read as follows:

               (D) Tax Opinion. Seller shall have received an opinion of Price Waterhouse covering the structure to be used to effect the Merger and the related transactions contemplated thereby and stating a conclusion that is no less favorable in either form or substance to the holders of Seller Common Stock than (i) Exhibit 7.03(D)(i) attached hereto if the Forward Merger Structure is to be utilized pursuant to Section 1.4(a)(i) hereof and (ii) Exhibit 7.03(D)(ii) attached hereto if the Reverse Merger Structure is to be utilized pursuant to Section 1.4(A)(ii) hereof.

   11. Section 8.3 of the Merger Agreement is hereby amended in its entirety to read as follows:

            8.3 Abandonment Date. By Buyer or Seller, if its Board of Directors so determines, if the Closing does not occur on or before November 15, 1993, which date (the "Abandonment Date") (i) shall automatically be extended to December 31, 1993 if all necessary regulatory approvals required to consummate the Merger and the other transactions contemplated hereby (excluding any required waiting periods) have been received by November 15, 1993 and (ii) may be extended by Seller at its sole discretion to a date not later than December 31, 1993 if, by November 15, 1993, the Letter Ruling has not been issued but all necessary regulatory approvals required to consummate the Merger and the other transactions contemplated hereby have been received and any required waiting periods have expired; provided, however, that the right to abandon
                                --------  -------
          under this Section 8.3 shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Abandonment Date.

   12. Section 8.4 of the Merger Agreement is hereby amended in its entirety to read as follows:

            8.4 No Stockholder Approval. By Seller or Buyer (provided that if the abandoning party is Seller, Seller shall not be in material breach of any obligations under Section 5.7 hereof), if the approval by the holders of Seller Common Stock and Seller Preferred Stock contemplated by Section 7.1(A) is not obtained by reason of the failure to obtain the required vote at a duly held meeting called for the purpose of obtaining such approval or at any adjournment or postponement thereof.

    13. Section 9.7 of the Merger Agreement is hereby amended by adding the following subsection (F):

               (F)  The term "Merger" shall mean either the Forward Merger or
                              ------
          the Reverse Merger, as the case may be.

   14. Section 9.8 of the Merger Agreement is hereby amended in its entirety to read as follows:

            9.8 Entire Understanding; Third Party Beneficiaries. This Agreement and the Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made; provided, however, that the Confidentiality Agreement
                           --------  -------
          (other than the seventh paragraph thereof) shall continue in full force and effect. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that holders of Seller Common Stock are intended third party beneficiaries with respect to the provisions set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.8, 2.11, 4.4, 6.8 and 6.13, holders of Seller Options and Seller Warrants are intended third party beneficiaries with respect to the provisions set forth in Sections 2.7 and 6.5, Current Employees are intended third party beneficiaries with respect to the provisions set forth in Sections 6.10, 6.11 and 6.12(B), Seller's current and former officers, directors and employees (to the extent provided in Section 6.12) are intended third party beneficiaries with respect to the provisions set forth in Section 6.12 and Seller Affiliates are intended third party beneficiaries with respect to the provisions set forth in Section 6.14 and the provisions of such Sections may be enforced after the Effective Time by such persons as intended third-party beneficiaries.

   15. Section 9.9 of the Merger Agreement is hereby amended in its entirety to read as follows:

            9.9   Alternative Structure.  [Reserved]

   16. Each of the parties hereto represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with such Amendment and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

   17. Except as expressly amended by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects.

   18. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, which delivery may be made by facsimile transmission.

   19. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

   20. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, this Amendment shall govern.



   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, all as of the day and year first above written.


  CORPORATE                               SHAWMUT NATIONAL CORPORATION
    SEAL

  ATTEST:
                                          By:    /s/  Raymond A. Guenter
  /s/  Linda J. Kelly                            -----------------------
  -------------------                     Name:  Raymond A. Guenter
  Linda J. Kelly                          Title: Executive Vice President
  Assistant Secretary




   CORPORATE                              NEW DARTMOUTH BANK
     SEAL

   ATTEST:                                By:    /s/ Robert P. Keller
                                                 --------------------
  /s/  Dennis P. Beaulieu                 Name:  Robert P. Keller
  -----------------------                 Title: President & Chief
  Dennis P. Beaulieu                             Executive Officer
  Secretary and Assistant Clerk

- --------------------------------------------------------------------------------

                                AMENDMENT No. 2

                         dated as of December 20, 1993

                                      to

                         AGREEMENT AND PLAN OF MERGER

                          dated as of March 23, 1993

                                by and between

                         SHAWMUT NATIONAL CORPORATION

                                      and

                              NEW DARTMOUTH BANK

- --------------------------------------------------------------------------------

                                Amendment No. 2



        AMENDMENT, dated as of December 20, 1993, by and between Shawmut National Corporation, a Delaware corporation ("Buyer"), and New Dartmouth Bank, a New Hampshire chartered guaranty savings bank ("Seller"), to the Agreement and Plan of Merger, dated as of March 23, 1993, as amended as of July 21, 1993 (the "Merger Agreement"), by and between Seller and Buyer. Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

   WHEREAS, Buyer and Seller desire to amend the Merger Agreement to, among other things, extend the Abandonment Date and to increase the consideration to be paid to the stockholders of Seller; and

   WHEREAS, the Board of Directors of each of Buyer and Seller has approved this Amendment and authorized the execution hereof in counterparts.

   NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Section 2.2 of the Merger Agreement is hereby amended in its entirety to read as follows:

          2.2 Outstanding Seller Common Stock. (A) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Seller or any of its subsidiaries or by Buyer or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights as provided under Section 2.5 below) shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive that number of shares of Buyer Common Stock as shall be equal to the Exchange Ratio, together with any associated Buyer Rights (as defined in Section 4.3 hereof). As used herein, the term "Exchange Ratio" shall mean the quotient obtained by dividing (I) the sum of (x) three hundred ten dollars and ninety-five cents ($310.95) plus (y) the quotient obtained by dividing (i) the
                        ----
        product of 1.77 and Seller's Adjusted Earnings (as defined below) by
        (ii) the sum of (a) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Seller Common Stock held by Seller or Buyer or any of their respective subsidiaries and including shares of Seller Common Stock held by stockholders who perfect their dissenters' rights as provided under Section 2.5 below) plus (b) the number of shares of
                                          ----
        Seller Common Stock subject to Seller Options and Seller Warrants that are issued and outstanding immediately prior to the Effective Time, by
        (II) the Average Closing Price (as defined in Section 9.7 hereof), rounded to the nearest thousandth (1/1,000th) of a share, subject to adjustment as provided in this Section 2.2. As used herein, the term "Seller's Adjusted Earnings" shall mean the sum of (I) the Adjusted
        ---------------------------
        Reference Period Earnings (as defined below) plus (II) the Adjusted Interim Earnings (as defined below). As used herein, the term "Adjusted
                                                                        --------
        Reference Period Earnings" shall mean an amount equal to the net income
        -------------------------
        reflected on the Reference Period Income Statement (as defined below), adjusted by (a) subtracting (i) the after-tax amount of any gains on the sale of securities during the Reference Period (as defined below) after deducting the after-tax amount of any losses attributable to hedging instruments relating to such securities, (ii) the after-tax amount of any gains on the sale of assets outside of the ordinary course of business during the Reference Period, (iii) the after-tax amount of any gains (or reductions in expenses) attributable to any change in accounting methods or policies adopted for all or any portion of the Reference Period, (iv) the after-tax amount of any gains attributable to any extraordinary items during the Reference Period, (v) the after-tax amount of any gain attributable to any elimination of the reserve established prior to October 1, 1993 for the retention bonuses contemplated by Section 5.4 of this Agreement, (vi) the aftertax amount of any gain (or reduction in expense) attributable to any elimination of any reserves of a non-operating nature which were established prior to October 1, 1993, (vii) the after-tax amount of any gains (or reductions in expenses) during the Reference Period attributable to any changes in estimates relating to the items set forth on Schedule 2.2-A1 hereto,
                                                     ---------------
        (viii) the after-tax amount of any amounts accreted into interest income during the Reference Period from certain loan purchase discounts established by Seller and identified on Schedule 2.2-A2 hereto, and (ix)
                                                ---------------
        the after-tax amount of any gains (or reductions in expenses) during the Reference Period attributable to the correction of accounting errors, which errors were made prior to October 1, 1993, and (b) adding (i) the after-tax amount of any losses on the sale of securities during the Reference Period after adding the after-tax amount of any gains attributable to hedging instruments related to such securities, (ii) the after-tax amount of any losses

        (or increases in expenses) attributable to any change in accounting methods or policies adopted for all or any portion of the Reference Period, (iii) the after-tax amount of any losses attributable to any extraordinary items during the Reference Period, (iv) the after-tax amount of any losses (or increases in expenses) during the Reference Period attributable to any changes in estimates relating to the items set forth on Schedule 2.2-A1 hereto, (v) the after-tax amount of any
                     ---------------
        losses (or increases in expenses) during the Reference Period attributable to the correction of accounting errors, which errors were made prior to October 1, 1993, (vi) the after-tax amount of any portion of the retention bonus contemplated by Section 5.4 of this Agreement that Seller may recognize as an expense during the Reference Period,
        (vii) the after-tax amount of any direct expenses incurred by Seller during the Reference Period in respect of actions taken during the Reference Period to reduce or eliminate the necessity for the Special Reserves listed on Schedule 2.2-A3 hereto (including, without
                           ---------------
        limitation, the allocable portion of the payroll cost of personnel dedicated to such matters, which consists of two (2) persons as of December 20, 1993), to the extent that such expenses are not charged against such Special Reserves and (viii) the after-tax amount of any provisions to the allowance for loan losses of up to $700,000 per month (on a pre-tax basis) during the Reference Period allocated to the P&A Loans (as hereinafter defined). For purposes of calculating the Adjusted Reference Period Earnings, the amount of Seller's net income and the amount and classification of any gains or losses shall be determined in accordance with GAAP (as hereinafter defined). The term "Reference Period" shall mean the period from October 1, 1993 through and including the last day of the month immediately preceding the month in which the Closing occurs (the "Balance Sheet Date"). As used herein, the term "Adjusted Interim Earnings" shall mean the product of (I) the
                  -------------------------
        number of days from but not including the Balance Sheet Date to but not including the Closing Date (provided, however, that in the event that
                                    --------  -------
        there is a Disagreement (as defined in Section 5.30 hereof), for purposes of determining Adjusted Interim Earnings, such number of days referred to in this clause (I) shall be deemed not to exceed thirty (30)
        days), multiplied by (II) the quotient obtained by dividing (a) the
               ----------
        cumulative Adjusted Reference Period Earnings attributable to the three months ending as of the Balance Sheet Date by (b) the number of days in such three-month period.

           (B) If the Average Closing Price is less than $17.11, then the Average Closing Price shall be deemed to be $17.11; provided, however,
                                                            --------  -------
        that Buyer may waive this Section 2.2(B).

           (C) If the Average Closing Price exceeds $23.14, then the Average Closing Price shall be deemed to be $23.14.

    2. The following Section 3.24 is hereby added in its entirety immediately following Section 3.23 of the Merger Agreement:

          3.24 Allowance for Loan Losses.  Set forth in Schedule 3.24-A hereto
                                                         ---------------
        is an accurate list of the following amounts at the end of each of the months of June through and including November, 1993: (i) Seller's gross Loans, (ii) the gross amount of Loans acquired pursuant to the P&A Agreements (as defined in Section 7.2(H) hereof)(the "P&A Loans"), (iii)
                                                              ---------
        the amount of Seller's allowance for possible loan losses (the "Allowance") and (iv) the ratio of the Allowance to the difference between Seller's gross Loans and the P&A Loans.

    3. Section 4.3(F) of the Merger Agreement is hereby deleted in its entirety.

    4. Section 4.17 of the Merger Agreement is hereby amended in its entirety to read as follows:

          4.17 Acquisition of Regulatory Approvals. As of December 20, 1993, to the best of Buyer's knowledge and belief, there is no reasonable basis to believe that it is more likely than not that the regulatory approvals referred to in Section 7.1(B) hereof will not be obtained by May 30, 1994 without the imposition of any condition of the type referred to in the proviso therein. As of December 20, 1993, to the best of Buyer's knowledge and belief, Buyer (i) is in compliance in all material respects with the provisions of the Equal Credit Opportunity Act, and
        (ii) has implemented sufficient programs and procedures to ensure (a) the submission of Home Mortgage Disclosure Act data which is accurate and complete in all material respects, and (b) continuing compliance in all material respects with its obligations under such laws and the regulations promulgated pursuant thereto and under the Fair Housing Act and the Community Reinvestment Act; provided, however, that in no event
                                            --------  -------
        shall any settlement by Buyer with the U.S Department of Justice and the Federal Trade Commission or any other governmental agency of the matter referred to in Schedule 4.17 hereto be deemed to constitute, or result
                       -------------
        in, a breach of this representation.

    5. Section 5.2 of the Merger Agreement is hereby amended by redesignating the existing text of Section 5.2 as subsection (A) of Section 5.2, adding the phrase "and except as provided in Section 5.2(B) hereof" immediately after the phrase "Without the prior written consent of Buyer" in Section 5.2(A), and adding the following subsection to Secton 5.2:

           (B) Seller may, subject to the terms of this Agreement, issue up to $20.0 million of a new series of non-convertible Seller Preferred Stock ("Additional Seller Preferred Stock"); provided, however, that prior to
          ---------------------------------    --------  -------
        issuing any such Additional Seller Preferred Stock, Seller shall consult with Buyer; and provided further, however, that Seller may not issue any
                        ----------------  -------
        shares of Additional Seller Preferred Stock if such issuance would prevent the satisfaction of any of the conditions set forth in Article VII hereof. Seller hereby grants to Buyer the right to purchase, on the terms and conditions set forth in this Section 5.2(B), all, and only all, of the Additional Seller Preferred Stock that Seller may propose to sell. In the event Seller intends to sell Additional Seller Preferred Stock, it shall give Buyer written notice of such intention, describing the type of Additional Seller Preferred Stock to be sold, the price thereof and the terms upon which Seller proposes to effect such sale. Upon reaching final terms regarding the financing, Seller shall provide an additional notice to Buyer indicating any changes from the tentative terms set forth in the initial notice. Buyer shall have ten (10) days from the date of the mailing of such notice to purchase all of the Additional Seller Preferred Stock for the price and upon the terms and conditions and at the time and place specified in Seller's notice. It shall not be a prerequisite to Seller's delivery of the notice contemplated by the fourth sentence of this Section 5.2(B) that Seller shall obtain from a third party a bona fide offer to purchase the Additional Seller Preferred Stock.

    6. Section 5.3 of the Merger Agreement is hereby amended in its entirety to read as follows:

                5.3 Employment Contracts; Bonuses. Except (i) for normal increases and benefit changes in the ordinary course of business consistent with past practices including, without limitation, those increases and changes set forth on Schedule 5.3-A1 hereto, (ii) for
                                           ---------------
        bonuses paid under existing policies consistent with past practice, including, without limitation, the payments made and projected to be made under Seller's Senior Management Incentive and Profit Sharing Programs as summarized on Schedule 5.3-A2 hereto, and (iii) as
                                  ---------------
        Previously Disclosed, without the prior written consent of Buyer, Seller will not enter into or amend any employment contracts or consulting agreements with, increase the rate of compensation of, or pay or agree to pay any bonus to, any person.

    7. Section 5.4 of the Merger Agreement is hereby amended by adding the phrase "and except as contemplated in the next sentence of this Section 5.4" immediately after the phrase "Except as Previously Disclosed" and by adding the following text to the end of Section 5.4 of the Merger Agreement:

                                            Schedule 5.4-A attached hereto sets
                                            --------------
        forth the parameters of a retention bonus plan that Seller in its discretion may implement providing for the payment by the Surviving Bank of bonuses to certain employees after the Effective Time; provided,
                                                                  --------
        however, that Seller may in its sole discretion, subject to the
        -------
        parameters described in Schedule 5.4-A hereto, pay all or any portion of
                                --------------
        such bonuses prior to the Effective Time to one or more of its employees.

    8. Section 5.6 of the Merger Agreement is hereby amended by adding the following text after the phrase "Previously Disclosed":

        and except as may be necessary in order to issue the Additional Seller Preferred Stock.

    9. Section 5.7 of the Merger Agreement is hereby amended in its entirety to read as follows:

                5.7 Preparation of Proxy Statement. If Seller determines that it is necessary under applicable law to solicit the approval of the holders of Seller Common Stock and Seller Preferred Stock of the Agreement, as amended, Seller shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Seller Common Stock and the holders of Seller Preferred Stock in connection with such solicitation and to be filed by Buyer in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements, and Seller shall take all steps necessary to duly call, give notice of, convene and hold a special meeting (the "Meeting") of the holders of Seller Common Stock and the holders of Seller Preferred Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon this Amendment, the Contract for Union and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of Seller's Board of Directors (as advised in writing by its counsel), Seller shall recommend to its stockholders approval of such matters and shall use all reasonable efforts to solicit and obtain votes of the holders of Seller Common Stock and the holders of Seller Preferred Stock in favor of the above proposals.

   10. The following text is hereby added to Section 5.9 of the Merger Agreement after the phrase "transactions contemplated by this Agreement":

            , provided further, however, that all access to Seller's employees,
              ----------------  -------
        properties, business records, customers and vendors must be coordinated in advance through Seller's Chief Executive Officer or his designee.

   11. Section 5.16 of the Merger Agreement is hereby amended by adding the phrase "which are held by the FDIC on the date of this Agreement" immediately after the phrase "Seller Preferred Stock".

   12. The following text is hereby added to Section 5.24 of the Merger Agreement after the phrase "any banking office":

            without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

   13. The following text is hereby added to Section 5.26 of the Merger Agreement after the phrase "without Buyer's consent":

            , which consent shall not be unreasonably withheld, conditioned or delayed.

   14.  The following Section 5.30 is hereby added immediately following Section
5.29 of the Merger Agreement:

               5.30 Reference Period Income Statement. In order to determine the calculation of Seller's Adjusted Earnings as contemplated in Section
        2.2 hereof, the parties shall proceed as follows:

                     (A) Seller shall use all reasonable efforts to deliver the following items to Buyer within eight (8) business days after the Balance Sheet Date: (i) an unaudited consolidated statement of income of Seller for the Reference Period (the "Preliminary Reference Period
                                                 ----------------------------
        Income Statement"), which Preliminary Reference Period Income Statement
        ----------------
        shall be prepared in accordance with GAAP consistent with the accounting principles used in connection with the preparation of the June 30, 1993 audited consolidated statement of income of Seller prepared by Seller, except as contemplated in Section 5.30(B) hereof, and (ii) a schedule (the "Adjustment Schedule") setting forth the adjustments to Seller's net income contemplated by Section 2.2 hereof. With such Preliminary Reference Period Income Statement and Adjustment Schedule, Seller shall request Price Waterhouse, independent public accountants to Seller, to deliver to Buyer copies of all work papers, if any, of Price Waterhouse created in connection with the preparation of the Preliminary Reference Period Income Statement and Adjustment Schedule. In the event that Seller does not deliver such Preliminary Reference Period Income Statement and Adjustment Schedule within eight (8) business days after the Balance Sheet Date, the Abandonment Date (as defined in Section 8.3 hereof) shall be extended by one (1) day for each calendar day beyond such eight business day period that such documents are not delivered. Seller shall use all reasonable efforts to cause any such work papers to be finalized and delivered prior to or concurrent with the delivery of the Preliminary Reference Period Income Statement. In addition, Seller shall use all reasonable efforts to facilitate the availability of representatives of Price Waterhouse to assist Buyer in its review of such work papers.

                     (B) Notwithstanding anything in this Agreement to the contrary, neither the Preliminary Reference Period Income Statement nor the Reference Period Income Statement shall reflect (i) any income attributable to the reimbursability by Buyer of any Expenses (as defined in Section 8.6 hereof) incurred by Seller (without regard to when such Expenses were incurred) or (ii) any Expenses incurred by Seller after September 30, 1993.

                     (C) Within four (4) business days after delivery of the Preliminary Reference Period Income Statement and the Adjustment Schedule to Buyer (together with any related work papers), Buyer may dispute the Preliminary Reference Period Income Statement and/or the Adjustment

        Schedule by giving written notice to Seller setting forth in reasonable detail the basis for such dispute (hereinafter called a "Disagreement"). If the aggregate impact of the Disagreement on the calculation of the Adjusted Reference Period Earnings does not exceed one hundred fifty thousand dollars ($150,000), the Preliminary Reference Period Income Statement and the Adjustment Schedule shall be deemed to constitute the final Reference Period Income Statement and Adjustment Schedule. Without limiting the generality of the foregoing, in the event that the Allowance allocated to Loans other than the P&A Loans (the "Originations Allowance") as of the Balance Sheet Date is at least
              ----------------------
        2.50 percent of the total amount of such Loans at the Balance Sheet Date, such Originations Allowance shall be deemed to be adequate. If such Originations Allowance is less than 2.50 percent of the total amount of such Loans at the Balance Sheet Date, then Buyer and Seller shall enter into good faith discussions to determine the adequacy of such Originations Allowance. If the parties are not able to agree on the adequacy of such Originations Allowance, then such adequacy shall constitute a Disagreement for purposes of this Section 5.30. The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements within four (4) business days after Buyer notifies Seller of a disagreement. In the event of any Disagreement, the Abandonment Date shall be deemed to be the later of (i) June 30, 1994 (as may be extended pursuant to Section 5.30(A) hereof) and (ii) the date which is five (5) business days after the final resolution of such Disagreement pursuant to this Section 5.30.

                     (D) If Buyer or Seller delivers a written notice to the other party that a Disagreement cannot be resolved, such Disagreement shall be referred to such nationally recognized accounting firm as the Price Waterhouse engagement partners for Buyer and Seller, respectively, shall jointly select for determination of the disputed amounts in accordance with GAAP and this Agreement. The determination of such firm shall be final and binding upon the parties and the amount so determined shall be used to complete the final Reference Period Income Statement (the "Reference Period Income Statement") and the final Adjustment Schedule. Such firm shall render its determination as soon as practicable, but in no event later than ten (10) business days, after referral of the Disagreement. The fees and expenses of such firm shall be paid one-half by Buyer and one-half by Seller.

   15. The following text is hereby added to the end of Section 6.7 of the Merger Agreement:

            Prior to the Effective Time, except to the extent prohibited by applicable law, Buyer shall furnish promptly to Seller or its representatives a copy of each report, schedule, piece of correspondence, and other document that Buyer or its representatives delivers to or files with, or Buyer or any of its representatives receives from, any Governmental Entity in connection with the transactions contemplated by this Agreement, including without limitation, any document or portion thereof designated as confidential by Buyer.

   16. Section 6.10 of the Merger Agreement is hereby amended by deleting the last sentence thereof in its entirety and adding the following text:

            For a period of at least one (1) year after the Merger Effective Date, Buyer shall provide severance benefits to Current Employees no less favorable than those benefits set forth in the Seller's Severance Benefits Policy, giving effect to years of service with Seller and its subsidiaries (and service with the failed depository institutions listed in Section 7.2(H) hereof to the extent Seller gave effect, as of the date of this Agreement, to such service as Previously Disclosed pursuant to Section 3.11 hereof). The retention bonus payments contemplated by
        Section 5.4 of this Agreement shall be in addition to, and not in lieu of, any severance payments to which Current Employees shall otherwise be entitled after the Merger Effective Date, provided, however, that such
                                                  --------  -------
        severance payments may be offset to the extent of any forfeiture of such retention bonus payments under the terms thereof, except to the extent prohibited by applicable law.

   17. The following text is hereby added to the end of Section 6.11 of the Merger Agreement:

            The interpretations of certain provisions of the Seller Option Plan and related instruments set forth in Schedule 6.11-A hereto shall be
                                             ---------------
        binding upon Seller as if fully set forth in this Section, to the extent not inconsistent with any of the conditions set forth in Article VII hereof.

   18.  The following Section 6.19 is hereby added immediately following Section
6.18 of the Merger Agreement:

            6.19 Certain Payments. Concurrently with, or within five business days after, the execution and delivery of this Amendment, Buyer shall establish an escrow account in accordance with the terms of the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement"), and deposit into such account by wire transfer of immediately available funds the amount of $5,000,000. On the first business day of each month beginning on January 1, 1994, through and including May 1, 1994, so long as (i) there has not been a Material Breach (as defined in Section 1.4(a)(i) of the Escrow Agreement) and (ii) this Agreement has not been abandoned pursuant to the terms of Article VIII hereof, Buyer shall deposit into such escrow account by wire transfer of immediately available funds an additional $1,000,000.

   19. Section 7.2(C) of the Merger Agreement is hereby deleted and the following shall be substituted therefor:

        (C) [Reserved].

   20. Section 7.3(C) of the Merger Agreement is hereby amended in its entirety to read as follows:

            (C) Average Closing Price. The Average Closing Price shall not be less than $17.11; provided, however, that this Section 7.3(C) shall not
                          --------  -------
        apply if Buyer has waived the provisions of Section 2.2(B) hereof.

   21. The following text is hereby added to the end of Section 8.2 of the Merger Agreement:

            , provided, however, that Seller may abandon this Agreement if Buyer
              --------  -------
        commits a breach of Section 6.19 hereof, which breach is not cured within three (3) business days after Seller or the escrow agent gives written notice to Buyer of such breach.

   22. Section 8.3 of the Merger Agreement is hereby amended in its entirety to read as follows:

            8.3 Abandonment Date. Subject to Section 5.30 hereof, by Buyer or Seller, if its Board of Directors so determines, if (i) on or before May 30, 1994 Buyer has not received the approvals of the Federal Reserve Board, the FDIC and the Bank Commissioner to consummate the Merger (excluding, in each case, any required waiting or notice periods) or
        (ii) the Closing does not occur on or before June 30, 1994 (the "Abandonment Date"); provided, however, that the right to abandon under
                             --------  -------
        this Section 8.3 shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure (x) to receive the approvals of the Federal Reserve Board, the FDIC and the Bank Commissioner (excluding in each case, any required waiting or notice periods) on or before May 30, 1994 or (y) of the Closing to occur on or before the Abandonment Date.

   23. Section 8.6 of the Merger Agreement is hereby amended in its entirety to read as follows:

            8.6 Effect of Abandonment; Expenses. If this Agreement is abandoned by either Seller or Buyer, as provided above, neither Buyer nor Seller shall have any further obligations under Articles V or VI hereof except as set forth in Section 6.6 hereof. If this Agreement is abandoned, expenses of the parties hereto shall be determined as follows:

                     (A) Any abandonment of this Agreement pursuant to Section 8.1, Section 8.3, Section 8.4 or Section 8.5 hereof shall be without costs, expense or liability on the part of any party to the other, except as provided in the Escrow Agreement. Any abandonment of this Agreement pursuant to Section 8.2 hereof by Buyer shall also be without cost, liability or expense on the part of Seller unless the breach of a representation or warranty, the breach of a covenant or the failure to satisfy a condition precedent to the Closing is caused by the willful misconduct or gross negligence of Seller in which event Seller shall be liable to Buyer for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting, consulting and investment banking fees and expenses, incurred by Buyer in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (all such out-of-pocket costs and expenses, whether incurred by Buyer or Seller, being referred to herein as "Expenses").

                     (B) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available at law or in equity, and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

                     (C) Except as expressly provided in this Section 8.6 and in the Escrow Agreement, each of Buyer and Seller will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

   24. Section 9.7(D) of the Merger Agreement is hereby amended in its entirety to read as follows:

                     (D)  the term "Previously Disclosed" by a party shall mean
                                    --------------------
        information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Agreement or any amendment of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement; and

   25. Each of the parties hereto represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with such Amendment and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

   26. Except as expressly amended by this Amendment and Amendment No. 1, the Merger Agreement is hereby ratified and confirmed in all respects.

   27. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, which delivery may be made by facsimile transmission.

   28. This Amendment shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

   29. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, this Amendment shall govern.

   30. Seller hereby agrees and acknowledges that the Option Agreement remains in full force and effect and that any references to the Merger Agreement in the Option Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, all as of the day and year first above written.



     CORPORATE                              SHAWMUT NATIONAL CORPORATION
       SEAL

     ATTEST:                                By:     /s/  Raymond A. Guenter
                                                    ------------------------
                                            Name:   Raymond A. Guenter
     /s/   Linda Kelly                      Title:  Executive Vice
     -----------------                              President
     Linda Kelly
     Assistant Secretary


     CORPORATE                              NEW DARTMOUTH BANK
       SEAL

     ATTEST:                                By:     /s/   Robert P. Keller
                                                    -----------------------
                                            Name:   Robert P. Keller
     /s/   Dennis P. Beaulieu               Title:  President & Chief
     ------------------------                       Executive Officer
     Dennis P. Beaulieu
     Secretary and
         Assistant Clerk

                                                                         ANNEX B






- --------------------------------------------------------------------------------

                              CONTRACT FOR UNION

                                by and between

                          SHAWMUT BANK NEW HAMPSHIRE

                                      and

                              NEW DARTMOUTH BANK

- --------------------------------------------------------------------------------

                              CONTRACT FOR UNION
                              ------------------


   Contract for Union, dated as of ________________, 1993 by and between Shawmut Bank New Hampshire, a New Hampshire banking corporation ("SBNH") and a wholly-owned subsidiary of Shawmut National Corporation, a Delaware corporation ("SNC"), and New Dartmouth Bank, a New Hampshire guaranty savings bank ("NDB").

                                   RECITALS

   WHEREAS, NDB and SNC are parties to an Agreement and Plan of Merger dated as of March 23, 1993 (the "Merger Agreement"), which provides that NDB and SBNH shall enter into this Contract for Union so that the merger of SBNH with NDB (the "Merger") may take place as contemplated in the Merger Agreement; and

   WHEREAS, the respective Boards of Directors of NDB and SBNH have adopted resolutions approving this Contract for Union and have directed that it be duly submitted to the stockholders of each of NDB and SBNH in accordance with the applicable laws of the State of New Hampshire; and

   WHEREAS, the stockholders of each of NDB and SBNH have duly approved the Merger Agreement and this Contract for Union; and

   WHEREAS, NDB and SBNH desire that SBNH be merged with NDB, on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of New Hampshire.

   NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in the Merger Agreement and in this Contract for Union, NDB and SBNH agree to merge on the terms and conditions as follows:


                                  ARTICLE 1.

                                  THE MERGER

   1.1. The Merger.
        -----------

        (a) At the Effective Time (as defined below), if NDB and SNC are proceeding with the Merger pursuant to Section 1.3(A)(i) of the Merger Agreement, then NDB shall be merged with and into SBNH (the "Forward Merger Structure"). SBNH shall continue its corporate existence as the surviving bank and the identity, properties and assets of SBNH shall continue unaffected and unimpaired by the merger. The identity and separate existence of NDB shall cease, and all of the rights, privileges, powers, franchises, properties and assets of NDB shall be vested in SBNH.

        (b) At the Effective Time, if NDB and SNC are proceeding with the Merger pursuant to Section 1.3(A)(ii) of the Merger Agreement, then SBNH shall be merged with and into NDB (the "Reverse Merger Structure"). NDB shall continue its corporate existence as the surviving bank and the identity, properties and assets of NDB shall continue unaffected and unimpaired by the Merger. The identity and separate existence of SBNH shall cease, and all of the rights, privileges, powers, franchises, properties and assets of SBNH shall be vested in NDB.

        (c) As used in this Contract for Union, (i) the "Merged Bank" shall refer to NDB in the case of the Forward Merger Structure and to SBNH in the case of the Reverse Merger Structure and (ii) the "Surviving Bank" shall refer to SBNH in the case of the Forward Merger Structure and to NDB in the case of the Reverse Merger Structure.

   1.2.  Effective Time.  When authorization of the Merger by the New Hampshire
         ---------------
Bank Commissioner is received pursuant to RSA 388:8 and 9, this Contract for Union shall constitute a contract for union entered into pursuant to that authorization, and shall be submitted to the Bank Commissioner for his approval pursuant to RSA 388:10. Following receipt of such approval or the Superior Court decree pursuant to RSA 388:5 and the receipt of other required approvals, and following the Closing provided for by Section 1.1 of the Merger Agreement, this Contract for Union, together with the Bank Commissioner's certificate of authority pursuant to RSA 388:9 and approval pursuant to RSA 388:10 and any necessary approvals pursuant to RSA 388:14, or the Superior Court decree pursuant to RSA 388:5, shall be filed with the New Hampshire Secretary of State. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Contract for Union, the Merger shall become effective at the opening of business on the date on which such filing with the Secretary of State takes place (the "Effective Time"), which will constitute an effective date of union as that term is used in RSA 388:10.

                                  ARTICLE 2.

                         ARTICLES OF AGREEMENT: BYLAWS

   2.1.  Charter.  The Articles of Agreement (the "Charter") of SBNH, as in
         --------
effect immediately prior to the Effective Time, shall be the Charter of the Surviving Bank from and after the Effective Time, except as the Charter may thereafter be altered, amended or repealed.

   2.2.  Bylaws.  The Bylaws of SBNH, as in effect immediately prior to the
         -------
Effective Time, shall be the Bylaws of the Surviving Bank from and after the Effective Time, except as the Bylaws may thereafter be altered, amended or repealed.



                                  ARTICLE 3.

                        BOARD OF DIRECTORS AND OFFICERS

   3.1.  Directors.  From and after the Effective Time of the Merger, the
         ----------
directors of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the directors of SBNH immediately prior to the Effective Time of the Merger, and the approval of the Contract for Union by the stockholders of the Surviving Bank shall constitute the due election of each director.

   3.2.  Officers.  From and after the Effective Time of the Merger, the
         ---------
officers of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the officers of SBNH immediately prior to the Effective Time of the Merger, and the approval of the Contract for Union by the directors of the Surviving Bank shall constitute the due election of each officer.


                                  ARTICLE 4.

                      CONVERSION AND EXCHANGE OF SHARES:
                              DISSENTERS' RIGHTS

   4.1.  Conversion and Exchange of Shares.  The manner of converting and
         ----------------------------------
exchanging the shares of SBNH and shares, share options, and share warrants of NDB shall be as set forth in Article II of the Merger Agreement.

   4.2.  Dissenters' Rights.  Shares of NDB or SBNH Stock, which are issued and
         -------------------
outstanding immediately prior to the Effective Time and which are owned by stockholders who assert and perfect dissenters' rights pursuant to and in accordance with New Hampshire RSA 388:13 and RSA 293-A: 13.01 - 13.31 ("Dissenting Shares"), shall not be converted or exchangeable as provided in
Section 4.1 of this Contract for Union unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right to payment for such shares under such applicable laws. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the shares of NDB or SBNH Stock held by such stockholder shall thereupon be deemed to have been converted and exchangeable, at the Effective Time, as provided for in Section 4.1 hereof.

                                  ARTICLE 5.
                  RIGHTS AND OBLIGATIONS; FURTHER ASSURANCES

   At the Effective Time of the Merger, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all rights, franchises, and interests of the Merged Bank in and to every type of property (real, personal and mixed) and chose in action by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, of a public as well as of a private nature, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Merged Bank at the time the Merger became effective. The Surviving Bank shall be liable for all liabilities of the Merged Bank and all deposits, debts, liabilities, obligations and contracts of the Merged Bank matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Merged Bank shall be those of the Surviving Bank and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of the Merged Bank shall be preserved unimpaired.

   At the Effective Time, this Contract for Union shall be deemed to constitute, insofar as any transfer document is necessary, an irrevocable transfer and assignment by the Merged Bank to the Surviving Bank of all the Merged Bank's interests in and to every type of property, including those described in the foregoing paragraph. From time to time as and when requested by the Surviving Bank and to the extent permitted by New Hampshire law, the officers and directors of the Merged Bank last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Bank title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merged Bank, and otherwise to carry out the purposes of this Contract for Union; provided, that the Surviving Bank shall, to the extent provided in the Bylaws of the Surviving Bank and by New Hampshire law, indemnify any such officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he executed or delivered such instrument or took such action at the request of the Surviving Bank; further provided, without limiting the foregoing, that the Merged Bank hereby irrevocably appoints the duly elected officers of the Surviving Bank as the Merged Bank's attorneys-in-fact, each with full power and authority in the place and stead of the Merged Bank and in the name of the Merged Bank to execute and deliver such deeds and other instruments.


                                  ARTICLE 6.
                                  AMENDMENT

   The parties hereto, by mutual action of their respective Boards of Directors, may amend, modify or supplement this Contract for Union, whether before or after approval thereof by the stockholders of the parties, the New Hampshire Bank Commissioner or Superior Court; provided, however, that after any approval of the Merger by the stockholders, there may not be, without further approval of NDB stockholders, any amendment of this Contract for Union which reduces the amount or changes the form of consideration to be delivered to NDB stockholders. This Contract for Union may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                  ARTICLE 7.
                                 MISCELLANEOUS

   7.1. Any party, by written instrument signed by any duly authorized officer, may extend the time for the performance of any of the obligations or other acts of any other party hereto, and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in this Contract for Union.

   7.2. This Contract for Union shall be governed by and construed in accordance with the laws of New Hampshire applicable to agreements made and entirely to be performed within such State.

   7.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Contract for Union.

   7.4. This Contract for Union may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, SBNH and NDB have caused this Contract for Union to be executed by their duly authorized officers as of the day and year first above written.


                                           SHAWMUT BANK NEW HAMPSHIRE
Attest:

____________________                       By:  _________________________
                                           Title:

[SEAL]


                                           NEW DARTMOUTH BANK

Attest:

____________________                       By:  _________________________
                                           Title:

[SEAL]

                                                                         ANNEX C

                               FORM OF OPINION
CONFIDENTIAL                                                               DRAFT
- ------------


Board of Directors
New Dartmouth Bank
1155 Elm Street
Manchester, New Hampshire 03101

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of New Dartmouth Bank (the "Company") of the Consideration (as defined below) to be received for each Share in the proposed merger (the "Merger") of the Company with a wholly owned subsidiary ("Merger Sub") of Shawmut National Corporation ("Shawmut") pursuant to the Agreement and Plan of Merger dated as of March 23, 1993 between Shawmut and the Company, as amended as of July 21, 1993 and December 20, 1993 (the "Agreement"). Pursuant to the Agreement, each Share will be converted into a number of shares of Shawmut common stock, par value $0.01 per share (the "Shawmut Common Stock"), determined by dividing the sum of $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings (as defined in the Agreement) per fully diluted share from October 1, 1993 to the Closing Date (as defined in the Agreement) by the Average Closing Price (as defined in the Agreement) of Shawmut Common Stock subject, unless waived, to a maximum and minimum number of shares of Shawmut Common Stock per share and other price-related provisions, as set forth in the Agreement (the "Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Shawmut from time to time, including acting as a co-manager of Shawmut's subordinated note offerings in December 1992 and in April 1993, and acting as Shawmut's financial advisor in connection with the pending acquisition of Gateway Financial Corporation and we may provide investment banking services to Shawmut in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement and the Stock Option Agreement; Shawmut's Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Merger; the Audited Annual Reports for the period from October 10, 1991 to June 30, 1992 and the year ended June 30, 1993, respectively, to Stockholders of the Company and Annual Reports to Stockholders and Annual Reports on Form 10-K of Shawmut for the five years ended December 31, 1992; certain unaudited interim reports to the respective stockholders of the Company and Shawmut and certain Quarterly Reports on Form 10-Q of Shawmut; the several Purchase and Assumption Agreements each dated October 10, 1991 between the Federal Deposit Insurance

New Dartmouth Bank

Page Two

Corporation (the "FDIC") as receiver of the Failed Banks named therein, New Dartmouth Bank, and the FDIC in its corporate capacity; certain other communications from the Company and Shawmut to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Shawmut prepared by their respective managements. We also have held discussions with members of the senior managements of the Company and Shawmut and with independent consultants and legal advisers to the Company and Shawmut regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. We also have reviewed with members of the senior management of the Company the results of the Company's due diligence examination of Shawmut. We also have held discussions with the independent auditors of each of the Company and of Shawmut regarding the financial and accounting affairs of the respective companies. In addition, we have reviewed the reported price and trading activity for the Shawmut Common Stock, compared certain financial information for the Company and certain financial and stock market information for Shawmut, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations. In the commercial banking and thrift industries specifically, and in other industries generally, and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial and operating forecasts provided to us (including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs) have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Shawmut. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Shawmut are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Shawmut or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. After consulting with you and your counsel, we have assumed, with your consent, that issues previously raised in connection with Shawmut's failure to obtain the approval of the Board of Governors of the Federal Reserve System for the Merger will be satisfactorily addressed and that Shawmut will receive on a timely basis all regulatory approvals necessary for consummation of the Merger. Finally, we have assumed, with your consent, that the Merger of the Company with Shawmut will be recorded as a pooling of interests under generally accepted accounting principles.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,

- --------------------------------------------------------------------------------

                                VOTING AGREEMENT

                              as of March 23, 1993

                                as amended as of

                               December 20, 1993

- --------------------------------------------------------------------------------

                                                        March 23, 1993


Shawmut National Corporation
777 Main Street
Hartford, CT 06115


Gentleman:

     Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of the common stock, par value $0.01 per (the "Shares"), of New Dartmouth Bank (the "Bank") indicated opposite such Stockholder's name below.

     Simulataneously with the execution of this letter agreement, Shawmut National Corporation ("Parent") and the Bank are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of an indirect wholly owned subsidiary of Parent with and into the Bank (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

     In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

     1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation,sale of assets or other business combination of the Bank or any of its subsidiaries with any person or entity other than Parent and its subsidiaries, the Shares that such Stockholder shall be entitled to so vote.

     2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lean (as defined in paragraph 4 below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholders except (a) for transfers by will or by law (in which case this letter agreement shall bind the transferee),
(b) for transfers to any other Stockholders, and (c) as Parent may otherwise agree.

     3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain regulatory approvalof Parent's acquistion of the Shares pursuant to the Merger.

     4. Parent and each of the Stockholders severally represent that they have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Parent and each of the Stockholders further severally represent that this letter agreement consitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholders owns the number of Shares indicated opposite such Stockholder's name below, free and dear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

     5. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the abandonment of the Merger Agreement in accordance with Article VIII thereof.

     6. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

     7. This letter agreement is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

     Please confirm our agreement with you by signing a copy of this letter.

        Very truly yours,



                                Number
Director or                       of
Executive Officer               Shares          Signature
- -----------------               ------          ----------------------------

William F. Craig                16,334           /s/ Willian F. Craig
                                                ----------------------------

Robert P. Keller                 1,036           /s/ Robert P. Keller
                                                ----------------------------

Ernest J. Boch                   50,00           /s/ Ernest J. Boch
                                                ----------------------------

John J. Byrne                    74,00           /s/ John J. Byrne
                                                ----------------------------

Richard A. Charpentier              12           /s/ Richard A. Charpentier
                                                ----------------------------

John Constable, directly            12           /s/ John Constable
                                                ----------------------------

     Constable Partners, L.P.    4,000           /s/ John Constable
                                                ----------------------------
                                                    Its General Partner


Edward A. Fox                   15,000           /s/ Edward A. Fox
                                                ----------------------------

Lola N. Grace                       12           /s/ Lola N. Grace
                                                ----------------------------

Charles Hoyt, directly           2,500           /s/ Charles Hoyt
                                                ----------------------------

     Hoyt & Worthen Tanning
     Corp. Profit Sharing Plan   2,840           /s/ Charles Hoyt
                                                ----------------------------

Charles E. Hugel                17,500           /s/ Charles E. Hugel
                                                ----------------------------

K. Thomas Kemp                   1,500           /s/ K. Thomas Kemp
                                                ----------------------------

Jefferson W. Kirby               5,181           /s/ Jefferson W. Kirby
                                                ----------------------------

AGREED TO AND ACCEPTED
THIS ____ DAY OF ____________, 1993

PARENT


By ____________________
 Name:
 Title:

                                                          December 20, 1993


Shawmut National Corporation
777 Main Street
Hartford, CT  06115


Gentlemen:

  Reference is made to the letter agreement, dated as of March 23, 1993 (the "Voting Agreement"), between each of the undersigned and Shawmut National Corporation ("Parent"). Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Voting Agreement.

  In consideration of, and as a condition to, Parent's entering into Amendment No. 2 to the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

    1. Each Stockholder's obligations pursuant to Paragraph 1 of the Voting Agreement shall include voting for approval of the Merger Agreement (including any amendments thereto) and the Merger at any and all meetings of the stockholders of the Bank held for such purpose.

    2. The phrase "such time as may reasonably be necessary to obtain regulatory approval" in Paragraph 3 of the Voting Agreement shall be deemed to mean the earlier of (x) the date on which the last required regulatory approval is received and (y) May 30, 1994.

    3. Except as set forth herein, the Voting Agreement is hereby ratified and confirmed in all respects.

     Please confirm our agreement with you by signing a copy of this letter.

        Very truly yours,



                                Number
Director or                       of
Executive Officer               Shares          Signature
- -----------------               ------          ----------------------------

William F. Craig                16,334           /s/ Willian F. Craig
                                                ----------------------------

Robert P. Keller                 1,036           /s/ Robert P. Keller
                                                ----------------------------

Ernest J. Boch                   50,00           /s/ Ernest J. Boch
                                                ----------------------------

John J. Byrne                    74,00           /s/ John J. Byrne
                                                ----------------------------

Richard A. Charpentier              12           /s/ Richard A. Charpentier
                                                ----------------------------

John Constable, directly            12           /s/ John Constable
                                                ----------------------------

     Constable Partners, L.P.    4,000           /s/ John Constable
                                                ----------------------------
                                                    Its General Partner


Edward A. Fox                   15,000           /s/ Edward A. Fox
                                                ----------------------------

Lola N. Grace                       12           /s/ Lola N. Grace
                                                ----------------------------

Charles Hoyt, directly           2,500           /s/ Charles Hoyt
                                                ----------------------------

     Hoyt & Worthen Tanning
     Corp. Profit Sharing Plan   2,840           /s/ Charles Hoyt
                                                ----------------------------

Charles E. Hugel                17,500           /s/ Charles E. Hugel
                                                ----------------------------

K. Thomas Kemp                   1,500           /s/ K. Thomas Kemp
                                                ----------------------------

Jefferson W. Kirby               5,181           /s/ Jefferson W. Kirby
                                                ----------------------------

AGREED TO AND ACCEPTED
THIS ____ DAY OF ____________, 1993

PARENT


By ____________________
 Name:
 Title:

                                                                         ANNEX E




- --------------------------------------------------------------------------------

                            STOCK OPTION AGREEMENT

                             dated March 23, 1933

                                by and between

                              NEW DARTMOUTH BANK

                                      and

                         SHAWMUT NATIONAL CORPORATION

- --------------------------------------------------------------------------------

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of March 23, 1993 (the "Agreement"), by and between New Dartmouth Bank, a New Hampshire chartered guaranty savings bank ("Issuer") and Shawmut National Corporation, a Delaware corporation ("Grantee").

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of a wholly owned subsidiary of Grantee ("Acquiror Sub") with and into Issuer, with Issuer surviving such Merger; and

   WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

   1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

   2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 74,275 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price (subject to adjustment as set forth herein) of $310.00 per Option Share (the "Purchase Price").

   3. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that the Option, to the extent not previously
                          --------
exercised, shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) abandonment of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than an abandonment of the Merger Agreement by Grantee by virtue of a breach of such Merger Agreement by Issuer) or (iv) 12 months after the abandonment of the Merger Agreement by Grantee by virtue of a breach of such Merger Agreement by Issuer (provided, however, that if within 12 months after a
                            --------  -------
termination of the Merger Agreement by Grantee by virtue of a breach of such Merger Agreement by Issuer a Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Purchase Event); and provided further, that
                                                        -------- -------
any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and New Hampshire Revised Statutes Annotated RSA 384:44 et seq. The rights set forth in Section 8 shall
                              -- ---
terminate at the time set forth in such Section 8.

     (b)  As used herein, a "Purchase Event" means any of the following events:

          (i) a material breach by Issuer of any of the covenants and agreements of Issuer set forth in the Merger Agreement which remains uncured or unremedied for more than 20 business days after notice thereof from Grantee;

         (ii) Issuer shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect, an Acquisition Transaction or shall have failed to publicly oppose a tender or exchange offer to purchase any shares of Issuer Common Stock. As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than with Grantee or any Subsidiary of Grantee and other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing 10% or more of the consolidated assets of Issuer and its Subsidiaries other than in the ordinary course of business, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its Subsidiaries except pursuant to any presently outstanding options, warrants or other convertible securities;

        (iii) any person shall have acquired Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 10% or more of the then outstanding shares of Issuer Common Stock (other than by the automatic conversion of Issuer's Class A Non-Cumulative Convertible Perpetual Preferred Stock pursuant to the terms thereof ("Seller Preferred Stock"));

         (iv) any person as of the date hereof who owns or controls 10% or more of the outstanding shares of Issuer Common Stock shall have acquired since the date hereof Beneficial Ownership of, or the right to acquire Beneficial Ownership, of an additional 2% or more of the then outstanding shares of Issuer Common Stock;

          (v) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on such agreements, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

         (vi) Issuer's Board of Directors shall not have recommended to the stockholders of Issuer that such stockholders vote in favor of the approval of the Merger Agreement, or shall have withdrawn or modified such recommendation in a manner adverse to Grantee.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval.

   4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF March 23,1993. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of Securities and Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

   5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Due Authorization. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Restated Articles of Organization or By-Laws of Issuer or the articles of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) assuming the approval of the Federal Deposit Insurance Corporation (the "FDIC") under Section 10 of that certain Stock Purchase Agreement, dated October 10, 1991, between Issuer and the FDIC (the "Preferred Stock Purchase Agreement"), which approval Issuer shall use its best efforts to secure as soon as practicable after the date hereof, or the inapplicability of such Section 10 as a result of the redemption of all, or substantially all of the Seller Preferred Stock, violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of Issuer and its Subsidiaries taken as a whole.

     (c) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

      (d) Board Action. By action of the Board of Directors of Issuer on a date prior to the date of this Agreement and the execution hereof, resolutions were duly adopted approving the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Issuer Common Stock provided for herein, and the other transactions contemplated hereby. The transactions contemplated by this Agreement are not subject to any applicable state takeover laws in effect as of the date hereof excluding New Hampshire Revised Statutes Annotated RSA 384:44 et seq.
                                      -- ---

   6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

      (a) Due Authorization. Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

      (b) Purchase Not for Distribution. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

   7.  Adjustment upon Changes in Capitalization, etc.

      (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, including without limitation any distribution to holders of Issuer Common Stock of any securities of Issuer or Rights or Options to acquire any such securities, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause
(i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 14.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

      (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation, or
(III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

      (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the

Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

      (e)  The following terms have the meanings indicated:

        (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
(ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of its Subsidiaries).

        (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

        (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) if applicable, the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotations Systems National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement;

provided, however, that in the event of a sale of less than all of Issuer's
- --------  -------
assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee.

        (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

      (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 14.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 14.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f).
This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

      (g)  Issuer shall not enter into any transaction described in subsection
(b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

      (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

   8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a) hereof, at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option, in whole or in part, and/or (II) any or all of the shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

           (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership (and which are included in Grantee's request under this Section 8(a));

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised (and which are included in Grantee's request under this Section 8(a)); and

         (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership (and which are included in Grantee's request under this Section 8(a)), multiplied by the number of such shares.

      (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and/or the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership (and which are included in Grantee's request under this Section 8(a)), and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same. If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or (y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) Issuer shall not be obligated to repurchase the Option or any shares of Issuer Common Stock pursuant to this Section 8 on more than one occasion, except that Issuer's obligation to repurchase on one occasion any Option or shares of Issuer Common Stock shall be reinstated in the event that Grantee has revoked its request for repurchase in accordance with the provisions of this Section 8, (ii) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (iii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause (ii) above, then Grantee's rights under this Section 8 shall terminate 12 months after such date of termination.

      (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) if applicable, the highest closing sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's
- --------  -------
assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

      (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

   9. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within three years of the date on which the Option first becomes exercisable, as expeditiously as possible prepare and file up to two registration statements under the Securities Act or other applicable law or regulation if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act or other applicable law or regulation of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided that, if the
                                                          -------- ----
managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to the first sentence of this Section 9 by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this

Agreement pursuant to Section 11 hereof. It is understood and agreed for purposes of this Section 9 that nothing contained in this Section 9 shall impair or limit the registration rights of the FDIC under Section 10(c) of the Preferred Stock Purchase Agreement.

   10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

   11. Division of Option. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   12. Rights Agreement. Issuer shall not approve or adopt, or propose the approval and adoption of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that (i) Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DTC Shares or (ii) while Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i), an Acquisition Transaction involving Issuer or any of its Subsidiaries, on the one hand, and Grantee or any of its Subsidiaries, on the other hand, is proposed, agreed to or consummated and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed by virtue of the fact that Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i) of this Section 12.

   13. Miscellaneous. (a) Expenses. Except as otherwise provided in Section 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein and the confidentiality agreement, dated January 9, 1993, between Grantee and Issuer (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement, dated January 9, 1993, between Issuer and Grantee, so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

      (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Massachusetts without regard to any applicable conflicts of law rules.

      (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Issuer to:

            New Dartmouth Bank
            1155 Elm Street
            Manchester, New Hampshire  03101
            Attention:  Chief Executive Officer
            Telecopier no.: (603) 666-4584


      with copies to:

            Nutler, McClennen & Fish
            One International Place
            Boston, Massachusetts  02110
            Attention:  John P. Driscoll, Jr., Esq.
                        Michael K. Krebs, Esq.
            Telecopier no.: (617) 973-9748


      If to Grantee to:

            Shawmut National Corporation
            777 Main Street
            Hartford, Connecticut  06115
            Attention:  Raymond A. Guenter, Esq.
            Telecopier no.: (203) 728-4205


      with a copy to:

            Skadden, Arps, Slate, Meagher & Flom
            919 Third Avenue
            New York, N.Y.  10022
            Attention:  William S. Rubenstein, Esq.
            Telecopier no.:  (212) 735-2000



      (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part to any person after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

      (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

      (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                   ISSUER

                                   by      /s/  Robert P. Keller
                                           ----------------------
                                   Name:   Robert P. Keller
                                   Title:  President and Chief Executive Officer


                                   GRANTEE

                                   by      /s/  Joel B. Alvord
                                           --------------------
                                   Name:   Joel B. Alvord
                                   Title:  Chairman of the Board
                                           and Chief Executive Officer

                                                                         ANNEX F



- --------------------------------------------------------------------------------

                              NEW DARTMOUTH BANK

                       Consolidated Financial Statements

                              As of June 30, 1993

                              and for the Period

                        July 1, 1992 to June 30, 1993

- --------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS


Price Waterhouse
160 Federal Street
Boston, MA 20110



To the Board of Directors and Stockholders of New Dartmouth Bank

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows, appearing on pages 24 through 45 of this report, present fairly, in all material respects, the financial position of New Dartmouth Bank and its subsidiaries at June 30, 1993 and 1992, and the results of their operations and their cash flows for the year ended June 30, 1993 and the period October 10, 1991 (date of commencement of operations) to June 30, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of New Dartmouth Bank; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse
August 10, 1993

New Dartmouth Bank


Index                                                   Page

Report of Independent Accountants                        23
Consolidated Balance Sheets                              24
Consolidated Statement of Operations                     25
Consolidated Statement of Change
   in Stockholders' Equity                               26
Consolidated Statement of Cash Flow                      27
Notes to Consolidated Financial Statements               28


New Dartmouth Bank
CONSOLIDATED BALANCE SHEETS

- -----------------------------------------------------------------------
                                              June 30,       June 30,
(In thousands, except per share data)           1993           1992
- -----------------------------------------------------------------------
     ASSETS

     Cash and due from banks                $    44,923     $   34,164
     Interest bearing deposits in
      other banks                                   499          8,880
     Federal funds sold                               0          7,200
     Securities purchased under
      agreements to resll                             0         34,000
     Securities held for sale                   363,261              0
     Securities held to maturity
      (market value $333,766 and
      $449,331 respectively)                    331,087        445,728
     Due from Federal Deposit
      Insurance Corporation                       6,893         33,334
     Mortgage loans held for sale                15,163          4,466
     Loans:
       Subject to FDIC Small Loan
        protection                              523,348        696,223
       Subject to FDIC "put" protection         285,206        389,568
       Other loans                              146,169         70,261
                                             ----------     ----------
         Gross loans                            954,723      1,156,052
       Less: Discount on loans acquired
        from the FDIC                            42,086         42,669
                                             ----------     ----------
         Gross loans net of discount on
          loans acquired from the FDIC          912,637      1,113,383
      Less: Allowance for possible loan
       losses                                    12,398         13,151
                                             ----------     ----------
         Net loans                              900,239      1,100,232
     Premises and equipment, net                  5,833          4,113
     Other real estate owned                      1,729          1,068
     Other assets                                30,869         30,123
                                             ----------     ----------

         Total assets                        $1,700,496     $1,703,308
                                             ==========     ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

     Liabilities:
       Deposits:
         Demand deposits                     $   70,780     $   61,819
         N.O.W. accounts                        146,443        142,613
         Money market accounts                  107,315        138,486
         Savings                                363,179        301,974
         Time deposits                          803,019        920,035
                                             ----------     ----------
         Total deposits                       1,490,736      1,564,927
       Short-term borrowed funds:
         Securities sold under agreements
          to repurchase                          31,808         10,940
         Other short-term borrowed funds              0            234
                                             ----------     ----------

         Total short-term borrowed funds         31,808         11,174
         Federal Home Loan Bank advances         50,000              0
                                             ----------     ----------
         Total borrowed funds                    81,808         11,174
       Other liabilities                         33,443         40,312
                                             ----------     ----------
         Total liabilities                    1,605,987      1,616,413
                                             ----------     ----------
     Commitments and contingent
      liabilities
     Stockholders' Equity:
       Preferred stock--$.01 par value,
        233,000 and 370,000 shares
        authorized 210,073 and 347,073
        shares issued and outstanding            18,794         31,050
       Common stock--$.01 par value,
        960,000 shares authorized 424,200
        shares issued and outstanding                 4              4
       Common surplus                            40,350         40,350
       Retained earnings                         33,788         15,491
       Unrealized gain on securities
        held for sale                             1,573              0
                                             ----------     ----------
        Total stockholders' equity               94,509         86,895
                                             ----------     ----------
        Total liabilities and
         stockholders' equity                $1,700,496     $1,703,308
                                             ==========     ==========

                            See accompanying notes

New Dartmouth Bank
CONSOLIDATED STATEMENTS OF OPERATIONS

- ------------------------------------------------------------------------------------------------------------------
                                                                                        For the Period
                                                                            --------------------------------------
                                                                            July 1, 1992          October 10, 1991
                                                                                  to                     to
(In thousands, except per share data)                                       June 30, 1993           June 30, 1992
- ------------------------------------------------------------------------------------------------------------------
Interest and loan fee income:
    Interest and fees on loans                                                   $ 95,309               $ 89,418
    Interest on securities held for sale                                            3,304                      0
    Interest on securities held to maturity                                        24,381                 10,556
    Interest on interest bearing deposits in other
        banks and federal funds sold                                                1,241                  2,678
    Interest on securities purchased under agreement to resell                        581                    442
    Dividends on Federal Home Loan Bank stock                                       1,098                    863
                                                                                 --------               --------

            Total interest and loan fee income                                    125,914                103,957
                                                                                 --------               --------
Interest expense:
    Interest on deposits                                                           55,588                 54,278
    Interest on securities sold under agreements to repurchase and
        other short-term borrowings                                                 1,048                    307
    Interest on Federal Home Loan Bank advances                                     2,178                      0
                                                                                 --------               --------

            Total interest expense                                                 58,814                 54,585
                                                                                 --------               --------
Net interest income                                                                67,100                 49,372
Provision for possible loan losses                                                 16,101                  3,216
                                                                                 --------               --------

Net interest income after provision for possible loan losses                       50,999                 46,156
                                                                                 --------               --------
Noninterest income:
    Fees for services to customers                                                  7,392                  5,614
    FDIC Small Loan protection payments                                            10,903                  2,216
    FDIC loan administration                                                            0                  2,976
    Gain on sales of securities, net                                                1,373                      9
    Other income                                                                    3,672                  2,194
                                                                                 --------               --------

            Total noninterest income                                               23,340                 13,009
                                                                                 --------               --------
Noninterest expense:
    Salaries and employee benefits                                                 17,985                 11,594
    Occupancy and equipment expense                                                 6,966                  5,948
    Data processing expense                                                         3,408                  2,071
    FDIC insurance assessment                                                       3,491                  2,602
    Printing and mailing                                                            1,879                  1,326
    Other expenses                                                                 10,083                  9,208
                                                                                 --------               --------

            Total noninterest expense                                              43,812                 32,749
                                                                                 --------               --------
Income before income taxes                                                         30,527                 26,416
Income tax expense                                                                 11,145                 10,925
                                                                                 --------               --------

Net income                                                                       $ 19,382               $ 15,491
                                                                                 ========               ========

Earnings per share:
    Primary                                                                      $  43.63               $  36.10
    Fully diluted                                                                   23.85                  17.77

Weighted average common shares outstanding:
    Primary                                                                       444,282                429,093
    Fully diluted                                                                 812,496                871,655

                            See accompanying notes

New Dartmouth Bank
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

- ------------------------------------------------------------------------------------------------------------------------------------
                                  Preferred Stock           Common Stock                            Net Unrealized       Total
                                  ---------------           ------------
(In thousands, except         Number of                Number of              Paid in   Retained   Gain on Securities  Stockholders'
 share data)                   Shares      Amount       Shares      Amount    Capital   Earnings      Held for Sale       Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at October 10, 1991   347,073    $ 31,050      424,200      $    4    $ 40,350  $       0  $                0  $    71,404

Net Income                                                                                 15,491                           15,491
                              -------    --------      -------      ------    --------   --------  ------------------  -----------
Balance at June 30, 1992      347,073      31,050      424,200           4      40,350     15,491                   0       86,895

Net Income                                                                                 19,382                           19,382
Preferred Stock redemption   (137,000)    (12,256)                                         (1,085)                         (13,341)
Net unrealized gain on
   securities held for
   sale, net of income taxes
   of $1,017                                                                                                    1,573        1,573
                              -------    --------      -------      ------    --------   --------  ------------------  -----------
Balance at June 30, 1993      210,073    $ 18,794      424,200      $    4    $ 40,350   $ 33,788  $            1,573  $    94,509
                              =======    ========      =======      ======    ========   ========  ==================  ===========

                             See accompanying notes

New Dartmouth Bank
CONSOLIDATED STATEMENTS OF CASH FLOWS

- --------------------------------------------------------------------------------
                                                        For the Period
                                                 -------------------------------
                                                 July 1, 1992   October 10, 1991
                                                       to              to
(In thousands, except per share data)            June 30, 1993   June 30, 1992
- --------------------------------------------------------------------------------
Cash flows from operating activities:
  Net Income                                      $     19,382   $      15,491
  Adjustments to reconcile net income to net
   cash provided by (used in)operating
   activities:
   Provision for possible loan losses                   16,101           3,216
   Amortization of premiums on securities                3,207             745
   (Gain) on sale of securities, net                    (1,373)             (9)
   (Increase) decrease in mortgage loans
    held for sale                                      (10,697)          3,725
   Loss on sale and disposal of premises and
    equipment                                              172               0
   Depreciation and amortization of premises
    and equipment                                          907             537
   Deferred tax expense (benefit)                         (844)          1,492
   Decrease in accrued interest payable                   (201)         (3,271)
   Decrease in accrued interest receivable               2,154             294
   Decrease (increase) in due from FDIC                 26,441         (30,927)
   Other, net                                           (9,741)         (6,531)
                                                  ------------    ------------
      Net cash provided by (used in)
       operating activities                             45,508         (15,238)
                                                  ------------    ------------

Cash flows from investing activities:
  Proceeds from maturities of securities               683,072         277,245
  Proceeds from sales of securities                    689,930          11,453
  Purchases of securities                           (1,620,866)       (518,535)
  Decrease (increase) in securities
   purchased under agreements to resell                 34,000         (34,000)
  Decrease in loans, net                               127,185         157,817
  Proceeds from loans "put" to FDIC                     56,707         123,200
  Purchases of premises and equipment                   (3,275)         (4,108)
  Proceeds from sales of premises and
   equipment                                               476               0
  Premium received from FDIC for
   acquisition                                               0           4,500
  Net cash received from banking
   institution acquired                                      0          53,939
  Net increase in other real estate owned                 (661)              0
                                                  ------------    ------------
      Net cash provided by (used in)
       investing activities                            (33,432)         71,511
                                                  ------------    ------------
Cash flows from financing activities:
  Net increase in demand deposits, N.O.W.,
   money market, and savings accounts                   42,825          65,340
  Net decrease in time deposits                       (117,016)       (672,463)
  Increase in short-term borrowed funds                 20,634           4,145
  Increase in Federal Home Loan Bank
   advances                                             50,000               0
  Preferred stock redemptions                          (13,341)              0
                                                  ------------    ------------

      Net cash used in financing activities            (16,898)       (602,978)
                                                  ------------    ------------
      Decrease in cash and cash equivalents             (4,822)       (546,705)
      Cash and cash equivalents at
       beginning of period                              50,244         596,949
                                                  ------------    ------------

Cash and cash equivalents at end of period       $      45,422   $      50,244
                                                  ============    ============
  Supplemental disclosure of cash flow
   information:
  Cash paid during the period for:
    Interest expense                             $      59,015   $      57,856
    Income taxes                                         9,736           7,618

On June 26, 1992, New Dartmouth acquired
 certain assets and assumed certain
 liabilities of the failed Somersworth
 Bank from the FDIC as follows:
  Assets acquired net of cash and cash
   equivalents received                                          $      48,700
  Cash and cash equivalents received (net
   of premium received)                                                 54,000
  Premium paid by the FDIC in New Dartmouth                              4,500
  Liabilities assumed                                                  102,700


                            See accompanying notes

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION OF NEW DARTMOUTH

   New Dartmouth Bank ("New Dartmouth") is a New Hampshire chartered guaranty savings bank that was formed to acquired certain assets and assume certain liabilities, as of the close of business on October 10, 1991 (the "Acquisition Date"), from the Federal Deposit Insurance Corporation (the "FDIC"), as Receiver of the failed Dartmouth Bank, New Hampshire Savings Bank and Numerica Savings Bank, FSB (collectively, the "Failed Banks"). New Dartmouth was initially capitalized through the sale of $40.4 million of common stock to accredited investors and $31.0 million of non-voting, convertible, redeemable perpetual preferred stock ("Preferred Stock") to the FDIC.

   Simultaneous with New Dartmouth's capitalization and the FDIC's appointment as Receiver, New Dartmouth entered into three Purchase and Assumption Agreements (collectively, the "1991 P&A Agreements") with the FDIC as Receiver of the Failed Banks. Under the terms of the Agreements, New Dartmouth acquired from the FDIC $1.7 billion in certain assets and assumed $2.1 billion in deposits of the Failed Banks (collectively, the "1991 P&A Transaction"). The FDIC paid New Dartmouth $55.3 million to complete the transaction in addition to a payment of $400.8 million to New Dartmouth for the assumption of net liabilities. Included in the assets acquired were $1.4 billion of loans.

   Pursuant to the Agreements, New Dartmouth acquired Consulting Systems and Management Corporation ("CSM"), National Mortgage Company, Inc. ("NMC") and United Savers Acceptance Corporation ("USAC"), all non-bank subsidiaries of the Failed Banks. CSM, a data processing subsidiary, ceased active operations in March 1992. USAC and NMC are currently engaged in servicing portfolios of automobile and residential real estate loans, respectively, that were sold into the secondary market.

         In connection with the 1991 P&A TRansaction, the FDIC provided the following assistance:

         (a) the FDIC transferred an allowance for possible loan losses of 1.25% of the book value of all acquired loans to New Dartmouth;

         (b) the FDIC agreed to repurchase at book value, including up to 90 days accrued interest, subject to certain limitations, all loans, other than Small Loans, which become adversely credit classified within three years after the Acquisition Date ("Puts");

         (c) the FDIC agreed to share losses on certain small residential mortgage and consumer loans for the three-year period following the Acquisition Date by assuming 90% of amounts charged-off each quarter in excess of 0.0875% and 0.25% of the respective loan balances outstanding at the beginning of each quarter, and to reimburse New Dartmouth for up to 90 days accrued interest on such loans;

         (d) the FDIC agreed to reacquire, during the 180-day period following the Acquisition Date, certain assets with material defects in title which may impair collectibility; and

         (e) the FDIC agreed to indemnify New Dartmouth with respect to certain other matters.

   Putable loans are loans on the books of the Failed Banks as of the Acquisition Date which are other than Small Loans (defined below). Loans "put" to the FDIC during the period October 10, 1992 through October 9, 1993 are subject to a discount of 2% and loans "put" to the FDIC during the period October 10, 1993 through October 10, 1994 are subject to a discount of 4%.
Small Loans are defined as consumer loans (including advances on home equity lines of credit) and residential mortgage loans (i.e., loans secured by mortgages on one to four family residential properties or by stock of cooperative housing associations) having a book balance as of the Acquisition Date of not more than $100,000 and $191,250, respectively. Amounts due from the FDIC under the Small Loan loss protection and "put" provisions are classified as Due from FDIC.

   Under the 1991 P&A Agreements, on the Acquisition Date all classified loans, charged-off loans and other real estate owned of the Failed Banks were transferred to an FDIC-owned special asset pool ("the

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pool"). The Pool was serviced by New Dartmouth until March 9, 1992, as required under the terms of the 1991 P&A Agreements. Total fees received by New Dartmouth under this arrangement were $3.0 million and are included in interest income.

2. MERGER WITH SHAWMUT NATIONAL CORPORATION

    On March 23, 1993, New Dartmouth entered into an Agreement and Plan of Merger (the "Merger Agreement") with Shawmut National Corporation ("SNC") pursuant to which SNC will acquire New Dartmouth through the merger (the "Merger") of New Dartmouth with a wholly owned subsidiary of SNC. Upon consummation of the Merger, New Dartmouth stockholders will become stockholders of SNC and will receive a number of shares of SNC Common Stock in exchange for each share of New Dartmouth Common Stock as shall be equal to the exchange ratio.

    Upon consummation of the Merger, each issued and outstanding share of New Dartmouth Common Stock will be converted into the right to receive a number of shares of SNC Common Stock equal to the quotient obtained by dividing (i) $310 by (ii) the Average Closing Price (the average of the daily closing price of SNC Common Stock for the fifteen consecutive trading days prior to the Merger), provided that if the Average Closing Price is (x) less than $19.975, then the Average Closing Price will be deemed to be $19.975 and the Exchange Ratio will be 15.519, unless waived by SNC and (y) greater than $27.025, then the Average Closing Price will be deemed to be $27.025 and the Exchange Ratio will be 11.471, unless waived by New Dartmouth.

    As a condition to SNC's merger proposal, New Dartmouth and SNC entered into a Stock Option Agreement pursuant to which New Dartmouth granted SNC an option to purchase up to 74,275 shares of New Dartmouth Common Stock, or 14.9% of the issued and outstanding shares of such common stock at March 31, 1993, at an exercise price of $310 per share. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Stock Option Agreement may discourage persons who might now or prior to the Merger be interested in acquiring New Dartmouth from considering such an acquisition, even if such persons were prepared to pay a higher price per share for New Dartmouth Common Stock than the price per share implicit in the Exchange Ratio. The option is exercisable only upon the occurrence of the following events: (a) a material breach by New Dartmouth of any of its covenants and agreements contained in the Merger Agreement; (b) New Dartmouth fails to publicly oppose a tender offer or an exchange offer to purchase shares of New Dartmouth Common Stock; (c) any person shall have acquired beneficial ownership or any group shall have been formed which beneficially owns, or has the right to acquire beneficial ownership, of 10% of the outstanding shares of New Dartmouth Common Stock; (d) any person who, as of March 23, 1993, owns or controls 10% or more of the outstanding shares of New Dartmouth Commomm Stock shall have acquired an additional 2% or more of New Dartmouth Common Stock; (e) New Dartmouth Stockholders shall not have approved the Merger Agreement at the Special Meeting, or the Special Meeting shall have been cancelled prior to the abandonment of the Merger Agreement, in each case after it shall have been publicly announced that another person shall have (i) made, or disclosed an intention to make, a proposal to acquire New Dartmouth or (ii) filed an application under the Bank Holding Company Act or the Change in Bank Control Act of 1978, for approval to acquire New Dartmouth; or (f) New Dartmouth's Board of Directors shall not have recommended to New Dartmouth Stockholders that such stockholders vote in favor of the Merger.

    The Merger is expected to qualify as tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Service Code.

    Holders of New Dartmouth Common Stock and Preferred Stock will be asked to vote on the Merger at a Special Meeting of Stockholders to be held on August 26, 1993, New Hampshire law requires the affirmative approval of the holders of 66 2/3% of all of the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, in order to obtain the permission of the Bank Commissioner of the State of New Hampshire to consummate the Merger. In addition, New Dartmouth's Articles of Agreement separately require that the Merger be approved by the holders of a majority of the

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

outstanding shares of New Dartmouth Common Stock.

     The Merger is subject to prior approval by (i) the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, (ii) the FDIC under the Bank Merger Act, (iii) the Board of Trust Company Incorporation of the State of New Hampshire, (iv) the Board of Bank Incorporation of the Commonwealth of Massachusetts, and (v) the Bank Commissioner of the State of New Hampshire. The Merger will not be consummated unless all of the requisite regulatory approvals for such transactions are obtained without the imposition of any condition or requirement that, in the reasonable opinion of SNC, would so materially adversely affect the economic or business benefits to SNC of the Merger as to render consummation of the Merger inadvisable. Applications have been submitted to each of the respective regulatory agencies.

    New Dartmouth and SNC expect the Merger will occur prior to December 31, 1993.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    New Dartmouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles and prevailing practices within the banking industry.

    Certain amounts in the 1992 financial statements have been reclassified to conform with the 1993 presentation.

Basis of Financial Statement Presentation
- -----------------------------------------

    The consolidated financial statements include the accounts of New Dartmouth and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated. The financial statements reflect all adjustments which are, in the opinion of management, necessary to state fairly the results of operations for the periods presented. The acquisition of The Somersworth Bank on June 26, 1992 (the "Somersworth Transaction") has been accounted for as a purchase and the accompanying consolidated financial statements include the results of operations from the date of acquisition.

Cash and Cash Equivalents
- -------------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest bearing deposits in other banks and federal funds sold.

Securities
- ----------

    During 1993, as a result of changing industry practice and management's evaluation of the investment securities portfolio, New Dartmouth segregated its investment portfolio into securities held to maturity and those held for sale. Securities held for sale are to be held for an indefinite period of time and can be used for asset/liability management and may be sold in response to changes in interest rates, prepayment risk or other factors.

    In May 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 requires that debt and equity securities be classified as trading, available for sale or held to maturity. Securities classified as trading are reported at fair value with unrealized gains and losses included in income. Securities classified as held for sale are reported at fair value with unrealized gains and losses included as a separate component of stockholders' equity. Securities classified as held to maturity are reported at amortized cost. In order to classify securities as held to maturity, management must have the positive intent and ability to hold securities to maturity.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    New Dartmouth adopted FAS 115 effective June 30, 1993 and on June 30, 1993 recorded a total unrealized gain of $2.6 million ($1.6 million, net of tax) as a separate component of stockholders' equity.

    Gains or losses on sales of securities are computed on a specific identification method.

Loans
- -----

    Loans are stated at principal outstanding net of unearned income with the exception of mortgages held for sale which are carried at the lower of aggregate cost or market. Interest income on loans is recognized on an accrual basis based on the principal amount outstanding. Unearned income on loans made or purchased at a discount and loan related fees are recognized in interest income over the lives of the loans using a method that results in a level yield.

    When a loan, other than a credit card or student loan, reaches 90 days past due for principal or interest, it is placed on non-accrual status and interest accrued is reversed and charged against current year interest income. Collections on non-accrual loans which are not subject to the FDIC protection are applied as either a reduction of principal or interest income depending upon management's assessment of the ultimate collectibility of principal. Loans are removed from non-accrual status when they become current as to principal and interest and when, in the opinion of management, the loans are estimated to be fully collectible on a timely basis as to principal and interest.

    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). Among other things, FAS 114 requires that impairments of loans due to uncollectibility of principal and interest be measured based upon the present value of probable and estimable future cash flows. Previously, measurement of such impairments was on an undiscounted basis. FAS 114 is effective for fiscal years beginning after December 15, 1994. Generally, the impact of FAS 114 will be to increase loan losses and, because of the effects of discounting, provide future interest income on impaired loans. Had FAS 114 been adopted at June 30, 1993, management believes that it would not have had a material effect on New Dartmouth's financial position and results of operations.

    On October 10, 1991, New Dartmouth allocated approximately $39.0 million of the federal financial assistance it received from the FDIC as part of the 1991 P&A Transaction as a discount against the acquired loan portfolio representing New Dartmouth's estimate of potential future losses in excess of the protection provided by the FDIC. On June 26, 1992, New Dartmouth allocated approximately $3.6 million of the federal financial assistance it received from the FDIC as part of the Somersworth Transaction as a discount against the acquired loan portfolio representing New Dartmouth's estimate of potential future losses. These discounts were not accreted into interest income in Fiscal 1993 or 1992.

Allowance for Possible Loan Losses
- ----------------------------------

    An allowance for possible loan losses is established for the absorption of potential losses on loans through charges to current expense. Loan losses are charged against this allowance for possible loans losses and subsequent recoveries are added to it. Small Loan protection payments received from the FDIC are recorded as noninterest income and offset by a corresponding provision for possible loan losses.

    The amount and adequacy of this allowance is determined by management and is based on several factors, including, but not limited to, a review and evaluation of specific loans, the overall quality, growth and composition of the loan portfolio, an evaluation of present and anticipated economic conditions and other pertinent factors. While management considers the allowance for possible loan losses to be adequate to provide for losses inherent in the portfolios, it should be noted that it is based on estimated and ultimate losses may vary from the estimates if future conditions differ substantially from the assumptions used in making the evaluation. It is possible that future events may result in additional charge-offs and changes in the level of the allowance for possible loan losses and the level of non-performing loans. Further, various regulatory agencies, as an integral part of their examination process, periodically review New Dartmouth's

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

allowance for possible loan losses. Such agencies may require New Dartmouth to recognize additional provisions to the allowance for possible loan losses based on judgments different from those of management.

Premises and Equipment
- ----------------------

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense using the straight-line method over the estimated useful life of each asset. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of major additions and improvements are capitalized. Amortization of leasehold improvements on leased facilities is charged to expense using the straight-line method over the shorter of the useful life of the asset or the term of the lease. Upon retirement or disposition, the cost and accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is credited to or charged against income.

Other Real Estate Owned
- -----------------------

    Other real estate owned is comprised of the foreclosed properties for which New Dartmouth has received title. The properties are recorded at the lower of the remaining principal balance of the foreclosed loan or estimated fair market value. Estimated fair market value is determined on the basis of an appraisal at the time of foreclosure. The difference between the principal balance and the estimated fair value of the loan at the time of foreclosure is charged against the allowance for possible loan losses. Any subsequent write-down, related to loans that originally qualified for Small Loan loss protection, resulting from an excess of the carrying value over the fair market value is subject to reimbursement by the FDIC under the Small Loan Loss Protection provisions of the 1991 P&A Agreement. Any subsequent write-down, related to loans originated or acquired after October 10, 1991, resulting from an excess of the carrying value over the fair market value is charged to expense.

Income Taxes
- ------------

    Income taxes are provided at the statutory federal and state income tax rates on income and unrealized gains or losses on securities held for sale as reported in the accompanying financial statements. Deferred taxes are provided as a result of the recognition of certain income and expense items in different time periods for financial and income tax purposes.

    New Dartmouth adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" ("FAS 109"), effective October 10, 1991. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

Earnings Per Share
- ------------------

    Primary earnings per share is determined on the basis of the weighted average number of shares of common stock outstanding after giving effect to dilutive stock options and warrants.

    Fully diluted earnings per share reflects both the effect of dilutive stock options and warrants and the dilutive effect of conversion of each share of preferred stock into 1.25 shares of common stock (the maximum conversion ratio applicable for the preferred stock).

Fair Value of Financial Instruments
- -----------------------------------

    New Dartmouth implemented Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", ("FAS 107") for the year ended June 30, 1993, which requires

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

New Dartmouth to disclose the fair value of its financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in New Dartmouth's balance sheet are cash, federal funds sold, debt and equity securities, loans, demand, savings and other interest-bearing deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances. Examples of financial instruments which are not included in New Dartmouth's balance sheet are commitments to extend credit, standby letters of credit and loans sold with recourse. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in forced sale or liquidation and is best evidenced by a quoted market price if one exists.

     FAS 107 requires the fair value of deposit liabilities with no stated maturity, such as demand deposits, N.O.W. and money market accounts, to equal the carrying value of these financial instruments and, therefore, does not allow for the recognition of the inherent value of these core deposit relationships.

     New Dartmouth has estimated fair value based on quoted market prices where available. In cases where quoted market prices were not available, fair values were based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques. Each of these alternative valuation techniques utilizes assumptions which are highly subjective and judgmental in nature. Subjective factors include, among other things, estimates of cash flows, the timing of cash flows, risk and credit quality characteristics and interest rates. Accordingly, the results may not be precise and modifying the assumptions may significantly affect the values derived. In addition, fair values established utilizing alternative valuation techniques may or may not be substantiated by comparison with independent markets. Further, fair value may or may not be realized if a significant portion of the financial instruments were sold in a bulk transaction. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows.
Furthermore, the fair value disclosed should not be interpreted as the aggregate current value of New Dartmouth.

     The methodology and assumptions utilized to estimate the fair value of New Dartmouth's financial instruments, not previously discussed in the policy statements above, are described below.

     Financial instruments with fair value approximate to carrying value -- The carrying value of cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities sold under agreement to repurchase, demand deposits, savings, N.O.W. and money market deposits, and accrued interest income and expense approximate fair value due to the short-term nature of these financial instruments.

     Securities -- The fair value of securities held for sale and securities held to maturity was derived based on quoted market prices.

     Loans -- The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The carrying value of loans maturing or repricing within 90 days was estimated to approximate fair value due to the short-term characteristics of these loans. The fair value of performing loans was estimated by discounting expected future cash flows utilizing appropriate discount rates. Prepayments were not anticipated for either fixed-rate or variable-rate loans. The fair value of non-accruing loans was estimated by discounting expected future cash flows utilizing appropriate discount rates, commensurate with a portfolio of non-accruing loans. As appropriate, the fair values reflect the FDIC loss protection. The fair value of loans was approximately $928.4 million at June 30, 1993 compared to a carrying value of $900.2 million.

     Deposits -- The fair value of deposits with fixed maturities was estimated by discounting expected future cash flows utilizing interest rates currently being offered on deposits with similar characteristics and maturities. The fair value of these deposits was approximately $811.2 million at June 30, 1993 compared to a carrying value of $803.0 million.

New Dartmouth Bank

   Federal Home Loan Bank Advances - The fair value of Federal Home Loan Bank advances was estimated by discounting expected future cash flows utilizing interest rates currently being offered on advances with similar characteristics and maturities. The fair value of these advances was approximately $50.7 million at June 30, 1993 compared to a carrying value of $50.0 million.

   Off-balance sheet financial instruments - The fair value of commitments to extend credit and standby letters of credit was determined based on the dis-counted value of fees currently charged for similar agreements and was not significant. The fair value of New Dartmouth's recourse obligations was not significant due to FDIC credit protection.

4. SOMERSWORTH ACQUISITION

   On June 26, 1992, New Dartmouth and the FDIC, as Receiver for The Somers-worth Bank, Somersworth, New Hampshire ("Somersworth"), entered into a Purchase and Assumption Agreement (the "Somersworth Agreement"), whereby New Dartmouth assumed Somersworth's deposits totaling approximately $101.6 million and purchased certain assets totaling approximately $54.0 million. New Dartmouth accounted for the Somersworth transaction under the purchase method of accounting. New Dartmouth's June 30, 1992 financial statements include Somersworth's results of operations since the date of acquisition.

   Under the terms of the Somersworth Agreement, the FDIC retained Somersworth's initial pool of classified assets and paid New Dartmouth $4.5 million to complete the transaction in addition to a payment of $48.7 million to New Dartmouth for the assumption of net liabilities. The FDIC is not providing New Dartmouth with loan loss protection with respect to the acquired loans. New Dartmouth allocated approximately $3.6 million of the federal financial assistance received from the FDIC as a discount against the acquired loan portfolio.

   In fiscal 1993, New Dartmouth returned to the FDIC approximately $6.6 million, of the loans acquired as part of the Somersworth Transaction ($6.0 million net of discount). These loans should have been retained by the FDIC under the terms of the Somersworth Agreement.

5. CASH AND DUE FROM BANKS

   New Dartmouth is required by the Federal Reserve Bank of Boston to maintain average balances in the form of cash or noninterest bearing deposits. Reserve balances of $16.7 million at June 30, 1993 were maintained in accordance with these requirements compared to reserve balances of $11.0 million at June 30, 1992.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. SECURITIES

     A summary of the amortized cost and market value of the securities held for sale portfolio at June 30, 1993 is as follows:

- --------------------------------------------------------------------------------
                                              Gross        Gross
June 30, 1993                  Amortized    Unrealized   Unrealized   Market
(In thousands)                   Cost         Gains        Losses      Value
- --------------------------------------------------------------------------------
U.S. Government and federal
 agency obligations            $ 213,196    $      10    $       2    $ 213,204
Collateralized mortgage
 obligations                      55,210          290          152       55,348
Mortgage-backed securities        92,265        2,453            9       94,709
                               ---------    ---------    ---------    ---------
    Total securities held
     for sale                  $ 360,671    $   2,753    $     163    $ 363,261
                               =========    =========    =========    =========

     Securities held for sale with a market value of $34.4 million were pledged to secure funds on deposit and Federal Home Loan Bank advances.

     A summary of the amortized cost and market value of securities held to maturity at June 30, 1993 is as follows:

- --------------------------------------------------------------------------------
                                              Gross        Gross
June 30, 1993                  Amortized    Unrealized   Unrealized   Market
(In thousands)                   Cost         Gains        Losses      Value
- --------------------------------------------------------------------------------
U.S. Government and federal
 agency obligations            $  76,587    $   1,334    $       0    $  77,921
Obligations of state and
 political subdivisions            8,168            0            0        8,168
Collateralized mortgage
 obligations                     201,381        1,309          308      202,382
Mortgage-backed securities        30,019          335            8       30,346
Other                                 55           17            0           72
                               ---------    ---------    ---------    ---------

    Total debt securities        316,210        2,995          316      318,889
Federal Home Loan Bank stock      14,877            0            0       14,877
                               ---------    ---------    ---------    ---------
    Total securities held
     to maturity               $ 331,087    $   2,995    $     316    $ 333,766
                               =========    =========    =========    =========

     Securities held to maturity with an amortized cost of $102.4 million were pledged to secure funds on deposit, short-term borrowings, and Federal Home Loan Bank advances.

     Proceeds from sales of securities were $689.9 million for the year ended June 30, 1993. Gross gains of $2.4 million and gross losses of $1.0 million were realized on those sales.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    A summary of the amortized cost and market value of securities at June 30, 1992 is as follows:

- --------------------------------------------------------------------------------
                                             Gross         Gross
June 30, 1994                 Amortized    Unrealized    Unrealized   Market
(In thousands)                   Cost        Gains         Losses     Value
- --------------------------------------------------------------------------------
U.S. Government and federal
 agency obligations           $ 211,441    $   1,930     $     38     $ 213,333
Obligations of state and
 political subdivisions           2,938            0            0         2,938
Collateralized mortgage
 obligations                     95,951          628          210        96,369
Mortgage-backed securities      108,090        1,301           23       109,368
Other                            12,431           40           25        12,446
                              ---------    ---------     --------     ---------

  Total debt securities         430,851        3,899          296       434,454
Federal Home Loan Bank stock     14,877            0            0        14,877
                              ---------    ---------     --------     ---------
  Total securities held
   to maturity                $ 445,728    $   3,899     $    296     $ 449,331
                              =========    =========     ========     =========

  Investment securities with an amortized cost of $39.2 million were pledged to secure funds on deposit and short-term borrowings at June 30, 1992. Proceeds from the sales of investments were $5.4 million during the period October 10, 1991 to June 30, 1992. Gross gains of $15,000 and gross losses of $7,000 were realized on those sales. Proceeds from sales of mortgage-backed securities were $6.0 million during the period and gross gains of $1,000 were realized on those sales.

  The amortized cost and market value of debt securities at June 30, 1993, by contractual maturity, are summarized below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

- ------------------------------------------------------------------------------------------------------------------------
                                            Securities held for sale                    Securities held to maturity
                                    ---------------------------------------     ----------------------------------------
June 30, 1993                        Amortized        Market                     Amortized           Market
(In thousands)                         Cost           Value       Yield            Cost              Value        Yield
- ------------------------------------------------------------------------------------------------------------------------
Due in one year or less              $ 163,165         $ 163,175   3.22%          $   40,033          $  40,547    6.38%
Due after one year through five years   50,031            50,029   4.69               41,749             42,490    5.50
Due after five years through
  ten years                                  0                 0   0.00                1,636              1,732    8.70
Due after ten years                          0                 0   0.00                1,392              1,392    7.36
                                     ---------        ----------   -----          ----------          ---------    -----

    Total                              213,196           213,204   3.56               84,810             86,161    6.01

Collateralized mortgage obligations     55,210            55,348   5.39              201,381            202,382    5.39
Mortgage-backed securities              92,265            94,709   5.44               30,019             30,346    5.34
                                     ---------        ----------   -----          ----------          ---------    -----

    Total                            $ 360,671        $  363,261   4.33%          $  316,210          $ 318,889    5.55%
                                     =========        ==========   =====          ==========          =========    =====


                                     F-15

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. LOANS AND LOAN COMMITMENTS

    The following tables summarize New Dartmouth's outstanding loan portfolio:

- --------------------------------------------------------------------------------
June 30, 1993            Loans subject to FDIC protection
                         --------------------------------
(In thousands)            Small Loan      "Put"      Other loans    Total loans
- --------------------------------------------------------------------------------
Residential real estate   $ 466,251     $  33,339     $  49,277     $ 548,867
Consumer                     57,097           231        76,213       133,541
Commercial real estate            0       220,340         9,045       229,385
Commercial                        0        26,220        11,360        37,580
Construction                      0         5,076           274         5,350
                          ---------     ---------     ---------     ---------

  Gross loans               523,348       285,206       146,169       954,723
  Discount on loans          42,086             0             0        42,086
                          ---------     ---------     ---------     ---------

   Gross loans, net of
    discount on loans
    acquired from the
    FDIC                  $ 481,262     $ 285,206     $ 146,169     $ 912,637
                          =========     =========     =========     =========

- --------------------------------------------------------------------------------
June 30, 1992            Loans subject to FDIC protection
                         --------------------------------
(In thousands)            Small Loan      "Put"      Other loans    Total loans
- --------------------------------------------------------------------------------
Residential real estate   $ 566,674     $  44,352     $  47,357     $  658,383
Consumer                    129,549           307        14,114        143,970
Commercial real estate            0       300,449         6,955        307,404
Commercial                        0        34,029         1,835         35,864
Construction                      0        10,431             0         10,431
                          ---------     ---------     ---------     ----------

  Gross loans               696,223       389,568        70,261      1,156,052
  Discount on loans          42,669             0             0         42,669
                          ---------     ---------     ---------     ----------

  Gross loans, net of
   discount on loans
   acquired from the
   FDIC                   $ 653,554      $ 389,568     $  70,261    $1,113,383
                          =========      =========     =========    ==========

     The foregoing tables do not include any allocation of the $39.0 million discount on loans acquired from the FDIC pursuant to the 1991 P&A Agreements or the $3.6 million discount on loans acquired from the FDIC pursuant to the Somersworth Agreement. There was no accretion of these discounts from October 10, 1991 to June 30, 1993. The discount was adjusted, however, in connection with the return to the FDIC of certain loans acquired in the Somersworth Transaction. See Note 4 above.

     At June 30, 1993, New Dartmouth had $32.8 million of non-accrual loans and $0.9 million in loans 90 days past due and still accruing compared to $84.1 million and $1.2 million, respectively, at June 30, 1992. Interest income for the year ended June 30, 1993 relating to non-accrual loans would have been $2.5 million had these loans performed according to their original terms. Interest income actually recorded for the year ended June 30, 1993 was approximately $0.8 million. The FDIC will reimburse New Dartmouth up to 90 days of interest that would have been earned had these loans performed in accordance with their original terms. Amounts due from the FDIC at June 30, 1993, resulting from the Small Loan and "put" protection processes, were $6.5 million and $0.00, respectively, compared to $2.0 million and $28.5 million, respectively at June 30, 1992.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    The following table summarizes the loans "put" to the FDIC under the terms of the 1991 P&A Agreements for the periods indicated below:

- -----------------------------------------------------------------------------------------------------------------
                                                                                      For the Period
                                                                         ----------------------------------------
                                                                              July 1, 1992       October 10, 1991
                                                                                   to                   to
(In thousands)                                                               June 30, 1993         June 30, 1992
- -----------------------------------------------------------------------------------------------------------------
Loans "put" to the FDIC                                                      $     57,808          $      124,778
1.25% initial allowance and 2% discount for loans "put"
    to the FDIC during the period                                                   1,101                   1,578
                                                                              -----------           -------------

    FDIC reimbursement                                                       $     56,707          $      123,200
                                                                              ===========           =============

    The following table summarizes New Dartmouth's net charge-offs and the payments received from the FDIC under the Small Loan protection provisions of the 1991 P&A Agreements for the periods indicated:

- -----------------------------------------------------------------------------------------------------------------
                                                                                      For the Period
                                                                         ----------------------------------------
                                                                              July 1, 1992       October 10, 1991
                                                                                   to                   to
(In thousands)                                                               June 30, 1993         June 30, 1992
- -----------------------------------------------------------------------------------------------------------------
Small loan net charge-offs                                                    $    16,090           $       6,560
FDIC Small Loan protection payments                                                10,903                   2,216

    New Dartmouth considers its primary market area for lending and deposit activities to be the State of New Hampshire. Although New Dartmouth has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is reliant upon the economic stability of the area.

    In the normal course of business, New Dartmouth enters into commitments to lend to customers. These commitments are not recorded on the consolidated balance sheet. These off-balance sheet items include commitments to extend credit and standby letters of credit. Commitments to extend credit are contracts made by New Dartmouth to lend to a customer under specified conditions. Failure to satisfy these conditions by the customer would terminate New Dartmouth's obligation to lend. Generally, these commitments have fixed expiration dates and require the payment of fees. Due to the fixed expiration dates or other termination agreements, these commitments may not be drawn upon. Therefore, total commitments outstanding do not necessarily represent future cash outlays. The amount of collateral necessary is determined on an individual basis.

    Standby letters of credit are conditional commitments issued by New Dartmouth as a financial or performance guarantee of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in commitments to extend credit.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     The following table summarizes New Dartmouth's loan commitments to extend credit at June 30, 1993:

- --------------------------------------------------------------------------------
                                                        June 30,
(In thousands)                                            1993
- --------------------------------------------------------------------------------
Residential real estate                                $   24,802
Commercial real estate                                      1,380
Construction                                                  923
Commercial                                                  7,353
Consumer                                                   17,060
                                                       ----------
    Total                                              $   51,518
                                                       ==========

Standby Letters of Credit                              $      288
                                                       ==========

     At June 30, 1993, New Dartmouth had commitments to sell residential real estate loans totaling approximately $12.2 million. New Dartmouth and its subsidiary, NMC, also have recourse obligations as a result of certain loan sales by the Failed Banks or NMC prior to the Acquisition Date. These recourse obligations are subject to the same Small Loan protection provisions as loans held in the portfolio. At June 30, 1993, loans sold with recourse amounted to $144.1 million. At June 30, 1993, New Dartmouth and NMC were servicing a portfolio of $345.3 million of residential real estate loans compared to $301.5 million at June 30, 1992.

8. ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The following table summarizes the changes in the allowance for possible loan losses for the periods indicated:

- --------------------------------------------------------------------------------
                                                  For the Period
                                        ----------------------------------
                                        July 1, 1992      October 10, 1991
                                             to                   to
(In thousands)                          June 30, 1993      June 30, 1992
- --------------------------------------------------------------------------------
Balance at beginning of period          $     13,151      $     17,507
Provision charged to operations               16,101             3,216
Allowance for possible loan losses
 of acquired loans                                 0               566
                                        ------------      ------------
                                              29,252            21,289

Loans charged-off subject to Small
 Loan protection                             (17,588)           (6,866)
Other loans charged-off                         (189)                0
Recovery of loans subject to Small
 Loan protection                               1,498               306
Recovery of other loans                            8                 0
FDIC settlement adjustments                      518                 0
1.25% initial allowance and 2%
 discount for loans "put" to the
 FDIC after October 10, 1992                  (1,101)           (1,578)
                                        ------------      ------------

Balance at end of period                $     12,398      $     13,151
                                        ============      ============

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. PREMISES AND EQUIPMENT

    Premises and equipment consist of the following:

- -----------------------------------------------------------------------------------
                                                       June 30,          June 30,
(In thousands)                                           1993              1992
- -----------------------------------------------------------------------------------
Furniture and equipment                              $     3,710       $     4,643
Buildings and improvements                                 1,938                 7
Land                                                       1,442                 0
                                                     -----------       -----------

                                                           7,090             4,650
Less: accumulnted depreciation and amortization            1,257               537
                                                     -----------       -----------
Premises and equipment, net                          $     5,833       $     4,113
                                                     ===========       ===========

   Total depreciation expense for the year ended June 30, 1993 amounted to $907,000 compared to $537,000 for the period October 10, 1991 to June 30, 1992.

   The terms on operating leases range from one to ten years. Total rent expense was approximately $3.7 million for the period July 1, 1992 to June 30, 1993 compared to $3.3 million for the period October 10, 1991 to June 30, 1992. The future minimum lease payments under non-cancelable operating lease agreements with initial or remaining terms in excess of one year as follows:

- --------------------------------------------------------------------------------
                                                          June 30,
(In thousands)                                              1993
- --------------------------------------------------------------------------------
1994                                                    $      2,190
1995                                                           2,143
1996                                                           2,101
1997                                                           2,042
1998                                                             939
Thereafter                                                     2,271
                                                        ------------
Total minimum obligations                               $     11,686
                                                        ============

10. DEPOSITS

    Time deposits of $100,000 or more totaled $44.2 million at June 30, 1993 compared to $49.5 million at June 30, 1992. Interest expense incurred on these deposits was $2.0 million for the year ended June 30, 1993 compared to $1.1 million for the period October 10, 1991 to June 30, 1992.

11. SHORT-TERM BORROWED FUNDS

    A summary of short-term borrowed funds at June 30, 1993 follows:

- --------------------------------------------------------------------------------------------------
                                                                             1993
                                                          ----------------------------------------
                                                                           Weighted      Maximum
                                         June 30, 1993          Average     Average     Month-end
                                      -------------------
(In thousands)                          Balance     Rate        Balance      Rate        Balance
- --------------------------------------------------------------------------------------------------
Securities sold under agreements
     to repurchase                    $    31,808   3.39%     $    30,469    3.44%     $    44,061
                                      ===========   =====     ===========    =====     ===========

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     A summary of short-term borrowed funds at June 30, 1992 follows:


- ----------------------------------------------------------------------------------------------------
                                                                                 1992
                                                                 -----------------------------------
                                          June 30, 1992                        Weighted     Maximum
                                      ---------------------      Average       Average     Mouth-end
(In thousands)                        Balance          Rate      Balance        Rate        Balance
- ----------------------------------------------------------------------------------------------------
Securities sold under agreements
 to repurchase                        $ 10,940       4.22%       $  8,597       4.95%       $ 12,865
Treasury Tax & Loan note                   234       4.28               6       3.62             234
                                       -------       -----        -------       -----        -------

  Total                               $ 11,174       4.22%       $  8,603       4.95%       $ 13,099
                                       =======       =====        =======       =====        =======

   At June 30, 1993, $40.3 million of U.S. Treasury securities were pledged as collateral for securities sold under agreements to repurchase. At June 30, 1992, approximately $15.5 million of U.S. Treasury securities were pledged as collateral for securities sold under agreements to repurchase, and approximately $500,000 in other securities were pledged as collateral for the Treasury Tax and Loan note.

12.  FEDERAL HOME LOAN BANK ADVANCES

   As of June 30, 1993, New Dartmouth has the ability to borrow up to approximately $510.1 million, or 30% of its total assets, from the Federal Home Loan Bank of Boston ("FHLBB") with no restriction on the terms of maturity. At June 30, 1993, New Dartmouth had outstanding borrowings of $50.0 million with a weighted average interest rate of 5.38%. FHLBB advances are scheduled to mature as follows:

- --------------------------------------------------------------------------------
(in thousands)                          Balance                       Rate
- --------------------------------------------------------------------------------
  August, 19, 1994                      $25,000                       4.12%
  September 30, 2002                     25,000                       6.67%


   At June 30, 1993, mortgage-backed securities and collateralized mortgage obligations with a market value of $85.9 million were pledged as collateral for outstanding FHLBB advances and New Dartmouth's overnight credit line. New Dartmouth has the ability to repay its FHLBB advances prior to maturity. At June 30, 1993, the prepayment penalty on advances of $50.0 million amounted to approximately $700,000.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. INCOME TAXES

    The components of the provision for income taxes are as follows:

- --------------------------------------------------------------------------------------------------------------------------
                                                                                              For the Period
                                                                                   ---------------------------------------
(In thousands)                                                                     June 30, 1993             June 30, 1992
- --------------------------------------------------------------------------------------------------------------------------
Current tax expense:
    Federal                                                                        $      10,736             $       8,560
    State                                                                                  1,253                       873
                                                                                   -------------             -------------

                                                                                          11,989                     9,433
                                                                                   -------------             -------------
Deferred tax expense:
    Federal                                                                                 (672)                    1,486
    State                                                                                   (172)                        6
                                                                                   -------------             -------------

                                                                                            (844)                    1,492
                                                                                   -------------             -------------

    Tax expense on income                                                                 11,145                    10,925
    Deferred tax expense on unrealized gain included
        in stockholders' equity                                                            1,017                         0
                                                                                   -------------             -------------

    Total tax expense                                                              $      12,162             $      10,925
                                                                                   =============             =============

    Deferred tax liabilities (assets) are comprised of the following:

- --------------------------------------------------------------------------------------------------------------------------
                                                                                              For the Period
                                                                                   ---------------------------------------
                                                                                    July 1, 1992          October 10, 1991
                                                                                        to                       to
(In thousands)                                                                     June 30, 1993             June 30, 1992
- --------------------------------------------------------------------------------------------------------------------------
Excess of book over tax basis of assets required                                   $      10,246             $      15,908
Provision for possible loan losses                                                         9,771                     1,717
Unrealized gains included in stockholders' equity                                          1,017                         0
Other                                                                                        164                         0
                                                                                   -------------             -------------

    Gross deferred tax liabilities                                                        21,198                    17,625

Federal financial assistance                                                              (7,390)                  (12,196)
Loan discount accretion                                                                   (4,836)                   (3,343)
Other                                                                                     (1,319)                     (676)
                                                                                   -------------             -------------

    Gross deferred tax assets                                                            (13,545)                  (16,215)
                                                                                   -------------             -------------

    Deferred tax asset valuation allowance                                                 1,465                     1,465
                                                                                   -------------             -------------

    Net deferred tax liabilities                                                   $       9,118             $       2,875
                                                                                   =============             =============

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 34% to pretax income from continuing operations as a result of the following differences:

- --------------------------------------------------------------------------------
                                                               For the Period
                                                              October 10, 1991
                                       For the Year Ended            to
                                          June 30, 1993         June 30, 1992
                                       ------------------     ------------------
(In thousands)                         Amount     Percent     Amount     Percent
- --------------------------------------------------------------------------------
Tax expense at statutory rate         $ 10,379      34.0%     $  8,981    34.0%
Increase (decrease) in rates
 resulting from:
   State taxes, net of federal
    income tax benefit                     713       2.3           576     2.2
   Valuation allowance                       0       0.0         1,465     5.5
   Other -- net                              53       0.2           (97)   (0.3)
                                      --------      -----     ---------   -----
   Tax expense on income              $ 11,145      36.5%     $ 10,925    41.4%
                                      ========      =====     =========   =====


    On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. Among other things, the Act increases the corporate tax rate from 34 percent to 35 percent for corporations with taxable income in excess of $10 million. Management believes that the Act will not have a material effect on New Dartmouth.

14. COMMITMENTS AND CONTINGENCIES

    New Dartmouth and its subsidiaries are involved in a number of legal proceedings arising out of, and incidental to, their respective businesses. Management of New Dartmouth, based on its review with legal counsel of the merits of each of these proceedings, does not anticipate that any losses that may be incurred as a result of these legal proceedings would materially affect New Dartmouth's consolidated financial position.

    On October 31, 1991, New Dartmouth entered into a five year non-cancelable facilities management contract with a third-party vendor for its data and item processing services. Under the contract, the vendor provides the hardware, software and staff required to perform these services. New Dartmouth provides the vendor with suitable facilities. The minimum annual commitment under this contract is approximately $3.0 million. Items processed in excess of monthly base volumes are charged on a per item basis. Expenses under this contract for the twelve months ended June 30, 1993 amounted to $3.4 million.

15. STOCKHOLDER'S EQUITY

    New Dartmouth was initially capitalized through the issuance of $31.0 million of Preferred Stock to the FDIC and the sale of $40.4 million of common stock to private investors.

    On October 10, 1991, New Dartmouth issued 347,073 shares of non-voting, convertible, redeemable, preferred stock ("Preferred Stock") to the FDIC at a price of $89.46 per share. The shares of Preferred Stock are redeemable at New Dartmouth's option at a price that increases by approximately 7.2% per year for the first four years, by 22.1% in year five and by 12.6% per year thereafter. The redemption price increases quarterly. At June 30, 1993, the redemption price was $101.01 per share. The Preferred Stock is convertible into Common Stock beginning October 10, 1994 if held by, or immediately on transfer to, anyone other than the FDIC. The conversion ratio will be 1.00 share of Common Stock for 1.00 share of Preferred Stock in year four and will increase to 1.10 shares of Common Stock for 1.00 of Preferred Stock in year five and 1.25 shares of Common Stock for 1.00 share of Preferred Stock thereafter.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

   So long as the FDIC owns Preferred Stock that, assuming the full conversion thereof into Common Stock, constitutes at least 10% of the then outstanding common stock, New Dartmouth may not declare or pay dividends on any shares of its capital stock without the FDIC's prior consent. A holder of the Preferred Stock is entitled to receive dividends per share equal to dividends per share paid on common stock. There were no dividends declared or paid from October 10, 1991 to June 30, 1993.

   On January 25, 1993, New Dartmouth redeemed 112,000 shares of Preferred
Stock having an aggregate value of $10.9 million at a redemption price of $96.95 per share. On April 8, 1993, New Dartmouth redeemed an additional 25,000 shares, for $2.5 million at a redemption price of $99.28 per share. In May 1993, the New Hampshire Bank Commissioner approved a petition of the Board of Directors to redeem the remaining shares of Preferred Stock.

   On August 9, 1993, New Dartmouth notified the FDIC of its intention to redeem an additional 40,000 shares of its preferred stock outstanding for $4.1 million in August 1993.

   As a condition to SNC's merger proposal, New Dartmouth and SNC entered into a Stock Option Agreement dated March 23, 1993 pursuant to which New Dartmouth granted Shawmut National Corporation an option to purchase up to 74,275 shares of New Dartmouth Common Stock, at an exercise price of $310 per share. See Note 2 above.

16. WARRANTS AND STOCK OPTION PLAN

   New Dartmouth has adopted a management warrant plan and a stock option plan authorizing the granting of warrants and options to issue 47,133 shares of common stock to senior executives.

   Warrants for 11,783 shares were granted on October 10, 1991 at an initial price of $100.00 per share which escalates by 1.75% per quarter. These warrants vested in three installments over an eighteen month period and can be exercised during the lifetime of the employee. At June 30, 1993, the warrants for 11,783 shares were fully exercisable and the warrants had an exercise price of $112.91 per share.

   Warrants for 17,675 shares were granted on October 10, 1991 for which the exercise price is $109.06 per share. These warrants vest in three installments over a three year period and can be exercised during the lifetime of the employee. At June 30, 1993, warrants for 5,892 shares were fully exercisable.

   Options for 9,250 shares and 1,500 shares were granted on September 10, 1992 and December 17, 1993, respectively, at exercise prices of $129.82 and $149.83 per share, respectively. These options vest in equal installments on June 30, 1995, and June 30, 1997. Options are exercisable for a period of ten years from the date of the grant.

   There were 6,925 shares available for future grants under the stock option plan. The exercise price of the warrants and options approximated fair market value at the date of the grant. There were no warrants or options exercised for the year ended June 30, 1993 or for the period October 10, 1991 to June 30, 1992.

17. EMPLOYEE BENEFIT PLANS

   Defined Contribution Employee Savings and Retirement Plan. New Dartmouth maintains a defined contribution, tax qualified, employee savings and retirement plan (the "401(k) Plan") in which all employees of New Dartmouth working more than 1,000 hours per year are eligible to participate after completing 1,000 hours of service to New Dartmouth and attaining the age of 21. Participants are entitled to contribute between 1% and 15% of their salaries per year up to the federally prescribed maximum, which for 1992 is $8,728. Each year, New Dartmouth contributes to each participant's account an amount equal to 25% of the participant's contribution up to the first 4% of the participant's base salary. Each participant is immediately vested with respect to both the participant's respective contribution and New Dartmouth's contribution. New Dartmouth's contribution to the 401(k) plan for the period July,1 1992 to June 30, 1993 amounted to $67,303 compared to $32,600 for the period October 10, 1991 to June 30, 1992.

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

   Supplemental retirement arrangements. Effective October 10, 1991, New Dartmouth entered into a three-year Consulting Agreement with its Chairman. Pursuant to the terms of the Agreement, New Dartmouth is obligated to provide maximum annual retirement benefits up to 12% of the Chairman's base compensation. The supplemental retirement benefit accrues and vests annually at the rate of 4% per year over the three-year term of the Agreement. The supplemental retirement benefit will be payable monthly for ten years commencing on the earliest of (i) the termination of the Agreement, (ii) the Chairman's attainment of age 65, and (iii) the Chairman's death. Any retirement benefits remaining unpaid at the Chairman's death will be paid to his designated beneficiary.

   Pursuant to the terms of an Employment Agreement with its President and Chief Executive Officer, New Dartmouth is obligated to provide maximum annual retirement benefits through a non-qualified, unfunded arrangement of up to 45% of his Average Base Salary. The supplemental retirement benefit accrues and vests annually at the rate of 4% per year. The supplemental retirement benefit will be paid monthly for 10 years commencing upon (i) the later of his retirement date or age 65 or (ii) his death, if earlier. Any retirement benefits remaining unpaid at his death will be paid to his designated beneficiary.

   The expense incurred under the Supplemental Arrangements was $96,000 for the period July 1, 1992 to June 30, 1993 compared to $71,000 for the period
October 10, 1991 to June 30, 1992.

   Senior Management Incentive Program. New Dartmouth has a Senior Management Incentive Program for the benefit of eligible participants who hold positions of Vice President or above. Amounts eligible for distribution under the Senior Management Incentive Program are determined by the Board of Directors, at its sole discretion, based upon (i) a formula containing certain financial targets for New Dartmouth and (ii) the exercise of discretionary authority by New Dartmouth's President and Chief Executive Officer, based upon a participant's attainment of individual performance goals and objectives. New Dartmouth's discretionary contribution to 23 eligible participants under the Senior Management Incentive Program for the year ended June 30, 1993 amounted to $175,000 compared to $99,300 for the period October 10, 1991 to June 30, 1992.

   Profit Sharing Plan. New Dartmouth instituted a Profit Sharing Plan in January 1992 for the benefit of all employees in lieu of a pension plan. To be eligible to participate in the plan, an individual must be a full-time employee with a minimum of one year of service. New Dartmouth's annual contribution to the Profit Sharing Plan is determined by the Board of Directors, at its sole discretion, based on New Dartmouth's earnings performance for the year. The annual discretionary contribution is made to eligible participants based on a percentage of each participant's salary. New Dartmouth's contribution to the Profit Sharing Plan is deposited into a separate trust on behalf of the participants. The Profit Sharing Plan is intended to satisfy the requirements of a qualified retirement plan. New Dartmouth's discretionary contribution for the year ended June 30, 1993 amounted to $450,000, or 4% of eligible participants' base salaries compared to $216,700 for the period October 10, 1991 to June 30, 1992.

18. RELATED PARTIES

   It is New Dartmouth's practice that loans, other than credit card loans and overdraft protection, will not be granted to executive officers and directors. At June 30, 1993, loans and loan commitments to executive officers and directors aggregated $143,802 compared to $158,593 at June 30, 1992.

   On October 10, 1991, New Dartmouth entered into a Consulting Agreement with the Chairman of its Board of Directors. Pursuant to the terms of the agreement, he will serve as a non-executive Chairman of the Board of Directors. In such capacity, he performs such services for New Dartmouth as the Board of Directors, designates. The agreement expires on October 9, 1994 and provides for payments totaling $250,000 per year.

19. SUBSEQUENT EVENTS

    On November 15, 1993, the Federal Reserve Board, by 3 to 3 vote, failed to approve SNC's application to acquire New Dartmouth. Because SNC was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the proposed Merger, New Dartmouth was entitled to abandon the transaction under the terms of the Merger Agreement.

    On December 20, 1993, SNC and New Dartmouth agreed to amend the Merger Agreement to extend the deadline for completing the Merger to June 30, 1994. Pursuant to the terms of the Merger Agreement, as amended, each share of New Dartmouth Common Stock will be exchanged for shares of SNC Common Stock having a value equal to $310.95 plus 177% of New Dartmouth's net earnings per fully diluted share from October 1, 1993 through the closing date, subject to certain adjustments. For purposes of calculating the number of shares of SNC Common Stock to be exchanged for each share of New Dartmouth Common Stock, if the market price of SNC Common Stock prior to closing exceeds $23.14, the Exchange Ratio will be calculated as if the market price were $23.14. If the market price of SNC Common Stock is less than $17.11, then the Exchange Ratio will be calculated as if the market price were $17.11, unless SNC waives this provision.

                                                                         ANNEX G


                              NEW DARTMOUTH BANK

                       CONSOLIDATED FINANCIAL STATEMENTS

                             FOR THE PERIOD ENDED

                              SEPTEMBER 30, 1993

                                  (UNAUDITED)

                              NEW DARTMOUTH BANK

                                     INDEX

FINANCIAL STATEMENTS                                            Page
Consolidated Balance Sheet                                       1

Consolidated Statement of Operations                             2

Consolidated Statement of Cash Flows                             3

Consolidated Statement of changes in stockholders' equity        4

Notes to Consolidated Financial Statements                       5

- --------------------------------------------------------------------------------
New Dartmouth Bank
Consolidated Balance Sheets                            September 30,  June 30,
(In thousands, except per share data)                      1993         1993
- --------------------------------------------------------------------------------
Assets:
Cash and due from banks                                 $   46,176  $   44,923
Interest bearing deposits in other banks                         3         499
Securities held for sale                                   320,401     363,261
Securities held to maturity (market value $428,923,
  and $333,766 respectively)                               425,844     331,087
Due from Federal Deposit Insurance Corporation              11,600       6,893
Mortgage loans held for resale                              17,703      15,163
Loans:
  Subject to FDIC Small Loan protection                    484,336     523,348
  Subject to FDIC "put" protection                         255,495     285,206
  Other loans                                              186,514     146,169
                                                        ----------  ----------
    Gross loans                                            926,345     954,723
  Less: Discount on loans acquired from the FDIC            42,086      42,086
                                                        ----------  ----------

  Gross loans net of discount on loans acquired from
   the FDIC                                                884,259     912,637
  Less: Allowance for possible loan losses                  11,766      12,398
                                                        ----------  ----------

    Net loans                                              872,493     900,239
Premises and equipment, net                                  5,746       5,833
Other real estate owned                                      2,428       1,729
Other assets                                                32,819      30,869
                                                        ----------  ----------

    Total assets                                        $1,735,213  $1,700,496
                                                        ==========  ==========

Liabilities and Stockholders' Equity:
Deposits:
  Demand deposits                                       $   78,760  $   70,780
  N.O.W. accounts                                          152,970     146,443
  Money market accounts                                    103,799     107,315
  Regular savings                                          365,725     363,179
  Time deposits                                            802,681     803,019
                                                        ----------  ----------

    Total deposits                                       1,503,935   1,490,736

Securities sold under agreements to repurchase              40,296      31,808
Federal Home Loan Bank advances                             52,500      50,000
                                                        ----------  ----------
    Total borrowed funds                                    92,796      81,808
Other liabilities                                           44,402      33,443
                                                        ----------  ----------

    Total liabilities                                    1,641,133   1,605,987
                                                        ----------  ----------

Commitments and contingent liabilities
Stockholders' Equity:
  Preferred stock - $.01 par value, 193,000 and
    370,000 shares authorized, 170,073 and 210,073
    shares issued and outstanding                           15,215      18,794
  Common stock - $.01 par value, 960,000 shares
    authorized,
    424,200 shares issued and outstanding                        4           4
  Common surplus                                            40,350      40,350
  Retained earnings                                         37,992      33,788
  Unrealized gain on securities held for sale                  519       1,573
                                                        ----------  ----------

    Total stockholders' equity                              94,080      94,509
                                                        ----------  ----------

    Total liabilities and stockholders' equity          $1,735,213  $1,700,496
                                                        ==========  ==========


                            See accompanying notes

- ----------------------------------------------------------------------------------------
New Dartmouth Bank                                     Three Months     Three Months
Consolidated Statement of Operations                      Ended            Ended
(In thousands, except per share data)                  September 30,    September 30,
                                                           1993             1992
- ----------------------------------------------------------------------------------------
Interest and loan fee income:
   Interest and fees on loans                           $ 20,509         $ 26,087
   Interest on securities held for sale                    2,792                0
   Interest on securities held to maturity                 4,627            6,021
   Interest on interest bearing deposits in other
    banks and federal funds sold                             512              226
   Interest on securities purchased under
    agreement to resell                                        0              285
   Dividends on Federal Home Loan Bank stock                 304              295
                                                        --------         --------

   Total interest and loan fee income                     28,744           32,914

Interest expense:
   Interest on deposits                                   12,747           15,458
   Interest on securities sold under agreements to
    repurchase and other short term borrowings               380              143
   Interest on Federal Home Loan Bank advances               694              132
                                                        --------         --------

   Total interest expense                                 13,821           15,733

Net interest income                                       14,923           17,181
Provision for possible loan losses                         4,106            2,563
                                                        --------         --------

Net interest income after provision for
 possible loan losses                                     10,817           14,618

Noninterest income:
   Fees for services to customers                          1,819            1,860
   FDIC Small Loan protection payments                     3,506            1,300
   Other income                                              883              740
   Gain on sale of securities held for sale                1,074                0
                                                        --------         --------

   Total noninterest income                                7,282            3,900

Noninterest expense:
   Salaries and employee benefits                          4,350            4,690
   Occupancy and equipment expense                         1,759            1,701
   Data processing expenses                                  852              858
   FDIC assessment                                           823              874
   Mailing services                                          401              401
   Other operating expenses                                2,328            2,268
                                                        --------         --------

   Total noninterest expense                              10,513           10,792
                                                        --------         --------

Income before income taxes                                 7,586            7,726
Income taxes                                               2,864            2,774
                                                        --------         --------

Net income                                              $  4,722         $  4,952
                                                        ========         ========


Earnings per share:
   Primary                                                $10.57           $11.27
   Fully diluted                                            6.84             5.66

Weighted average common shares outstanding:
   Primary                                               446,579          439,480
   Fully diluted                                         690,149          874,146


                            See accompanying notes

- ---------------------------------------------------------------------------------------------------------------------
New Dartmouth Bank                                                          Three Months      Three Months
Consolidated Statements of Cash Flow                                            Ended             Ended
(In thousands)                                                              September 30,     September 30,
                                                                                 1993              1992
- ---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                               $     722         $   4,952
   Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
   Provision for possible loan losses                                           4,106             2,563
   Amortization (accretion) on securities held for sale, net                     (486)                0
   Amortization (accretion) on securities held to
     maturity, net                                                                604              (239)
   (Gain) on sale of securities held for sale                                  (1,074)                0
   Increase in mortgage loans held for sale                                    (2,540)           (4,405)

   Loss (gain) on sale and disposal of premises and equipment                       0               (11)
   Depreciation and amortization of premises and equipment                        303               150
   Decrease in accrued interest payable                                           (61)             (144)
   (Increase) decrease in accrued interest receivable                            (198)              988
   Decrease (increase) in due from FDIC                                        (4,707)           32,835
   Other, net                                                                   9,949            (8,868)
                                                                            ----------        ----------

     Net cash (used) provided by operating activities                          10,618            27,821
                                                                            ----------        ----------

Cash flows from investment activities:
   Proceeds from maturities of securities held for sale                       131,404                 0
   Proceeds from maturities of securities held to maturity                     52,433           102,508
   Proceeds from sales of securities held for sale                            647,417                 0
   Purchases of securities held for sale                                     (736,136)                0
   Purchases of securities held to maturity                                  (147,794)         (199,652)
   Decrease (increase) in securities purchased
     under agreements to resell                                                     0            24,000
   Decrease in loans, net                                                       3,661            44,378
   Proceeds from loans "put" to the FDIC                                       19,979            12,630
   Purchases of premises and equipment                                           (230)             (414)
   Proceeds from sales of premises and equipment                                   14               136
   Net increase in other real estate owned                                       (699)             (612)
                                                                            ----------        ----------

     Net cash used in investing activities                                    (29,951)          (17,026)
                                                                            ----------        ----------

Cash flows from financing activities:
   Net increase in demand deposits, N.O.W.,
     money market and savings accounts                                         13,537            17,549
   Net decrease in time deposits                                                 (338)          (57,586)
   Net increase in short-term borrowed funds                                    8,488             8,396
   Net increase in Federal Home Loan Bank advances                              2,500            50,000
   Preferred stock redemption                                                  (4,097)                0
                                                                            ----------        ----------

     Net cash provided by financing activities                                 20,090            18,359
                                                                            ----------        ----------

     Increase in cash and cash equivalents                                        757            29,154
     Cash and cash equivalents at beginning of period                          45,422            50,244
                                                                            ----------        ----------

     Cash and cash equivalents at end of period                             $  46,179         $  79,398
                                                                            ==========        ==========

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest expense                                                       $  13,882         $  15,877
     Income taxes                                                                   0             1,882


                            See accompanying notes

New Dartmouth Bank
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

- -----------------------------------------------------------------------------------------------------------------------------------

                                Preferred Stock          Common Stock
                                ---------------          ------------
                                                                                                   Net Unrealized
(In thousands,                Number of   Preferred  Number of     Common     Paid in   Retained   Gain on           Stocholders'
                                                                                                   Securities
except per share data)        Shares      Stock      Shares        Stock      Capital   Earnings   Held for Sale     Equity
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at July 1, 1992         347,073    $31,050    424,200      $ 4         $40,350   $15,491    $      0         $86,895

Net Income                                                                                 4,952           0           4,952
Preferred Stock Redemption                                                                                                 0
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1992   347,073    $31,050    424,200      $ 4         $40,350   $20,443    $      0         $91,847
===================================================================================================================================


Balance at July 1, 1993         210,073    $18,794    424,200      $ 4         $40,350   $33,788    $  1,573         $94,509

Net Income                                                                                 4,722                       4,722
Preferred Stock Redemption      (40,000)    (3,579)                                         (518)                     (4,097)
Net unrealized loss on
securities held for sale                                                                              (1,054)         (1,054)
- -----------------------------------------------------------------------------------------------------------------------------------


Balance at September 30, 1993   170,073    $15,215    424,200      $ 4         $40,350   $37,992    $    519         $94,080
===================================================================================================================================


                            See accompanying notes

New Dartmouth Bank
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MERGER

        On November 15, 1993, the Federal Reserve Board, by 3 to 3 vote, failed to approve Shawmut National Corporation's ("Shawmut") application to acquire New Dartmouth Bank ("New Dartmouth"). Because Shawmut was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the proposed Merger, New Dartmouth was entitled to abandon the transaction under the terms of the Merger Agreement.

        On December 20, 1993, Shawmut and New Dartmouth agreed to amend the Merger Agreement to extend the deadline for completing the Merger to June 30, 1994. Pursuant to the terms of the Merger Agreement, as amended, each share of New Dartmouth common stock will be exchanged for shares of Shawmut common stock having a value equal to $310.95 plus 177% of New Dartmouth's net earnings per share (assuming the exercise of all outstanding warrants and options) from October 1, 1993 through the closing date, subject to certain adjustments. For purposes of calculating the number of shares of Shawmut common stock to be exchanged for each share of New Dartmouth common stock, if the market price of Shawmut common stock prior to closing exceeds $23.14, the exchange ratio will be calculated as if the market price were $23.14. If the market price of Shawmut common stock is less than $17.11, then the exchange ratio will be calculated as if the market price were $17.11, unless Shawmut waives this provision.

BASIS OF PRESENTATION

        The unaudited consolidated financial statements of New Dartmouth Bank presented herein should be read in conjunction with New Dartmouth's Consolidated Financial Statements in the Annual Report for the period ended June 30, 1993. The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        The consolidated financial statements include the accounts of New Dartmouth and its wholly-owned subsidiaries, collectively referred to as "New Dartmouth". All material intercompany balances and transactions have been eliminated. The unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present fairly the financial position at September 30, 1993 and the results of operations for the three month periods ended September 30, 1993 and September 30, 1992. Interim results are not necessarily indicative of results to be expected for the entire year.

EARNINGS PER SHARE

        Primary earnings per share is determined on the basis of the weighted average number of shares outstanding after giving effect to dilutive stock options and warrants.

        Fully diluted earnings per share reflects the dilutive effect of conversion of each share of preferred stock into 1.25 shares of common stock.

CONTINGENCIES

        New Dartmouth and its subsidiaries are involved in a number of legal proceedings arising out of and incidental to, their respective businesses. Management of New Dartmouth, based on its review with its legal counsel of the merits of each of these proceedings, does not anticipate that any loses that may be incurred as a result of these proceedings would materially affect New Dartmouth's consolidated financial position.

STOCKHOLDERS' EQUITY

        On August 27, 1993, New Dartmouth redeemed 40,000 shares of Preferred Stock for $4.1 million, reflecting a redemption price of $102.42 per share. Under the terms of the Merger Agreement, New Dartmouth will redeem the remaining 170,073 shares of Preferred Stock outstanding prior to consummation of the Merger.

                                                                         ANNEX H


               NEW HAMPSHIRE REVISED STATUTES ANNOTATED ("RSA")

                              Sections RSA 388:13

                                      and

                                RSA 293-A:13.01

                                    through

                                RSA 293-A:13.31

                            DISSENTING STOCKHOLDERS

388:13   DISSENTING STOCKHOLDERS

   I. Any stockholder of a bank shall have the right to dissent from, and to obtain payment for his shares in the event of any merger, consolidation, or other union of banks under the provisions of this chapter. Such right shall be the same as the right provided for in RSA 293-A:13.01 through RSA 293-A:13.31 with respect to mergers and consolidations of business corporations and shall be subject to the same limitations. Any stockholder of a bank electing to assert the right provided for by this section shall do so in accordance with the provisions of RSA 293-A:13.01 through RSA 293-A:13.31, which provisions shall be binding upon the stockholder and upon the bank and shall in all respects govern the perfection and enforcing of the right provided for by this section.

   II. If a proposed merger, consolidation, or other union of banks under the provisions of this chapter is submitted to a vote at a meeting of stockholders, the notice of meeting shall notify all stockholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section and of RSA 293-A:13.01 through RSA 293-A:13.31 and shall be accompanied by a copy of this section and RSA 293-A:13.01 through RSA 293-A:13.31.

   III. For purposes of this section, the term "stockholder" shall include the holder of a special deposit in a guaranty savings bank.

                              DISSENTERS' RIGHTS

              A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

293-A:13.01 DEFINITIONS.  In this subdivision:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A: 13.02 and who exercises that right when and in the manner required by RSA 293-A: 13.20 through 293-A: 13.28.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

293-A:13.02 RIGHT TO DISSENT.

   (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

            (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissents shares because it:

            (i)  Alters or abolishes a preferential right of the shares.

            (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

            (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

            (iv) Excludes or omits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

            (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

               B.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

293-A:13.20 NOTICE OF DISSENTERS' RIGHTS.

   (a) If proposed corporate action creating dissenters' rights under RSA 293-A: 13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

   (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.

   (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2)  Shall not vote his shares in favor of the proposed action.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22 DISSENTERS' NOTICE.

   (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

   (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

        (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the acquired beneficial ownership of the shares before that date.

        (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

        (5)  Be accompanied by a copy of this subdivision.

293-A:13.23 DUTY TO DEMAND PAYMENT.

   (a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters notice pursuant to RSA 293-A:13.22 (b)(3), and deposit his certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24 SHARE RESTRICTIONS.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

293-A:13.25 PAYMENT.

   (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

   (b)  The payment shall be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3)  An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

        (5)  A copy of this subdivision.

293-A:13.26 FAILURE TO TAKE ACTION.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27 AFTER-ACQUIRED SHARES.

   (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293 A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

                       C.  JUDICIAL APPRAISAL OF SHARES

293-A:13.30 COURT ACTION.

   (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e)  Each dissenter made a party to the proceeding is entitled to judgment:

        (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

        (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31 COURT COSTS AND COUNSEL FEES.

   (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A: 13.28.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A: 13.28.

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Sections 14--24 of SNC's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the Delaware General Corporation Law.

  Article Fifth of SNC's Restated Certificate of Incorporation provides that no director of SNC shall be personally liable to SNC or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to SNC or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

  The directors and officers of SNC and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under liability insurance policies carried by SNC. In addition, SNC has entered into indemnification agreements with the directors of SNC which provide that SNC will honor its obligations pursuant to its By-laws within 30 days of written demand and will, under certain circumstances, provide security for its obligations to indemnify. Section 8(k) of the Federal Deposit Insurance Act prohibits or limits certain types of indemnification payments to directors and officers as well as other employees and individuals who are "institution-affiliated parties".

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     2(a) --Agreement and Plan of Merger, dated as of March 23, 1993, as amended by Amendment No. 1 dated as of July 21, 1993 and by Amendment No. 2 dated as of December 20, 1993, by and between Shawmut National
            Corporation and New Dartmouth Bank, is included as Annex A to the
            Proxy Statement/Prospectus which is part of this Registration
            Statement.
     3(a) --Restated Certificate of Incorporation, previously filed and incor-
            porated by reference to Shawmut National Corporation's Registration
            Statement on Form S-4 (file no. 33-17765) filed October 7, 1987.
     3(b) --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on Form S-4
            (file no. 33-17765) filed October 7, 1987.
     3(c) --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Quarterly Report on Form 10-Q
            filed November 12, 1993.
     4(a) --Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement
            on Form 8-A (file no. 1-10102) filed March 7, 1989.
     4(b) --Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's
            Registration Statement on Form S-4 (file no. 33-17765) filed October
            7, 1987.
     4(c) --Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's
            Current Report on Form 8-K dated October 27, 1992.
     4(d) --Certificate of Correction of Certificate of Designation of 9.30%
            Cumulative Preferred Stock, previously filed and incorporated by reference to Exhibit No. 4 to Shawmut National Corporation's
            Quarterly Report on Form 10-Q for the period ended September 30,
            1992.
     4(e) --Amended Certificate of Designation of the 9.30% Cumulative Preferred
            Stock, previously filed and incorporated by reference to Shawmut
            National Corporation's Annual Report on Form 10-K for the year ended
            December 31, 1992.
     5    --Opinion of Skadden, Arps, Slate, Meagher & Flom.
     8    --Opinion of Price Waterhouse, Boston, Massachusetts.
    10(a) --Stock Option Agreement, dated as of March 23, 1993, by and between
            New Dartmouth Bank and Shawmut National Corporation, is included as
            Annex B to the Proxy Statement/Prospectus which is part of this
            Registration Statement.
    10(b) --Voting Agreement, dated as of March 23, 1993, as amended as of
            December 20, 1993, by and among Shawmut National Corporation and certain stockholders of New Dartmouth, is included as Annex D to the
            Proxy Statement/Prospectus which is part of this Registration
            Statement.
    23(a) --Consent of Price Waterhouse, Hartford, Connecticut.
    23(b) --Consent of Price Waterhouse, Boston, Massachusetts.
    23(c) --Consent of Ernst & Young, Worcester, Massachusetts.
    23(d) --Consent of Ernst & Young, Hartford, Connecticut.
    23(e) --Consent of Goldman, Sachs & Co.*
    23(f) --Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
            5).
    23(g) --Consent of Price Waterhouse, Boston, Massachusetts (included in
            Exhibit 8).
    24    --Powers of Attorney (see the signature page to this Form S-4
            Registration Statement).
    99    --Opinion of Goldman, Sachs & Co. is included as Annex C to the Proxy
            Statement/Prospectus which is part of this Registration Statement.

- --------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) which is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HARTFORD, STATE OF CONNECTICUT, ON JANUARY 18, 1994.

                                         Shawmut National Corporation

                                         By  /s/ Joel B. Alvord
                                           ------------------------------------
                                                      JOEL B. ALVORD
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1993, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 18, 1994.

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF SHAWMUT NATIONAL CORPORATION, HEREBY SEVERALLY AND INDIVIDUALLY CONSTITUTE AND APPOINT JOEL B. ALVORD, GUNNAR
S. OVERSTROM, JR., RAYMOND A. GUENTER AND EACH OF THEM, THE TRUE AND LAWFUL ATTORNEYS AND AGENTS (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION IN EACH CASE) OF EACH OF US TO EXECUTE IN THE NAME, PLACE AND STEAD OF EACH OF US (INDIVIDUALLY AND IN ANY CAPACITY STATED BELOW) ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-4 AND ALL INSTRUMENTS NECESSARY OR ADVISABLE IN CONNECTION THEREWITH AND TO FILE THE SAME WITH THE SECURITIES AND EXCHANGE COMMISSION, EACH OF SAID ATTORNEYS AND AGENTS TO HAVE POWER TO ACT WITH OR WITHOUT THE OTHER AND TO HAVE FULL POWER AND AUTHORITY TO DO AND PERFORM IN THE NAME AND ON BEHALF OF EACH OF THE UNDERSIGNED EVERY ACT WHATSOEVER NECESSARY OR ADVISABLE TO BE DONE IN THE PREMISES AS FULLY AND TO ALL INTENTS AND PURPOSES AS ANY OF THE UNDERSIGNED MIGHT OR COULD DO IN PERSON, AND WE HEREBY RATIFY AND CONFIRM OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS AND AGENTS AND EACH OF THEM TO ANY AND ALL SUCH AMENDMENTS AND INSTRUMENTS.

             SIGNATURES                        TITLE
             ----------                        -----

         /s/ Joel B. Alvord           Chairman, Chief
- ------------------------------------   Executive Officer, and
          (JOEL B. ALVORD)             Director (Principal
                                       Executive Officer)

     /s/ Gunnar S. Overstrom, Jr.     President, Chief
- ------------------------------------   Operating Officer and
     (GUNNAR S. OVERSTROM, JR.)        Director

          /s/ Bharat Bhatt            Chief Financial Officer
- ------------------------------------   (Principal Financial
           (BHARAT BHATT)              Officer and Principal
                                       Accounting Officer)

      /s/ Stillman B. Brown           Director
- ------------------------------------
        (STILLMAN B. BROWN)

        /s/ John T. Collins           Director
- ------------------------------------
         (JOHN T. COLLINS)

  /s/ Ferdinand Colloredo-Mansfeld    Director
- ------------------------------------
   (FERDINAND COLLOREDO-MANSFELD)

                                      Director
- ------------------------------------
          (BERNARD M. FOX)

                                      Director
- ------------------------------------
        (HERBERT W. JARVIS)

      /s/ Robert J. Matura            Director
- ------------------------------------
         (ROBERT J. MATURA)

                                      Director
- ------------------------------------
          (MAURICE SEGALL)

         /s/ Lois D. Rice             Director
- ------------------------------------
           (LOIS D. RICE)

                                      Director
- ------------------------------------
        (PAUL R. TREGURTHA)

          /s/ Wilson Wilde            Director
- ------------------------------------
           (WILSON WILDE)

                                 EXHIBIT INDEX

EXHIBITS                                                                    PAGE
- --------                                                                    ----
    2(a) --Agreement and Plan of Merger, dated as of March 23, 1993, as amended by Amendment No. 1 dated as of July 21, 1993 and by
           Amendment No. 2 dated as of December 20, 1993, by and between
           Shawmut National Corporation and New Dartmouth Bank, is includ-
           ed as Annex A to the Proxy Statement/Prospectus which is part of this Registration Statement.
    3(a) --Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's
           Registration Statement on Form S-4 (file no. 33-17765) filed
           October 7, 1987.
    3(b) --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Registration
           Statement on Form S-4 (file no. 33-17765) filed October 7,
           1987.
    3(c) --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Quarterly Report on Form 10-Q filed November 13, 1993.
    4(a) --Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut National Corporation's Registration State-
           ment on Form 8-A (file no. 1-10102) filed March 7, 1989.
    4(b) --Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National
           Corporation's Registration Statement on Form S-4 (file no. 33-
           17765) filed October 7, 1987.
    4(c) --Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National
           Corporation's Current Report on Form 8-K dated October 27,
           1992.
    4(d) --Certificate of Correction of Certificate of Designation of
           9.30% Cumulative Preferred Stock, previously filed and incor-
           porated by reference to Exhibit No. 4 to Shawmut National
           Corporation's Quarterly Report on Form 10-Q for the period ended
           September 30, 1992.
    4(e) --Amended Certificate of Designation of the 9.30% Cumulative
           Preferred Stock, previously filed and incorporated by
           reference to Shawmut National Corporation's Annual Report on Form
           10-K for the year ended December 31, 1992.
    5    --Opinion of Skadden, Arps, Slate, Meagher & Flom.
    8    --Opinion of Price Waterhouse, Boston, Massachusetts.
   10(a) --Stock Option Agreement, dated as of March 23, 1993, by and between New Dartmouth Bank and Shawmut National Corporation, is included as Annex E to the Proxy Statement/Prospectus which is part of this Registration Statement.
   10(b) --Voting Agreement, dated as of March 23, 1993, as amended as of
           December 20, 1993, by and among Shawmut National Corporation and certain stockholders of New Dartmouth, is included as
           Annex D to the Proxy Statement/Prospectus which is part of this
           Registration Statement.
   23(a) --Consent of Price Waterhouse, Hartford, Connecticut.
   23(b) --Consent of Price Waterhouse, Boston, Massachusetts.
   23(c) --Consent of Ernst & Young, Worcester, Massachusetts.
   23(d) --Consent of Ernst & Young, Hartford, Connecticut.
   23(e) --Consent of Goldman, Sachs & Co.*
   23(f) --Consent of Skadden, Arps, Slate, Meagher & Flom (included in
           Exhibit 5).
   23(g) --Consent of Price Waterhouse, Boston, Massachusetts (included in Exhibit 8).
   24    --Powers of Attorney (see the signature page to this Form S-4
           Registration Statement).
   99    --Opinion of Goldman, Sachs & Co. is included as Annex C to the Proxy
           Statement/Prospectus which is part of this Registration Statement.

- --------

* To be filed by amendment.